    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1998

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        CABLEVISION SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             4841                            11-2776686
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 803-2300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                                ROBERT S. LEMLE

            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 803-2300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   copies to:

       DUNCAN C. MCCURRACH                    A. DALE MAYO                    JANICE C. HARTMAN
       SULLIVAN & CROMWELL            CLEARVIEW CINEMA GROUP, INC.        KIRKPATRICK & LOCKHART LLP
         125 BROAD STREET                    97 MAIN STREET                  1500 OLIVER BUILDING
     NEW YORK, NEW YORK 10004          CHATHAM, NEW JERSEY 07928        PITTSBURGH, PENNSYLVANIA 15222

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and after all other conditions to the transactions contemplated by the Merger Agreement have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED             SHARE                PRICE           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per
  share....................................     1,003,237(1)             N.A.          $30,127,722.30(2)        $8,376(3)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum amount of Class A Common Stock, par value $.01 per share ("Cablevision Class A Common Stock"), of Cablevision Systems Corporation ("Cablevision") issuable upon the consummation of the merger (the "Merger") between CCG Holdings, Inc., a wholly-owned subsidiary of Cablevision ("Merger Sub"), and Clearview Cinema Group, Inc. ("Clearview") pursuant to the Merger Agreement described herein. Upon the terms and subject to the conditions of the Merger Agreement, including certain allocation limitations and proration procedures, at the effective time of the Merger, each share of Common Stock, par value $.01 per share ("Shares"), Class A Convertible Preferred Stock, par value $.01 per share ("Class A Preferred Shares", and Class C Convertible Preferred Stock, par value $.01 per share ("Class C Preferred Shares" and, collectively with the Shares and the Class A Preferred Shares, the "Clearview Securities") will be converted into, and become exchangeable for, at the option of the holder thereof, the applicable Security Cash Consideration or the applicable Security Stock Consideration (each as defined herein); provided, however, that if the Average Cablevision Stock Price is less than the Floor Price (each as defined herein), the Clearview Securities will be converted into, and only be exchangeable for, the applicable Security Cash Consideration.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the sum of (i) the market value of the Shares to be canceled in exchange for shares of Cablevision Class A Common Stock in the Merger, based upon $22.28, the average of the high and low sales price of the Shares on the American Stock Exchange composite transactions system on October 21, 1998, and (ii) the book value as of September 30, 1998 of the Class A Preferred Shares and the Class C Preferred Shares to be canceled in exchange for Shares of Cablevision Class A Common Stock in the Merger for which there is no market.

(3) Computed in accordance with Rule 457(f) under the Securities Act to be $8,376, which is .000278 multiplied by the proposed maximum aggregate offering price of $30,127,722.30. In accordance with such Rule 457, the fee of $15,162 paid by Clearview pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, upon the filing of Clearview's preliminary proxy materials on September 30, 1998 has been credited against the registration fee payable in connection with this filing. As a consequence, no additional registration fee is payable.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CLEARVIEW CINEMA GROUP, INC.
                                 97 MAIN STREET
                           CHATHAM, NEW JERSEY 07928
                                 (973) 377-4646

                                                                October 28, 1998

Dear Clearview Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of Clearview Cinema Group, Inc. ("Clearview") to be held on Tuesday, December 1, 1998 at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020, commencing at 10:00 a.m., local time.

     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of August 12, 1998 (the "Merger Agreement"), providing for the merger (the "Merger") of Clearview and a wholly-owned subsidiary of Cablevision Systems Corporation ("Cablevision"). Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) each outstanding share of Common Stock, par value $.01 per share, of Clearview ("Shares") will be converted into the right to receive, at the option of the holder thereof, (A) $24.25 per share in cash or (B) that number of shares of Class A Common Stock, par value $.01 per share, of Cablevision ("Cablevision Class A Common Stock") equal to the amount derived by dividing $24.25 by the average (the "Average Cablevision Share Price") of the average daily per share high and low sales prices, regular way, of Cablevision Class A Common Stock as reported on the American Stock Exchange, Inc. composite transactions reporting system on each of the ten trading days ending on and including the third trading day prior to the closing of the Merger (the "Share Conversion Number"); (ii) each outstanding share of Class A Convertible Preferred Stock, par value $.01 per share, of Clearview (the "Class A Preferred Shares") will be converted into the right to receive, at the option of the holder thereof, (A) an amount in cash derived by multiplying the number of Shares issuable upon conversion of a Class A Preferred Share immediately prior to the Effective Time (the "Class A Conversion Number") by $24.25 or (B) that number of shares of Cablevision Class A Common Stock derived by multiplying the Class A Conversion Number and the Share Conversion Number; and (iii) each outstanding share of Class C Convertible Preferred Stock, par value $.01 per share, of Clearview (the "Class C Preferred Shares") will be converted into the right to receive, at the option of the holder thereof, (A) an amount in cash derived by multiplying the number of Shares issuable upon conversion of a Class C Preferred Share based on an exchange ratio of 51 Shares per Class C Preferred Share (the "Class C Conversion Number") by $24.25 and adding to such amount the accrued but unpaid dividends on Class C Preferred Shares through the Effective Time or (B) that number of shares of Cablevision Class A Common Stock equal to the amount derived by multiplying the Class C Conversion Number and the Share Conversion Number and adding to such number the number of shares of Cablevision Class A Common Stock derived by dividing the amount of accrued but unpaid dividends on a Class C Preferred Share through the Effective Time by the Average Cablevision Share Price; provided, however, that if the Average Cablevision Share Price is less than the Floor Price (as defined in the Merger Agreement) (currently $36.00 reflecting an adjustment in accordance with the terms of the Merger Agreement for Cablevision's two-for-one stock split on August 21, 1998), then at the Effective Time, the outstanding Shares, Class A Preferred Shares and Class C Preferred Shares will be converted into the right to receive the applicable cash consideration and no holder of Shares, Class A Preferred Shares or Class C Preferred Shares will have the right to elect to receive consideration consisting of shares of Cablevision Class A Common Stock.

     The Board of Directors of Clearview considered and unanimously adopted the Merger Agreement. The Board of Directors of Clearview has unanimously determined that the Merger is advisable for, fair to and in the best interests of Clearview and its stockholders and recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. Credit Suisse First Boston Corporation, Clearview's financial advisor, has delivered a written opinion, dated August 12, 1998, to the Board of Directors of Clearview to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received in the Merger by the holders of Shares was fair, from a financial point of view, to such holders. The accompanying Proxy Statement/Prospectus more fully describes the proposal to be considered at the Special Meeting. You are urged to give it your careful attention.

     Approval of the proposal to approve and adopt the Merger Agreement by Clearview stockholders will require the affirmative vote of a majority of the votes entitled to be cast by the record holders of outstanding Shares and Class A Preferred Shares as of October 16, 1998, the Record Date for the Special Meeting, voting together as a single class.

     In connection with the Merger Agreement, certain stockholders of Clearview that beneficially own Shares and Class A Preferred Shares representing approximately 54.7% of the total number of votes entitled to be cast by the record holders of Shares and Class A Preferred Shares at the Special Meeting, entered into an agreement with Cablevision pursuant to which such holders agreed, among other things, to vote such Shares and Class A Preferred Shares FOR approval and adoption of the Merger Agreement and to deliver to Cablevision at its request an irrevocable proxy to that effect; ACCORDINGLY, APPROVAL OF THE MERGER AGREEMENT IS ASSURED, REGARDLESS OF THE VOTES OF ANY OTHER CLEARVIEW STOCKHOLDERS.

     To vote your Shares or Class A Preferred Shares, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed white envelope marked "Proxy." Your proxy may be revoked at any time prior to the vote at the Special Meeting by following the procedures set forth in the accompanying Proxy Statement/Prospectus.

     THE PROPOSED MERGER IS A "CASH ELECTION" MERGER. A FORM OF ELECTION AND LETTER OF TRANSMITTAL ACCOMPANY THE PROXY STATEMENT/PROSPECTUS. IN ORDER TO MAKE A VALID ELECTION TO RECEIVE THE APPLICABLE CASH AND/OR STOCK CONSIDERATION DESCRIBED ABOVE, YOU MUST SUBMIT A PROPERLY COMPLETED AND EXECUTED FORM OF ELECTION AND LETTER OF TRANSMITTAL BY THE DEADLINE (THE "ELECTION DEADLINE") DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     BECAUSE OF CERTAIN LIMITATIONS ON THE AMOUNT OF CASH CONSIDERATION AND STOCK CONSIDERATION TO BE ISSUED IN THE MERGER, THERE CAN BE NO ASSURANCE THAT HOLDERS OF SHARES, CLASS A PREFERRED SHARES OR CLASS C PREFERRED SHARES WILL RECEIVE THE FORM OF CONSIDERATION THAT SUCH HOLDER ELECTS. IF THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION OF EITHER THE STOCK CONSIDERATION OR THE CASH CONSIDERATION, THE PROCEDURES FOR ALLOCATING CASH AND SHARES OF CABLEVISION CLASS A COMMON STOCK SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS WILL BE FOLLOWED BY THE EXCHANGE AGENT.

     PLEASE DO NOT SEND ANY SHARE CERTIFICATES REPRESENTING SHARES, CLASS A PREFERRED SHARES OR CLASS C PREFERRED SHARES WITH YOUR PROXY CARD. YOUR SHARE CERTIFICATES REPRESENTING SHARES, CLASS A PREFERRED SHARES AND CLASS C PREFERRED SHARES SHOULD BE SENT ALONG WITH A PROPERLY EXECUTED AND COMPLETED FORM OF ELECTION AND LETTER OF TRANSMITTAL IN THE ENCLOSED BROWN ENVELOPE MARKED "FORM OF ELECTION AND LETTER OF TRANSMITTAL" SUFFICIENTLY IN ADVANCE OF THE ELECTION DEADLINE SO THAT THEY ARE RECEIVED BY THE EXCHANGE AGENT PRIOR THERETO.

                                          Sincerely,

                                  [Mayo signature]
                                          A. Dale Mayo
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                          CLEARVIEW CINEMA GROUP, INC.
                                 97 MAIN STREET
                           CHATHAM, NEW JERSEY 07928

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 1, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Clearview Cinema Group, Inc. ("Clearview") will be held on Tuesday, December 1, 1998, at 10:00 a.m., local time at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020, for the following purposes, as more fully described in the accompanying Proxy Statement/ Prospectus.

     1. To approve and adopt an Agreement and Plan of Merger, dated as of August 12, 1998, among Cablevision Systems Corporation ("Cablevision"), CCG Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Cablevision ("Merger Sub"), and Clearview (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), providing for the merger (the "Merger") of Clearview with and into Merger Sub, with Merger Sub being the surviving corporation in the Merger; provided, however, that if the Average Cablevision Share Price (as defined herein) is less than the Floor Price (as defined in the Merger Agreement) (currently $36.00 reflecting an adjustment in accordance with the terms of the Merger Agreement for Cablevision's two-for-one stock split on August 21, 1998), at Cablevision's sole option and discretion, at the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Clearview, with Clearview being the surviving corporation. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:

          (i) each share of common stock, par value $.01 per share, of Clearview ("Shares"), issued and outstanding at the Effective Time (other than (A) Shares owned by Cablevision, Merger Sub or any other direct or indirect subsidiary of Cablevision (collectively, the "Cablevision Companies") or by Clearview or any direct or indirect subsidiary of Clearview (collectively, the "Clearview Entities") and in each case not held on behalf of third parties and (B) Shares that are held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, as amended (the "DGCL")), will be converted into, and become exchangeable for, at the option of the holder thereof (the "Share Merger Consideration"), (A) $24.25 in cash (the "Share Cash Consideration") or (B) that number of shares of Class A Common Stock, par value $.01 per share, of Cablevision ("Cablevision Class A Common Stock") (the "Share Stock Consideration") equal to the amount (rounded to four decimal places) (the "Share Conversion Number") derived by dividing $24.25 by the average (rounded to four decimal places) of the average daily per share high and low sales prices, regular way (the "Average Cablevision Share Price") of Cablevision Class A Common Stock as reported on the American Stock Exchange, Inc. composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source) on each of the ten trading days (the "Averaging Period") ending on and including the third trading day prior to the closing date of the Merger; provided, however, that if the Average Cablevision Share Price is less than the Floor Price, the Share Merger Consideration will be the Share Cash Consideration and no holder of Shares will have the option or right to elect to receive (and Cablevision will have no obligation to issue) Share Stock Consideration;

          (ii) each share of Class A Convertible Preferred Stock, par value $.01 per share, of Clearview ("Class A Preferred Shares") issued and outstanding at the Effective Time (other than (A) Class A Preferred Shares owned by the Cablevision Companies or by the Clearview Entities and in each case not held on behalf of third parties and (B) Class A Preferred Shares that are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) will be converted into, and become exchangeable for, at the option of the holder thereof (the "Class A Preferred Share Merger Consideration") (A) the amount in cash (the "Class A Preferred Share Cash Consideration"), derived by multiplying (x) the number of Shares issuable upon conversion of a Class A Preferred Share immediately prior to the

(continued from previous page)

     Effective Time (the "Class A Conversion Number") by (y) the Share Cash Consideration or (B) the number of shares of Cablevision Class A Common Stock (the "Class A Preferred Share Stock Consideration") equal to the amount (rounded to four decimal places) derived by multiplying the Class A Conversion Number and the Share Conversion Number; provided, however, that if the Average Cablevision Share Price is less than the Floor Price, the Class A Preferred Share Merger Consideration will be the Class A Preferred Share Cash Consideration and no holder of Class A Preferred Shares will have the right or option to elect to receive (and Cablevision will have no obligation to issue) Class A Preferred Share Stock Consideration; and

          (iii) each share of the Class C Convertible Preferred Stock, par value $.01 per share, of Clearview (the "Class C Preferred Shares") issued and outstanding at the Effective Time (other than (A) Class C Preferred Shares owned by the Cablevision Companies or by the Clearview Entities and in each case not held on behalf of third parties and (B) Class C Preferred Shares that are held by stockholders exercising appraisal rights pursuant to
     Section 262 of the DGCL) will be converted into, and become exchangeable for, at the option of the holder thereof (the "Class C Preferred Share Merger Consideration") (A) the amount in cash (the "Class C Preferred Share Cash Consideration") derived by multiplying (x) the number of Shares issuable upon conversion of a Class C Preferred Share based on an exchange ratio of 51 Shares per Class C Preferred Share (the "Class C Conversion Number") by (y) the Share Cash Consideration and adding to such amount the accrued but unpaid dividends on a Class C Preferred Share through the Effective Time or (B) the number of shares of Cablevision Class A Common Stock (the "Class C Preferred Share Stock Consideration") equal to the amount (rounded to four decimal places) derived by multiplying the Class C Conversion Number and the Share Conversion Number, and adding to such number the number of shares of Cablevision Class A Common Stock derived by dividing the amount of accrued but unpaid dividends on a Class C Preferred Share through the Effective Time by the Average Cablevision Share Price; provided, however, that if the Average Cablevision Share Price is less than the Floor Price, the Class C Preferred Share Merger Consideration will be the Class C Preferred Share Cash Consideration and no holder of Class C Preferred Shares will have the right or option to elect to receive (and Cablevision will have no obligation to issue) Class C Preferred Share Stock Consideration.

     The Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus and is incorporated herein by reference. Except as otherwise noted herein or the context requires, all Cablevision share and per share amounts in the accompanying Proxy Statement/Prospectus have been adjusted for Cablevision's two-for-one stock splits effected as special stock distributions on March 30, 1998 and August 21, 1998.

     2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors of Clearview has fixed the close of business on October 16, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Special Meeting will be open to the examination of any stockholder during ordinary business hours for a period of at least ten days prior to the Special Meeting at the executive offices of Clearview, 97 Main Street, Chatham, New Jersey 07928.

     You are cordially invited to attend the Special Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying white envelope marked "Proxy." If you should decide to attend the Special Meeting and vote your shares in person, you may revoke your proxy at any time prior to the vote by following the procedures set forth in the accompanying Proxy Statement/Prospectus.

(continued from previous page)

     TO VOTE YOUR SHARES OR CLASS A PREFERRED SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED WHITE ENVELOPE MARKED "PROXY." PLEASE DO NOT SEND CERTIFICATES REPRESENTING YOUR SHARES, CLASS A PREFERRED SHARES OR CLASS C PREFERRED SHARES WITH YOUR PROXY CARD. IN ORDER TO MAKE A VALID ELECTION TO RECEIVE THE APPLICABLE CASH AND/OR STOCK CONSIDERATION DESCRIBED ABOVE, YOU MUST SUBMIT A PROPERLY COMPLETED AND EXECUTED FORM OF ELECTION AND LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. YOUR CERTIFICATES REPRESENTING SHARES , CLASS A PREFERRED SHARES OR CLASS C PREFERRED SHARES SHOULD BE SENT ALONG WITH THE FORM OF ELECTION AND LETTER OF TRANSMITTAL IN THE BROWN ENVELOPE MARKED "FORM OF ELECTION AND LETTER OF TRANSMITTAL" SUFFICIENTLY IN ADVANCE OF THE ELECTION DEADLINE SO THEY ARE RECEIVED BY THE EXCHANGE AGENT PRIOR THERETO.

                                          By Order of the Board of Directors,

                                  /s/ Robert D. Lister
                                          Robert D. Lister
                                          Secretary

October 28, 1998

      CLEARVIEW CINEMA            CABLEVISION SYSTEMS
        GROUP, INC.                   CORPORATION
      PROXY STATEMENT                  PROSPECTUS

                            ------------------------
     This Proxy Statement/Prospectus is being furnished to the stockholders of Clearview Cinema Group, Inc., a Delaware corporation ("Clearview"), in connection with the solicitation of proxies by the Board of Directors of Clearview (the "Clearview Board") from holders of outstanding shares of common stock, par value $.01 per share, of Clearview (the "Shares" or "Clearview Common Stock") and holders of Class A Convertible Preferred Stock, par value $.01 per share, of Clearview (the "Class A Preferred Shares" and, together with the Shares, the "Voting Shares"), for use at a special meeting of stockholders of Clearview to be held on December 1, 1998 at 10:00 a.m., local time, at the offices of Kirkpatrick & Lockhart LLP ("Kirkpatrick & Lockhart"), 1251 Avenue of the Americas, 45th Floor, New York, New York 10020 (including any adjournments or postponements thereof, the "Special Meeting").

     At the Special Meeting, holders of Shares and Class A Preferred Shares will be asked to consider and vote together as a single class upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 12, 1998, among Cablevision Systems Corporation ("Cablevision"), CCG Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Cablevision ("Merger Sub"), and Clearview (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"). The Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. The Merger Agreement provides for the merger (the "Merger") of Clearview with and into Merger Sub, with Merger Sub being the surviving corporation in the Merger; provided, however, that if the Average Cablevision Share Price (as defined herein) is less than the Floor Price (as defined in the Merger Agreement) (currently $36.00 reflecting an adjustment in accordance with the terms of the Merger Agreement for Cablevision's two-for-one stock split effected as a special stock distribution on August 21, 1998), at Cablevision's sole option and discretion, at the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Clearview, with Clearview being the surviving corporation. The corporation that survives the merger (Merger Sub or Clearview, as the case may be) is referred to herein as the "Surviving Corporation". See "THE MERGER -- General."

     The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:

     (i) each Share issued and outstanding at the Effective Time (other than (A) Shares owned by Cablevision, Merger Sub or any other direct or indirect subsidiary of Cablevision (collectively, the "Cablevision Companies") or by Clearview or any direct or indirect subsidiary of Clearview (collectively, the "Clearview Entities") and in each case not held on behalf of third parties and
(B) Shares ("Dissenting Shares") that are held by stockholders ("Dissenting Common Stockholders") exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law, as amended (the "DGCL") (collectively, "Excluded Shares")) will be converted into, and become exchangeable for, at the option of the holder thereof
                                                        (continued on next page)

     HOLDERS OF CLEARVIEW SECURITIES ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 19.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
        The date of this Proxy Statement/Prospectus is October 27, 1998.

(continued from previous page)

(the "Share Merger Consideration"), (A) $24.25 in cash (the "Share Cash Consideration") or (B) that number of shares of Class A Common Stock, par value $.01 per share, of Cablevision ("Cablevision Class A Common Stock") (the "Share Stock Consideration") equal to the amount (rounded to four decimal places)(the "Share Conversion Number") derived by dividing $24.25 by the average (rounded to four decimal places) of the average daily per share high and low sales prices, regular way (the "Average Cablevision Share Price") of Cablevision Class A Common Stock as reported on the American Stock Exchange, Inc. (the "ASE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source) on each of the ten trading days (the "Averaging Period") ending on and including the third trading day prior to the closing of the Merger (the "Closing Date"); provided, however, that if the Average Cablevision Share Price is less than the Floor Price, the Share Merger Consideration will be the Share Cash Consideration and no holder of Shares will have the option or right to elect to receive (and Cablevision will have no obligation to issue) Share Stock Consideration;

     (ii) each Class A Preferred Share issued and outstanding at the Effective Time (other than (A) Class A Preferred Shares owned by the Cablevision Companies or by the Clearview Entities and in each case not held on behalf of third parties and (B) Class A Preferred Shares ("Dissenting Class A Preferred Shares") that are held by stockholders ("Dissenting Class A Preferred Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Class A Preferred Shares")) will be converted into, and become exchangeable for, at the option of the holder thereof (the "Class A Preferred Share Merger Consideration"), (A) the amount in cash (the "Class A Preferred Share Cash Consideration") derived by multiplying (x) the number of Shares issuable upon conversion of a Class A Preferred Share immediately prior to the Effective Time (the "Class A Conversion Number") by (y) the Share Cash Consideration or (B) the number of shares of Cablevision Class A Common Stock (the "Class A Preferred Share Stock Consideration") equal to the amount (rounded to four decimal places) derived by multiplying the Class A Conversion Number and the Share Conversion Number; provided, however, that if the Average Cablevision Share Price is less than the Floor Price, the Class A Preferred Share Merger Consideration will be the Class A Preferred Share Cash Consideration and no holder of Class A Preferred Shares will have the right or option to elect to receive (and Cablevision will have no obligation to issue) Class A Preferred Share Stock Consideration; and

     (iii) each share of the Class C Convertible Preferred Stock, par value $.01 per share, of Clearview (the "Class C Preferred Shares" and, together with the Class A Preferred Shares, the "Preferred Shares" and the Preferred Shares together with the Shares, the "Clearview Securities") issued and outstanding at the Effective Time (other than (A) Class C Preferred Shares owned by the Cablevision Companies or by the Clearview Entities and in each case not held on behalf of third parties and (B) Class C Preferred Shares ("Dissenting Class C Preferred Shares" and, together with the Dissenting Shares and the Dissenting Class A Preferred Shares, the "Dissenting Securities") that are held by stockholders ("Dissenting Class C Preferred Stockholders" and, together with the Dissenting Common Stockholders and the Dissenting Class A Preferred Stockholders, the "Dissenting Securityholders") exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Class C Preferred Shares" and, together with the Excluded Shares and the Excluded Class A Preferred Shares, the "Excluded Securities")) will be converted into, and become exchangeable for, at the option of the holder thereof (the "Class C Preferred Share Merger Consideration" and, together with the Share Merger Consideration and the Class A Preferred Share Merger Consideration, the "Merger Consideration") (A) the amount, in cash (the "Class C Preferred Share Cash Consideration" and, together with the Share Cash Consideration and the Class A Preferred Share Cash Consideration, the "Security Cash Consideration") derived by multiplying (x) the number of Shares issuable upon conversion of a Class C Preferred Share based on an exchange ratio of 51 Shares per Class C Preferred Share (the "Class C Conversion Number" and, together with the Conversion Number and the Class A Conversion Number, the "Security Conversion Number") by (y) the Share Cash Consideration and adding to such amount the accrued but unpaid dividends on a Class C Preferred Share through the Effective Time or (B) the number of shares of Cablevision Class A Common Stock (the "Class C Preferred Share Stock Consideration" and,

(continued from previous page)

together with the Share Stock Consideration and the Class A Preferred Share Stock Consideration, the "Security Stock Consideration") equal to the amount (rounded to four decimal places) derived by multiplying the Class C Conversion Number and the Share Conversion Number and adding to such number of shares of Cablevision Class A Common Stock, the number of shares of Cablevision Class A Common Stock derived by dividing the amount of accrued but unpaid dividends on a Class C Preferred Share through the Effective Time by the Average Cablevision Share Price; provided, however, that if the Average Cablevision Share Price is less than the Floor Price, the Class C Preferred Share Merger Consideration will be the Class C Preferred Share Cash Consideration and no holder of Class C Preferred Shares will have the right or option to elect to receive (and Cablevision will have no obligation to issue) Class C Preferred Share Stock Consideration. See "THE MERGER -- Terms of the Merger."

     Cablevision Class A Common Stock is listed on the ASE under the trading symbol "CVC". On October 26, 1998, the last reported sale price of Cablevision Class A Common Stock on the ASE was $48.50.

     Subject to the allocation and proration procedures described below, if the Average Cablevision Share Price is greater than or equal to the Floor Price, each holder of Clearview Securities (other than Excluded Securities) will be entitled to (i) elect to receive the applicable Security Cash Consideration (a "Cash Election") or the applicable Security Stock Consideration (a "Stock Election") or (ii) indicate that such holder has no preference as to the receipt of the applicable Security Stock Consideration or the applicable Security Cash Consideration (a "Non-Election") in which event Cablevision, subject to the conditions described below, may, in its sole and absolute discretion, deem such securities to be, in whole or in part, Clearview Securities in respect of which Stock Elections or Cash Elections have been made.

     The Merger Agreement provides that notwithstanding anything in the Merger Agreement to the contrary, (i) the aggregate number of Share Equivalents (as defined herein) (the "Stock Election Number") represented by the Clearview Securities to be converted into the right to receive the applicable Security Stock Consideration shall be equal, as closely as practicable, to 45% of the sum of (A) the aggregate number of Share Equivalents represented by outstanding Clearview Securities immediately prior to the Effective Time and (B) the aggregate number of Share Equivalents represented by any shares of Class B Nonvoting Cumulative Redeemable Preferred Stock, par value $.01 per share, of Clearview ("Class B Preferred Shares"), all of which have been redeemed prior to the date of this Proxy Statement/Prospectus, and (ii) the aggregate number of Share Equivalents (the "Cash Election Number") represented by the Clearview Securities to be converted into the right to receive the applicable Security Cash Consideration shall equal, as closely as practicable, the number of Share Equivalents represented by the difference between (A) the aggregate number of Share Equivalents represented by outstanding Clearview Securities immediately prior to the Effective Time and (B) the Stock Election Number. For purposes of the Merger Agreement, "Share Equivalents" means (i) with respect to Shares, the number of outstanding Shares, (ii) with respect to Class B Preferred Shares, the amount derived by multiplying (A) the number of outstanding Class B Preferred Shares by (B) the amount derived by dividing the Class B Preferred Share Cash Consideration (equal to the redemption price per Class B Preferred Share that would have been payable by Clearview if Clearview had redeemed the Class B Preferred Shares immediately prior to the Effective Time) by the Share Cash Consideration, and (iii) with respect to the Class A Preferred Shares and the Class C Preferred Shares, the number of Shares into which each such outstanding Preferred Share could be converted immediately prior to the Effective Time. If, as of the Effective Time, the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE) would be less than 45% of the sum of the aggregate value of the Security Cash Consideration and the aggregate value of the Security Stock Consideration, then the Stock Election Number and the Cash Election Number (but not the Security Conversion Numbers) will be adjusted as necessary so that, as of the Effective Time, the aggregate value of the Security Stock Consideration equals, as closely as possible, 45% of the sum of the aggregate value of the Security Cash Consideration and the aggregate value of the Security Stock Consideration; provided, however, that if the Stock Election Number resulting from such adjustment would be greater than the Stock Election Number that would have resulted if the Average Cablevision Share Price had been equal to the Floor Price, then Cablevision, at its sole discretion, will have the option of either

(continued from previous page)

(i) adjusting the Stock Election Number and the Cash Election Number as set forth above or (ii) treating the Average Cablevision Share Price as being less than the Floor Price for all purposes of the Merger Agreement, including the availability of the election to have Clearview be the Surviving Corporation and the concomitant change in the form of the Merger Consideration to all cash.

     If the aggregate number of Share Equivalents represented by Clearview Securities in respect of which Cash Elections have been made exceeds the Cash Election Number, (a) all Clearview Securities in respect of which Stock Elections have been made or are deemed to have been made (the "Stock Election Securities") shall be converted into the right to receive the applicable Securities Stock Consideration, (b) all Clearview Securities in respect of which a Non-Election are made ("Non-Election Securities) shall be deemed Clearview Securities in respect of which Stock Elections have been made and treated as Stock Election Securities and (c) a proration adjustment shall be made in respect of Clearview Securities in respect of which Cash Elections have been made so that an aggregate number of Clearview Securities in respect of which Cash Elections have been made shall be deemed converted into and treated as Stock Election Securities, so that the aggregate number of Share Equivalents represented by Clearview Securities deemed Stock Election Securities pursuant to this clause (c) when added to the Share Equivalents represented by all other Stock Election Securities (including Non-Election Securities deemed to be Stock Election Securities), shall equal as closely as practicable the Stock Election Number and any remaining Clearview Securities in respect of which Cash Elections have been made shall be converted into the right to receive the applicable Security Cash Consideration. If the aggregate number of Share Equivalents represented by Clearview Securities in respect of which Stock Elections have been made exceeds the Stock Election Number, (a) all Clearview Securities in respect of which Cash Elections have been made or are deemed to have been made (the "Cash Election Securities") shall be converted into the right to receive the applicable Securities Cash Consideration, (b) all Non-Election Securities shall be deemed Clearview Securities in respect of which Cash Elections have been made and treated as Cash Election Securities and (c) a proration adjustment shall be made in respect of Clearview Securities in respect of which Stock Elections have been made so that an aggregate number of Clearview Securities in respect of which Stock Elections have been made shall be deemed converted into and treated as Cash Election Securities, so that the aggregate number of Share Equivalents represented by Clearview Securities deemed Cash Election Securities pursuant to this clause (c) when added to the Share Equivalents represented by all other Cash Election Securities (including Non-Election Securities to be deemed Cash Election Securities), shall equal as closely as practicable the Cash Election Number and any remaining Clearview Securities in respect of which Stock Elections have been made shall be converted into the right to receive the applicable Security Stock Consideration. See "THE MERGER -- Terms of the Merger" for a detailed description of the allocation limitations and proration procedures.

     BECAUSE OF CERTAIN LIMITATIONS ON THE AMOUNT OF SECURITY CASH CONSIDERATION AND SECURITY STOCK CONSIDERATION TO BE ISSUED IN THE MERGER, THERE CAN BE NO ASSURANCE THAT HOLDERS OF CLEARVIEW SECURITIES WILL RECEIVE THE FORM OF CONSIDERATION THAT SUCH HOLDER ELECTS. IF THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION OF EITHER THE SECURITY STOCK CONSIDERATION OR THE SECURITY CASH CONSIDERATION, THE PROCEDURES FOR ALLOCATING CASH AND SHARES OF CABLEVISION CLASS A COMMON STOCK SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS WILL BE FOLLOWED BY THE EXCHANGE AGENT. SEE "THE MERGER -- TERMS OF THE MERGER."

     A FORM OF ELECTION AND LETTER OF TRANSMITTAL (THE "FORM OF ELECTION") WITH WHICH HOLDERS OF CLEARVIEW SECURITIES CAN, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND THE FORM OF ELECTION INCLUDING THE ALLOCATION LIMITATIONS AND PRORATION PROCEDURES DESCRIBED ABOVE, ELECT TO RECEIVE THE APPLICABLE SECURITY STOCK CONSIDERATION AND/OR THE APPLICABLE SECURITY CASH CONSIDERATION ACCOMPANIES THIS PROXY STATEMENT/PROSPECTUS. IN ORDER TO ELECT THE APPLICABLE SECURITY STOCK CONSIDERATION AND/OR THE APPLICABLE SECURITY CASH CONSIDERATION, EACH HOLDER OF CLEARVIEW SECURITIES MUST SUBMIT A DULY COMPLETED AND EXECUTED FORM OF ELECTION, ACCOMPANIED BY THE CERTIFICATE(S) REPRESENTING THE CLEARVIEW SECURITIES AS TO WHICH THE ELECTION IS BEING MADE ("CERTIFICATES") TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (THE "EXCHANGE AGENT") BY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY THAT IS TWO TRADING DAYS PRIOR TO THE CLOSING DATE (THE "ELECTION DEADLINE"). THE FORM OF ELECTION

(continued from previous page)

ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS CONTAINS IMPORTANT INFORMATION CONCERNING THE TIMING AND PROCEDURES FOR MAKING AN ELECTION AND SHOULD BE READ CAREFULLY. THE ELECTION DEADLINE WILL BE ANNOUNCED IN A NEWS RELEASE DELIVERED TO THE DOW JONES NEWS SERVICE AS SOON AS PRACTICABLE, BUT IN NO EVENT LESS THAN TEN TRADING DAYS PRIOR TO THE CLOSING DATE. SEE "THE MERGER -- EXCHANGE OF CLEARVIEW CERTIFICATES FOR SHARES OF CABLEVISION CLASS A COMMON STOCK."

     NO FRACTIONAL SHARES OF CABLEVISION CLASS A COMMON STOCK WILL BE ISSUED IN THE MERGER. INSTEAD, THE MERGER AGREEMENT PROVIDES THAT ANY HOLDERS OF CLEARVIEW SECURITIES WHO WOULD HAVE OTHERWISE BEEN ENTITLED TO RECEIVE A FRACTION OF A SHARE OF CABLEVISION CLASS A COMMON STOCK IN THE MERGER WILL BE ENTITLED TO RECEIVE A CASH PAYMENT IN LIEU THEREOF BASED ON THE AVERAGE CABLEVISION SHARE PRICE.

     Approval of the Merger Proposal requires the affirmative vote of a majority of the votes that entitled to be cast by the record holders of Shares and Class A Preferred Shares outstanding as of the Record Date, voting together as a single class (the "Clearview Requisite Vote"). For the purpose of the Merger Proposal, abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present but will be counted as a vote against the Merger Proposal.

     Pursuant to a Stockholders Agreement (the "Stockholders Agreement"), dated as of August 12, 1998, among Cablevision and certain beneficial owners (the "Selling Stockholders") of Shares and Class A Preferred Shares representing approximately 54.7% of the total number of votes entitled to be cast by the holders of Shares and Class A Preferred Shares at the Special Meeting, the Selling Stockholders have agreed, among other things, that they will vote FOR approval and adoption of the Merger Proposal and to deliver to Cablevision at its request an irrevocable proxy to that effect; ACCORDINGLY, APPROVAL OF THE MERGER PROPOSAL IS ASSURED, REGARDLESS OF THE VOTES OF ANY OTHER CLEARVIEW STOCKHOLDERS. No approval by shareholders of Cablevision is required to effect the Merger. See "THE SPECIAL MEETING -- Vote Required."

     In considering the recommendations of the Clearview Board, holders of Clearview Securities should be aware that certain members of management of Clearview and of the Clearview Board have certain interests in the Merger that are in addition to the interests of holders of Clearview Securities generally and may create potential conflicts of interest. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Cablevision has filed a Registration Statement on Form S-4 (including exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Cablevision Class A Common Stock that may be issued upon consummation of the Merger. This Proxy Statement/Prospectus constitutes the Proxy Statement of Clearview relating to the solicitation of proxies for use at the Special Meeting and the Prospectus of Cablevision filed as part of the Registration Statement.

     The information contained or incorporated by reference herein concerning Cablevision and Merger Sub has been furnished by Cablevision, and the information contained herein concerning Clearview has been furnished by Clearview.

     This Proxy Statement/Prospectus and the accompanying proxy are first being provided to holders of Clearview Securities on or about October 28, 1998.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS AND ANALYSES WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). FORWARD-LOOKING STATEMENTS ARE STATEMENTS OTHER THAN HISTORICAL INFORMATION OR STATEMENTS OF CURRENT CONDITION. SOME FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY USE OF TERMS SUCH AS "BELIEVES," "ANTICIPATES," "INTENDS," "ESTIMATES" OR "EXPECTS." THESE FORWARD-LOOKING STATEMENTS RELATE TO, AMONG OTHER MATTERS, THE PLANS AND OBJECTIVES OF CABLEVISION AND CLEARVIEW FOR FUTURE OPERATIONS. IN LIGHT OF THE RISKS AND UNCERTAINTIES INHERENT IN ALL FUTURE PROJECTIONS, THE INCLUSION OF FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS SHOULD NOT BE CONSIDERED A REPRESENTATION BY CABLEVISION, CLEARVIEW OR ANY OTHER PERSON THAT THE PLANS AND OBJECTIVES OF CABLEVISION AND CLEARVIEW WILL BE IMPLEMENTED OR ACHIEVED. NUMEROUS FACTORS COULD CAUSE CABLEVISION'S AND CLEARVIEW'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, INCLUDING THE FOLLOWING: (I) THE LEVEL OF CABLEVISION'S AND CLEARVIEW'S REVENUES, (II) THE DEMAND FOR CABLE AND OTHER SERVICES PROVIDED BY CABLEVISION, ATTENDANCE AT THEATRICAL AND SPORTING EXHIBITIONS, COMPETITION, THE COST OF CABLE PROGRAMMING AND FILMS AND OTHER CONDITIONS IN THE CABLE TELEVISION AND THEATRICAL EXHIBITION INDUSTRIES, (III) THE REGULATORY ENVIRONMENT IN WHICH CABLEVISION AND CLEARVIEW OPERATE, (IV) THE LEVEL OF CABLEVISION'S AND CLEARVIEW'S CAPITAL EXPENDITURES AND GENERAL, ADMINISTRATIVE AND OTHER OPERATING EXPENSES, (V) PENDING AND FUTURE ACQUISITIONS AND DISPOSITIONS OF ASSETS BY CABLEVISION AND THE SURVIVING CORPORATION, (VI) WHETHER ANY PENDING TRANSACTIONS ARE CONSUMMATED ON THE TERMS AND AT THE TIMES SET FORTH (IF AT ALL), (VII) NEW COMPETITORS ENTERING CABLEVISION'S AND CLEARVIEW'S AREAS OF OPERATION AND (VIII) OTHER RISKS AND UNCERTAINTIES INHERENT IN THE CABLE TELEVISION AND THE THEATRICAL EXHIBITION BUSINESSES. SEE "RISK FACTORS." CABLEVISION AND CLEARVIEW UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS THEY MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF CABLEVISION OR CLEARVIEW AFTER THE MERGER IS INCLUDED IN SECURITIES AND EXCHANGE COMMISSION ("SEC") FILINGS INCORPORATED BY REFERENCE HEREIN.

                             AVAILABLE INFORMATION

     Each of Cablevision and Clearview is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Cablevision and Clearview with the SEC can be inspected and copied at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants, including Cablevision and Clearview, that file electronically with the SEC. The address of such site is http://www.sec.gov. The shares of Cablevision Class A Common Stock and the Shares are listed on the ASE. As a consequence, the periodic reports, proxy statements and other information filed with the SEC by Cablevision and Clearview can also be inspected at the offices of the ASE at 86 Trinity Place, New York, New York 10006.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto covering the securities offered hereby which Cablevision has filed with the SEC, certain portions of which have been omitted in accordance with the rules and regulations of the SEC, and to which portions reference is hereby made for further information with respect to Cablevision, Clearview and the securities offered hereby. Statements contained herein concerning any documents filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to or incorporated by reference in the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. ANY SUCH DOCUMENTS RELATING TO CABLEVISION, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO THE CORPORATE SECRETARY OF CABLEVISION'S PRINCIPAL EXECUTIVE OFFICES AT ONE MEDIA CROSSWAYS, WOODBURY, NEW YORK 11797, TELEPHONE NUMBER (516) 803-2300. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF SUCH DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES, ANY REQUEST SHOULD BE MADE BY NOVEMBER 13, 1998.

     The following documents filed with the SEC by Cablevision (File No. 1-9046) are incorporated herein by reference: (a) Cablevision's and CSC Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and Amendment No. 1 thereto on Form 10-K/A (the "Cablevision Form 10-K"); (b) Cablevision's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998 (the "Cablevision Form 10-Qs"); (c) Cablevision's Current Reports on Form 8-K filed on February 5, 1998, March 4, 1998, March 19, 1998 and September 1, 1998, and on Form 8-K/A filed on May 18, 1998 (the "Cablevision Form 8-Ks"); and (d) Cablevision's proxy statement for its 1998 annual meeting of stockholders filed on May 18, 1998.

     All documents filed by Cablevision pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     No person is authorized to give any information or to make any representations not contained in this Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by Cablevision or Clearview. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Cablevision or Clearview since the date of this Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   vi
AVAILABLE INFORMATION.......................................   vi
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........  vii
SUMMARY.....................................................    1
  The Companies.............................................    1
  Cablevision Recent Developments...........................    2
  Risk Factors..............................................    2
  The Special Meeting.......................................    2
  The Merger................................................    3
  Dissenters' Rights of Appraisal...........................   10
  Accounting Treatment......................................   10
  Certain Tax Consequences of the Merger....................   10
  Certain Effects of the Merger on the Rights of Holders of
     Clearview Securities...................................   11
COMPARATIVE STOCK PRICES....................................   12
SELECTED HISTORICAL FINANCIAL DATA..........................   13
UNAUDITED COMPARATIVE PER SHARE DATA........................   18
RISK FACTORS................................................   19
  Substantial Indebtedness and High Degree of Leverage......   19
  Net Losses and Stockholders' Deficiency...................   19
  Intangible Assets.........................................   19
  Possible Noncompletion of Certain Transactions............   19
  Need for Additional Financing.............................   20
  Commitments...............................................   20
  Voting Control by Majority Stockholders; Disparate Voting
     Rights.................................................   20
  Restrictive Covenants.....................................   21
  No Dividends Paid or to be Paid; Fluctuations in the Price
     of Cablevision Class A Common Stock....................   21
  Risks Related to Regulation...............................   21
  Risk of Competition.......................................   21
  Competition from Telephone Companies......................   22
  Risk of Non-exclusive Franchises and Franchise Renewals...   22
  Year 2000.................................................   22
THE SPECIAL MEETING.........................................   23
  General...................................................   23
  Date, Place and Time......................................   23
  Matters to Be Considered at the Special Meeting...........   23
  Record Date...............................................   23
  Vote Required.............................................   23
  Stockholders Agreement....................................   24
  Voting and Revocation of Proxies..........................   25
  Solicitation of Proxies...................................   25
THE COMPANIES...............................................   26
  Cablevision...............................................   26
  Clearview.................................................   27
  Merger Sub................................................   28
CABLEVISION RECENT DEVELOPMENTS.............................   28

                                                              PAGE
                                                              ----
THE MERGER..................................................   29
  General...................................................   29
  Background of the Merger..................................   29
  Reasons for the Merger; Recommendations...................   33
  Opinion of Clearview's Financial Advisor..................   34
  Terms of the Merger.......................................   37
  Closing; Effective Time...................................   39
  Exchange of Clearview Certificates for Shares of
     Cablevision Class A Common Stock.......................   39
  Dissenters' Rights of Appraisal...........................   40
  Representations and Warranties............................   41
  Certain Covenants.........................................   41
  Certain Regulatory Filings and Approvals..................   43
  Stock Exchange Listing and De-listing.....................   44
  Employee Benefits.........................................   44
  Expenses..................................................   44
  Indemnification; Directors' and Officers' Insurance.......   44
  Conditions................................................   45
  Termination...............................................   47
  Certain Termination Expenses..............................   47
  Resale of Cablevision Class A Common Stock................   48
  Interests of Certain Persons in the Merger................   48
DISSENTERS' RIGHTS OF APPRAISAL.............................   51
ACCOUNTING TREATMENT........................................   53
CERTAIN TAX CONSEQUENCES OF THE MERGER......................   54
DESCRIPTION OF CABLEVISION CAPITAL STOCK....................   55
  Cablevision Class A Common Stock and Cablevision Class B
     Common Stock...........................................   55
  Cablevision Preferred Stock...............................   56
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF CABLEVISION
  AND CLEARVIEW.............................................   58
  General...................................................   58
  Size and Classification of the Board of Directors.........   58
  Removal of Directors; Filling Vacancies on the Board of
     Directors..............................................   59
  Meetings of Stockholders..................................   59
  Stockholder Proposals and Stockholder Nominations of
     Directors..............................................   59
  Required Vote for Authorization of Certain Actions........   60
  Amendment of Corporate Charter and Bylaws.................   60
  Conflict-of-Interest Transactions.........................   61
  Dividends and Other Distributions.........................   61
SELECTED HISTORICAL FINANCIAL DATA OF CLEARVIEW.............   62
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   64
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF CLEARVIEW....................   74
  Overview..................................................   74
  Results of Operations.....................................   75
  Liquidity and Capital Resources...........................   79
  Quarterly Results and Seasonality.........................   80
  Effects of Inflation......................................   81
  Year 2000.................................................   81

                                                              PAGE
                                                              ----
DESCRIPTION OF BUSINESS OF CLEARVIEW........................   81
  Recent Acquisitions.......................................   82
  Recent Financing Transactions.............................   83
  Existing Theaters.........................................   84
  Theater Expansion and Development.........................   86
  Film Licensing............................................   87
  Concessions...............................................   89
  Other Sources of Revenue..................................   89
  Industry Overview.........................................   90
  Competition...............................................   91
  Employees.................................................   92
  Regulatory Environment....................................   92
  Clearview Properties......................................   93
  Clearview Legal Proceedings...............................   93
CLEARVIEW MANAGEMENT........................................   94
  Executive Officers........................................   94
  Executive Compensation....................................   95
  Employment Agreement......................................   96
CERTAIN TRANSACTIONS........................................   96
PRINCIPAL STOCKHOLDERS......................................   97
EXPERTS.....................................................   98
VALIDITY OF CABLEVISION CLASS A COMMON STOCK................   98
STOCKHOLDER PROPOSALS.......................................   98
INDEX TO FINANCIAL STATEMENTS...............................  F-1

ANNEX A:  Agreement and Plan of Merger, among Cablevision Systems
          Corporation, CCG Holdings, Inc. and Clearview Cinema Group,
          Inc.
ANNEX B: Stockholders Agreement between certain stockholders of Clearview Cinema Group, Inc. and Cablevision Systems
          Corporation
ANNEX C:  Opinion of Credit Suisse First Boston Corporation
ANNEX D:  Section 262 of the Delaware General Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus, does not purport to be complete and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus, including the Annexes attached hereto and the documents incorporated herein by reference. The information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Cablevision and Merger Sub has been furnished by Cablevision, and the information with respect to Clearview has been furnished by Clearview. Neither Cablevision or Merger Sub, on the one hand, nor Clearview, on the other hand, accepts responsibility for inaccuracies, if any, in the information furnished by the other party for use herein. Holders of Clearview Securities are urged to review this entire Proxy Statement/Prospectus carefully, including such Annexes and such documents.

THE COMPANIES

  Cablevision

     Cablevision owns and operates, through various subsidiaries, cable television systems in 8 states with approximately 3,406,000 subscribers at June 30, 1998. Through Rainbow Media Holdings, Inc. ("Rainbow Media"), a company owned 75% by Cablevision and 25% by NBC Cable Holding, Inc., a subsidiary of National Broadcasting Company, Inc., Cablevision owns interests in and manages numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies. Cablevision, through Cablevision Lightpath, Inc., a wholly-owned subsidiary of Cablevision ("Cablevision Lightpath"), provides switched telephone service. Cablevision also owns Cablevision Electronics Investments, Inc. ("Cablevision Electronics"), doing business as Nobody Beats The Wiz, an electronics retailer operating approximately 40 retail locations in the New York City metropolitan area. See "The Companies -- Cablevision."

     As described in the Cablevision Form 10-K, on March 4, 1998, Cablevision and CSC Holdings, Inc., a Delaware corporation ("CSC Holdings"), completed a reorganization whereby a holding company (now named Cablevision Systems Corporation) was formed and CSC Holdings became a subsidiary of Cablevision. In connection with those reorganization transactions, Cablevision and subsidiaries of Tele-Communications, Inc. completed the "TCI Transactions" described in the Cablevision Form 10-K. Cablevision's historical financial information represents the historical financial information of CSC Holdings. For purposes of the financial data for Cablevision, all share and per share information has been retroactively restated to reflect the shares of Cablevision Class A Common Stock issued to shareholders in the reorganization transactions described above. Except as otherwise indicated or the context otherwise requires, all share and per share information in this Proxy Statement/Prospectus have also been adjusted for the two-for-one stock splits effected as special stock distributions on March 30, 1998 and August 21, 1998.

     The mailing address of Cablevision's principal executive offices is One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 803-2300.

  Clearview

     Clearview is a major regional first run motion picture exhibitor that operates primarily community-based multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area. Clearview offers a broad mix of first run films with a particular focus on films designed to appeal to sophisticated moviegoers and families with younger children residing in these communities. Founded in 1994 with four theaters and eight screens, Clearview has grown through both acquisitions and theater development. As of September 30, 1998, Clearview operated 43 theaters with a total of 203 screens.

     The mailing address of Clearview's principal executive offices is 97 Main Street, Chatham, New Jersey 07928, and its telephone number is (973) 377-4646.

  Merger Sub

     Merger Sub, a wholly-owned subsidiary of Cablevision, was formed solely for the purpose of effecting the Merger and effecting the other transactions contemplated by the Merger Agreement. The mailing address of Merger Sub's principal executive offices is One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 803-2300.

CABLEVISION RECENT DEVELOPMENTS

     On August 21, 1998, Cablevision effected a two-for-one stock split (the "Cablevision August Stock Split") as a special stock distribution of one share of Cablevision Class A Common Stock for each share of Cablevision Class A Common Stock issued and outstanding as of August 10, 1998 and one share of Class B Common Stock, par value $.01 per share, of Cablevision (the "Cablevision Class B Common Stock" and together with the Cablevision Class A Common Stock, the "Cablevision Common Stock") for each share of Cablevision Class B Common Stock issued and outstanding as of August 10, 1998.

     CSC Holdings and Loews Cineplex Entertainment Corporation ("Loews") have entered into an agreement dated August 26, 1998 as amended October 12, 1998 (the "Initial Theaters Agreement") relating to the acquisition (the "Initial Loews Transaction") by CSC Holdings from Loews of Loews' interests in the real property and assets specifically related to or located at 12 movie theaters in New York City and one in northern New Jersey (the "Initial Loews Theaters"). Loews was required to divest the Initial Loews Theaters (other than the New Jersey theater) under the terms of a final judgment (the "DOJ Final Judgment") of the U.S. Department of Justice (the "DOJ") which permitted the merger of Loews Theaters Exhibition Group and Cineplex Odeon Corporation ("Cineplex") earlier in 1998. Under the Initial Theaters Agreement, CSC Holdings will pay Loews $85.0 million in cash for the Initial Loews Theaters. In addition, CSC Holdings has entered into a second agreement with Loews pursuant to which CSC Holdings has the right, subject to satisfactory completion of its due diligence investigation, to purchase up to an additional 10 movie theaters (the "Additional Loews Theaters") in the greater New York metropolitan area for approximately $6.7 million in cash (the "Additional Loews Theaters Transaction"). In connection with the Additional Loews Theaters Transaction, Loews has granted CSC Holdings a right of first offer on an additional 21 movie theaters in the greater New York metropolitan area until the first anniversary of the closing of the Initial Loews Transaction. The Initial Loews Transaction is expected to be completed later this year and the Additional Loews Theaters Transaction is expected to be completed contemporaneously therewith or shortly thereafter. The closings of both transactions are subject to customary closing conditions including the receipt of various consents and approvals, and, in respect of the Initial Loews Transaction, the receipt by Loews of written notice that the DOJ does not object to the consummation of the transaction contemplated by the Initial Theaters Agreement in accordance with the DOJ Final Judgment.

RISK FACTORS

     The information set forth under "RISK FACTORS" on page 19 should be reviewed and carefully considered in evaluating the Merger and in determining whether to elect to receive Cablevision Class A Common Stock as consideration in the Merger.

THE SPECIAL MEETING

     The Special Meeting to consider and vote upon the Merger Proposal will be held on December 1, 1998 at 10:00 a.m., local time, at the offices of Kirkpatrick & Lockhart, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020. Only holders of record of Shares and Class A Preferred Shares at the close of business on October 16, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 2,304,802 Shares and 779 Class A Preferred Shares outstanding and entitled to vote. Each Share is entitled to one vote at the Special Meeting. Each Class A Preferred Share is entitled to 600 votes at the Special Meeting. See "THE SPECIAL MEETING -- Vote Required."

     Approval of the Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the record holders of the Shares and Class A Preferred Shares outstanding as of the Record Date, voting together as a single class. No approval by the stockholders of Cablevision is required to effect the Merger. As of the Record Date, the directors and executive officers of Clearview (and their affiliates) beneficially owned Shares and Class A Preferred Shares representing approximately 58.8% of the total number of votes entitled to be cast by holders of Shares and Class A Preferred Shares at the Special Meeting and have indicated their intentions to vote their Voting Shares FOR the Merger Proposal.

     Pursuant to the Stockholders Agreement, the Selling Stockholders have agreed, among other things, that they will vote FOR the Merger Proposal and to deliver to Cablevision at its request an irrevocable proxy to that effect. As of the Record Date, the Shares and Class A Preferred Shares beneficially owned by the Selling Stockholders represented approximately 54.7% of the total number of votes entitled to be cast by holders of Shares and Class A Preferred Shares at the Special Meeting. ACCORDINGLY, APPROVAL OF THE MERGER PROPOSAL IS ASSURED REGARDLESS OF THE VOTES OF ANY OTHER CLEARVIEW STOCKHOLDER.

     For additional information relating to the Special Meeting, see "THE SPECIAL MEETING."

THE MERGER

     The Merger Agreement provides for a merger of Merger Sub and Clearview pursuant to which, subject to the satisfaction of the conditions therein, at the Effective Time, Clearview will be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation; provided, however, that if the Average Cablevision Share Price is less than the Floor Price, at Cablevision's sole option and discretion, at the Effective Time, Merger Sub will be merged with and into Clearview, with Clearview being the Surviving Corporation. In either case, the Surviving Corporation will be a wholly-owned subsidiary of Cablevision. The Merger is intended to qualify as a "purchase" for accounting and financial reporting purposes and, subject to the discussion below and provided that the Average Cablevision Share Price is greater than or equal to the Floor Price, as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. See "Accounting Treatment" and "Certain Tax Consequences of the Merger." If the Average Cablevision Share Price is $48.50 (the last sales price of Cablevision Class A Common Stock on October 26, 1998), then as a result of the allocation limitations and proration procedures in the Merger Agreement the holders of Clearview Securities outstanding on the Record Date will receive an aggregate number of shares of Cablevision Class A Common Stock in the Merger representing less than one percent of the aggregate number of shares of Cablevision Class A Common Stock outstanding as of the date of this Proxy Statement/Prospectus and representing less than one percent of the aggregate voting power of all classes of Cablevision Common Stock outstanding as of such date. The Cablevision Class A Common Stock is entitled to one vote per share, while the Cablevision Class B Common Stock (as defined under the caption "DESCRIPTION OF CABLEVISION CAPITAL STOCK") is entitled to ten votes per share. See "DESCRIPTION OF CABLEVISION CAPITAL STOCK."

     Pursuant to the Merger Agreement, at the Effective Time, (i) each Share issued and outstanding at the Effective Time (other than Excluded Shares) will be converted into, and become exchangeable for, at the option of the holder thereof, (A) the Share Cash Consideration or (B) the Share Stock Consideration;
(ii) each Class A Preferred Share issued and outstanding at the Effective Time (other than Excluded Class A Preferred Shares) will be converted into, and become exchangeable for, at the option of the holder thereof, (A) the Class A Preferred Share Cash Consideration or (B) the Class A Preferred Share Stock Consideration; and (iii) each Class C Preferred Share issued and outstanding at the Effective Time (other than Excluded Class C Preferred Shares) will be converted into, and become exchangeable for, at the option of the holder thereof, (A) the Class C Preferred Share Cash Consideration or (B) the Class C Preferred Share Stock Consideration; provided, however, that, with respect to each of (i), (ii) and (iii) above, if the Average Cablevision Share Price is less than the Floor Price (currently $36.00 reflecting an adjustment in accordance with the terms of the Merger Agreement for the Cablevision August Stock Split), Shares, Class A Preferred Shares and the Class C Preferred Share, will be converted into the right to receive the applicable Security Cash Consideration and no holder of Shares, Class A Preferred Shares and Class C Preferred Shares will have the right to elect to receive consideration consisting of Cablevision Class A Common Stock. See "THE MERGER -- Terms of the Merger."

     As described above, if the Average Cablevision Share Price is greater than or equal to the Floor Price, subject to the allocation limitations and proration procedures described below, each record holder of Clearview Securities (other than Excluded Securities) will be entitled to make a Cash Election, a Stock Election or a Non-Election (which Cablevision may deem in its sole and absolute discretion, subject to the conditions described below, to be either a Stock Election or Cash Election). Additionally, the Merger Agreement provides that notwithstanding anything in the Merger Agreement to the contrary, (i) the Stock Election Number shall be equal, as closely as practicable, to 45% of the sum of
(A) the aggregate number of Share Equivalents represented by outstanding Clearview Securities immediately prior to the Effective Time and (B) the aggregate number of Share Equivalents represented by the previously outstanding Class B Preferred Shares, all of which have been redeemed prior to the date of this Proxy Statement/Prospectus, and (ii) the Cash Election Number shall equal, as closely as practicable, the number of Share Equivalents represented by the difference between (A) the aggregate number of Share Equivalents represented by outstanding Clearview Securities immediately prior to the Effective Time and (B) the Stock Election Number. If, as of the Effective Time, the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE) would be less than 45% of the sum of the aggregate value of the Security Cash Consideration and the aggregate value of the Security Stock Consideration, then the Stock Election Number and the Cash Election Number (but not the Security Conversion Numbers) will be adjusted as necessary so that, as of the Effective Time, the aggregate value of the Security Stock Consideration equals, as closely as possible, 45% of the sum of the aggregate value of the Security Cash Consideration and the aggregate value of the Security Stock Consideration; provided, however, that if the Stock Election Number resulting from such adjustment would be greater than the Stock Election Number that would have resulted if the Average Cablevision Share Price had been equal to the Floor Price, then Cablevision, at its sole discretion, will have the option of either (i) adjusting the Stock Election Number and the Cash Election Number as set forth above in this paragraph or (ii) treating the Average Cablevision Share Price as being less than the Floor Price for all purposes of the Merger Agreement, including the availability of the election to have Clearview be the Surviving Corporation and the concomitant change in the form of the Merger Consideration to all cash.

     If the aggregate number of Share Equivalents represented by Clearview Securities in respect of which Cash Elections have been made exceeds the Cash Election Number, (a) all Stock Election Securities shall be converted into the right to receive the applicable Securities Stock Considerations, (b) all Non-Election Securities shall be deemed Clearview Securities in respect of which Stock Elections have been made and treated as Stock Election Securities and (c) a proration adjustment shall be made in respect of Clearview Securities in respect of which Cash Elections have been made so that an aggregate number of Clearview Securities in respect of which Cash Elections have been made shall be deemed converted into and treated as Stock Election Securities, so that the aggregate number of Share Equivalents represented by Clearview Securities deemed Stock Election Securities pursuant to this clause (c) when added to the Share Equivalents represented by all other Stock Election Securities (including Non-Election Securities deemed Stock Election Securities), shall equal as closely as practicable the Stock Election Number and any remaining Clearview Securities in respect of which Cash Elections have been made shall be converted into the right of receive the applicable Security Cash Consideration. If the aggregate number of Share Equivalents represented by Clearview Securities in respect of which Stock Elections have been made exceeds the Stock Election Number, (a) all Cash Election Securities shall be converted into the right to receive the applicable Securities Cash Consideration, (b) all Non-Election Securities shall be deemed Clearview Securities in respect of which Cash Elections have been made and treated as Cash Election Securities and (c) a proration adjustment shall be made in respect of such Clearview Securities in respect of which Stock Elections have been made so that an aggregate number of Clearview Securities in respect of which Stock Elections have been made shall be deemed converted into and treated as Cash Election Securities, so that the aggregate number of Share Equivalents represented by Clearview Securities deemed Cash Election Securities pursuant to this clause (c) when added to the Share Equivalents represented by all other Cash Election Securities (including Non-Election Securities deemed Cash Election Securities), shall equal as closely as practicable the Cash Election Number and any remaining Clearview Securities in respect of which Stock Elections have been made shall be converted into the right to receive the applicable Security Stock Consideration. See "THE MERGER -- Terms of the Merger" for a detailed description of the allocation limitations and proration procedures.

     Because of certain limitations on the amount of Security Cash Consideration and Security Stock Consideration to be issued in the Merger, there can be no assurance that holders of Clearview Securities will receive the form of consideration that such holder elects. If the elections result in an oversubscription of either the Security Stock Consideration or the Security Cash Consideration, the procedures for allocating cash and shares of Cablevision Class A Common Stock set forth in the Merger Agreement and described in this Proxy Statement/Prospectus will be followed by the Exchange Agent. See "THE MERGER -- Terms of the Merger."

     No fractional shares of Cablevision Class A Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of Clearview Securities who would otherwise have been entitled to receive a fractional share of Cablevision Class A Common Stock in the Merger will be entitled to receive a cash payment in lieu thereof, which payment will represent such holder's proportionate interest in a share of Cablevision Class A Common Stock based on the Average Cablevision Share Price.

  Reasons for the Merger; Recommendations

     Cablevision and Merger Sub

     The Board of Directors of each of Cablevision (the "Cablevision Board") and Merger Sub (the "Merger Sub Board") has determined that the Merger Agreement and the transactions contemplated thereby are advisable for, fair to, and in the best interests of, Cablevision and Merger Sub and their respective stockholders and the Merger Sub Board has adopted the Merger Agreement and has recommended that Cablevision, as the sole stockholder of Merger Sub, approve the Merger Agreement. See "THE MERGER -- Reasons for the Merger;
Recommendations -- Cablevision."

     Clearview

     The Clearview Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are advisable for, fair to, and in the best interests of, Clearview and its stockholders. ACCORDINGLY, THE CLEARVIEW BOARD HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF SHARES AND CLASS A PREFERRED SHARES VOTE FOR THE MERGER PROPOSAL. The reasons for the Merger and the recommendation of the Clearview Board are based on a number of considerations described in "THE MERGER -- Reasons for the Merger; Recommendations -- Clearview."

  Opinion of Clearview's Financial Advisor

     Credit Suisse First Boston Corporation ("CSFB"), financial advisor to Clearview, has rendered to the Clearview Board a written opinion, dated August 12, 1998, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Share Merger Consideration was fair to the holders of Shares from a financial point of view. A copy of the opinion of CSFB dated August 12, 1998 is attached hereto as Annex C and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. THE OPINION OF CSFB IS DIRECTED TO THE CLEARVIEW BOARD AND RELATES ONLY TO THE FAIRNESS OF THE SHARE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR THE FORM OF SHARE MERGER CONSIDERATION TO BE ELECTED BY SUCH STOCKHOLDER IN THE MERGER. See "THE MERGER -- Opinion of Clearview's Financial Advisor."

  Effective Time

     The Effective Time will occur when the certificate of merger (the "Certificate of Merger") has been duly filed with the Secretary of State of the State of Delaware or such other time as agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL. See "THE MERGER -- Closing; Effective Time."

  Exchange of Certificates

     A Form of Election with which holders of Clearview Securities can, subject to certain allocation limitations and proration procedures, elect to receive the applicable Security Stock Consideration and/or the applicable Security Cash Consideration accompanies this Proxy Statement/Prospectus. In order to elect the applicable Security Stock Consideration and/or the applicable Security Cash Consideration, each holder of Clearview Securities must submit a Form of Election to the Exchange Agent at its designated office by no later than 5:00 p.m., New York City time on the Election Deadline, accompanied by the Certificate(s) representing the Clearview Securities as to which the election is being made (or by an appropriate guarantee of delivery). The Form of Election accompanying this Proxy Statement/Prospectus contains important information concerning the timing and procedures for making an election and should be read carefully. The Election Deadline will be announced in a news release delivered to the Dow Jones News Service as soon as practicable, but in no event less than ten trading days prior to the Closing Date. Procedures relating to the exchange of Clearview Securities for Share Merger Consideration are also described in such Form of Election. See "THE MERGER -- Terms of the Merger," and "THE
MERGER -- Exchange of Clearview Certificates for Shares of Cablevision Class A Common Stock."

  Representations and Warranties

     The Merger Agreement contains various representations and warranties of Clearview, Cablevision and Merger Sub, certain of which are qualified as to materiality and certain of which are subject to certain exceptions disclosed by each of Clearview and Cablevision to the other. See "THE
MERGER -- Representations and Warranties."

  Certain Covenants

     The Merger Agreement provides for certain covenants, including Clearview's covenant to carry on its and its Subsidiaries' businesses in the ordinary and usual course, and covenants of Clearview regarding its assets, contracts, rights, claims, compensation structure, financial condition and capital structure. Pursuant to the Merger Agreement, Clearview has also agreed, subject to certain exceptions, that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors will, and that it will direct and use its best efforts to cause its and its Subsidiaries' representatives not to, initiate or solicit, encourage or otherwise knowingly facilitate any Acquisition Proposal (as defined under the caption "THE MERGER -- Certain Covenants"). See "THE MERGER -- Certain Covenants."

  Certain Regulatory Filings and Approvals

     Pursuant to the Merger Agreement, each of Clearview and Cablevision has agreed to cooperate with the other and use all reasonable efforts to take or cause to be taken all actions to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable. However, the terms of the Merger Agreement do not require Cablevision to agree to sell or hold separate any assets, businesses or interest in any assets or businesses of either Cablevision or Clearview, or any of their respective Affiliates (as defined in the Merger Agreement) or to agree to any material changes or restriction in the operations of any such assets or businesses. See "THE MERGER -- Certain Regulatory Filings and Approvals."

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. Cablevision and Clearview each filed a Premerger Notification and Report Form (a "Notification and Report Form") pursuant to the HSR Act with the DOJ and the Federal Trade Commission ("FTC") on September 21, 1998. On October 20, 1998, Clearview and Cablevision were notified by the FTC that early termination of the waiting period under the HSR Act had been granted. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Cablevision or Clearview. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  Stock Exchange Listing

     Cablevision has agreed to use its best efforts to cause the shares of Cablevision Class A Common Stock to be issued in the Merger to be approved for listing on the ASE, subject to official notice of issuance, prior to the Closing Date, and such approval for listing is a condition to consummation of the Merger. See "THE MERGER -- Stock Exchange Listing and De-listing."

  Employee Benefits

     Stock Options

     The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Shares (a "Clearview Option") under Clearview's 1997 Stock Incentive Plan, as amended and restated on April 28, 1998 (the "Stock Plan"), whether vested or unvested, will be canceled and the holder thereof will be entitled to receive an amount of cash equal to the product of (x) the amount, if any, by which the Share Merger Consideration exceeds the exercise price per Share under such Clearview Option and (y) the number of Shares issuable pursuant to the unexercised portion of such Clearview Option, less any required withholding of taxes (such amount, the "Option Consideration"). See "THE
MERGER -- Employee Benefits -- Stock Options."

     Benefit Plans

     Each of Cablevision and Merger Sub has agreed that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Surviving Corporation and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Shares) (the "Compensation and Benefit Plans") that are substantially similar in the aggregate to those currently provided by Clearview and its Subsidiaries to such employees. Cablevision will, and will cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans (or policies) in existence as of the date of the Merger Agreement and all employment or severance agreements entered into by Clearview or adopted by the Clearview board prior to the date of the Merger Agreement. Cablevision has agreed to offer or cause Merger Sub to offer employment contracts to certain senior executive officers of Clearview immediately prior to the Effective Time. See "THE MERGER -- Interests of Certain Persons in the Merger -- Executive Employment Contracts." Nothing in the Merger Agreement will prevent Cablevision from terminating any Compensation and Benefit Plan. Each of Cablevision and Merger Sub has agreed that the employees of the Surviving Corporation will receive full credit for purposes of eligibility and vesting under the employee benefit plans or arrangements maintained by the Surviving Corporation for such employees' service with Clearview or any of its Subsidiaries to the same extent recognized by Clearview immediately prior to the Effective Time. See "THE MERGER -- Employee Benefits -- Benefit Plans."

  Expenses

     The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares, transfer of cash and issuance of Cablevision Class A Common Stock contemplated by the Merger Agreement, and Cablevision will reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in the Merger Agreement with respect to transfer taxes and the Termination Expenses (as defined herein), the Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense, except that expenses incurred in connection with the filing fee for the Registration

Statement and printing and mailing of this Proxy Statement/Prospectus and the Registration Statement will be shared equally by Cablevision and Clearview. See "THE MERGER -- Expenses."

  Indemnification; Directors' and Officers' Insurance

     The Merger Agreement provides that, from and after the Effective Time, Cablevision and the Surviving Corporation will indemnify and hold harmless each present and former director and officer of Clearview against any Costs (as defined in the Merger Agreement) incurred in connection with any claim, action, suit, proceeding or investigation, existing or occurring at or prior to the Effective Time. See "THE MERGER -- Indemnification; Directors' and Officers' Insurance."

     The Merger Agreement also provides that Cablevision or the Surviving Corporation, subject to certain limitations set forth in the Merger Agreement, will maintain Clearview's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time. See "THE MERGER -- Indemnification; Directors' and Officers' Insurance."

  Conditions

     The respective obligations of Clearview, Cablevision and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of a number of conditions including the following: (a) the Merger Agreement having been duly approved by the Clearview Requisite Vote and duly approved by Cablevision as the sole shareholder of Merger Sub; (b) the shares of Cablevision Class A Common Stock issuable to the stockholders of Clearview pursuant to the Merger Agreement having been authorized for listing on the ASE upon official notice of issuance; (c) the waiting period applicable to the consummation of the Merger under the HSR Act having expired or been terminated and, other than as provided in the Merger Agreement, all Governmental Consents (as defined under the caption "THE MERGER -- Representations and Warranties") having been made or obtained; (d) no court or Governmental Entity (as defined under the caption "THE MERGER -- Representations and Warranties") of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgement, decree injunction or other order (whether temporary, preliminary or permanent (collectively, an "Order")) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement and no Governmental Entity having instituted any proceeding or threatened to institute any proceeding seeking any such Order; and (e) the Registration Statement having become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened, by the SEC. See "THE MERGER -- Conditions."

     The Merger Agreement also provides that the obligations of Cablevision and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Cablevision at or prior to the Effective Time of a number of conditions including the following: (a) the representations and warranties of Clearview set forth in the Merger Agreement being true and correct, subject to the qualifications described under the caption "THE MERGER -- Representations and Warranties"; (b) Clearview having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) Clearview having obtained certain specified consents and the consent or approval of each Person (as defined in the Merger Agreement) whose consent or approval is required under any Contract (as defined in the Merger Agreement) except for such consents or approvals the failure to obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or be reasonably likely to prevent Clearview from consummating the transactions contemplated by the Merger Agreement; (d) if applicable, Cablevision having received the opinion of Sullivan & Cromwell, counsel to Cablevision, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization"; and (e) Cablevision and/or Merger Sub having entered into an agreed form of employment agreement with A. Dale Mayo. "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of Clearview and its Subsidiaries taken as a whole or a material condition, restriction or other limitation on Cablevision's ability to own, operate or otherwise control Clearview and its Subsidiaries or their respective assets and businesses, taken as a whole; provided, however, that a Company Material Adverse Effect does not include any effect upon the financial condition, properties, business or results of operations of Clearview, or any of its Subsidiaries, resulting or arising from (A) changes in national economic or business conditions generally or affecting the movie theater industry specifically, or (B) the public announcement of the execution of the Merger Agreement and the transactions contemplated thereby. See "THE
MERGER -- Conditions."

     The Merger Agreement further provides that the obligation of Clearview to effect the Merger is also subject to the satisfaction or waiver by Clearview at or prior to the Effective Time of a number of conditions including the following: (a) the representation and warranties of Cablevision set forth in the Merger Agreement being true and correct, subject to the qualifications described under the caption "THE MERGER -- Representations and Warranties"; (b) each of Cablevision and Merger Sub having performed all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (c) if applicable, Clearview having received the opinion of Kirkpatrick & Lockhart, counsel to Clearview, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a tax free "reorganization." See "THE MERGER -- Conditions."

  Termination

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, (i) by mutual written consent of Clearview and Cablevision, or (ii) by actions of the Clearview Board or the Cablevision Board if (a) the Merger has not been consummated by February 28, 1999; provided, however, that if Cablevision determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any in Governmental Entity, such date may be extended to a date no later than April 30, 1999 (the "Termination Date"), (b) the approval of the stockholders of Clearview required by the Merger Agreement has not been obtained or (c) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable. See "THE MERGER -- Termination."

     Further, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Clearview Board if there has been a material breach by Cablevision or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Clearview to the party committing such breach. See "THE MERGER -- Termination."

     In addition, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Cablevision Board if (i) the Clearview Board withdraws or adversely modifies its approval or recommendation of the Merger Agreement or approves or recommends a Superior Proposal (as defined under the caption "THE MERGER -- Certain Covenants), or
(ii) there has been a material breach by Clearview of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Clearview by Cablevision. See "THE
MERGER -- Termination."

  Certain Termination Expenses

     The Merger Agreement provides that in the event that (i) an Acquisition Proposal will have been made to Clearview or any person has publicly announced an intention to make an Acquisition Proposal with respect to Clearview or any subsidiary of Clearview and thereafter the Merger Agreement is terminated by either Cablevision or Clearview because the stockholders of Clearview failed to approve the Merger Agreement or (ii) the Merger Agreement is terminated by Cablevision pursuant to the provisions of the Merger Agreement permitting it to terminate because the Clearview Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, or approved or recommended a Superior Proposal (as defined in the Merger Agreement), then Clearview will promptly pay Cablevision a fee equal to $1.6 million and will promptly pay all of the charges and expenses, including those of the Exchange Agent, incurred by Cablevision or Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger

Agreement, up to a maximum amount of $400,000 (collectively, the "Termination Expenses"). See "THE MERGER -- Certain Termination Expenses."

  Interests of Certain Persons in the Merger

     In considering the recommendations of the Clearview Board, stockholders should be aware that certain members of management of Clearview and of the Clearview Board have certain interests in the Merger that are in addition to the interests of stockholders generally and may create potential conflicts of interest. See "THE MERGER -- Interests of Certain Persons in the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

     Holders of Clearview Securities who comply with the requirements of Section 262 of the DGCL may dissent from the Merger and obtain payment of the fair value of their Clearview Securities. A copy of Section 262 of the DGCL is attached as Annex D to this Proxy Statement/Prospectus. See "THE MERGER -- Dissenters' Rights of Appraisal" and "DISSENTERS' RIGHTS OF APPRAISAL."

ACCOUNTING TREATMENT

     Cablevision will account for the Merger using the purchase method of accounting. See "THE MERGER" and "ACCOUNTING TREATMENT."

CERTAIN TAX CONSEQUENCES OF THE MERGER

     Provided that the Average Cablevision Share Price is greater than or equal to the Floor Price, and, if applicable, Cablevision does not exercise its option to have Clearview be the Surviving Corporation, the Merger is intended to qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, in general, no gain or loss will be recognized by holders of Clearview Securities with respect thereto on the surrender of their Clearview Securities in exchange for Cablevision Class A Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by Cablevision, Merger Sub or Clearview. A holder who surrenders Clearview Securities in the Merger in exchange for cash consideration will recognize a gain or loss equal to the excess of such cash consideration over such holder's adjusted tax basis in the Clearview Securities surrendered therefor. Under the Merger Agreement, if, and only if, the Average Cablevision Share Price is greater than or equal to the Floor Price, and, if applicable, Cablevision does not exercise its option to have Clearview be the Surviving Corporation, it is a condition precedent to the respective obligations of Cablevision and Clearview to consummate the Merger that each of Cablevision and Clearview will have received an opinion of its respective counsel dated the Closing Date to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of Clearview, Cablevision and Merger Sub will be a party to the "reorganization" within the meaning of Section 368(b) of the Code.

     If (i) the Average Cablevision Share Price is less than the Floor Price and/or (ii) Cablevision exercises its option to have Clearview be the Surviving Corporation, each holder of Clearview Securities will receive only cash pursuant to the Merger of Merger Sub into Clearview (the "Reverse Merger") and the Reverse Merger will not constitute a "reorganization" within the meaning of
Section 368(a) of the Code. Each holder of Clearview Securities will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Reverse Merger and the adjusted tax basis of the Clearview Securities surrendered therefor. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in such surrendered Clearview Securities is more than one year. Under recently enacted legislation, long-term capital gains recognized by a non-corporate taxpayer are subject to a maximum federal income tax rate of 20%. For a further discussion of certain tax consequences of the Merger and the Reverse Merger, see "CERTAIN TAX CONSEQUENCES OF THE MERGER."

CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF CLEARVIEW SECURITIES

     Upon consummation of the Merger, holders of Clearview Securities who receive Security Stock Consideration will become shareholders of Cablevision. The internal affairs of Cablevision are governed by the DGCL, the Amended and Restated Certificate of Incorporation of Cablevision (the "Cablevision Restated Certificate") and the Bylaws of Cablevision (the "Cablevision Bylaws"). The internal affairs of Clearview are governed by the DGCL, the Amended and Restated Certificate of Incorporation of Clearview (the "Clearview Restated Certificate") and the Clearview Amended and Restated Bylaws (the "Clearview Bylaws"). For a description of certain differences between the rights holders of Clearview Securities currently have under the Clearview Restated Certificate, the Clearview Bylaws and the DGCL and those they will have as holders of Cablevision Class A Common Stock, see "DESCRIPTION OF CABLEVISION CAPITAL STOCK" and "COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF CABLEVISION AND CLEARVIEW."

                            COMPARATIVE STOCK PRICES

     The shares of Cablevision Class A Common Stock and the Shares are each listed on the ASE. The shares of Cablevision Class A Common Stock are listed on the ASE under the symbol "CVC" and the Shares are listed under the symbol "CLV." The following table sets forth, for the periods indicated, the high and low sales prices per share of Cablevision Class A Common Stock (adjusted for Cablevision's two-for-one stock splits effected as special distributions on March 30, 1998 and August 21, 1998 (the "1998 Cablevision Distributions")) and the Shares as reported on the ASE composite transactions system. The Shares were listed, and commenced trading, on the ASE on August 19, 1997.

                                                            CABLEVISION
                                                              CLASS A            CLEARVIEW
                                                               SHARES              SHARES
                                                          ----------------    ----------------
CALENDAR QUARTER                                           HIGH      LOW       HIGH      LOW
----------------                                          ------    ------    ------    ------
1996
  First Quarter.........................................  $15.09    $13.19        --        --
  Second Quarter........................................   14.50     11.00        --        --
  Third Quarter.........................................   11.56      9.72        --        --
  Fourth Quarter........................................   10.84      6.25        --        --
1997
  First Quarter.........................................    8.88      7.44        --        --
  Second Quarter........................................   13.83      6.78        --        --
  Third Quarter.........................................   15.69     12.28    $17.25    $ 8.25
  Fourth Quarter........................................   23.94     15.88     14.25     10.19
1998
  First Quarter.........................................   33.50     21.78     14.13     10.75
  Second Quarter........................................   42.00     21.31     23.00     13.94
  Third Quarter.........................................   44.69     32.00     23.25     19.88
  Fourth Quarter (through October 26, 1998).............   48.50     36.50     23.38     21.56

     On August 11, 1998, the last trading day before the public announcement of the Merger Agreement, the closing prices of Cablevision Class A Common Stock and the Shares as reported on the ASE composite transactions system were $41.69 per share (as adjusted for the Cablevision August Stock Split) and $21.69 per share, respectively. The Merger has been structured so that the Share Stock Consideration (based on the Average Cablevision Share Price) will have a value of $24.25.

     On October 26, 1998, the most recent practicable date prior to the mailing of this Proxy Statement/ Prospectus, the last reported sales prices of the shares of Cablevision Class A Common Stock and the Shares as reported on the ASE were $48.50 per share and $23.38 per share, respectively.

     Stockholders are urged to obtain current quotations for the market prices of Cablevision Class A Common Stock and the Shares.

     No assurance can be given as to the market price of the Cablevision Class A Common Stock at the Effective Time. Because the Security Stock Consideration is determined in the Merger Agreement based on the Average Cablevision Share Price, the market value of the shares of Cablevision Class A Common Stock that holders of Clearview Securities will receive at the time they exchange their Certificates may vary from the market value of the shares of Cablevision Class A Common Stock represented by the Average Cablevision Share Price.

     Cablevision has never paid any cash dividends on the Cablevision Class A Common Stock. The payment of future dividends on the Cablevision Class A Common Stock will be a business decision made by the Cablevision Board from time to time based upon the results of operations and financial condition of Cablevision and such other factors as the Cablevision Board determines are appropriate.

                       SELECTED HISTORICAL FINANCIAL DATA

CABLEVISION

     The historical consolidated statement of operations data (except for book value per common share) and consolidated balance sheet data for each year ended and as of December 31 in each year in the five-year period ended December 31, 1997, included in the following selected financial data have been derived from the Cablevision consolidated financial statements and, prior to March 4, 1998, CSC Holdings' consolidated financial statements audited by KPMG Peat Marwick LLP ("KPMG Peat Marwick"), independent certified public accountants. The historical consolidated statement of operations data and balance sheet data as of and for the six-month periods ended as of June 30, 1998 and 1997 included in the following selected financial data have been derived from financial statements of Cablevision that have not been audited, but that, in the opinion of the management of Cablevision, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The historical financial information for periods prior to March 4, 1998 represent the historical financial information of CSC Holdings. All historical share and per share information has been adjusted to reflect the reorganization transactions effected on March 4, 1998 and Cablevision's two-for-one stock splits effected as special stock distributions on March 30, 1998 and August 21, 1998. The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of the results of operations for the full year, although Cablevision expects to incur a loss for the year ending December 31, 1998. Such data are qualified by reference to the Cablevision consolidated financial statements and the Cablevision Form 10-Qs and Cablevision Form 10-K, which are incorporated by reference herein. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

               SELECTED HISTORICAL FINANCIAL DATA OF CABLEVISION

                                   SIX MONTHS ENDED
                                       JUNE 30,                              YEAR ENDED DECEMBER 31,
                                ----------------------   ---------------------------------------------------------------
                                   1998        1997         1997          1996         1995        1994          1993
                                ----------   ---------   ----------    ----------   ----------   ---------     ---------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA(1):
Revenues......................  $1,480,918   $ 797,065   $1,949,358    $1,315,142   $1,078,060   $ 837,169     $ 666,724
Operating expenses:
  Technical...................     760,356     340,430      853,800       538,272      412,479     302,885       241,877
  Selling, general and
    administrative............     393,521     214,619      514,574       313,476      266,209     195,942       172,687
  Restructuring charge........          --          --           --            --           --       4,306(2)         --
  Depreciation and
    amortization..............     318,946     222,581      499,809       388,982      319,929     271,343       194,904
                                ----------   ---------   ----------    ----------   ----------   ---------     ---------
  Operating profit............       8,095      19,435       81,175        74,412       79,443      62,693        57,256
Other income (expense):
  Interest expense, net.......    (198,269)   (152,957)    (363,208)     (265,015)    (311,887)   (261,781)     (230,327)
  Provision for preferential
    payment to related
    party.....................        (980)     (2,800)     (10,083)       (5,600)      (5,600)     (5,600)       (5,600)
  Write-off of deferred
    interest and financing
    costs(3)..................      (1,616)         --      (24,547)      (37,784)      (5,517)     (9,884)       (1,044)
  Gain on redemption of
    subsidiary preferred
    stock.....................          --          --      181,738(4)         --           --          --            --
  Gain (loss) on redemption of
    debentures................          --          --           --            --           --      (7,088)(3)        --
  Share of affiliates' net
    losses....................     (14,893)    (31,481)     (27,165)      (82,028)     (93,024)    (82,864)      (61,017)
  Gain (loss) on sale of
    programming and affiliate
    interests, net............     141,488          --      372,053            --       35,989          --          (330)
  Minority interest...........       9,096       3,828      (60,694)       (9,417)      (8,637)     (3,429)        3,000
  Miscellaneous, net..........     (13,988)     (3,991)     (12,606)       (6,647)      (8,225)     (7,198)       (8,720)
                                ----------   ---------   ----------    ----------   ----------   ---------     ---------
Net income (loss).............     (71,067)   (167,966)     136,663      (332,079)    (317,458)   (315,151)     (246,782)
Dividend requirements
  applicable to preferred
  stock of CSC Holdings.......     (79,088)    (72,731)    (148,767)     (127,780)     (20,249)     (6,385)         (885)
                                ----------   ---------   ----------    ----------   ----------   ---------     ---------
Net loss applicable to common
  stockholders................  $ (150,155)  $(240,697)  $  (12,104)   $ (459,859)  $ (337,707)  $(321,536)    $(247,667)
                                ==========   =========   ==========    ==========   ==========   =========     =========
Basic and diluted loss per
  common share................  $    (1.13)  $   (2.42)  $     (.12)   $    (4.63)  $    (3.54)  $   (3.43)    $   (2.71)
                                ==========   =========   ==========    ==========   ==========   =========     =========
Average number of common
  shares outstanding (in
  thousands)..................     133,146      99,368       99,608        99,308       95,304      93,776        91,436
                                ==========   =========   ==========    ==========   ==========   =========     =========
Book value per common share...  $   (15.62)  $  (26.30)  $   (23.72)   $   (23.90)  $   (19.15)  $  (19.27)    $  (16.19)
                                ==========   =========   ==========    ==========   ==========   =========     =========

                                                                              AS OF DECEMBER 31,
                                          AS OF       -------------------------------------------------------------------
                                      JUNE 30, 1998      1997          1996          1995          1994          1993
                                      -------------   -----------   -----------   -----------   -----------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT AVERAGE MONTHLY REVENUE DATA)
CONSOLIDATED BALANCE SHEET DATA(1):
  Total assets......................   $ 6,620,550    $ 5,625,091   $ 3,034,725   $ 2,502,305   $ 2,176,413   $ 1,327,418
  Total debt........................     5,122,043      4,694,062     3,334,701     3,157,107     3,169,236     2,235,499
  Redeemable preferred stock........     1,188,226      1,123,808     1,005,265       257,751            --            --
  Stockholders' deficiency..........    (2,350,126)    (2,378,773)   (2,374,285)   (1,891,676)   (1,818,535)   (1,503,244)
STATISTICAL DATA(1):
  Homes passed by cable(5)..........     5,116,032      4,398,414     3,858,000     3,328,000     2,899,000     2,240,000
  Basic service subscribers.........     3,406,485      2,844,408     2,445,000     2,061,000     1,768,000     1,379,000
  Basic penetration(6)..............          66.6%          64.7%         63.4%         61.9%         61.0%         61.6%
  Number of premium television
    units...........................     4,807,283      4,183,130     3,862,000     3,990,000     3,208,000     3,003,000
  Average number of premium units
    per basic subscriber............           1.4            1.5           1.6           1.9           1.8           2.2
  Average monthly revenue per basic
    subscriber(7)...................   $     42.24    $     38.53   $     36.71   $     37.07   $     36.33   $     36.59

---------------
(1) The consolidated statement of operations, balance sheet, statistical, ratios and other data reflect various acquisitions of cable television systems and other businesses during the periods presented. See "BUSINESS -- Cable Television Operations" in the Cablevision Form 10-K. Acquisitions made by Cablevision during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value. Acquisitions are reflected in the consolidated statement of operations, balance sheet and statistical data from the time of acquisition.

(2) Cablevision recorded a one-time charge in the first quarter of 1994 to provide for employee severance and related costs resulting from a restructuring of its operations.

(3) Cablevision wrote off approximately $1.0 million of deferred financing costs in 1993, related to the replacement of bank debt with subordinated debt. In October 1994, Cablevision entered into a new bank credit agreement and redeemed $200 million of its reset debentures. The related deferred financing costs and unamortized discount of $9.9 million relating to each were written off (the portions relating to Cablevision of New York City and Cablevision of New Jersey amounting to $3.2 million were written off in
    1995) and charges of approximately $2.0 million in redemption fees, $4.5 million in deferred financing costs and $0.6 million in unamortized discount were recorded in connection with the redemption of the reset debentures. In January 1995, Rainbow Media amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of the third-party interest in SportsChannel New York and Rainbow News 12, resulting in an approximately $2.3 million write-off of deferred financing costs. In April 1996, Cablevision wrote off approximately $24.0 million of deferred interest and financing costs in connection with the refinancing of all indebtedness of V Cable, Inc. and VC Holding, Inc. and the formation of Cablevision of Ohio. In September 1996, Cablevision wrote off approximately $10.7 million of deferred financing costs in connection with the refinancing of the Cablevision's principal bank credit facility, and in the fourth quarter of 1996, an additional $3.1 million of deferred financing costs relating to Cablevision's MFR subsidiary were written off in connection with a reorganization and refinancing of Cablevision MFR, Inc. In July 1997, Cablevision paid a premium of approximately $8.4 million to redeem its 10 3/4% Senior Subordinated Debentures due 2004 and wrote off deferred financing costs of approximately $5.3 million in connection therewith. In addition, in 1997, Cablevision wrote off deferred financing costs of $4.1 million in connection with the repayment of Cablevision of Ohio's bank debt and $6.5 million in connection with the amendment to and repayment of the term loans of the Madison Square Garden, L.P. credit facility.

(4) In July 1997, Cablevision redeemed the Series A Preferred Stock of A-R Cable Services, Inc. and recognized a gain principally representing the reversal of accrued preferred dividends in excess of amounts paid.

(5) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(6) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(7) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the month of June or December, as the case may be, divided by the average number of basic subscribers for that month.

  CLEARVIEW

     The following summary financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLEARVIEW" and the historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The Statement of Operations Data for the year ended December 31, 1997 presented below are derived from Clearview's consolidated financial statements audited by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), independent accountants, whose report covering Clearview's consolidated financial statements as of December 31, 1997 and for the year then ended and the related financial statements are included elsewhere herein. The Statement of Operations Data for the years ended December 31, 1996 and 1995 presented below are derived from Clearview's consolidated financial statements audited by Wiss & Company, LLP ("Wiss & Company"), independent accountants, whose report covering Clearview's consolidated financial statements as of December 31, 1996 and 1995 and for the years then ended and the related financial statements are included elsewhere herein. The Statement of Operations Data for the periods ended as of June 30, 1998 and 1997 presented below have been derived from financial statements of Clearview that have not been audited, but that, in the opinion of the management of Clearview, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The Operating Data presented below have been derived from other records of Clearview.

          SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF CLEARVIEW

                                                          SIX MONTHS ENDED
                                               PRO            JUNE 30,            PRO           YEAR ENDED DECEMBER 31,
                                              FORMA     ---------------------    FORMA     ----------------------------------
                                             1998(2)       1998        1997     1997(2)     1997(1)      1996(1)       1995
                                             --------   ----------   --------   --------   ----------   ----------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Theater revenues:
  Box office...............................  $16,343..  $   13,645   $  4,709   $ 35,704   $   12,926   $    6,195   $  1,759
  Concession...............................  5,465...        4,591      1,338     11,498        3,914        1,861        555
  Other....................................  613.....          590        141      1,175          422          142         31
                                             --------   ----------   --------   --------   ----------   ----------   --------
  Total....................................  22,421..       18,826      6,188     48,377       17,262        8,198      2,345
                                             --------   ----------   --------   --------   ----------   ----------   --------
Operating expenses:
  Film rental and booking fees.............  7,829...        6,529      2,189     16,247        6,168        3,022        824
  Cost of concession sales.................  795.....          660        221      1,881          635          279         99
  Theater operating expenses...............  8,807...        7,140      2,449     18,161        6,591        3,298      1,078
  General and administrative expenses......  1,690...        1,670        405      2,849        1,131          590        375
  Depreciation and amortization............  3,428...        2,883        798      6,045        2,051          635        100
                                             --------   ----------   --------   --------   ----------   ----------   --------
  Total....................................    22,549       18,882      6,062     45,183       16,576        7,824      2,476
                                             --------   ----------   --------   --------   ----------   ----------   --------
Operating income (loss)....................      (128)         (56)       126      3,194          686          374       (131)
Interest expense...........................  3,787...        2,626        724      7,725        2,015          592         85
                                             --------   ----------   --------   --------   ----------   ----------   --------
Loss before extraordinary item.............    (3,915)      (2,682)      (598)    (4,531)      (1,329)        (218)      (216)
Extraordinary item -- Loss on redemption of
  debt.....................................        --       (2,030)        --         --           --           --         --
                                             --------   ----------   --------   --------   ----------   ----------   --------
Net loss...................................  $ (3,915)  $   (4,712)  $   (598)  $ (4,531)  $   (1,329)  $     (218)  $   (216)
                                             ========   ==========   ========   ========   ==========   ==========   ========
Basic and diluted loss per share(3)........  $  (1.67)  $    (2.71)  $   (.33)  $  (2.79)  $    (1.03)  $     (.29)  $   (.36)
                                             ========   ==========   ========   ========   ==========   ==========   ========
OPERATING DATA:
Box office margin(4).......................     52.1%        52.2%      53.5%      54.5%         52.3%        51.2%      53.2%
Concession margin(5).......................     85.5%        85.6%      83.5%      83.6%         83.8%        85.0%      82.2%
Number of theaters.........................        43           40         16         43           31           16          7
Number of screens..........................       203          193         64        203          148           60         21
Attendance.................................       N/A    2,487,000    892,000        N/A    2,322,063    1,167,409    315,406
Average ticket price(6)....................       N/A   $     5.49   $   5.28        N/A   $     5.57   $     5.31   $   5.58
Average concession revenue per patron
  (7)......................................       N/A   $     1.85   $   1.50        N/A   $     1.69   $     1.59   $   1.76

                                                          SIX MONTHS ENDED
                                               PRO            JUNE 30,            PRO           YEAR ENDED DECEMBER 31,
                                              FORMA     ---------------------    FORMA     ----------------------------------
                                             1998(2)       1998        1997     1997(2)     1997(1)      1996(1)       1995
                                             --------   ----------   --------   --------   ----------   ----------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DATA)
CASH FLOWS FROM:
Operating activities.......................       N/A   $    1,716   $    538        N/A   $    3,934   $    1,147   $    119
Investing activities.......................       N/A      (18,128)    (1,494)       N/A      (33,647)      (7,295)    (1,239)
Financing activities.......................       N/A       36,005        963        N/A       30,608        6,723        853

                                                                AS OF JUNE 30, 1998
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $21,240       $16,012
Total assets................................................    97,273        96,523
Total long-term debt........................................    80,000        80,000
Redeemable preferred shares.................................       750            --
Total stockholders' equity..................................    10,240        10,240

---------------
(1) See Note 2 of the Notes to Consolidated Financial Statements of Clearview for the year ended December 31, 1997 with respect to its acquisitions in 1996 and 1997.

(2) For a discussion of assumptions and adjustments underlying the unaudited pro forma combined financial information, see "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION".

(3) Basic loss per share is calculated by dividing net loss available for common stock by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period.

(4) Box office margin represents total box office revenues less film rental and booking fees divided by total box office revenues.

(5) Concession margin represents total concession revenues less cost of concession sales divided by total concession revenues.

(6) Average ticket price represents total box office revenue divided by attendance.

(7) Average concession revenue per patron represents concession revenue divided by attendance.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth certain loss, dividend and book value per share data for Cablevision and Clearview on a historical basis and historical equivalent basis. All historical per share information has been adjusted to reflect the 1998 Cablevision Distributions. The pro forma effect of the Merger on Cablevision is not material for purposes of the per share data presented below. The Clearview Equivalent Pro Forma for holders of Shares data was determined by multiplying Cablevision's historical per share data by an assumed exchange ratio. The assumed exchange ratio of .50 is determined by dividing $24.25 by the last reported sale price of Cablevision Class A Common Stock on October 26, 1998 of $48.50. The information set forth below should be read in conjunction with the historical consolidated financial statements of Cablevision and Clearview, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                SIX MONTHS       YEAR ENDED
                                                              ENDED JUNE 30,    DECEMBER 31,
                                                                   1998             1997
                                                              --------------    ------------
CABLEVISION HISTORICAL
  Basic and diluted loss per share..........................     $ (1.13)         $  (.12)
  Cash dividends declared per share.........................          --               --
  Book value per share......................................     $(15.62)         $(23.72)
CLEARVIEW HISTORICAL
  Basic and diluted loss per Share..........................     $ (2.71)         $ (1.03)
                                                                 -------          -------
  Cash dividends declared per Share.........................          --               --
                                                                 -------          -------
  Book value per Share......................................     $  4.44          $  4.67
                                                                 -------          -------
CLEARVIEW EQUIVALENT PRO FORMA FOR HOLDERS OF SHARES
  Basic and diluted loss per Share..........................     $  (.57)         $  (.06)
                                                                 -------          -------
  Cash dividends declared per Share.........................          --               --
                                                                 -------          -------
  Book value per Share......................................     $ (7.81)         $(11.86)
                                                                 -------          -------

                                  RISK FACTORS

     The following are certain factors that should be considered by the holders of Clearview Securities in evaluating the Merger and an investment in Cablevision Class A Common Stock. Certain statements under this caption "Risk Factors" constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

SUBSTANTIAL INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE

     Cablevision and its subsidiaries have incurred substantial indebtedness and issued substantial amounts of mandatorily redeemable preferred stock, primarily to finance acquisitions and expansion of its operations, to refinance outstanding indebtedness and, to a lesser extent, for investments in and advances to affiliates. Cablevision's consolidated debt, including CSC Holdings' 11 3/4% Series H Redeemable Exchangeable Preferred Stock and 11 1/8% Series M Redeemable Exchangeable Preferred Stock ("CSC's Mandatorily Redeemable Preferred Stock"), aggregated approximately $6.3 billion at June 30, 1998. As a result of Cablevision's high level of indebtedness and the significant amount of CSC Holdings' redeemable preferred stock, Cablevision and its subsidiaries have significant cash requirements to service indebtedness and to pay dividends and redemption amounts on CSC's Mandatorily Redeemable Preferred Stock, increasing Cablevision's vulnerability to adverse developments in its business and adverse economic and industry conditions.

NET LOSSES AND STOCKHOLDERS' DEFICIENCY

     Cablevision reported net losses applicable to common stockholders for the six months ended June 30, 1998 and 1997 of $150.2 million and $240.7 million, respectively, and for the years ended December 31, 1997, 1996 and 1995 of $12.1 million, $459.9 million and $337.7 million, respectively. At June 30, 1998, Cablevision had a stockholders' deficiency of $2.4 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1995, 1996 and 1997 and are expected to continue at high levels throughout 1998 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in Cablevision's programming and other operations. Cablevision expects to continue incurring substantial losses for at least the next several years.

INTANGIBLE ASSETS

     Cablevision had total assets at June 30, 1998 of $6.6 billion, of which $3.0 billion were intangible assets, consisting of franchises, affiliation agreements, excess cost over fair value of net assets acquired and deferred financing, acquisition and other costs. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

POSSIBLE NONCOMPLETION OF CERTAIN TRANSACTIONS

     There can be no assurances that Cablevision's pending transactions referred to in the Cablevision Form 10-Q for the fiscal quarter ended June 30, 1998, including the transactions contemplated by the non-binding letter of intent for Cablevision to acquire the cable television systems owned by Tele-Communications, Inc. in and around Hartford, Vernon, Brandford and Lakeville, Connecticut, or the pending acquisitions of theatres from Loews referred to under "CABLEVISION RECENT DEVELOPMENTS" will be consummated in a timely manner or at all. Cablevision does not believe that the failure to consummate such pending transactions would be reasonably likely to have a material adverse effect on Cablevision and its subsidiaries taken as a whole.

NEED FOR ADDITIONAL FINANCING

     Cablevision's businesses require substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of cable plant, offering of new services and the further participation in existing services, the funding of development costs of cable programming services prior to their becoming cash-flow positive, and the servicing, repayment or refinancing of its indebtedness and CSC's Mandatorily Redeemable Preferred Stock.

     Cablevision also intends to incur additional costs to facilitate the startup of such adjunct businesses as high speed data service, digital video service and residential telephony. Depending upon the timing and scope of the rollout of these businesses, as to which Cablevision has not yet made any definitive decisions, Cablevision may require significant additional capital. Depending on the scope of Cablevision's participation in personal communications services and direct broadcast satellite ventures (as to which Cablevision has not made any definitive decisions), significant additional capital may also be required for these businesses. There can be no assurance that Cablevision will be able to raise additional capital on satisfactory terms, or at all, to meet its future financing needs.

COMMITMENTS

     Cablevision, through Rainbow Media and its subsidiaries, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams and, contracts with players on professional sports teams owned by Madison Square Garden. These contracts typically require substantial payments over extended periods of time.

VOTING CONTROL BY MAJORITY STOCKHOLDERS; DISPARATE VOTING RIGHTS

     As of September 30, 1998, Charles F. Dolan beneficially owned and possessed sole voting power with respect to 1,094,682 shares or 1.0% of Cablevision's outstanding Cablevision Class A Common Stock and 18,703,100 shares or 43.3% of Cablevision's outstanding Cablevision Class B Common Stock. In addition, as of August 31, 1998, an aggregate of 4,534,024 shares or 10.5% of the outstanding Cablevision Class B Common Stock were held by the 1997 Grantor Retained Annuity Trust (the "GRA Trust") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Cablevision Class B Common Stock held by the GRA Trust due to his right to reacquire the Class B Common Stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Mr. Dolan and his spouse), has the power to vote and dispose of the shares of Cablevision Class B Common Stock held by it. As a result of his beneficial ownership of the shares held by the GRA Trust, as of August 31, 1998, Mr. Dolan beneficially owned 1,094,682 shares or 1.0% of the Cablevision Class A Common Stock and 23,237,124 shares or 53.8% of the Cablevision Class B Common Stock. On a combined basis, these shares represented 16.1% of the total number of shares of both classes of Cablevision Common Stock and 43.3% of the total voting power of the Cablevision Common Stock. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of September 30, 1998, an additional 3,599,000 shares of Cablevision Class A Common Stock or 3.3% of the Cablevision Class A Common Stock and 19,987,712 shares of Cablevision Class B Common Stock or 46.2% of the Cablevision Class B Common Stock and 37.7% of the total voting power of all classes of the Cablevision Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors of Cablevision subject to election by holders of the Cablevision Class B Common Stock, which directors constitute 75% of the entire Cablevision Board. Moreover, because holders of Cablevision Class B Common Stock are entitled to ten votes per share while holders of Cablevision Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of the Cablevision Common Stock vote together as a class. These matters include the amendment of certain provisions of the Cablevision Restated Certificate and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Cablevision Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Cablevision Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Cablevision Restated Certificate which adversely affects the powers, preferences or rights of the Cablevision Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Cablevision Class B Common Stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership thereof.

RESTRICTIVE COVENANTS

     Cablevision's principal bank credit facility (the "Credit Agreement") and certain of Cablevision's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict Cablevision's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement or in the indentures governing Cablevision's publicly issued debentures and notes could result in a default under the Credit Agreement which would permit the bank lenders thereunder (i) to restrict Cablevision's ability to borrow undrawn funds under the Credit Agreement and (ii) to accelerate the maturity of borrowings thereunder.

     In addition, the indenture (the "Clearview Indenture") which governs Clearview's 10 7/8% Senior Notes due 2008 ("Clearview's Senior Notes") contains various financial and operating covenants. It is currently contemplated that on or about the date of this Proxy Statement/Prospectus, Clearview will commence a tender offer for Clearview's Senior Notes and solicit consents to eliminate, modify or otherwise amend certain of such restrictions. It is currently contemplated that the receipt of sufficient consents to modify such restrictions and the satisfaction or waiver of all of the conditions to the Merger will be conditions to the consummation of the tender offer for Clearview's Senior Notes, and that such modifications or amendments would not become effective until immediately prior to the acceptance of Clearview's Senior Notes pursuant to such tender offer immediately prior to the Effective Time. There can be no assurance that a sufficient number of consents will be obtained or that the tender offer will be consummated, but neither is a condition to the consummation of the Merger.

NO DIVIDENDS PAID OR TO BE PAID; FLUCTUATIONS IN THE PRICE OF CABLEVISION CLASS A COMMON STOCK

     Cablevision has never declared or paid cash dividends on the Cablevision Class A Common Stock and does not intend to pay cash dividends on such stock in the foreseeable future. In addition, certain debt instruments to which Cablevision is a party contain covenants which effectively prohibit the payment of such dividends. Accordingly, holders of Cablevision Class A Common Stock will receive a return on their investment only through the sale of such stock. The price of Cablevision Class A Common Stock on the ASE has fluctuated significantly and is likely to continue to fluctuate.

RISKS RELATED TO REGULATION

     Cablevision's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the Federal Communications Commission ("FCC") ordered reductions in cable television rates. In 1995, a federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted legislation (the "Telecommunication Act of 1996") that relaxes the regulation of cable television rates; however, the most significant rate regulation relaxation affecting Cablevision will not occur until after March 31, 1999, and legislation has been introduced in Congress to postpone the effective date of such legislation indefinitely.

RISK OF COMPETITION

     Cable operators compete with a variety of distribution systems, including broadcast television stations, DBS, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. For example, four DBS systems are now operational in the United States, some with investment by companies with substantial resources such as Hughes Electronics

Corp., AT&T Corp. and News Corporation. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Media) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems" ("OVS"), a wired video delivery system similar to a cable television system that would not require a local cable franchise. Several OVS operators have sought to enter New York City, Boston and Westchester County, New York. Additional video competition to cable systems is possible from new wireless local multipoint distribution services ("LMDS") authorized by the FCC, for which spectrum was recently auctioned by the FCC.

COMPETITION FROM TELEPHONE COMPANIES

     The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which Cablevision currently holds cable franchises, and in certain locations have commenced offering service in competition with Cablevision.

RISK OF NON-EXCLUSIVE FRANCHISES AND FRANCHISE RENEWALS

     Cablevision's cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable authorities. Cablevision's business is dependent on its ability to obtain and renew its franchises. Although Cablevision has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and Cablevision operates under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities.

YEAR 2000

     Cablevision recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk.

     Cablevision is in the process of identifying and evaluating the risks associated with its financial and operational systems, including obtaining information from outside data processing suppliers and others as to the status of their exposure to Year 2000 problems. The total cost of compliance and its effect on Cablevision's future results of operations have not yet been determined, but could be significant.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of Clearview Securities in connection with the solicitation of proxies by the Clearview Board for use at the Special Meeting, to be held on November 25, 1998, and any adjournments or postponements thereof, for such holders to consider and vote upon the Merger Proposal. No other business will be transacted at the Special Meeting.

     THE CLEARVIEW BOARD HAS ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT HOLDERS OF SHARES AND CLASS A PREFERRED SHARES VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

     Each copy of this Proxy Statement/Prospectus mailed to holders of Voting Shares is accompanied by a form of proxy for use by holders of Shares and Class A Preferred Shares at the Special Meeting.

     This Proxy Statement/Prospectus is also furnished to holders of Clearview Securities as a prospectus in connection with the issuance by Cablevision of shares of Cablevision Class A Common Stock in connection with the Merger.

DATE, PLACE AND TIME

     The Special Meeting will be held on December 1, 1998 at 10:00 a.m., local time, at the offices of Kirkpatrick & Lockhart, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, holders of Shares and Class A Preferred Shares will consider and vote upon the Merger Proposal.

RECORD DATE

     The Clearview Board has fixed the close of business on October 16, 1998 as the Record Date for the determination of the holders of Shares and Class A Preferred Shares entitled to receive notice of and to vote at the Special Meeting and at any adjournments or postponements thereof.

VOTE REQUIRED

     As of the Record Date, there were 2,304,802 Shares and 779 Class A Preferred Shares issued and outstanding. Each Share outstanding on the Record Date is entitled to one vote on the Merger Proposal, and each Class A Preferred Share is entitled to 600 votes on the Merger Proposal. The affirmative vote of a majority of the votes that could be cast by the record holders of the Shares and Class A Preferred Shares outstanding as of the Record Date, voting together as a single class, is required to approve the Merger Proposal. Any failure to be present at the Special Meeting, in person or by proxy, any abstention and any broker non-vote will have the same effect as a vote against the Merger Proposal.

     THE PRESENCE, IN PERSON OR BY PROXY, OF HOLDERS OF SHARES AND CLASS A PREFERRED SHARES REPRESENTING A MAJORITY OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING WILL CONSTITUTE A QUORUM FOR THE TRANSACTION OF BUSINESS. ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AS PRESENT FOR THE PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT. THE SPECIAL MEETING MAY BE ADJOURNED OR POSTPONED FROM TIME TO TIME WITHOUT FURTHER NOTICE, INCLUDING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES BY THE HOLDERS OF SHARES AND CLASS A PREFERRED SHARES REPRESENTING MAJORITY OF VOTES ENTITLED TO BE CAST THEREON PRESENT AT THE SPECIAL MEETING, IN PERSON OR BY PROXY, WHETHER OR NOT CONSTITUTING A QUORUM. PROXIES CONTAINING A VOTE AGAINST THE MERGER PROPOSAL WILL NOT BE VOTED IN FAVOR OF SUCH ADJOURNMENT OR POSTPONEMENT.

     As of the Record Date, directors and executive officers of Clearview and their affiliates owned beneficially an aggregate of 1,158,802 Shares (including shares which may be acquired within 60 days upon exercise of employee stock options) and 779 Class A Preferred Shares, representing approximately 58.8% of the total number of votes entitled to be cast by record holders of Shares and Class A Preferred Shares at the Special

Meeting. The directors and executive officers of Clearview have indicated their intention to vote their Shares and Class A Preferred Shares for the Merger Proposal. See "THE MERGER -- Interests of Certain Persons in the Merger."

     No approval by the shareholders of Cablevision is required to effect the Merger.

STOCKHOLDERS AGREEMENT

     As a condition and inducement to Cablevision's and Merger Sub's willingness to enter into the Merger Agreement, the Selling Stockholders entered into the Stockholders Agreement with Cablevision pursuant to which such Selling Stockholders have agreed, amongst other things, to vote all the Shares and Class A Preferred beneficially owned and thereafter acquired by such Selling Stockholders ("Selling Stockholders' Securities") FOR the Merger Proposal. As of the Record Date, the Selling Stockholders' beneficially owned Shares and Class A Preferred representing approximately 54.7% of the votes that could be cast at the Special Meeting. ACCORDINGLY, APPROVAL OF THE MERGER PROPOSAL IS ASSURED, REGARDLESS OF THE VOTES OF ANY OTHER CLEARVIEW STOCKHOLDER.

     Pursuant to the Stockholders Agreement, to the extent such rights arise as a result of the Merger, the execution of the Stockholders Agreement, the Merger Agreement or the other transactions contemplated by such agreements, each Selling Stockholder has irrevocably waived (i) any rights of appraisal or rights to dissent from the Merger, (ii) other than pursuant to the terms of the Merger Agreement relating to the conversion of Clearview Securities into the right to receive the applicable Merger Consolidation at the Effective Time, any rights to require or otherwise cause Clearview or Cablevision to exercise, convert or exchange any of such Selling Stockholder's Securities for shares of capital stock or other securities or property or assets of Cablevision or Clearview,
(iii) any rights to require or otherwise cause Clearview or Cablevision to redeem any of such Selling Stockholder's Preferred Shares, (iv) any rights to receive preferential payments or other distributions upon a Liquidation Event, Mandatory Redemption Event (each as defined in the applicable Certificate of Designation with respect to the Preferred Shares) or other similar events or (v) any rights to vote separately as a class of Preferred Shares upon adoption of the Merger Agreement at a meeting of stockholders of Clearview.

     Each of the Selling Stockholders has severally agreed that in the event (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Clearview on, of or affecting a Selling Stockholder's Securities, (ii) such Selling Stockholder purchases or otherwise acquires beneficial ownership of any Clearview Securities after the execution of the Stockholders Agreement, (iii) such Selling Stockholder voluntarily acquires the right to vote or share in the voting of any Clearview Securities other than such Selling Stockholder's Securities, or (iv) such Selling Stockholder converts any Preferred Shares into or exercises any Warrants beneficially owned by such Selling Stockholder for Shares, whether pursuant to the Stockholders Agreement or otherwise (Clearview Securities beneficially acquired pursuant to (i), (ii), (iii) or (iv) being collectively referred to as "New Securities"), such New Securities will be subject to the terms of the Stockholders Agreement to the same extent as if they constituted such Selling Stockholders' Securities. The Stockholders Agreement does not require any Selling Stockholder that owns Preferred Shares to convert such Preferred Shares into Shares.

     In the Stockholders Agreement, each Selling Stockholder has severally agreed to deliver to Cablevision upon request an irrevocable proxy and to use all reasonable efforts to take, or cause to be taken, all actions necessary or advisable in order to consummate the transactions contemplated by the Stockholders Agreement. Each of the Selling Stockholders has also severally agreed not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber any of his or her Selling Stockholder's Securities or New Securities prior to the earlier of (a) immediately following adoption of the Merger Agreement by the Clearview Requisite Vote or (b) the date the Stockholders Agreement is terminated in accordance with its terms.

     A copy of the Stockholders Agreement is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference.

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

VOTING AND REVOCATION OF PROXIES

     Voting Shares represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES AND CLASS A PREFERRED SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR THE MERGER PROPOSAL. A stockholder submitting a proxy may revoke it at any time before it is voted, either by voting in person at the meeting, or by executing and delivering a later dated proxy or written instrument revoking such proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Robert D. Lister, Vice-President, Secretary and General Counsel, Clearview Cinema Group, Inc., 97 Main Street, Chatham, New Jersey 07928.

     Holders of Clearview Securities will not be entitled to present any matter for consideration at the Special Meeting, and no business is to be acted upon at the Special Meeting other than as set forth in the Notice of Special Meeting of Stockholders.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Clearview, none of whom will be specifically compensated for such services, may solicit proxies from holders of Shares and Class A Preferred Shares personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     HOLDERS OF CLEARVIEW SECURITIES SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES AND CLASS A PREFERRED SHARES WITH THEIR PROXY CARDS; CERTIFICATES REPRESENTING CLEARVIEW SECURITIES (OR AN APPROPRIATE GUARANTEE OF DELIVERY) MUST ACCOMPANY THE FORM OF ELECTION ENCLOSED WITH THIS PROXY STATEMENT/ PROSPECTUS PURSUANT TO WHICH HOLDERS OF CLEARVIEW SECURITIES CAN, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT INCLUDING CERTAIN ALLOCATION LIMITATIONS AND PRORATION PROCEDURES, ELECT TO RECEIVE THE APPLICABLE SECURITY STOCK CONSIDERATION AND/OR THE APPLICABLE SECURITY CASH CONSIDERATION. SEE "THE MERGER -- EXCHANGE OF CLEARVIEW CERTIFICATES FOR SHARES OF CABLEVISION CLASS A COMMON STOCK".

                                 THE COMPANIES

CABLEVISION

     For a description of Cablevision's businesses and recent developments concerning Cablevision and its businesses, see the Cablevision Form 10-K, the Cablevision Form 10-Qs and the Cablevision Form 8-Ks, each of which is incorporated by reference herein. The following description is qualified in its entirety by reference to such incorporated documents. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     Cablevision owns and operates, through various subsidiaries, cable television systems in eight states with approximately 3,406,000 subscribers at June 30, 1998. Through Rainbow Media, Cablevision owns interests in and manages numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies. Cablevision, through Cablevision Lightpath, provides switched telephone service. Cablevision also owns Cablevision Electronics, doing business as Nobody Beats The Wiz, an electronics retailer operating approximately 40 retail locations in the New York City metropolitan area.

     Description of Cablevision; Cable Operations. Cablevision is one of the largest operators of cable television systems in the United States, with approximately 3,406,000 subscribers in eight states as of June 30, 1998, based on the number of basic subscribers in systems that are currently majority owned and managed by Cablevision. Cablevision's strategy has been to concentrate its cable television systems in and around three major metropolitan areas: New York City, Boston and Cleveland, with a view to being a significant cable provider in each of these markets; to maximize its revenue per subscriber by marketing premium services; to develop and promote niche programming and entertainment services; and to remain an industry leader in upgrading the technological capabilities of its systems. Cablevision believes that its cable television systems on Long Island, New York comprise the largest contiguous group of cable television systems under common ownership in the United States (measured by number of subscribers). By developing systems in and around major metropolitan areas, including expansion through acquisitions in areas in which Cablevision has existing systems, Cablevision has been able to realize economies of scale in the operation and management of its systems and to capitalize on opportunities to create and market programming of regional interest. Through the current and planned upgrade of its cable plant, including the utilization of fiber optic cable and associated electronics, Cablevision is seeking to increase significantly its channel capacity so as to accommodate more analog and add new digital channel capacity, which will facilitate the startup of such adjunct businesses as information services, interactive services (including internet access), near video on demand, video on demand, residential telephony and commercial telephony. To successfully roll out these adjunct new businesses significantly beyond the initial development phases, Cablevision will require additional capital. See "RISK FACTORS -- Need for Additional Financing."

     Programming and Entertainment. Cablevision conducts its programming and entertainment activities through Rainbow Media, its 75% owned subsidiary, and through subsidiaries of Rainbow Media in partnership with certain unaffiliated entities, including Fox/Liberty Networks, L.L.C. ("Fox/Liberty"). The remaining 25% interest in Rainbow Media is owned by NBC Cable Holding, Inc. Rainbow Media's businesses include leading national and regional programming networks and the Madison Square Garden sports and entertainment businesses. Rainbow Media also owns cable television advertising businesses. Rainbow Media's national entertainment networks include American Movie Classics (which features American theatrically released classic films and original programming), Bravo (which features films and performing arts programs, including jazz, dance, classical music and theatrical and original programming), Romance Classics (which features theatrically released films, mini-series, made for television movies and original programming having a romantic theme), MuchMusic (which features a diverse mix of new and established musical artists) and The Independent Film Channel (which features independent films made outside the traditional Hollywood system). National Sports Partners is a national sports network featuring Fox Sports Net, which provides national sports programming to regional sports networks. National Sports Partners is 50% owned by Rainbow Media and is managed and 50% owned by Fox/Liberty. Rainbow Media owns a 60% interest in, and manages, Regional Programming Partners, a partnership with Fox/Liberty. Regional Programming Partners owns an approximate 96.3% interest in Madison Square Garden Arena and the adjoining Theatre at Madison Square Garden, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the New York Liberty professional women's basketball team, the New York City Hawks professional arena football team, the Madison Square Garden Network, Fox Sports New York and Radio City Productions (which operates Radio City Music Hall in New York City). Regional Programming Partners also owns interests in regional sports networks that provide regional sports programming to the New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas, in addition to Madison Square Garden Network and Fox Sports New York which provide regional sports programming to the New York City metropolitan area. Rainbow Media owns Rainbow News 12 which operates regional news networks servicing suburban areas surrounding New York City. Rainbow Media also owns and operates Rainbow Advertising Sales Corporation, a cable television advertising company, and owns a 50% interest in National Advertising Partners, which sells national advertising for regional sports networks and is managed and 50% owned by Fox/ Liberty. See "BUSINESS -- Programming Operation -- General" in the Cablevision Form 10-K.

     The mailing address of Cablevision's principal executive offices is One Media Crossways, Woodbury, New York 11797 and its telephone number is (516) 803-2300.

CLEARVIEW

     Clearview is a major regional first-run motion picture exhibitor that operates primarily community-based multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area. Clearview offers a broad mix of first-run films with a particular focus on films designed to appeal to sophisticated moviegoers and families with younger children residing in these communities. As of September 30, 1998, Clearview operated 43 theaters with a total of 203 screens. For the year ended December 31, 1997, on a pro forma basis after giving effect to the 1997 Acquisitions, 1998 Acquisitions and the Transactions (each as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Acquisitions"), Clearview's revenues and net loss would have been $48.4 million and $4.5 million, respectively. For the six months ended June 30, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions (other than the Cobble Hill Acquisition and the Bala Cynwyd Acquisition) and the Transactions (each as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Acquisitions"), Clearview's revenues and net loss would have been approximately $22.4 million and $3.9 million, respectively.

     Clearview operates clean, comfortable, visually appealing and service-oriented theaters predominantly located in affluent towns and communities rather than in shopping malls or near highways. Clearview believes that, in many suburban communities in the Middle Atlantic and New England states, theaters located in town or in community-based retail centers serve audiences that prefer the convenience and familiarity of such theaters to the larger out-of-town megaplex theaters that appear to be the focus of the major theater circuits. Many of Clearview's target markets are in densely populated, affluent areas consisting of numerous small municipalities with local business districts that are well suited to Clearview's strategy of operating community-based theaters. In many of these areas it can be difficult for theater circuit operators to build or expand theaters into large multiplexes or megaplexes due to a lack of affordable real estate, zoning laws and community resistance.

     Founded in 1994 with four theaters and eight screens, Clearview has grown through both acquisitions and theater development. Since that time, Clearview has completed 16 acquisitions, representing 34 theaters with a total of 170 screens, and entered into agreements to operate four theaters with 13 screens. Management has successfully integrated these theaters into its operations by reducing operating expenses and implementing new operating standards, management controls and information systems. Clearview has also upgraded the seating, improved the sound and projection equipment, refurbished the interior furnishings and broadened the concession offerings in most locations. Additionally, since early 1995 Clearview has added seven screens to existing theaters and constructed a new five-screen theater in an existing building, resulting in an aggregate of 43 theaters with a total of 203 screens as of September 30, 1998. See "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Existing Theaters."

     The mailing address of Clearview's principal executive offices is 97 Main Street, Chatham, New Jersey, 07928 and its telephone number is (973) 377-4646.

MERGER SUB

     Merger Sub, a wholly-owned subsidiary of Cablevision, was formed solely for the purpose of effecting the Merger and effecting the other transactions contemplated by the Merger Agreement. The mailing address of Merger Sub's principal executive offices is One Media Crossways, Woodbury, New York 11797 and its telephone number is (516) 803-2300.

                        CABLEVISION RECENT DEVELOPMENTS

     On August 21, 1998, Cablevision paid a dividend of one share of Cablevision Class A Common Stock for each share of Cablevision Class A Common Stock issued and outstanding as of August 10, 1998, and one share of Cablevision Class B Common Stock for each share of Cablevision Class B Common Stock issued and outstanding as of August 10, 1998.

     CSC Holdings and Loews have entered into the Initial Theaters Agreement relating to the Initial Loews Transaction. Loews was required to divest the Initial Loews Theaters (other than the New Jersey theater) under the terms of the DOJ Final Judgement which permitted the merger of Loews Theaters Exhibition Group and Cineplex earlier in 1998. Under the Initial Theaters Agreement, CSC Holdings will pay Loews $85.0 million in cash for the Initial Loews Theaters. In addition, CSC Holdings has entered into a second agreement with Loews pursuant to which CSC Holdings has the right, subject to satisfactory completion of its due diligence investigation, to purchase the Additional Theaters in the greater New York metropolitan area for approximately $6.7 million in cash. In connection with the Additional Loews Theaters Transaction, Loews has granted CSC Holdings a right of first offer on an additional 21 movie theaters in the greater New York metropolitan area until the first anniversary of the closing of the Initial Loews Transaction. The Initial Loews Transaction is expected to be completed later this year and the Additional Loews Theaters Transaction is expected to be completed contemporaneously therewith or shortly thereafter. The closings of both transactions are subject to customary closing conditions, including the receipt of various consents and approvals, and, in respect of the Initial Loews Transaction, the receipt by Loews of written notice that the DOJ does not object to the consummation of the transaction contemplated by the Initial Theaters Agrement in accordance with the DOJ Final Judgment.

                                   THE MERGER

     This section of this Proxy Statement/Prospectus describes certain aspects of the Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. All holders of Clearview Securities are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides for a business combination between Merger Sub and Clearview pursuant to which, subject to the conditions therein, at the Effective Time, Clearview will be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation, provided, however, that if the Average Cablevision Share Price is less than the Floor Price, at Cablevision's sole option and discretion, at the Effective Time, Merger Sub will be merged with and into Clearview, with Clearview being the Surviving Corporation. In either case, the Surviving Corporation will be a wholly-owned subsidiary of Cablevision. The Merger is intended to qualify as a "purchase" for accounting and financial reporting purposes and, subject to the discussion below and provided that the Average Cablevision Share Price is greater than or equal to the Floor Price, as a tax-free "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. See "ACCOUNTING TREATMENT" and "CERTAIN TAX CONSEQUENCES OF THE MERGER." Each previously outstanding share of Cablevision Class A Common Stock will remain outstanding and unaffected by the Merger. If the Average Cablevision Share Price is $48.50 (the last reported sale price of Cablevision Class A Common Stock on October 26, 1998) then as a result of the allocation limitations and proration procedures in the Merger Agreement the holders of Clearview Securities outstanding on the Record Date will receive an aggregate number of shares of Cablevision Class A Common Stock in the Merger representing less than one percent of the aggregate number of shares of Cablevision Class A Common Stock outstanding as of the date of this Proxy Statement/Prospectus and representing less than one percent of the aggregate voting power of all classes of Cablevision Common Stock outstanding as of such date. The Cablevision Class A Common Stock is entitled to one vote per share, while the Cablevision Class B Common Stock is entitled to ten votes per share. See "DESCRIPTION OF CABLEVISION CAPITAL STOCK."

BACKGROUND OF THE MERGER

     Clearview's corporate strategy has been to acquire and develop clusters of movie theaters that are close to its existing theaters and to seek to acquire or develop similar clusters of theaters in other target markets in the Middle Atlantic and New England states. Clearview has financed its acquisitions primarily through a combination of: bank borrowings; the issuance of subordinated promissory notes, Class B Preferred Stock and Shares; the net proceeds (approximately $7.1 million) of its initial public offering of Common Stock in August 1997; the net proceeds (approximately $3.0 million) from the sale of the Class C Preferred Stock in April 1998; and the sale in June 1998 of $80 million aggregate principal amount of Clearview's Senior Notes. While the Clearview Board believes that available cash, cash flow from operations and other available sources of cash (including amounts available under its existing bank credit facility) are sufficient to fund Clearview's stand-alone growth strategy through at least the end of 1998, the Clearview Board and management have recognized that additional funds would be required to finance expansion plans consistent with its growth strategy and that Clearview's ability to incur additional indebtedness or to issue preferred stock is limited by restrictive covenants in the Clearview Indenture and in its existing bank credit facility. Accordingly, Clearview's management has, from time to time, consulted CSFB regarding ways in which CSFB might assist Clearview in obtaining sufficient financing to permit the implementation of its growth strategy over the long term.

     In June 1998, in light of the publicly announced intention of LTM Holdings, Inc. ("LTM"), a subsidiary of Loews, to divest certain New York and Chicago theaters (the "Loews Theaters") pursuant to the DOJ Final Judgment, the Clearview Board authorized Clearview's President, A. Dale Mayo, to explore opportunities for Clearview to acquire movie theaters in the Borough of Manhattan, New York City, including certain of the Loews Theaters. The Clearview Board believed that the divestiture by LTM of the Loews Theaters presented a unique opportunity to acquire multiple theaters in Manhattan. Clearview understood that final bids for the Loews Theaters might have to be submitted as early as late July 1998 and accordingly, on June 19, 1998, Clearview's management advised LTM of Clearview's preliminary non-binding indication of interest in acquiring the assets of the Loews Theaters located in Manhattan. Clearview recognized, however, that there were likely to be other bidders for the Loews Theaters with considerably greater financial resources and, given its available sources of cash and the restrictions on its ability to incur additional indebtedness, that Clearview might have to form a strategic alliance or enter into another type of relationship or transaction with a third party in order to finance a competitive bid.

     Contemporaneously CSFB, in its capacity as financial advisor to, and at the direction of, LTM, contacted representatives of Cablevision to explore whether Cablevision might be interested in acquiring the Loews Theaters. In light of the fact that Cablevision did not operate any movie theaters, CSFB suggested the possibility of Cablevision working with a company already engaged in the theater exhibition business to pursue a possible bid. Cablevision expressed an interest in exploring such possibilities with Clearview, who Cablevision understood operated a theater exhibition business in geographic areas complementary to Cablevision's primary geographic focus. CSFB informed Mr. Mayo that Cablevision had indicated that it might be interested in entering the theater exhibition business and was interested in discussing the possibility of an arrangement with Clearview that would facilitate Cablevision entering the bidding for the Loews Theaters. CSFB made it clear to Clearview, however, that while CSFB could advise Clearview regarding a possible transaction or arrangement between Clearview and Cablevision, CSFB could not advise either Clearview or Cablevision with respect to the possible acquisition of the Loews Theaters. Mr. Mayo informed the other Clearview directors of Cablevision's interest, and asked the directors to begin to familiarize themselves with Cablevision so that Clearview would be in a position to react promptly if Cablevision were to propose some form of transaction or arrangement. At the same time, Clearview continued to explore with CSFB the possibility of Clearview returning to the public equity market to finance its growth strategy over the long term.

     On June 30, 1998, an exploratory meeting was held among senior executive officers of Cablevision, representatives of Gemini Associates, Inc. ("Gemini"), financial advisor to Cablevision, Mr. Mayo, and representatives of CSFB, financial advisor to Clearview. While no specific transaction or arrangement was discussed or proposed, Cablevision's representatives indicated that Cablevision was interested in acquiring the Loews Theaters, but that if there were to be any transaction or arrangement between Cablevision and Clearview, the terms would have to be finalized prior to the time bids were due on the Loews Theaters. It was understood that pending any further discussions between the two companies, Cablevision and Clearview would each continue to pursue independently their respective interests in acquiring the Loews Theaters.

     On July 9, 1998, Mr. Mayo met with representatives of Cablevision to review and discuss Clearview's business and growth strategy. Representatives of CSFB and Gemini were also present. On July 24, 1998, Clearview was informed that the deadline for final proposals to acquire the Loews Theaters was August 11, 1998.

     On July 27, 1998, Mr. Mayo was advised by Gemini that Cablevision was in the process of determining whether to propose some kind of arrangement or transaction with Clearview relating to a bid for the Loews Theaters, and that Cablevision had concluded that it would not submit a bid for the Loews Theaters without assurances that, if the Cablevision bid were successful, Clearview's experienced management would be available to manage and operate the theaters. On the following day, Mr. Mayo and Robert D. Lister, Clearview's General Counsel, arranged to meet with CSFB and Kirkpatrick & Lockhart, Clearview's outside counsel, to discuss possible alternative transaction structures or arrangements, including the possibility of forming a special purpose joint venture entity. Shortly prior to that meeting, Gemini informed CSFB that Cablevision wanted to promptly commence a due diligence investigation of Clearview so that Cablevision could determine whether to propose a merger pursuant to which Cablevision would acquire Clearview for a consideration per Share in excess of the then current market price of the Shares. Clearview understood that Cablevision would need to complete its due diligence investigation and finalize the terms of any transaction prior to the August 11 deadline for the submission of bids for the Loews Theaters. Clearview also understood that Cablevision would not be willing to submit a bid for the Loews Theaters unless holders of Clearview

Securities having the right to cast a majority of the votes entitled to be cast at a meeting of Clearview stockholders, on a fully diluted basis, had entered into an agreement with Cablevision obligating such stockholders to vote in favor of the Merger or unless Cablevision had other satisfactory assurances that it would be able to consummate the acquisition of Clearview and retain the services of Clearview senior management. At the direction of Clearview's directors, Clearview management facilitated Cablevision's due diligence efforts over the ensuing two weeks.

     During the week of August 3, 1998, an initial draft of a proposed merger agreement was prepared by Cablevision's counsel and delivered to Clearview's counsel. The draft, which did not indicate the value of the consideration Cablevision was prepared to offer, was circulated to Clearview's directors and financial advisor.

     On August 5, 1998, Mr. Mayo met with representatives of Cablevision to discuss various issues raised by Clearview's counsel regarding the proposed form of Merger Agreement and issues relating to a possible bid for Loews Theaters. On August 6, 1998, a special meeting of the Clearview Board was held to discuss the status of discussions with Cablevision and Clearview's possible responses. The Clearview Board was informed that Cablevision had not yet made a definitive proposal to acquire Clearview, but that a proposal consisting of cash, or cash and stock, at a consideration per Share in excess of the then current market price for the Shares, was expected shortly. At such meeting, the Clearview directors reviewed, among other things, the history of Cablevision's interest in Clearview; certain publicly available information concerning Cablevision (including various research reports prepared by financial analysts), other motion picture exhibitors and recent transactions and financings involving motion picture exhibitors; the historical market prices, trading volume and liquidity for the Shares; and the prospects for Clearview's ability to enter the equity markets in the near term in order to obtain sufficient financing on acceptable terms to implement its growth strategy over the long term. Following such discussion, the Clearview Board unanimously agreed that negotiations with Cablevision should continue with respect to various issues raised by Cablevision's draft agreement, but that any decision on whether to proceed would await, among other things: receipt of a definitive offer that was not contingent on Cablevision's acquisition of the Loews Theaters; a thorough evaluation of whether the financial and other terms of any Cablevision offer were in the best interests of all Clearview stockholders; a review of additional financial information by CSFB; satisfactory assurances that Clearview would not be required to repurchase any of Clearview's Senior Notes as a result of a Change of Control (as defined in Clearview's Indenture); and satisfactory assurances that, to the fullest extent possible, any merger agreement would limit Cablevision's ability to terminate the merger agreement or otherwise not be required to consummate the proposed transaction. The Clearview Board was informed that certain stockholders of Clearview, including Mr. Mayo, had retained separate counsel to respond to Cablevision's requirement that it receive satisfactory assurances that holders of Clearview Securities entitled to cast a majority of votes, on a fully diluted basis, at a meeting of Clearview stockholders would be obligated to vote in favor of the approval of the Merger Agreement.

     Following the August 6, 1998 Clearview Board meeting, Clearview's counsel communicated the Clearview Board's position to Cablevision's counsel, together with comments on the draft merger agreement. Representatives of Clearview attended a meeting the same day with representatives of Cablevision to discuss their respective views regarding a possible bid for the Loews Theaters.

     On August 7, 1998, Mr. Mayo and his counsel met with representatives of Cablevision and Cablevision's counsel to discuss the terms and conditions upon which Mr. Mayo and certain other members of Clearview's senior management would be willing to serve as executive officers of the Surviving Corporation. Cablevision indicated that execution of an employment agreement with Mr. Mayo would be a condition to its execution of a merger agreement with Clearview.

     On August 9, 1998, Gemini informed CSFB of the principal terms of Cablevision's proposal to acquire Clearview for consideration of $24.00 per Share pursuant to a cash election merger (with a fixed allocation of 55% cash, 45% Cablevision Class A Common Stock in order for the Merger to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code), with a reversion to an all cash transaction if the average price of Cablevision Class A Common Stock fell by an unspecified percentage during a specified period. The Cablevision proposal was promptly communicated to Clearview's directors.

     On August 10, 1998, a special meeting of the Clearview Board was held to review the status of negotiations with Cablevision. CSFB summarized the financial terms of Cablevision's proposal and Clearview's counsel updated the Board on the status of negotiations regarding both the Merger Agreement and Mr. Mayo's employment contract. CSFB also reviewed with the Clearview Board certain financial and stock market information regarding Cablevision, including a chronology of recent significant developments and data regarding the market performance of Cablevision's stock, recent views of various financial analysts that follow Cablevision, and certain financial data of Cablevision and other comparable cable operators. CSFB also discussed certain factors affecting Clearview's valuation by the equity market, the prices and premiums paid in recent transactions involving other motion picture exhibitors and certain issues that Clearview would likely face if it remained independent, including the potentially dilutive impact of obtaining the additional funds necessary to finance Clearview's growth strategy over the long term through equity financings. After discussing the issues at length, the Clearview Board unanimously instructed CSFB to make a counter-proposal to Cablevision of $27.00 per Share, to indicate Clearview's willingness to consider an all cash transaction and to express the Board's concerns about other aspects of Cablevision's proposal, including the Board's concern that Clearview might be required to repurchase Clearview's Senior Notes and its dissatisfaction with the scope of certain provisions of Cablevision's proposed form of merger agreement relating to Cablevision's ability under certain circumstances to terminate the Merger Agreement.

     In the interim, with the concurrence of the Clearview Board, Mr. Mayo met with senior executives and other representatives of Cablevision, including Gemini, to discuss further the bid that Cablevision proposed to submit to LTM the following day with respect to the Loews Theaters. While Mr. Mayo was at Cablevision's offices, he was informed that Cablevision was not prepared to increase the per Share consideration reflected in its proposal.

     During a telephone meeting on the evening of August 10, 1998, CSFB informed the Clearview Board that Cablevision had indicated that it would not increase the consideration offered, but would agree to certain other changes in the Merger Agreement. After further discussion of the issues, the Board instructed Clearview's legal and financial advisors to contact Cablevision's legal and financial advisors and to communicate the Clearview Board's position on various issues, including the consideration to be received per Share, concerns regarding the possible obligation to repurchase Clearview's Senior Notes and the provisions regarding Cablevision's ability to terminate the Merger Agreement, particularly in the case of adverse changes affecting the movie theater industry generally.

     On August 11, 1998, Cablevision responded that it would not increase the consideration per Share previously proposed, but that it was prepared (subject to certain conditions and other limitations) to agree to purchase any of Clearview's Senior Notes that Clearview was required to repurchase as a result of the proposed transaction, and to accept the risk of material adverse changes in the business, financial condition and results of operations of Clearview resulting from changes affecting the movie theater industry generally. During a telephone meeting that day, after further discussion, the Clearview Board directed CSFB to again request that Cablevision increase the value of the consideration per Share in its offer. At a second telephone meeting, the Clearview Board was informed that Cablevision had agreed to increase the consideration per Share to $24.25.

     At a meeting of the Clearview Board on August 12, 1998, the principal terms of the draft Merger Agreement, stockholders agreement and Mr. Mayo's employment agreement were reviewed and the financial terms of the proposed transaction were summarized by Clearview's legal and financial advisors. The Clearview Board was also informed that the Merger was not contingent upon Cablevision acquiring the Loews Theaters, and that, subject to certain terms and conditions, Cablevision had agreed to purchase any of Clearview's Senior Notes that Clearview was required to repurchase as a result of a Change of Control (as defined in the Clearview Indenture). CSFB then reviewed with the Clearview Board the financial analyses performed by CSFB in connection with its evaluation of the Share Merger Consideration and rendered to the Clearview Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated August 12,
1998) to the effect that, as of such date and based upon and subject to certain matters stated in its written opinion, the Share Merger Consideration to be received in the Merger by the holders of Shares was fair to such holders from a financial point of view. After further discussion, the Clearview Board unanimously concluded that the terms of the proposed Merger were advisable for, fair to, and in the best interests of, Clearview's stockholders, and authorized management to finalize, execute and deliver the Merger Agreement and other related documents.

     On August 12, 1998, the Cablevision Board met to consider the Merger Agreement and other documents relating to the transactions contemplated thereby, including the proposed consideration to be paid in the Merger. After deliberation, the Cablevision Board authorized the execution and delivery of the Merger Agreement. The Cablevision Board reviewed and considered the matters set forth under "-- Reasons for the Merger; Recommendations -- Cablevision."

REASONS FOR THE MERGER; RECOMMENDATIONS

  Cablevision

     The Cablevision Board and the Merger Sub Board have each determined that the Merger Agreement and the transactions contemplated thereby are advisable for, fair to, and in the best interests of, Cablevision, Merger Sub and their respective stockholders, and the Merger Sub Board has adopted the Merger Agreement and has recommended that Cablevision, as sole stockholder of Merger Sub, approve the Merger Agreement. In reaching its determination, the Cablevision Board concluded that the opportunities created by the Merger to increase shareholder value more than offset the risks inherent in the Merger because they believe the Merger would, among other things:

     - expand Cablevision's position in the New York area entertainment marketplace, providing marketing, cross-promotion and co-branding opportunities;

     - provide an entree into a niche market in the film exhibition business that combines a successful business model and a talented management team;

     - provide access to a customer base in Cablevision's core geographic territory that matches the profile of its most desired customers; and

     - constitute the addition of an experienced and entrepreneurial management team to manage Clearview and the movie theatres that Cablevision proposed to acquire from Loews. See "CABLEVISION RECENT DEVELOPMENTS."

     The foregoing discussion of the information and factors which were given weight by the Cablevision Board is not intended to be exhaustive but is believed to include all material factors considered by the Cablevision Board. The Cablevision Board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors.

  Clearview

     THE CLEARVIEW BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE FOR AND IN THE BEST INTERESTS OF CLEARVIEW AND ITS STOCKHOLDERS AND HAS ADOPTED THE MERGER AGREEMENT. THE CLEARVIEW BOARD RECOMMENDS THAT THE STOCKHOLDERS OF CLEARVIEW VOTE FOR THE MERGER PROPOSAL.

     The Clearview Board, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Clearview's counsel and financial advisor and considered a number of factors, including the following material factors:

     - the fact that the per Share consideration to be received by holders of Shares represented a premium of approximately 12% over the closing price of the Shares on August 11, 1998, the last trading day prior to the announcement of the signing of the Merger Agreement;

     - the Clearview Board's view that Clearview would be unlikely to receive, within a reasonable time frame, an offer to acquire Clearview that would be superior to Cablevision's offer;

     - current industry, economic and market conditions, which have encouraged consolidation, and Clearview's continuing need for capital to pursue its growth strategy;

     - the financial presentation of CSFB and its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated August 12, 1998) to the effect that, as of such date and based upon and subject to certain matters stated in its written opinion, the Share Merger Consideration to be received in the Merger by the holders of Shares was fair to such holders from a financial point of view;

     - the opportunity, if the Cablevision Average Share Price is equal to or greater than the Floor Price, for holders of Clearview Securities to become stockholders of a combined organization with significantly greater market capitalization and access to capital than Clearview as a stand-alone entity on a tax-free basis; and

     - the terms and conditions of the Merger Agreement, including Cablevision's agreement that, subject to certain terms and conditions, Cablevision would purchase any of Clearview's Senior Notes Clearview was required to repurchase as a result of a Change in Control. Cablevision's inability to terminate the Merger Agreement as a result of material adverse changes in the business, financial condition and results of operations of Clearview resulting from changes affecting the movie industry generally and the Clearview Board's ability in specified circumstances to provide information to and negotiate with a third party making a Superior Proposal.

     The foregoing discussion of the information and factors which were given weight by the Clearview Board is not intended to be exhaustive but is believed to include all material factors considered by the Clearview Board. The Clearview Board did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors.

OPINION OF CLEARVIEW'S FINANCIAL ADVISOR

     CSFB has acted as financial advisor to Clearview in connection with the Merger. CSFB was selected by Clearview based on CSFB's experience, expertise and familiarity with Clearview and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with CSFB's engagement, Clearview requested that CSFB evaluate the fairness of the Share Merger Consideration to be received in the Merger by holders of Shares from a financial point of view. On August 12, 1998, the date on which the Merger Agreement was executed, CSFB rendered to the Clearview Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated August 12, 1998) to the effect that, as of such date and based upon and subject to certain matters stated in its written opinion, the Share Merger Consideration to be received in the Merger by the holders of Shares was fair to such holders from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE CLEARVIEW BOARD DATED AUGUST 12, 1998, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CSFB'S OPINION IS DIRECTED TO THE CLEARVIEW BOARD AND RELATES ONLY TO THE FAIRNESS OF THE SHARE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING OR THE FORM OF SHARE MERGER CONSIDERATION TO BE ELECTED BY SUCH STOCKHOLDER IN THE MERGER. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB reviewed the Merger Agreement and certain publicly available business and financial information relating to Clearview and Cablevision. CSFB also reviewed certain other information relating to Clearview and Cablevision, including financial forecasts, provided to or otherwise discussed with

CSFB by Clearview, and met with the management of Clearview and Cablevision to discuss the businesses and prospects of Clearview and Cablevision. CSFB also considered certain financial and stock market data of Clearview and Cablevision and compared those data with similar data for other publicly held companies in businesses similar to Clearview and Cablevision and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB was informed by Clearview, and CSFB assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Clearview as to the future financial performance of Clearview. In addition, CSFB was not requested to, and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Clearview or Cablevision, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to what the actual value of the Cablevision Class A Common Stock will be when issued pursuant to the Merger or the prices at which the Cablevision Class A Common Stock will trade subsequent to the Merger. In connection with its engagement, CSFB was not requested to, and did not, approach third parties to solicit third party indications of interest in possible acquisition of all or part of Clearview. Although CSFB evaluated the Share Merger Consideration from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiation between Clearview and Cablevision. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     In preparing its opinion to the Clearview Board, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Clearview, Cablevision, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Clearview and Cablevision. No company, transaction or business used in such analyses as a comparison is identical to Clearview, Cablevision or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the Clearview Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Clearview Board or management with respect to the Merger or the Share Merger Consideration.

     The following is a summary of the material financial analyses performed by CSFB in connection with its opinion dated August 12, 1998:

     Selected Transactions Analysis. Using publicly available information, CSFB analyzed, among other things, the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected transactions in the exhibition industry (acquiror/target): Kohlberg Kravis Roberts & Co. L.P. ("KKR")/Regal Cinemas, Inc. ("Regal"); KKR/Act III Theatres Inc.; LTM/Cineplex; Cobb Theatres L.L.C./Regal; Silver Cinemas International, Inc./The Landmark Theatre Corp.; Hicks, Muse, Tate & Furst Incorporated/United Artists Theatre Company; Cypress Group L.L.C./Cinemark USA, Inc. ("Cinemark"); Regal/Kerkorian Premiere Theatres; Regal/Georgia State Theatres, Inc.; Virgin Cinemas Group Ltd./MGM UK (MGM Cinemas/Credit Lyonnais); Cineplex/Cinemark (withdrawn); Regal/Litchfield Theatres, Ltd.; Carmike Cinemas, Inc. ("Carmike")/Westwynn Theatres, Inc.; Metro-Goldwyn-Mayer Inc./U.K. Movie Theatre Business (Credit Lyonnais Bank Nederland N.V.); AMC Entertainment Inc. ("AMC")/ Exhibition Enterprises Partnership; Management and Merrill Lynch Capital Partners/United Artists Motion Picture Theatre Company (Tele-Communications, Inc.); and Universal City Studios (MCA Inc.)/Plitt Theatres (Cineplex) (collectively, the "Selected Transactions"). CSFB compared the purchase prices payable in the Selected Transactions as a multiple of, among other things, estimated calendar year 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA"). All multiples were based on information available at the time of such transaction. Applying a range of selected multiples of estimated calendar year 1998 EBITDA of the Selected Transactions of 10.5x to 12.5x to corresponding financial data for Clearview resulted in an enterprise reference range for Clearview of approximately $90 million to $115 million.

     Discounted Cash Flow Analysis. CSFB estimated the present value of the future streams of after-tax cash flows that Clearview could produce for the period 1998 through 2003 based on certain operating and financial forecasts and other information provided by the management of Clearview (the "Management Case") and certain sensitivities to the Management Case based on discussions with the management of Clearview to reflect, among other things, lower potential screen growth (the "Alternative Case"). Ranges of terminal values were estimated using multiples of 2003 projected EBITDA ranging from 9.5x to 11.5x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates of 12% to 13%. This analysis indicated an enterprise reference range for Clearview of approximately $135 million to $155 million (Management Case) and approximately $125 million to $140 million (Alternative
Case).

     Current Trading Analysis. CSFB compared certain financial and operating data of Clearview to corresponding data of selected publicly traded companies in the exhibition industry, including: AMC; Carmike; GC Companies Inc.; and Loews (collectively, the "Selected Companies"). CSFB compared, among other things, enterprise values (equity market values plus debt less cash) of the Selected Companies and Clearview as multiples of estimated calendar year 1999 EBITDA, which indicated a range of 6.1x to 6.4x estimated calendar year 1999 EBITDA for the Selected Companies and 7.8x estimated calendar year 1999 EBITDA for Clearview. All multiples were based on closing stock prices on August 11, 1998. CSFB also calculated the implied enterprise value for Clearview based on the closing price of the Shares on the ASE on August 10, 1998 of $123 million.

     Aggregate Reference Range. On the bases of the valuation methodologies employed in the analyses described above, CSFB derived an aggregate enterprise reference range for Clearview of approximately $115 million to $140 million, as compared to the enterprise value for Clearview implied by the Share Merger Consideration of approximately $135 million.

     Certain Other Factors and Comparative Analyses. In rendering its opinion, CSFB considered certain other factors and other comparative analyses, including, among other things, (i) a comparison of the premium payable in the Merger with premiums paid or proposed to be paid in selected public company acquisitions consummated in 1998, (ii) a comparison of the purchase price paid in the Merger and the purchase prices paid or proposed to be paid in selected transactions in the exhibition industry as a multiple of latest 12 months EBITDA, (iii) an extrapolation of a theoretical trading price for Clearview on a stand-alone basis as of August 1999, and (iv) the historical stock price performance of Cablevision relative to the S&P 500 Index.

     Miscellaneous. Pursuant to the terms of CSFB's engagement, Clearview has agreed to pay CSFB for its financial advisory services in connection with the Merger an aggregate fee equal to 1.5% of the aggregate consideration (including liabilities assumed) payable in the Merger as calculated and payable upon the closing of the Merger. Clearview also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including the fees and expenses of its legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities under the federal securities laws arising out of CSFB's engagement. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both Clearview and Cablevision for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of CSFB beneficially owns all of the outstanding Clearview Class C Preferred Shares.

TERMS OF THE MERGER

     Upon the terms and subject to the conditions set forth on the Merger Agreement, at the Effective Time, (i) each outstanding Share (other than Excluded Shares) will be converted into the right to receive, at the option of the holder thereof, (A) the Share Cash Consideration or (B) the Share Stock Consideration; (ii) each outstanding Class A Preferred Share (other than Excluded Class A Preferred Shares) will be converted into the right to receive, at the option of the holder thereof, (A) the Class A Preferred Share Cash Consideration or (B) the Class A Preferred Share Stock Consideration; and (iii) each outstanding Class C Preferred Share (other than Excluded Class C Preferred Shares) will be converted into the right to receive, at the option of the holder thereof (A) the Class C Preferred Share Cash Consideration or (B) the Class C Preferred Share Stock Consideration; provided, however, that, with respect to each of (i), (ii) and (iii) above, if the Average Cablevision Share Price is less than the Floor Price (currently $36.00 reflecting an adjustment in accordance with the terms of the Merger Agreement for Cablevision's two-for-one stock split on August 21, 1998), Shares, Class A Preferred Shares and Class C Preferred Shares will be converted into the right to receive the applicable cash considerations and no holder of Shares, Class A Preferred Shares and Class C Preferred Shares will have the right to elect to receive consideration consisting of shares of Cablevision Class A Common Stock.

     The Merger Agreement provides that notwithstanding anything in the Merger Agreement to the contrary, (i) the Stock Election Number will be equal, as closely as practicable, to 45% of the sum of (A) the aggregate number of Share Equivalents represented by outstanding Clearview Securities immediately prior to the Effective Time and (B) the aggregate number of Share Equivalents represented by the previously outstanding Class B Preferred Shares, all of which have been redeemed; and (ii) the Cash Election Number will equal, as closely as practicable, the number of Share Equivalents represented by the difference between (A) the aggregate number of Share Equivalents represented by outstanding Clearview Securities immediately prior to the Effective Time and (B) the Stock Election Number.

     Notwithstanding anything in the Merger Agreement to the contrary, unless the Average Cablevision Share Price is less than the Floor Price, if as of the Effective Time the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE) would be less than 45% of the sum of (x) the aggregate value of the Security Cash Consideration and (y) the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE), then the Stock Election Number and the Cash Election Number (but not the Security Conversion Numbers) will be adjusted as necessary so that, as of the Effective Time, the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE) equals, as closely as possible, 45% of the sum of (x) the aggregate value of the Security Cash Consideration and (y) the aggregate value of the Security Stock Consideration (calculating using the most recent available price for Cablevision Class A Common Stock on the ASE); provided, however, that if the Stock Election Number resulting from such adjustment would be greater than the Stock Election Number that would have resulted if the Average Cablevision Share Price had been equal to the Floor Price, then Cablevision, at its sole discretion, shall have the option of either (i) adjusting the Stock Election Number and the Cash Election Number as set forth above in this paragraph or (ii) treating the Average Cablevision Share Price as being less than the Floor Price for all purposes of the Merger Agreement, including the availability of the election to have Clearview be the Surviving Corporation and the concomitant change in the form of the Merger Consideration to all cash as set forth in the Merger Agreement.

     The Merger Agreement also provides that, (i) if the Average Cablevision Share Price is greater than or equal to the Floor Price, subject to the allocation limitations and proration procedures in accordance with the provisions of the Merger Agreement, each holder of Clearview Securities (other than Excluded Securities) will be entitled to make a Cash Election, a Stock Election or a Non-Election (which Cablevision may deem, in its sole and absolute discretion to be, in whole or in part, Clearview Securities in respect of which Cash Elections or Stock Elections have been made); (ii) in the event that the aggregate number of Share Equivalents represented by the outstanding Clearview Securities in respect of which Cash Elections have been made exceeds the Cash Election Number, (a) all Stock Election Securities shall be converted into the right to receive the applicable Security Stock Consideration, and (b) all Non-Election Securities and Clearview Securities in respect of which Cash Elections have been made shall be converted into the right to receive the respective applicable Security Stock Consideration or Security Cash Consideration in the following order and manner: (A) first, all Non-Election Securities shall be deemed to be Clearview Securities in respect of which Stock Elections have been made and treated as Stock Election Securities; (B) second, if necessary, an aggregate number of Clearview Securities in respect of which Cash Elections have been made shall be deemed converted into and treated as Stock Election Securities (such aggregate number to be apportioned pro rata among record holders of such Clearview Securities, based on the number of Share Equivalents represented thereby), so that the number of Share Equivalents represented by the Clearview Securities so converted, when added to the Share Equivalents represented by all other Stock Election Securities (including Non-Election Securities deemed to be Stock Election Securities), equals, as closely as practicable, the Stock Election Number; and (C) third, any remaining Clearview Securities in respect of which Cash Elections have been made shall be converted into the right to receive the applicable Security Cash Consideration;
(iii) in the event that the aggregate number of Share Equivalents represented by the outstanding Clearview Securities in respect of which Stock Elections have been made exceeds the Stock Election Number, (a) all Cash Election Securities shall be converted into the right to receive the applicable Security Cash Consideration, and (b) all Non-Election Securities and Clearview Securities in respect of which Stock Elections have been made shall be converted into the right to receive the respective applicable Security Cash Consideration and Security Stock Consideration in the following order and manner: (A) first, all Non-Election Securities shall be deemed to be Clearview Securities in respect of which Cash Elections have been made and treated as Cash Election Securities; (B) second, if necessary, an aggregate number of Clearview Securities in respect of which Stock Elections have been made shall be deemed converted into and treated as Cash Election Securities (such aggregate number to be apportioned pro rata among record holders of such Clearview Securities, based on the number of Share Equivalents represented thereby), so that the number of Share Equivalents represented by the Clearview Securities so converted, when added to the Share Equivalents represented by all other Cash Election Securities (including Non-Election Securities to be deemed Cash Election Securities), equals as closely as practicable the Cash Election Number; and (C) third, any remaining Clearview Securities in respect of which Stock Elections have been made shall be converted into the right to receive the applicable Security Stock Consideration; and (iv) in the event that clauses (ii) and (iii) above are not applicable, all Non-Election Securities shall be deemed by Cablevision, in its sole and absolute discretion, to be, in whole or in part, Clearview Securities in respect of which Cash Elections or Stock Elections have been made, as applicable.

     Because of certain limitations on the amount of Security Cash Consideration and Security Stock Consideration to be issued in the Merger, there can be no assurance that holders of Clearview Securities will receive the form of consideration that such holder elects. If the elections result in an oversubscription of either the Security Stock Consideration or the Security Cash Consideration, the procedures for allocating cash and shares of Cablevision Class A Common Stock set forth in the Merger Agreement and described in this Proxy Statement/Prospectus will be followed by the Exchange Agent.

     No fractional shares of Cablevision Class A Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that any holder of Clearview Securities who would otherwise have been entitled to receive a fractional share of Cablevision Class A Common Stock in the Merger will be entitled to receive a cash payment in lieu thereof, which payment will represent such holder's proportionate interest in a share of Cablevision Class A Common Stock based on the Average Cablevision Share Price.

CLOSING; EFFECTIVE TIME

     The Merger Agreement provides that the Closing Date will be on the first business day on which the last to be fulfilled or waived of the conditions set forth in the Merger Agreement are satisfied or waived in accordance with the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing Date, but subject to the fulfillment or waiver of those conditions), or on such other date as Cablevision and Clearview may agree in writing (the "Closing"). As soon as practicable following the Closing, Clearview and Cablevision will cause the Certificate of Merger to be signed, acknowledged and delivered for filing with the Secretary of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the Effective Time when the Certificate of Merger has duly filed with the Secretary of State of Delaware.

EXCHANGE OF CLEARVIEW CERTIFICATES FOR SHARES OF CABLEVISION CLASS A COMMON
STOCK

     Procedures. In order to elect the applicable Security Cash Consideration and/or the applicable Security Stock Consideration, holders of Clearview Securities must submit a Form of Election to the Exchange Agent prior to the Election Deadline. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office by 5:00 p.m., New York City time, on the Election Deadline and (y) accompanied by the Certificate(s) representing the Clearview Securities as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided, that such Certificates are in fact delivered to the Exchange Agent within five trading days after the date of execution of such guarantee of delivery). Clearview will use its best efforts to make a Form of Election available to all persons who become holders of record of Clearview Securities (other than Excluded Securities) between the date of mailing of this Proxy Statement/ Prospectus and the Election Deadline. Cablevision will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Cablevision (or the Exchange Agent, as the case may be) in such matters will be conclusive and binding. Neither Cablevision nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Clearview Securities that does not submit an effective Form of Election prior to the Election Deadline will be deemed to have made a Non-Election. An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Clearview Securities that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline, such Clearview Securities will be deemed Non-Election Securities. In the event that the Merger Agreement is terminated pursuant to its terms and any Clearview Securities have been transmitted to the Exchange Agent, such Clearview Securities will promptly be returned without charge to the person submitting the same.

     Upon surrender of a Certificate representing Stock Election Securities for cancellation to the Exchange Agent together with a duly completed Form of Election, the holder of such Certificate will, following the Effective Time, be entitled to receive (a) a certificate representing that number of whole shares of Cablevision Class A Common Stock that such holder is entitled to receive, (b) a check in the amount (after giving effect to any required tax withholdings) of
(x) any cash in lieu of fractional shares plus (y) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive, and the Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on any amount payable upon the surrender of the Certificates representing Stock Election Securities. In the event of a transfer of ownership of Clearview Securities that is not registered in the transfer records of Clearview, the applicable Stock Merger Consideration payable in respect of such Clearview Securities may be issued and/or paid to such a transferee if the Certificate formerly representing such Clearview Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Cablevision Class A Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange will pay any transfer or other taxes required by reason of the issuance of certificates for shares of Cablevision Class A Common Stock in a name other than that of the registered holder of the Certificate surrendered, or certified to the Exchange Agent that such tax has been paid or is not applicable. Upon surrender of a Certificate representing Cash Election Securities (or, if the Average Cablevision Share Price is less than or pursuant to the Merger Agreement is, at Cablevision's option, treated as being less than the Floor Price, any Clearview Securities) for cancellation to the Exchange Agent together with a duly completed Form of Election, the holder of such Certificate will be entitled to receive a check in the amount such holder is entitled to receive pursuant to the Merger Agreement, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Clearview Securities that is not registered in the transfer records of Clearview, the applicable Cash Merger Consideration payable in respect of such Clearview Securities may be issued and/or paid to such a transferee if the Certificate formerly representing such Clearview Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Distributions with Respect to Unexchanged Shares; Voting. The Merger Agreement provides that all shares of Cablevision Class A Common Stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Cablevision in respect to the Cablevision Class A Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of Cablevision Class A Common Stock will be paid to any holder of any unsurrendered Certificate representing Stock Election Securities until such Certificate is surrendered for exchange in accordance with the terms of the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be issued and/or paid to such holder certificates representing whole shares of Cablevision Class A Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with respect to such whole shares of Cablevision Class A Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Cablevision Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. Further, Holders of unsurrendered Certificates representing Stock Election Securities will be entitled to vote after the Effective Time at any meeting of Cablevision stockholders the number of whole shares of Cablevision Class A Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

DISSENTERS' RIGHTS OF APPRAISAL

     The Merger Agreement provides that no Dissenting Securityholder will be entitled to any Merger Consideration pursuant to the terms of the Merger Agreement unless and until the such Dissenting Securityholder thereof has failed to perfect or has effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Securityholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Clearview Securities owned by such Dissenting Securityholder. The Merger Agreement also provides that if any Person who would otherwise be deemed a Dissenting Securityholder has failed to perfect or has effectively withdrawn or lost the right to dissent with respect to any Clearview Securities, such Clearview Securities will thereupon be Non-Election Shares. See "Dissenters' Rights of Appraisal."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Clearview, Cablevision and Merger Sub, certain of which are qualified as to materiality and certain of which are subject to certain exceptions disclosed by each of Clearview and Cablevision to the other.

  Mutual Representations and Warranties

     Each of Clearview and Cablevision has represented and warranted to the other with respect to, among other things: (i) their organization and related corporate matters, (ii) their capitalization, (iii) corporate authority to enter into and consummate the Merger Agreement and other transactions contemplated thereby, (iv) required notices, reports or other filings required to be made with and consents, registrations, approvals, permits and authorizations ("Governmental Consents") required to be obtained from any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), (v) breaches or violations of or defaults under governing instruments and Contracts, (vi) documents filed with the SEC, (vii) the accuracy of financial statements, (viii) the absence of certain changes,
(ix) litigation and undisclosed liability and (x) compliance with laws.

  Additional Representations and Warranties of Clearview

     Clearview has made additional representations and warranties to Cablevision with respect to, among other things: (i) employee benefits, (ii) the applicability of Takeover Statutes (as defined in the Merger Agreement), (iii) environmental matters, (iv) tax matters, (v) labor matters, (vi) insurance policies, (vii) intellectual property rights, (viii) certain contracts, (ix) real property matters and (x) operating assets.

CERTAIN COVENANTS

     Interim Operations. Pursuant to the Merger Agreement, Clearview has agreed as to itself and its Subsidiaries that, after the date of the Merger Agreement and prior to the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, except as otherwise expressly contemplated by the Merger Agreement or unless Cablevision otherwise approves in writing: (i) its and its Subsidiaries' businesses will be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries will use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates; (ii) it will not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its certificate of incorporation or by-laws; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than dividends from its direct or indirect wholly-owned Subsidiaries; or (E) except for the repurchase of a Warrant held by MidMark Capital, L.P. (the "Warrantholder") to purchase 282,600 Shares (the "Class A Warrant") contemplated by the agreement among Clearview, Cablevision and the Warrantholder, pursuant to which the Warrantholder shall surrender the Class A Warrant prior to the Effective Time to Clearview for cancellation for $1.00 and the redemption of the outstanding Class B Preferred Shares, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (iii) neither it nor any of its Subsidiaries will (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date of the Merger Agreement under the Stock Plan) or upon conversion of the Class A Preferred Shares and Class C Preferred Shares); (B) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (C) make or authorize or commit for any capital expenditures other than in amounts less than $25,000 individually and $100,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity in excess of $25,000; (iv) neither it nor any of its Subsidiaries will terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Clearview Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for non-executive employees occurring in the ordinary and usual course of business (which, the Merger Agreement provides, includes normal periodic performance reviews and related compensation and benefit increases); (v) neither it nor any of its Subsidiaries will settle or compromise any material claims or litigation, or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;
(vi) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary course of business; and (vii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     Acquisition Proposals. Pursuant to the Merger Agreement, Clearview has agreed that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or 15% or more of the assets or any equity securities of, Clearview or any of its Subsidiaries (an "Acquisition Proposal"). Clearview has further agreed that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person other than Cablevision or Merger Sub relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Merger Agreement does not, however, prevent Clearview or the Clearview Board from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Clearview Board receives from the person so requesting such information an executed a customary form of confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (D) withdrawing, modifying or changing, in a manner adverse to Cablevision, its recommendation to the shareholders of Clearview with respect to the Merger Agreement or the Merger, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Clearview Board determines in good faith by a majority vote after consultation with outside legal counsel that failing to take such action would be reasonably likely to result in a breach of their fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or (D) above, the Clearview Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Clearview's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (a "Superior Proposal").

     In the Merger Agreement, Clearview has also agreed to cease and terminate any then-existing activities, discussions, or negotiations with any person other than Cablevision conducted heretofore with respect to any Acquisition Proposal. In addition, pursuant to the Merger Agreement, Clearview has agreed to notify Cablevision promptly if any of the inquiries, proposals or offers referred to in the previous paragraph are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of Clearview's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter to keep Cablevision informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Clearview has also agreed that it will promptly request any person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries.

     Information Supplied. The Merger Agreement provides that Clearview and Cablevision each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, and this Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Clearview stockholders and at the time of the Special Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     The Special Meeting. Clearview has agreed in the Merger Agreement to take all action necessary to convene the Special Meeting as promptly as practicable after the Registration Statement of which this Proxy Statement/Prospectus forms a part is declared effective. Clearview has further agreed that subject to its fiduciary duties under applicable law, the Clearview Board will recommend adoption and approval of the Merger Agreement and the Merger by holders of Shares and Class A Preferred Shares and it will take all lawful action to solicit such adoption and approval.

CERTAIN REGULATORY FILINGS AND APPROVALS

     Pursuant to the Merger Agreement, each of Clearview and Cablevision has agreed to cooperate with the other and use (and cause their respective Subsidiaries to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable after the execution of the Merger Agreement, including preparing and filing as promptly as practicable after the date of the Merger Agreement all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. However, the Merger Agreement does not require that Cablevision proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of either Cablevision or Clearview, or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Clearview of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. The Merger Agreement also provides that, subject to applicable laws relating to the exchange of information, Cablevision and Clearview will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Cablevision or Clearview, as the case may be, and their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or Governmental Entity in connection with the Merger and the transactions contemplated in the Merger Agreement.

  HSR

     Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. Cablevision and Clearview each filed a Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on September 21, 1998. On October 20, 1998, Clearview and Cablevision were notified by the FTC that early termination of the waiting period under the HSR Act had been granted. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Cablevision or Clearview. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     There can be no assurance that the requisite regulatory approvals will be obtained or that they will be obtained in a timely manner. In addition, there can be no assurance that such approvals will not include conditions that will result in the abandonment of the Merger.

STOCK EXCHANGE LISTING AND DE-LISTING

     Cablevision has agreed to use its best efforts to cause the shares of Cablevision Class A Common Stock to be issued in the Merger to be approved for listing on the ASE, subject to official notice of issuance, prior to the Closing Date, and such approval for listing is a condition to consummation of the Merger. The Merger Agreement provides that the Surviving Corporation will use its best efforts to cause the Shares to be de-listed from the ASE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

EMPLOYEE BENEFITS

     Stock Options. The Merger Agreement provides that at the Effective Time, each Clearview Option under the Stock Plan, whether vested or unvested, will be canceled and the holder thereof will be entitled to receive the Option Consideration. The Option Consideration will be paid as soon as practicable following the Effective Time. Prior to the Effective Time, Clearview will take such actions as may be necessary to effectuate the foregoing, including without limitation obtaining all applicable consents. The cancellation of a Clearview Option in exchange for the Option Consideration will be deemed a release of any and all rights the holder had or may have had in respect of such Clearview Option, and any required consents received from Clearview Option holders shall so provide.

     Benefit Plans. Each of Cablevision and Merger Sub has agreed that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Surviving Corporation and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Shares) that are substantially similar in the aggregate to those currently provided by Clearview and its Subsidiaries to such employees. Cablevision will, and will cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans (or policies) in existence on the date of the Merger Agreement and all employment or severance agreements entered into by Clearview or adopted by the Clearview Board prior to the date of the Merger Agreement. Cablevision has agreed to offer or cause Merger Sub to offer employment contracts with the persons and on the terms set forth on Schedule I to the Merger Agreement immediately prior to the Effective Time. Nothing in the Merger Agreement will prevent Cablevision from terminating any Compensation and Benefit Plan. Each of Cablevision and Merger Sub has agreed that the employees of the Surviving Corporation will receive full credit for purposes of eligibility and vesting under the employee benefit plans or arrangements maintained by the Surviving Corporation for such employees' service with Clearview or any of its Subsidiaries to the same extent recognized by Clearview immediately prior to the Effective Time.

EXPENSES

     The Surviving Corporation will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares, transfer of cash and issuance of Cablevision Class A Common Stock contemplated by the Merger Agreement, and Cablevision will reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in the Merger Agreement with respect to transfer taxes and the Termination Expenses, the Merger Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Proxy Statement/Prospectus and the Registration Statement will be shared equally by Cablevision and Clearview.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     The Merger Agreement provides that, from and after the Effective Time, Cablevision and the Surviving Corporation will indemnify and hold harmless each Indemnified Party (as defined herein) against any Costs (as defined in the Merger Agreement) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, resulting from matters existing or occurring at or prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation resulting from the transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Clearview would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of the Merger Agreement to indemnify such person (and Cablevision or the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, if the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, provided, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and Clearview's certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation). For the purposes of the Merger Agreement, "Indemnified Party" means each present and former director and officer of Clearview (when acting in such capacity or when serving at the request of Clearview as a director or officer of a Subsidiary or a fiduciary of a Compensation and Benefits Plan) determined as of the Effective Time.

     The Merger Agreement also provides that Cablevision or the Surviving Corporation will maintain D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"). However, if the existing D&O Insurance expires, is terminated or canceled during such six-year period, Cablevision will use all reasonable efforts and will cause the Surviving Corporation to use all reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. Clearview will use all reasonable efforts to obtain officers and directors liability insurance to become effective at the Effective Time with coverage amounts and a term reasonably satisfactory to Cablevision. See "-- Interests of Certain Persons in the Merger."

CONDITIONS

     The respective obligations of Clearview, Cablevision and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (a) the Merger Agreement having been duly approved by the Clearview Requisite Vote and by the sole stockholder of Merger Sub in accordance with applicable law and the certificate and by-laws of each such corporation; (b) the shares of Cablevision Class A Common Stock issuable to the stockholders of Clearview pursuant to the Merger Agreement having been authorized for listing on the ASE upon official notice of issuance; (c) the waiting period applicable to the consummation of the Merger under the HSR Act having expired or been terminated and, other than the filing provided for in the Merger Agreement, the Cablevision Required Consents and the Clearview Required Consents in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated hereby by Clearview, Cablevision and Merger Sub shall have been made or obtained (as the case may be); (d) no Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by the Merger Agreement and no Governmental Entity having instituted any proceeding or threatened in writing or publicly announced its intention to institute any proceeding seeking any such Order; and
(e) the Registration Statement having become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened, by the SEC.

     The Merger Agreement provides that the obligations of Cablevision and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Cablevision at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of Clearview set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Cablevision having received a certificate signed on behalf of Clearview by the Chief Executive Officer of Clearview to such effect; provided, however, that notwithstanding anything in the Merger Agreement to the contrary, this condition will be deemed to have been satisfied even if such representations or warranties (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) are not so true and correct unless the failure of such representations or warranties (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent Clearview from consummating the transactions contemplated by the Merger Agreement; (b) Clearview having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Cablevision having received a certificate signed on behalf of Clearview by the Chief Executive Officer of Clearview to such effect; (c) Clearview having obtained certain specified consents and the consent or approval of each Person whose consent or approval is required under any Contract except for such consents or approvals that the failure to obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or be reasonably likely to prevent Clearview from consummating the transactions contemplated by the Merger Agreement; (d) if, and only if, the Average Cablevision Share Price is greater than the Floor Price (and treated as being greater than or equal to the Floor Price after giving effect to the allocation if the Security Stock Consideration is less than 45% of the sum of (x) the aggregate value of the Security Cash Consideration and (y) the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE), Cablevision having received the opinion of Sullivan & Cromwell, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of Cablevision, Merger Sub and Clearview will be a party to that "reorganization" within the meaning of Section 368(b) of the Code; (e) Cablevision having received the resignations of each director of Clearview; (f) Cablevision and/or Merger Sub having entered into an employment agreement with
A. Dale Mayo, as described under "-- Interests of Certain Persons in the Merger"; and (g) Cablevision having received an Affiliates Letter (as defined under the caption "-- Resale of Cablevision Class A Common Stock") from each affiliate of Clearview.

     The Merger Agreement further provides that the obligation of Clearview to effect the Merger is also subject to the satisfaction or waiver by Clearview at or prior to the Effective Time of the following conditions: (a) the representations and warranties of Cablevision and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Closing Date (except that certain representations and warranties shall not be required to be so true and correct as of such dates if the Average Cablevision Share Price is less than the Floor Price, and in which event neither Cablevision nor Merger Sub shall have any obligation or liability (and Clearview shall have no rights) in respect of a breach of such representations and warranties) as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Clearview shall have received a certificate signed on behalf of Cablevision by an executive officer of Cablevision and an executive officer of Merger Sub to such effect; provided, however, that notwithstanding anything herein to the contrary, this condition shall be deemed to have been satisfied even if such representations or warranties (without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications) are not so true and correct unless the failure of such representations or warranties (without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications) to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent Cablevision from consummating the transactions contemplated by the Merger Agreement; (b) each of Cablevision and Merger Sub having performed all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Clearview having received a certificate signed on behalf of Cablevision and Merger Sub by an executive officer of Cablevision and an executive officer of Merger Sub to such effect; and (c) if, and only if, the Average Cablevision Share Price is greater than the Floor Price (and treated as being greater than or equal to the Floor Price after giving effect to the allocation if the Security Stock Consideration is less than 45% of the sum of
(x) the aggregate value of the Security Cash Consideration and (y) the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Cablevision Class A Common Stock on the ASE), Clearview having received the opinion of Kirkpatrick & Lockhart, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of Cablevision, Merger Sub and Clearview will be a party to that "reorganization" within the meaning of Section 368(b) of the Code. "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of Cablevision and its Subsidiaries taken as a whole provided, however, that a Parent Material Adverse Effect does not include any effect upon the financial condition, properties, business or results of operations of Cablevision, or any of its Subsidiaries resulting from national economic or business conditions, generally or the public announcement of the execution of the Merger Agreement and the transactions contemplated thereby.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of Clearview at the Special Meeting and Cablevision, by mutual written consent of Clearview and Cablevision, by action of their respective boards of directors. Further, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Cablevision Board or the Clearview Board if (i) the Merger has not been consummated by February 28, 1999, whether such date is before or after the date of approval by the stockholders of Clearview; provided, however, that if Cablevision determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Termination Date may be extended by Cablevision to a date no later than April 30, 1999; provided further, that such right to terminate will not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has proximately caused the event that would otherwise give rise to a right to terminate the Merger Agreement;
(ii) the adoption of the Merger Agreement by the stockholders of Clearview required by the Merger Agreement is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable (whether before or after the approval by the stockholders of Clearview).

     Further, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Clearview at the Special Meeting, by action of the Clearview Board if there has been a material breach by Cablevision or Merger Sub of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Clearview to the party committing such breach.

     In addition, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Cablevision Board if (i) the Clearview Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement or approved or recommended a Superior Proposal or (ii) there has been a material breach by Clearview of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable, of, if curable, is not cured within 30 days after written notice of such breach is given by Cablevision to the party committing such breach.

CERTAIN TERMINATION EXPENSES

     The Merger Agreement provides that in the event that (i) an Acquisition Proposal has been made to Clearview or any of its Subsidiaries or any of its stockholders or any Person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to Clearview or any Subsidiary of Clearview and thereafter the Merger Agreement is terminated by either Cablevision or Clearview because the stockholders of Clearview failed to approve the Merger Agreement or (ii) the Merger Agreement is terminated by Cablevision pursuant to the provisions of the Merger Agreement permitting it to terminate if the Clearview Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, or approved or recommended a Superior Proposal, then Clearview will promptly, but in no event later than two days after the date of such termination, pay Cablevision a Termination Fee of $1.6 million and will promptly, but in no event later than two days after being notified of such by Cablevision, pay all of the charges and expenses, including those of the Exchange Agent, incurred by Cablevision or Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $400,000, in each case payable by wire transfer of same day funds (the "Termination Expenses").

RESALE OF CABLEVISION CLASS A COMMON STOCK

     The shares of Cablevision Class A Common Stock issuable to stockholders of Clearview in connection with the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Clearview prior to the date of the Special Meeting, or Cablevision following the Effective Time, as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Clearview at the time of the Special Meeting or Cablevision following the Effective Time. Shares of Cablevision Class A Common Stock received by those stockholders of Clearview who are deemed to be "affiliates" of Clearview may be resold without registration as provided for by Rule 144 or 145, or as otherwise permitted, under the Securities Act. This Proxy Statement/Prospectus does not cover any resales of Cablevision Class A Common Stock received by affiliates of Clearview in the Merger or by certain of their family members or related interests.

     Pursuant to the Merger Agreement, Clearview has agreed to deliver to Cablevision at least 30 days prior to the Special Meeting a letter identifying all persons whom Clearview believes to be, as of the date of the Special Meeting, "affiliates" of Clearview within the meaning of Rule 145 under the Securities Act. Clearview has agreed to use its best efforts to cause each person who is identified as an "affiliate" in the letter referred to above and who makes a Stock Election to deliver to Cablevision prior to the date of the Special Meeting a written agreement in the appropriate form as attached to the Merger Agreement (an "Affiliates Letter").

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Clearview Board, stockholders should be aware that certain members of management of Clearview and of the Clearview Board have certain interests in the Merger that are in addition to the interests of stockholders generally and which may create potential conflicts of interest. The Clearview Board was made aware of such interests as they arose and considered them in the course of their evaluation of the Merger Agreement and the Merger.

     Mayo Employment Agreement. On August 12, 1998, in contemplation of the Merger, Clearview entered into an employment agreement with A. Dale Mayo (the "Mayo Employment Agreement"). The Mayo Employment Agreement is subject to the consummation of the Merger, and will be of no effect if the transactions contemplated by the Merger Agreement are not consummated by March 31, 1999. See "Clearview Management" for a description of Mr. Mayo's current employment agreement with Clearview (the "Prior Agreement").

     Pursuant to the Mayo Employment Agreement, Mr. Mayo will serve as President and Chief Executive Officer of Clearview, report to the President and/or Chief Executive Officer of Madison Square Garden, L.P. ("MSG") or such other senior executive of MSG or Cablevision as designated by Cablevision, and will have direct managerial authority over all movie theaters owned or operated by Cablevision, other than Radio City Music Hall or theaters physically located in the Madison Square Garden complex. Clearview will take such action to cause Mr. Mayo to be appointed to and/or remain a member of the Clearview Board. The Mayo Employment Agreement is for a term expiring on December 31, 2003.

     Pursuant to the Mayo Employment Agreement, Mr. Mayo will receive an annual base salary of no less than $400,000, and will be eligible to participate in Cablevision's annual incentive compensation plan, with a target annual cash bonus of a minimum of 45%, and a maximum of 90%, of Mr. Mayo's base salary. Mr. Mayo's bonus for the 1998 calendar year, however, will be comprised of (i) the pro-rata amount of the bonus earned by and payable to Mr. Mayo under the terms of Mr. Mayo's Prior Agreement with respect to the period ending immediately prior to the Effective Time, and (ii) the pro-rata amount of any bonus payable in accordance with the preceding sentence with respect to the period commencing on the Effective Time.

     Pursuant to the Mayo Employment Agreement, Mr. Mayo, subject to the authorization of Cablevision's Compensation Committee, will be granted at the Effective Time options ("Cablevision Options") to acquire 11,500 shares of Cablevision Class A Common Stock (the "Initial Options"), and conjunctive rights (the "Cablevision Rights") in respect of 11,500 shares of Cablevision Class A Common Stock (the "Initial Rights"), in each case with an exercise price equal to the fair market value of one share of Cablevision Class A Common Stock on the date of grant. The Initial Options and Initial Rights will vest ratably on each of the first, second and third anniversary of the date of grant, and will otherwise be subject to the terms and conditions of Cablevision's stock option plan, the specific award agreements evidencing such Initial Options and Initial Rights, and the Mayo Employment Agreement. In the event of the failure to secure the required authorization of Cablevision's Compensation Committee for the grants of such Initial Options and Initial Rights, Clearview will make alternative arrangements with substantially equivalent economic value. During the term of the Mayo Employment Agreement, Mr. Mayo will be eligible to receive additional grants of Cablevision Options (including Cablevision Rights) and other equity-based awards on the same terms and conditions as other similarly situated executives of MSG and Cablevision.

     Pursuant to the Mayo Employment Agreement, Mr. Mayo also will be eligible to participate in all retirement, savings, welfare and fringe benefit plans, practices, policies and programs maintained by Cablevision and Clearview at levels commensurate with those of similarly situated executives of Cablevision, MSG and Clearview, as applicable.

     Pursuant to the Mayo Employment Agreement, if Clearview terminates Mr. Mayo's employment other than for Cause (but not for Disability), or Mr. Mayo terminates his employment for Good Reason (each as defined in the Mayo Employment Agreement), then, subject to the effectiveness of Mr. Mayo's execution of a general release of claims against Clearview: (i) Clearview will continue to pay to Mr. Mayo his base salary for the remainder of the scheduled term of the Mayo Employment Agreement (assuming Mr. Mayo's employment had not been terminated) (the "Continuation Period"); provided, that the Continuation Period will not be less than two years; provided, further, that if the date of termination is subsequent to August 12, 2001, the amount will be at an annual rate of not less than $550,000; (ii) during the Continuation Period, Clearview will continue to provide Mr. Mayo (and/or Mr. Mayo's family) with welfare benefits substantially equivalent to those that would have been provided to them (assuming Mr. Mayo's employment had not been terminated); (iii) if the date of termination occurs subsequent to August 12, 2000, the Initial Options and Initial Rights (or any other alternative arrangements in lieu thereof) will fully vest and become immediately exercisable; and (iv) if there is a Change in Control (as defined in the Mayo Employment Agreement) of Clearview subsequent to August 12, 2000, at the discretion of Cablevision's Compensation Committee, either (x) all Cablevision Options and Cablevision Rights (and any other alternative arrangements in lieu of all or any portion thereof) will fully vest or (y) Clearview will cause such Cablevision Options and Cablevision Rights (and any such alternative arrangements) to be assumed by the entity acquiring Clearview in an equitable manner as determined by Cablevision's Compensation Committee in its sole discretion; provided, that the amounts under (i) and (ii) above will be payable only so long as Mr. Mayo complies with Mr. Mayo's covenants regarding confidentiality, noncompetition and nonsolicitation (described below).

     Pursuant to the Mayo Employment Agreement, if Mr. Mayo's employment is terminated for Cause or Mr. Mayo terminates his employment without Good Reason (other than due to his death), the Mayo Employment Agreement will terminate without further additional obligations to Mr. Mayo, and (i) in the event of termination for Cause, all Cablevision Options and Cablevision Rights (and any other equity-based awards granted to Mr. Mayo) (whether vested or unvested) will immediately terminate and be forfeited, and (ii) in the case of termination by Mr. Mayo without Good Reason, all unvested Cablevision Options and Cablevision Rights (and any other unvested equity-based awards granted to Mr. Mayo) will immediately terminate and be forfeited.

     Pursuant to the Mayo Employment Agreement, Mr. Mayo has agreed not to use confidential information other than in accordance with any restrictions placed by Clearview on its use or disclosure. In addition, Mr. Mayo has agreed, during the term of the Mayo Employment Agreement and for a period (the "Applicable Period") ending on the later of (i) the expiration of the 12-month period following the date of termination, and (ii) in the event of a termination of employment by Clearview other than for Cause (but not for Disability) or by Mr. Mayo for Good Reason, if applicable, the expiration of the Continuation Period, not to compete with Clearview (including associating with any business that (x) engages in the operation and/or ownership of movie theaters or screens within 100 miles of (I) any movie theaters or screens that are operated or owned, directly or indirectly, by Clearview or Cablevision or
(II) any cable television system operated or owned, directly or indirectly, by Cablevision, in each case including any theaters, screens or cable television systems in respect of which Cablevision or Clearview has contracted or entered into negotiations to acquire or (y) books, markets, promotes, presents, sells tickets to, or otherwise exploits entertainment events in the greater New York metropolitan area, or, with respect to each of (x) and (y) above, owns a 5% or greater interest in any entity that engages in the activities described in clauses (x) or (y)). Furthermore, Mr. Mayo has agreed that during the term of the Mayo Employment Agreement and for the Applicable Period thereafter, he will not, in any manner, directly or indirectly, (i) solicit any person who is an employee of Clearview to apply for or accept employment with any competition,
(ii) solicit any client of Clearview to whom Mr. Mayo provided services, or for whom Mr. Mayo transacted business, or whose identity became known to Mr. Mayo in connection with Mr. Mayo's employment with Clearview to transact business with a competitor or reduce or refrain from doing any business with Clearview, or (iii) interfere with or damage (or attempt to interfere with or damage) any relationship between Clearview and any such client.

     Executive Employment Contracts. Pursuant to the Merger Agreement, Cablevision has agreed to offer or cause Merger Sub to offer employment contracts (the "Executive Contracts"), immediately prior to the Effective Time, on the terms and conditions described below, with the following Clearview executives: Paul Kay, Senior Vice President, Operations; Robert D. Lister, Vice President, General Counsel and Secretary; Joan Romine, Vice President -- Finance and Treasurer; and Craig Zeltner, Vice President -- Film and President -- Cinema Services Division (the "Executives"). Mr. Zeltner is currently a party to an employment agreement, and it is anticipated that Mr. Zeltner's employment agreement will be modified accordingly. Each Executive Contract generally will have a term of three years; provided, however, that the term of Mr. Zeltner's Executive Contract will expire on February 14, 2003. The Executive Contracts will provide for a base salary of $170,000, $125,000, $125,000 and $100,000 for
Mr. Kay, Mr. Lister, Ms. Romine and Mr. Zeltner, respectively. Each Executive Contract also will provide for (i) annual incentive compensation to be payable in accordance with Cablevision's applicable bonus plan, (ii) each executive to be eligible to receive grants of options to purchase Cablevision Class A Common Stock, as determined by Cablevision in its sole discretion, (iii) each executive to be eligible to participate in all retirement, pension and welfare plans and programs maintained by Cablevision, and (iv) severance compensation no less favorable than the severance compensation provided under Cablevision's severance policy (provided, that the incentive compensation and severance compensation to be provided under Mr. Zeltner's Executive Contract will be the amount determined under Mr. Zeltner's current employment agreement).

     Outstanding Equity Awards. Under the existing terms of the Stock Plans, the vesting of all outstanding Clearview Options will be accelerated at the Effective Time. The Merger Agreement provides that at the Effective Time, each Clearview Option under the Stock Plan, whether vested or unvested, will be cancelled and the holder thereof will be entitled to receive the Option Consideration. See "-- Employee Benefits --

Stock Options." As of the Record Date, the following Clearview directors and executive officers held the following vested and unvested Clearview Options under the Stock Plans:

                                                VESTED        AVERAGE
                                                 AND         EXERCISE
                                               UNVESTED        PRICE        AMOUNT PAYABLE AT
                    NAME                       OPTIONS       PER SHARE       EFFECTIVE TIME
                    ----                       --------    -------------    -----------------
A. Dale Mayo, Chairman, CEO and President....  100,000        $12.45           $1,180,000
Paul Kay, Senior Vice President,
  Operations.................................   50,000        $12.79           $  573,000
Joan M. Romine, Vice President Finance and
  Treasurer..................................   25,000        $14.01           $  256,000
Robert D. Lister, Vice President, General
  Counsel and Secretary......................   17,500        $15.48           $  153,475
Craig Zeltner, Vice President--Film and
  President--Cinema Services Division........   10,000        $13.57           $  106,800
Wayne Clevenger, Director....................    5,000        $20.25           $   20,000
Robert Davidoff, Director....................    5,000        $20.25           $   20,000
Phillip Getter, Director.....................    5,000        $20.25           $   20,000
Brett E. Marks, Director.....................   15,000        $12.08           $  182,500
Sueanne Hall Mayo, Director..................   25,000        $11.56           $  317,250
Denis Newman, Director.......................    5,000        $20.25           $   20,000

                        DISSENTERS' RIGHTS OF APPRAISAL

     Section 262 of the DGCL entitles any holder of record of Clearview Securities (including shares not entitled to vote on the approval and adoption of the Merger Agreement) who makes a written demand prior to the taking of the vote at the Special Meeting and who follows the procedures prescribed by Section 262 to an appraisal of the "fair value" of all, but not less than all, of such shares by the Delaware Court of Chancery (the "Court"), and to the payment of such fair value by Clearview, in lieu of receiving the consideration provided under the Merger Agreement.

     Set forth below is a summary of the procedures relating to the exercise of appraisal rights as provided in Section 262 of the DGCL. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 attached hereto as Annex D. Failure to comply with any of the required steps may result in termination of any appraisal rights the Dissenting Securityholder may have under the DGCL.

     Dissenting Securityholders who follow the procedures set forth in Section 262 of the DGCL may receive a cash payment equal to the fair value of the Dissenting Securities, determined exclusive of any element of value arising from the accomplishment or expectation of the Merger. Unless all the procedures set forth in Section 262 are followed by a stockholder who wishes to exercise appraisal rights, such stockholder will be bound by the terms of the Merger. Each stockholder electing to demand the appraisal of his or her shares must (i) deliver to Clearview, prior to the Special Meeting, a written demand for appraisal of the stockholder's shares, setting forth the stockholder's intent to demand an appraisal and giving the stockholder's identity and (ii) not vote such stockholder's shares in favor of the approval and adoption of the Merger Agreement. Within ten days after the Effective Time, Clearview shall notify each stockholder who has complied with these requirements that the Merger has become effective.

     Within 120 days after the Effective Time, any Dissenting Securityholder, upon written request, shall be entitled to receive a statement from Clearview, setting forth the aggregate number of shares which were not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Clearview shall then mail such written statement to the Dissenting Securityholder as set forth in Section 262 of the DGCL.

     Within 120 days after the Effective Time, a Dissenting Securityholder who has perfected rights of appraisal as set forth in Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court demanding a determination of the value of all the Dissenting Securities. Upon the filing of any such petition by a Dissenting Securityholder, such Dissenting Securityholder is required to serve a copy thereof upon Clearview. At the hearing on such petition, the Court shall determine the Dissenting Securityholders that have complied with the provisions of Section 262 of the DGCL and have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply with such a demand by the Court could result in dismissal of the proceedings as to such stockholder. The Delaware Register in Chancery, if so ordered, shall give notice of the time and place fixed for the hearing of the petition by registered or certified mail to Cablevision and to the stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Clearview. Notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the city of Wilmington, Delaware or such publications as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by Clearview.

     After determining the Dissenting Securityholders entitled to an appraisal, the Court shall appraise the Dissenting Securities by determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the Court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merger corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." The Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal before a final determination of all stockholders entitled to an appraisal.

     The Court shall direct the payment of the fair value of the shares, together with interest thereon, if any, by Clearview to the stockholders entitled to payment. Payment shall be made to the holders of Dissenting Securities only upon the surrender to Clearview of the certificates representing such Dissenting Securities. The costs of the proceedings shall be allocated between the parties in the manner that the Court deems equitable in the circumstances. Upon application of a Dissenting Securityholder, the Court may order all or a portion of the expenses incurred in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     From and after the Effective Time, no Dissenting Securityholder shall be entitled to vote or to receive payment of dividends or other distributions on his or her Dissenting Securities (except for dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

     Any Dissenting Securityholder may, within 60 days after the Effective Time, withdraw such demand and accept the terms of the Merger. No such demand may be withdrawn after the expiration of the 60 day period, however, unless Clearview shall consent thereto. If no petition for an appraisal of such Dissenting Securities by the Court shall have been filed within the time provided in
Section 262(e) of the DGCL, or if the Dissenting Securityholder delivers a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Clearview, the right of such Dissenting Securityholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court shall be dismissed as to any Dissenting Securityholder without the approval of the Court, which may be conditioned upon such terms as the Court deems just.

     A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT SATISFY THE REQUIREMENT FOR A WRITTEN DEMAND FOR APPRAISAL.

     Exercise of the right to an appraisal under the DGCL may result in a judicial determination that the "fair value" of Dissenting Securities is higher or lower than the value of the shares of Cablevision Class A Common Stock to be received in respect thereof pursuant to the Merger Agreement. If Clearview complies with the requirements of the DGCL, any stockholder who fails to comply with the requirements of the DGCL will be without a statutory remedy for the recovery of the value of his or her shares or for money damages to the stockholder with respect to the Merger.

     Reference is made to Annex D attached hereto for the complete text of the provisions of Section 262 of the DGCL relating to the rights of Dissenting Securityholders. Statements made in this Proxy Statement/ Prospectus summarizing those provisions are qualified in their entirety by reference to Annex D. The provisions are technical in nature and complex. It is suggested that any stockholder who desires to exercise rights to an appraisal of Clearview Securities consult counsel. Failure to comply strictly with the provisions of the statute may defeat a stockholder's right to an appraisal.

                              ACCOUNTING TREATMENT

     Cablevision will account for the Merger using the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, Cablevision will record at its cost the acquired assets less liabilities assumed, with the excess of such cost over the estimated fair value of such net assets reflected as goodwill. Additionally, certain costs directly related to the acquisition will be reflected as additional purchase price in excess of the net assets acquired. Cablevision has not yet determined whether the new basis of the net assets of Clearview will be recorded on Clearview's separate financial statements. Should Cablevision determine to record such amounts on such separate financial statements, the increase in net assets would result principally in the recording of goodwill, which would be amortized over future periods.

                     CERTAIN TAX CONSEQUENCES OF THE MERGER

     In the opinion of Kirkpatrick & Lockhart and Sullivan & Cromwell, tax counsels to Clearview and Cablevision, respectively, the following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof (collectively, "Currently Applicable Law"), and certain representations as to factual matters made or to be made by Clearview and Cablevision (such representations, the "Factual Representations"). Any change in Currently Applicable Law, which may or may not be retroactive, or failure of the Factual Representations to be true, correct and complete in all material respects could affect the continuing validity of this discussion. The discussion assumes that holders of Clearview Securities hold such shares as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities or foreign currency, banks, trusts, tax-exempt organizations, persons that hold Clearview Securities as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, non-United States persons, stockholders who acquired Clearview Securities through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options granted under Clearview's Compensation and Benefit Plans. This discussion addresses only federal income tax consequences and does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Neither Clearview nor Cablevision has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

     As of the date hereof, provided that the Average Cablevision Share Price is greater than or equal to the Floor Price, and, if applicable, Cablevision does not exercise its option to have Clearview be the Surviving Corporation, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Cablevision, Clearview or Merger Sub. If such conditions are satisfied, the obligations of Cablevision and Merger Sub, on the one hand, and Clearview, on the other hand, to consummate the Merger are respectively conditioned on the receipt by Cablevision of an opinion of Sullivan & Cromwell and the receipt by Clearview of an opinion of Kirkpatrick & Lockhart, each such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Code, and that each of Cablevision, Clearview and Merger Sub will be a party to the "reorganization" within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) Factual Representations dated as of the Closing Date and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement.

     Assuming that (i) the Merger is consummated in accordance with the terms of the Merger Agreement and as described in this Proxy Statement/Prospectus, and
(ii) the Average Cablevision Share Price is greater than or equal to the Floor Price, and, if applicable, Cablevision does not exercise its option to have Clearview be the Surviving Corporation, and based upon Currently Applicable Law and the Factual Representations, the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and Clearview, Cablevision and Merger Sub will each be parties to that "reorganization" within the meaning of Section 368(b) of the Code. Therefore,
(i) each of Clearview, Cablevision, and Merger Sub will not recognize gain or loss as a result of the Merger, (ii) holders of Clearview Securities will not recognize gain or loss on the surrender of Clearview Securities in exchange for shares of Cablevision Class A Common Stock pursuant to the Merger, (iii) the aggregate adjusted tax basis of the shares of Cablevision Class A Common Stock received pursuant to the Merger will be the same as the aggregate adjusted tax basis of the Clearview Securities surrendered therefor, and (iv) the holding period of the shares of Cablevision Class A Common Stock received pursuant to the Merger will include the holding period of the Clearview Securities surrendered therefor. Holders of Clearview Securities who receive cash pursuant to the Merger, including the receipt of cash in lieu of fractional shares, will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted tax basis of the Clearview Securities surrendered therefor. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in such surrendered Clearview Securities is more than one year. Under recently enacted legislation, long-term capital gains recognized by a non-corporate taxpayer are subject to a maximum federal income tax rate of 20%.

     If the Average Cablevision Share Price is less than the Floor Price and/or Cablevision exercises its option to have Clearview be the Surviving Corporation, each holder of Clearview Securities will receive only cash pursuant to the Reverse Merger and the Reverse Merger will not constitute a "reorganization" within the meaning of Section 368(a) of the Code. Each holder of Clearview Securities will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the Reverse Merger and the adjusted tax basis of the Clearview Securities surrendered therefor. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in such surrendered Clearview Securities is more than one year. Under recently enacted legislation, long-term capital gains recognized by a non-corporate taxpayer are subject to a maximum federal income tax rate of 20%.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER OR THE REVERSE MERGER. THUS, HOLDERS OF CLEARVIEW SECURITIES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE REVERSE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                    DESCRIPTION OF CABLEVISION CAPITAL STOCK

     The following description of Cablevision capital stock is not complete and is qualified in its entirety by reference to the DGCL and to the complete text of the Cablevision Restated Certificate, which is incorporated herein by reference.

     Cablevision is authorized to issue 200,000,000 shares of Cablevision Class A Common Stock, par value $.01 per share, 80,000,000 shares of Cablevision Class B Common Stock, par value $0.01 per share ("Cablevision Class B Common Stock"), and 10,000,000 shares of Preferred Stock.

CABLEVISION CLASS A COMMON STOCK AND CABLEVISION CLASS B COMMON STOCK

     Voting. Holders of Cablevision Class A Common Stock are entitled to one vote per share. Holders of Cablevision Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Cablevision Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board of Directors (the "Class A Directors") and, if such 25% is not a whole number, then the holders of Cablevision Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors so long as the number of outstanding shares of Cablevision Class A Common Stock is at least 10% of the total number of outstanding shares of Cablevision Common Stock. Holders of Cablevision Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors.

     If, however, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Cablevision Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Cablevision Common Stock, the holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Cablevision Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and holders of Cablevision Class B Common Stock will have ten votes per share for all directors.

     If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Cablevision Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of Cablevision Common Stock, then the holders of Cablevision Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Cablevision Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of the Cablevision Class A Common Stock entitled to one vote per share and the holders of Cablevision Class B Common Stock entitled to ten votes per share.

     In addition, the affirmative vote or consent of the holders of at least
66 2/3% of the outstanding shares of Cablevision Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Cablevision Class B Common Stock and for any amendment, alteration or repeal of any provisions of the Cablevision Restated Certificate which would affect adversely the powers, preferences or rights of the Cablevision Class B Common Stock. The Cablevision Restated Certificate does not provide for cumulative voting.

     Conversion. The Cablevision Class A Common Stock has no conversion rights. The Cablevision Class B Common Stock is convertible into Cablevision Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Cablevision Class A Common Stock for each share of Cablevision Class B Common Stock.

     Dividends. Holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividends may be declared or paid in cash or property on shares of either Cablevision Class A Common Stock or Cablevision Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of Cablevision Common Stock. In the case of any stock dividend, holders of Cablevision Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Cablevision Class A Common Stock) as holders of Cablevision Class B Common Stock receive (payable in shares of Cablevision Class B Common Stock). The Cablevision Restated Certificate provides that the distribution of shares of capital stock of any subsidiary to common stockholders may differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

     Liquidation. Holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Cablevision Class A Common Stock and Cablevision Class B Common Stock in the event of liquidation.

     Other Terms. Neither the Cablevision Class A Common Stock nor the Cablevision Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     In any merger, consolidation or business combination, the consideration to be received per share by holders of either Cablevision Class A Common Stock or Cablevision Class B Common Stock must be identical to that received by holders of the other class of Cablevision Common Stock, except that in any such transactions in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Cablevision Class A Common Stock and Cablevision Class B Common Stock.

CABLEVISION PREFERRED STOCK

     Under the Cablevision Restated Certificate, the Cablevision Board is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Cablevision Preferred Stock. Subject to limitations imposed by law or the Cablevision Restated Certificate, the Board of Directors is empowered to determine (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; (c) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative; (d) whether the shares of such series shall be subject to redemption by Cablevision, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption; (e) the rights of holders of shares of such series upon the liquidation, dissolution or winding up of Cablevision; (f) whether or not the shares of such series shall be subject to the operation of a retirement sinking fund, and, if so, the extent to and manner in which any such retirement of sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof; (g) whether or not the shares of such series shall be convertible into, or exchangeable for, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by Cablevision of, the Cablevision Class A Common Stock, the Cablevision Class B Common Stock or any other class or classes of stock of Cablevision ranking junior to the shares of such series either as to dividends or upon liquidation; (i) the conditions or restrictions, if any, upon the creation or indebtedness of Cablevision or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; (j) whether fractional interests in shares of the series will be offered in the form of depositary shares; and (k) any other preference and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                          OF CABLEVISION AND CLEARVIEW

GENERAL

     As a result of the Merger, holders of Clearview Securities who receive Security Stock Consideration will become holders of Cablevision Class A Common Stock and the rights of all such former holders of Clearview Securities who receive Security Stock Consideration will thereafter be governed by the Cablevision Restated Certificate, the Cablevision Bylaws and the DGCL. The rights of the holders of Clearview Securities are presently governed by the Clearview Restated Certificate, the Clearview Bylaws and the DGCL. The following summary, which does not purport to be a complete statement of the differences among the rights of the Stockholders of Cablevision and Clearview, sets forth certain differences between the Cablevision Restated Certificate and the Cablevision Bylaws, on the one hand, and the Clearview Restated Certificate and the Clearview Bylaws on the other hand. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL.

     Since both Clearview and Cablevision are organized under the laws of the State of Delaware, any differences in the rights of the stockholders of Clearview and Cablevision would arise solely from differences in their respective certificates of incorporation and bylaws.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  Cablevision

     The number of directors on the Cablevision Board may be fixed by the Cablevision Board from time to time but cannot be less than three persons. Currently, the Cablevision Board consists of 16 directors. If, on the record date for any meeting at which directors are to be elected, the outstanding Cablevision Class A Common Stock is at least 10% of the total number of outstanding shares of Cablevision Class A Common Stock and Cablevision Class B Common Stock, the holders of the Cablevision Class A Common Stock voting as a separate class have the right to elect 25% of the total number of directors and the holders of the Cablevision Class B Common Stock voting as a separate class have the right to elect the remaining directors. If, on the record date for any meeting at which directors are to be elected, the outstanding Cablevision Class A Common Stock is less than 10% of the total number of outstanding shares, the holders of the Cablevision Class A Common Stock and the Cablevision Class B Common Stock will vote together as a single class and the holders of Cablevision Class A Common Stock will not have the right to elect 25% of the number of directors but will have one vote per share and the Cablevision Class B Common Stock will have 10 votes per share. If, on the record date for any meeting at which directors are to be elected, the outstanding Cablevision Class B Common Stock is less than 12.5% of the total number of outstanding shares, then the Cablevision Class A Common Stock will have the right to elect 25% of the total number of directors and in addition, will vote together with the holders of the Cablevision Class B Common Stock to elect the remaining directors, with the Cablevision Class A Common Stock entitled to one vote per share and the Cablevision Class B Common Stock entitled to 10 votes per share.

  Clearview

     The number of directors on the Clearview Board may be fixed by the Clearview Board from time to time but cannot be less than three persons. Currently, the Clearview Board consists of 7 directors. The Clearview Board is divided into two groups; one group (the "Common Directors") is elected by the holders of Shares and the other group (the "Preferred Directors") is elected by the holders of the Class A Preferred Shares. Further, the Common Directors are divided into three classes (Class I, Class II and Class III) with each class consisting of, as nearly as possible, one-third of the whole number of Common Directors. The term of each class of Common Director is three years and is staggered with one-third of the Common Directors elected every year. The Preferred Directors are elected annually. If the outstanding Class A Preferred Shares have in the aggregate at least 15% of the voting power of the outstanding Voting Shares, then the holders of the Class A Preferred Shares, voting separately as a single class, are entitled to elect up to two Preferred Directors.

If the holders of the Class A Preferred Shares have in the aggregate at least 5% but less than 15% of the voting power of the outstanding Voting Shares, then the holders of the Class A Preferred Shares, voting separately as a single class, are entitled to elect up to one Preferred Director. If the holders of the Class A Preferred Shares have in the aggregate less than 5% of the voting power of the outstanding Voting Shares, then the holders of the Class A Preferred Shares do not have the right, voting separately as a single class, to elect any Preferred Directors.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Cablevision

     Pursuant to the Cablevision Bylaws, any director or the entire Cablevision Board may be removed for cause or without cause by the Cablevision Board or by stockholders. The affirmative vote of a majority of the outstanding shares of a class of Cablevision capital stock entitled to vote in the election of directors, voting separately as a class, is required to remove without cause any director elected by that class. The Cablevision Restated Certificate provides that vacancies in the office of directors elected by holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock may be filled by a vote of such holders voting as a separate class.

  Clearview

     The Clearview Bylaws provide that directors may be removed from office by the majority vote of stockholders entitled to vote thereon only for cause at a special meeting of the stockholders called for such purpose. A vacancy in any directorship elected solely by the holders of the Class A Preferred Shares can be filled only by the vote or written consent of holders of shares of the Class A Preferred Shares.

MEETINGS OF STOCKHOLDERS

  Cablevision

     The Cablevision Bylaws provide that the annual meeting and any special meeting will be held on a date and at a place as determined by the Cablevision Board.

  Clearview

     Pursuant to Clearview's Bylaws, annual meetings of stockholders will be held the third Thursday of May each year, at 10:00 A.M., or on such other date and at such other time as shall be designated by the Clearview Board. Special meetings may be called at any time only by the Chairman of the Clearview Board, the Chief Executive Officer, the President or a majority of the directors then in office. However, 50% of the holders of outstanding Class A Preferred Shares may call a special meeting of the holders of outstanding Class A Preferred Shares to vote on any matter upon which such holders have the right to vote separately as a class.

STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

  Cablevision

     Pursuant to the Cablevision Bylaws, at any annual or special meeting of stockholders, proposals by stockholders and persons nominated for election as directors by stockholders will be considered only if advance notice thereof has been timely given. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any shareholder for election as a director of Cablevision at any meeting of stockholders must be given to the Secretary of Cablevision not less than 60 nor more than 90 days prior to the date of the meeting. The person presiding at the meeting will determine whether such notice has been duly given and will direct that proposals and nominees not be considered if such notice has not been given.

  Clearview

     The provisions of Clearview's Bylaws with respect to stockholder proposals and stockholder nominations of directors are substantially the same as set forth in Cablevision's Bylaws described above, except that notice must be given not less than 60 nor more than 90 days in advance of the first anniversary of the previous year's annual meeting, provided, however, that if the annual meeting date has changed by more than 30 days, notice must be received no later than the close of business on the fifth day following the day on which public announcement of the date of such meeting is first made.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Cablevision

     Except for the election of directors described above, the Cablevision Restated Certificate provides that the holders of Cablevision Class A Common Stock (entitled to 1 vote per share) and Cablevision Class B Common Stock (entitled to 10 votes per share) shall vote together as a single class, except that the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Cablevision Class B Common Stock, voting separately as a class, is required for (i) the authorization and issuance of any additional shares of Cablevision Class B Common Stock and (ii) any amendment, alteration or repeal of any provisions of the Cablevision Restated Certificate which adversely affects the powers, preferences or rights of the Cablevision Class B Common Stock.

  Clearview

     The affirmative vote of more than 50% of the outstanding Class A Preferred Shares, voting separately as a single class, is required under the Clearview Restated Certificate to: (i) amend the Clearview Restated Certificate if such amendment would alter the aggregate number of restated shares or par value of the Class A Preferred Shares or adversely affect the powers, preferences or rights of the Class A Preferred Shares; and (ii) issue capital stock having a dividend or liquidation preference on par with or senior to the Class A Preferred Shares; except that such right to vote separately as a single class shall terminate when the outstanding shares of Class A Preferred Shares have in aggregate less than 5% of the voting power of the outstanding Voting Shares. Clearview may not, without first obtaining the approval of the holders of the Class C Preferred Shares: (i) alter or change the rights, preferences or privileges of the Class C Preferred Shares or any other capital stock of Clearview so as to affect adversely the Class C Preferred Shares; (ii) create any new class or series of capital stock having a preference over or ranking pari passu with the Class C Preferred Shares as to redemption, the payment of dividends or distribution of assets upon a liquidation event (as defined in the Certificate of Designation of the Class C Preferred Shares) or any other liquidation, dissolution or winding up of Clearview; (iii) increase the authorized number of Preferred Shares; (iv) re-issue any shares of Class C Preferred Shares which have been converted in accordance with the terms of the Certificate of Designation of the Class C Preferred Shares; (v) issue any pari passu or senior securities (other than debt securities which are not convertible into or exchangeable for Shares or any other equity or convertible security of Clearview or pursuant to rights granted to holders of Class B Preferred Shares); or (vi) redeem, or declare, pay or make any provision for any dividend or distribution with respect to, Shares or any other capital stock of Clearview ranking junior to the Class C Preferred Shares as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of Clearview.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  Cablevision

     The Cablevision Restated Certificate and the Cablevision Bylaws provide that both the Cablevision Board and Cablevision stockholders entitled to vote in the election of directors are expressly authorized to amend, alter or repeal the Cablevision Bylaws.

  Clearview

     The Clearview Restated Certificate and the Clearview Bylaws provide that the Clearview Board is authorized to adopt, amend or repeal the Clearview Bylaws, subject always to the power of the stockholders to adopt, amend or repeal such Bylaws by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding Voting Shares. The Clearview Restated Certificate also requires the affirmative vote of at least two-thirds of the voting power of the outstanding Voting Shares to delete, amend or supplement certain provisions of the Clearview Restated Certificate relating to the classification of directors, limitations on directors' liability and amending the Clearview Restated Certificate. Clearview may not, without first obtaining the approval of the holders of the Class C Preferred Shares, alter or change the rights, preferences or privileges of the Class C Preferred Shares or any other capital stock of Clearview so as to affect adversely the Class C Preferred Shares.

CONFLICT-OF-INTEREST TRANSACTIONS

     The Cablevision Bylaws require approval by the Special Committee (as defined in the Cablevision Bylaws) to make an investment in or advance to a Dolan Affiliate (as defined in the Cablevision Bylaws).

DIVIDENDS AND OTHER DISTRIBUTIONS

     Pursuant to Clearview's Restated Certificate, the holders of Class A Preferred Shares are entitled to receive out of any funds legally available therefor, when and as declared by the Clearview Board, preferential dividends thereon in a per share amount equal to the product of (i) the per share dividend amount declared on the Shares multiplied by (ii) the number of Shares into which each such Class A Preferred Share is convertible on the record date for the payment of such Share dividend. Generally, so long as any Class A Preferred Shares remain outstanding, no dividend or other distribution, is payable unless all dividends on the Class A Preferred Shares have been paid. Subject to certain limitations, dividends may be paid on the Shares or shares ranking junior to the Class A Preferred Shares if such payment is not otherwise restricted or prohibited by law. Pursuant to the Certificate of Designation of the Class C Preferred Shares, the holders of Class C Preferred Shares are entitled to receive, to the extent permitted by applicable law, subject to prior full payment of any accumulated and unpaid dividends on any class or series of senior securities and in preference to the payment of any dividend on any class or series of junior securities, cumulative dividends on each Class C Preferred Share in an amount equal to, on an annualized basis, the stated value of such Class C Preferred Share times 5%. Dividends will accrue, whether or not earned or declared, on each Class C Preferred Share from the date of the original issuance thereof through the earlier to occur of (i) the maturity date, and (ii) the redemption or conversion thereof. Any amount of dividends payable in cash which is not paid within five business days of the applicable dividend payment date will bear interest at an annual rate equal to the highest rate permitted by applicable law, up to 3%.

                SELECTED HISTORICAL FINANCIAL DATA OF CLEARVIEW

     The following summary financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLEARVIEW" and the historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The Statement of Operations Data for the year ended December 31, 1997 presented below are derived from Clearview's consolidated financial statements audited by PricewaterhouseCoopers, independent accountants, whose report covering Clearview's consolidated financial statements as of December 31, 1997 and for the year then ended and the related financial statements are included elsewhere herein. The Statement of Operations Data for the years ended December 31, 1996 and 1995 presented below are derived from Clearview's consolidated financial statements audited by Wiss & Company, independent accountants, whose report covering Clearview's consolidated financial statements as of December 31, 1996 and 1995 and for the years then ended and the related financial statements are included elsewhere herein. The Statement of Operations Data for the periods ended as of June 30, 1998 and 1997 presented below have been derived from financial statements of Clearview that have not been audited, but that, in the opinion of the management of Clearview, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The Operating Data presented below have been derived from other records of Clearview.

                                       SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                      ---------------------------   -------------------------------------
                                          1998           1997         1997(1)       1996(1)       1995
                                      -------------   -----------   -----------   -----------   ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Theater revenues:
  Box office........................   $   13,645      $  4,709     $   12,926    $    6,195    $  1,759
  Concession........................        4,591         1,338          3,914         1,861         555
  Other.............................          590           141            422           142          31
                                       ----------      --------     ----------    ----------    --------
  Total.............................       18,826         6,188         17,262         8,198       2,345
                                       ----------      --------     ----------    ----------    --------
Operating expenses:
  Film rental and booking fees......        6,529         2,189          6,168         3,022         824
  Cost of concession sales..........          660           221            635           279          99
  Theater operating expenses........        7,140         2,449          6,591         3,298       1,078
  General and administrative
     expenses.......................        1,670           405          1,131           590         375
  Depreciation and amortization.....        2,883           798          2,051           635         100
                                       ----------      --------     ----------    ----------    --------
  Total.............................       18,882         6,062         16,576         7,824       2,476
                                       ----------      --------     ----------    ----------    --------
Operating income (loss).............          (56)          126            686           374        (131)
Interest expense....................        2,626           724          2,015           592          85
                                       ----------      --------     ----------    ----------    --------
Loss before extraordinary item......   $   (2,682)     $   (598)    $   (1,329)   $     (218)   $   (216)
Extraordinary item -- loss on
  redemption of debt................       (2,030)           --             --            --          --
                                       ----------      --------     ----------    ----------    --------
Net loss............................       (4,712)         (598)        (1,329)         (218)       (216)
                                       ==========      ========     ==========    ==========    ========
Basic and diluted loss per
  share(2)..........................   $    (2.71)     $   (.33)    $    (1.03)   $     (.29)   $   (.36)
                                       ==========      ========     ==========    ==========    ========
OPERATING DATA:
Box office margin(3)................         52.2%         53.5%          52.3%         51.2%       53.2%
Concession margin(4)................         85.6%         83.5%          83.8%         85.0%       82.2%
Number of theaters..................           40            16             31            16           7
Number of screens...................          193            64            148            60          21
Attendance..........................    2,487,000       892,000      2,322,063     1,167,409     315,406
Average ticket price(5).............   $     5.49      $   5.28     $     5.57    $     5.31    $   5.58
Average concession revenue per
  patron(6).........................   $     1.85      $   1.50     $     1.69    $     1.59    $   1.76

                                       SIX MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                      ---------------------------   -------------------------------------
                                          1998           1997         1997(1)       1996(1)       1995
                                      -------------   -----------   -----------   -----------   ---------
                                       (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DATA)
CASH FLOWS FROM:
Operating activities................   $    1,716      $    538     $    3,934    $    1,147    $    119
Investing activities................      (18,128)       (1,494)       (33,647)       (7,295)     (1,239)
Financing activities................       36,005           963         30,608         6,723         853

                                                                AS OF JUNE 30, 1998
                                                                -------------------
                                                                    HISTORICAL
                                                                -------------------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................          $21,240
Total assets................................................           97,273
Total long-term debt, including current maturities..........           80,000
Redeemable preferred stock..................................              750
Total stockholders' equity..................................           10,240

---------------
(1) See Note 2 of the Notes to Consolidated Financial Statements of Clearview for the year ended December 31, 1997 with respect to its acquisitions in 1996 and 1997.

(2) Basic loss per share is calculated by dividing net loss available for common stock by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period.

(3) Box office margin represents total box office revenues less film rental and booking fees divided by total box office revenues.

(4) Concession margin represents total concession revenues less cost of concession sales divided by total concession revenues.

(5) Average ticket price represents total box office revenue divided by attendance.

(6) Average concession revenue per patron represents concession revenue divided by attendance.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Information presents the Pro Forma Combined Balance Sheet of Clearview at June 30, 1998 and the Pro Forma Combined Statements of Operations of Clearview for the year ended December 31, 1997 and the six months ended June 30, 1998.

     The Unaudited Pro Forma Combined Balance Sheet is based on the historical consolidated balance sheet of Clearview as of June 30, 1998, and gives effect to the Subsequent Transactions (as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Financing Transactions") as if they had been consummated by June 30, 1998.

     The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 is based on the historical combined statements of operations of Clearview, the UA I Theaters, the CJM Theaters, the Nelson Ferman Theaters, the Other 1997 Acquisitions, and the 1998 Acquisitions (each as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Acquisitions") and gives effect to the Transactions (as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Financing Transactions"), the 1997 Acquisitions and the 1998 Acquisitions as if they had been consummated at January 1, 1997.

     The Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 1998 is based on the historical combined statements of operations of Clearview and the 1998 Acquisitions and gives effect to the Transactions and the 1998 Acquisitions as if they had been consummated at January 1, 1997.

     In the opinion of Clearview's management, all adjustments necessary to present fairly such unaudited pro forma combined financial information have been made.

     The pro forma acquisition adjustments give effect to the acquisitions under the purchase method of accounting and the assumptions and adjustments (which Clearview believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following Unaudited Pro Forma Combined Financial Information are estimated and may differ from the actual adjustments when they become known.

     In connection with the Merger, Cablevision will account for the Merger using the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16 "Business Combinations." Accordingly, Cablevision will record as its cost the acquired assets less liabilities assumed, with the excess of such cost over the estimated fair value of such net assets reflected as goodwill. Additionally, certain costs directly related to the acquisition will be reflected as additional purchase price in excess of the net assets acquired. Cablevision has not yet determined whether the new basis of the net assets of Clearview will be recorded on Clearview's separate financial statements. Should Cablevision record such amounts on such separate financial statements, the increase in net assets would result principally in the recording of goodwill, which would be amortized over future periods.

     The Unaudited Pro Forma Combined Financial Information is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of the UA I Theaters, the CJM Theaters, the Nelson Ferman Theaters, the Other 1997 Acquisitions and the 1998 Acquisitions had been consummated on the dates indicated or that may be obtained in the future. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the notes thereto, the financial statements of the UA I Theaters, the CJM Theaters, and the Nelson Ferman Theaters and the notes thereto, included elsewhere herein, and Clearview's consolidated financial statements and the notes thereto, included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                    PRO FORMA
                                                                          -----------------------------
                                                                                                PRO
                                                             HISTORICAL    PRO FORMA           FORMA
                                                             CLEARVIEW    ADJUSTMENTS       AS ADJUSTED
                                                             ----------   ------------      -----------
ASSETS
Current assets:
  Cash and cash equivalents, including escrow deposit......   $21,240      $   (5,228)(1)     $16,012
  Inventories..............................................       187                             187
  Other current assets.....................................       559                             559
                                                              -------      ----------         -------
     Total current assets..................................    21,986          (5,228)         16,758
Property, equipment and leaseholds, net....................    41,283           2,535(2)       43,818
Intangible assets, net.....................................    33,200           2,456(2)       35,656
Other non-current assets...................................       804            (513)(3)         291
                                                              -------      ----------         -------
                                                              $97,273      $     (750)        $96,523
                                                              =======      ==========         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses....................     6,283                           6,283
                                                              -------                         -------
     Total current liabilities.............................     6,283                           6,283
Senior Notes...............................................    80,000                          80,000
Class B Redeemable Preferred Shares........................       750            (750)(4)
Stockholders' equity:
  Undesignated Preferred Shares, 2,475,697 shares
     authorized............................................        --                              --
  Class A Preferred Shares, par value $.01, 1,303 shares
     authorized, 779 shares issued and outstanding.........        --                              --
  Class C Preferred Shares, par value $.01, 3,000 shares
     authorized, issued and outstanding....................        --                              --
  Common Shares, par value $.01, 10,000,000 shares
     authorized, 2,304,802 shares issued and outstanding...        23                              23
  Additional paid-in capital...............................    18,231                          18,231
  Accumulated deficit......................................    (8,014)                         (8,014)
                                                              -------      ----------         -------
     Total stockholders' equity............................    10,240                          10,240
                                                              -------      ----------         -------
                                                              $97,273      $     (750)        $96,523
                                                              =======      ==========         =======

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998

(1) Cash and cash equivalents, including escrow deposit, has been adjusted for the following (in thousands):

  - Redemption of Class B Preferred Shares..................     (750)
  - Purchase price of the Subsequent Acquisitions...........   (2,213)
  - Purchase of real estate formerly under lease............   (1,150)
  - Long Island Purchase....................................   (1,115)
                                                              -------
Net change in cash..........................................  $(5,228)
                                                              =======

     Cash and cash equivalents includes $750,000 which is restricted and which is held in escrow to fund the contingent additional consideration to be paid to a seller in connection with the acquisition of the CJM Theaters.

(2) Reflects the allocation of purchase price paid (or to be paid in the case of the Long Island Purchase) in connection with the following, based on the estimated fair values of the assets acquired (or to be acquired), which includes only land, buildings and improvements or leasehold interests, furniture and equipment and intangible assets.

                            BALA                              WEST      LONG
                           CYNWYD    MILLBURN   LIVINGSTON   MILFORD   ISLAND   TOTAL
                           -------   --------   ----------   -------   ------   ------
Land.....................            $   150      $  150                        $  300
Buildings and
  improvements...........                600         600                         1,200
Leasehold interest and
  improvements...........   $ 29                              $ 39                  68
Furniture and
  equipment..............    207         118         175       128     $  339      967
                            ----     -------      ------      ----     ------   ------
     Total property,
       equipment and
       leaseholds, net...    236         868         925       167        339    2,535
Covenant non-compete.....     10                                           60       70
Goodwill.................    467         282         125       283      1,229    2,386
                            ----     -------      ------      ----     ------   ------
     Total intangible
       assets............    477         282         125       283      1,289    2,456
                            ----     -------      ------      ----     ------   ------
Total purchase price.....   $713     $ 1,150      $1,050      $450     $1,628   $4,991
                            ====     =======      ======      ====     ======   ======

(3) Reflects the elimination of escrow deposit relating to the Long Island Purchase (as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Acquisitions") which will be applied against the purchase price and allocated to property, equipment, leasehold and intangible assets for these theaters.

(4) Reflects the application of the proceeds from the Notes Offering (as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Acquisitions") to repay indebtedness and to redeem Class B Preferred Stock of $750,000.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                      HISTORICAL                                               PRO FORMA
                              ----------------------------------------------------------                      -----------

                                                                              OTHER
                                                              NELSON        COMPLETED         PRO FORMA        PRO FORMA
                              CLEARVIEW   UA I(1)   CJM(2)   FERMAN(3)   ACQUISITIONS(4)     ADJUSTMENTS       COMBINED
                              ---------   -------   ------   ---------   ---------------   ---------------    -----------
Theater revenues
  Box office................   $12,926    $2,599    $4,382    $4,594         $11,203                              $35,704
  Concession................     3,914       759    1,259      1,095           3,207            $1,264(5)          11,498
  Other.....................       422       178       15         96             464                               1,175
                               -------    ------    ------    ------         -------           -------         ---------
                                17,262     3,536    5,656      5,785          14,874             1,264            48,377
                               -------    ------    ------    ------         -------           -------         ---------
Operating expenses
  Film rental and booking
    fees....................     6,168     1,167    1,999      1,990           5,201              (278)(6)        16,247
  Cost of concession
    sales...................       635       126      241                        433               446(5)          1,881
  Theater operating
    expenses................     6,591     1,288    2,101      1,768           6,400                13(7)         18,161
  General and administrative
    expenses................     1,131       181      145        820             647               (75)(8)         2,849
  Depreciation and
    amortization............     2,051       132      242        356             988             2,276(9)          6,045
                               -------    ------    ------    ------         -------           -------         ---------
                                16,576     2,894    4,728      4,934          13,669             2,382            45,183
                               -------    ------    ------    ------         -------           -------         ---------
Operating income (loss).....       686       642      928        851           1,205            (1,118)            3,194
Interest expense, net.......     2,015       306      191        176             324             3,307(10)         6,319
Provision for income
  taxes.....................                           26                                          (26)
                               -------    ------    ------    ------         -------           -------         ---------
Net income (loss)...........   $(1,329)   $  336    $ 711     $  675         $   881           $(4,399)        $  (3,125)
                               =======    ======    ======    ======         =======           =======         =========
Basic and diluted loss per
  share(11).................   $ (1.03)

                                     PRO FORMA
                              ------------------------
                              PRO FORMA
                                NOTES       PRO FORMA
                               OFFERING         AS
                              ADJUSTMENT     ADJUSTED
                              ----------    ----------
Theater revenues
  Box office................                 $35,704
  Concession................                  11,498
  Other.....................                   1,175
                              ----------     -------
                                              48,377
                              ----------     -------
Operating expenses
  Film rental and booking
    fees....................                  16,247
  Cost of concession
    sales...................                   1,881
  Theater operating
    expenses................                  18,161
  General and administrative
    expenses................                   2,849
  Depreciation and
    amortization............                   6,045
                              ----------     -------
                                              45,183
                              ----------     -------
Operating income (loss).....                   3,194
Interest expense, net.......       1,406(10)    7,725
Provision for income
  taxes.....................
                              ----------     -------
Net income (loss)...........  $   (1,406)    $(4,531)
                              ==========     =======
Basic and diluted loss per
  share(11).................                 $ (2.79)

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

 (1) Derived from the unaudited financial statements of United Artists Theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck for the period from January 1, 1997 through September 12, 1997, the date of acquisition of the UA I Theaters.

 (2) Derived from the audited combined financial statements of the CJM Theaters at Kin-Mall, Middlebrook, Cedar Grove and Bellevue for the period from January 1, 1997 through September 30, 1997 and the unaudited results for the period from October 1, 1997 through December 11, 1997.

 (3) Derived from the audited combined financial statements of Nelson Ferman Theaters at Parsippany and Roxbury for the period from January 1, 1997 through September 30, 1997 and the unaudited combined financial statements for the period from October 1, 1997 through the acquisition date of November 21, 1997.

 (4) Other Completed Acquisitions includes combined results of the Other 1997 Acquisitions and the 1998 Acquisitions. The historical results were derived from:

      (a) Unaudited historical financial information of the Roslyn Cinemas in Roslyn, NY for the period from January 1, 1997 through the acquisition date of November 3, 1997.

      (b) Unaudited historical financial information for Edison Cinemas in Edison, NJ and Woodbridge Cinemas in Woodbridge, NJ for the period from January 1, 1997 through the acquisition dates of December 12, 1997.

      (c) Unaudited historical financial information for Clairidge Cinemas in Montclair, NJ; Manhasset Cinemas in North Hempstead, NY; Babylon Cinemas in Babylon, NY; and Cobble Hill Cinemas in Brooklyn, NY for the year ended December 31, 1997.

      (d) Unaudited historical financial information of the Great Neck Squire Cinemas in Great Neck, NY for the twelve month period from February 14, 1997 through February 11, 1998.

      (e) Unaudited historical financial information of the Franklin Square Cinemas in Franklin Square, NY for the year ended December 31, 1997.

      (f) Unaudited historical financial information of the Headquarters 10 Cinemas in Morristown, NJ for the fiscal year period from March 28, 1997 through March 27, 1998.

      (g) Unaudited historical financial information of the Colony Cinemas in Livingston, NJ and the West Milford Cinemas in West Milford, NJ for the year ended December 31, 1997.

      (h) Unaudited historical financial information of the Bala Theater in Bala Cynwyd, PA for the year ended December 31, 1997.

 (5) Reflects an increase in historical concession revenue of approximately $1,264,000, representing revenues that were not recognized by the sellers for the Nelson Ferman Theaters, Clairidge Cinemas, Franklin Square Cinemas and Great Neck Squire Cinemas because each of the sellers operated the respective concession stands through independent third party concessionaires. The cost of concession sales of approximately $446,000 is estimated based on the historical costs of the concession sales of Clearview. Upon acquisition of such theaters by Clearview, theater management began operating the concession stands, and the respective agreements with the independent third party concessionaires were terminated.

 (6) In February 1998, Clearview employed three professionals to perform film booking services in-house for all screens operated by Clearview and, in March 1998, terminated its arrangements for third party film booking services. The pro forma adjustment of approximately $278,000 in film rental and booking fees represents amounts paid for third party film booking services by Clearview, the Nelson Ferman Theaters and the CJM Theaters during 1997. The pro forma adjustment to general and administrative expenses

                          NOTES TO UNAUDITED PRO FORMA
                 COMBINED STATEMENT OF OPERATIONS--(CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

     includes an increase of approximately $190,000 representing costs of Clearview's three film booking professionals assuming that such professionals were hired on January 1, 1997. See note (9) below.

 (7) Reflects a reduction of rent of $50,000 for the Roslyn Cinemas as the application of net proceeds from the Notes Offering includes the acquisition of the underlying fee real estate of this theater and an increase in rent of $62,800 for the Bala Theater as the former owners owned the property and did not charge rent to the theater.

 (8) The former owners of the Franklin Square Cinemas, the Cobble Hill Cinemas and the CJM Theaters provided management advisory services to the theaters and received compensation for such services of approximately $100,000, $100,000 and $70,000, respectively, during the year ended December 31, 1997. Upon acquisition of these theaters, the owner/manager of each no longer provides such services to the theaters as Clearview is able to support the operations of these seven theaters under its current management structure. These decreases in expenses have been offset by $190,000 in general and administrative expenses related to the employment of the three film booking professionals referred to in note (6) above.

 (9) Reflects an increase in depreciation and amortization expense of $2,276,000 for property and equipment, leasehold interests and intangible assets acquired or to be acquired in the 1997 Acquisitions, the 1998 Acquisitions, and the Long Island Purchase, including amortization of the excess of the purchase price (or expected purchase price) over the estimated fair values of the assets acquired. Clearview estimates the useful lives to be 40 years for buildings and improvements and five to seven years for furniture and equipment. Leasehold interests represent acquired rights to operate theaters under previously existing operating leases. The fair value assigned to these leasehold interests is amortized over the term of the lease. Goodwill represents the excess of the purchase price, including acquisition costs, over the fair value of the tangible and identifiable intangible assets acquired which is amortized over fifteen years.

(10) Pro forma interest expense is calculated as follows:

  Historical combined interest expense, net (pre-acquisition basis).................................................  $3,012
  Interest expense adjustment assuming all acquisitions were consummated on January 1, 1997 under the Old Credit
     Facility...............................................   3,307
                                                              ------
  Pro forma combined interest expense.......................   6,319
                                                              ------
  Less: amounts in historical combined interest expense for
     refinanced debt........................................  (6,267)
  Add: interest expense on the Notes at 10.875%.............   7,303
  Amortization of debt issuance costs.......................     370
                                                              ------
  Pro forma Notes Offering adjustment.......................   1,406
                                                              ------
  Pro forma interest expense................................  $7,725
                                                              ======

      Pro forma interest expense has been calculated based on the amount of the Notes which was or will be used to repay the Old Credit Facility (as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Financing Transactions"), repay other indebtedness, redeem the Class B Preferred Shares, pay the escrow deposit, close the Subsequent Acquisitions and pay estimated fees and expenses of the Notes Offering of $67.2 million. Pro forma interest expense is not indicative of results that will actually occur upon issuance of the $80 million of Notes as it does not include interest expense of approximately $1,397,000 on $12.8 million of the Notes to be used for general corporate purposes.

                          NOTES TO UNAUDITED PRO FORMA
                 COMBINED STATEMENT OF OPERATIONS--(CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

(11) Basic loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Unaudited pro forma basic and diluted loss per share has been calculated for the year ended December 31, 1997 by dividing unaudited pro forma net loss available to common shareholders by the weighted average number of shares outstanding during the period. Unaudited pro forma net loss available to common shareholders is computed as unaudited pro forma net loss less preferred stock dividends. Unaudited pro forma net loss available to common shareholders includes recognition of non-cash preferred stock dividends on the Class C Preferred Shares issued on April 23, 1998. The non-cash preferred stock dividend of $1.7 million represents the amount that will be reflected in stockholders' equity during 1998 (the period from issuance to earliest conversion date in July 1998) based on the fair value of the conversion feature as measured on the date of issuance. The pro forma weighted average number of common shares outstanding used to calculate pro forma basic and diluted loss per share for the year ended December 31, 1997 is 2,304,802 shares.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                            HISTORICAL                                PRO FORMA
                                    ---------------------------   --------------------------------------------------
                                                                   PRO FORMA                PRO FORMA
                                                     1998         ACQUISITION   PRO FORMA    OFFERING     PRO FORMA
                                    CLEARVIEW   ACQUISITIONS(1)   ADJUSTMENTS   COMBINED    ADJUSTMENT   AS ADJUSTED
                                    ---------   ---------------   -----------   ---------   ----------   -----------
Theater revenues
  Box office......................   $13,645        $2,698                       $16,343                   $16,343
  Concession......................     4,591           737             137(2)      5,465                     5,465
  Other...........................       590            23                           613                       613
                                     -------        ------           -----       -------      -----        -------
                                      18,826         3,458             137        22,421                    22,421
                                     -------        ------           -----       -------      -----        -------
Operating expenses
  Film rental and booking fees....     6,529         1,346             (46)(3)     7,829                     7,829
  Cost of concession sales........       660            91              44(2)        795                       795
  Theater operating expenses......     7,140         1,695             (28)(4)     8,807                     8,807
  General and administrative
     expenses.....................     1,670           109             (89)(5)     1,690                     1,690
  Depreciation and amortization...     2,883           148             397(6)      3,428                     3,428
                                     -------        ------           -----       -------      -----        -------
                                      18,882         3,389             278        22,549                    22,549
                                     -------        ------           -----       -------      -----        -------
Operating income (loss)...........       (56)           69            (141)         (128)                     (128)
Interest expense, net.............     2,626           117             449(7)      3,192        595(7)       3,787
                                     -------        ------           -----       -------      -----        -------
Net loss from continuing
  operations(8)...................   $(2,682)       $  (48)          $(590)      $(3,320)     $(595)       $(3,915)
                                     -------        ------           -----       -------      -----        -------
Basic and diluted loss per
  share(9)........................   $ (2.71)                                                              $ (1.67)

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

(1) The historical results of the 1998 Acquisitions were derived from:

     (a) Unaudited historical financial information for Clairidge Cinemas in Montclair, NJ for the period from January 1, 1998 through the acquisition date of February 12, 1998.

     (b) Unaudited historical financial information for Manhasset Cinemas in North Hempstead, NY and Babylon Cinemas in Babylon, NY for the period from January 1, 1998 through the acquisition date of March 6, 1998.

     (c) Unaudited historical financial information for the period from January 1, 1998 through the acquisition date of June 17, 1998 for Franklin Square Cinemas in Franklin Square, NY and the Great Neck Squire Cinemas in Great Neck, NY.

     (d) Historical financial information for Cobble Hill Cinemas in Brooklyn, NY for the period from January 1, 1998 through the acquisition date of March 23, 1998 has not been included as no financial information was available.

     (e) Unaudited historical financial information for the period from January 1, 1998 through the acquisition date of June 24, 1998 for the Headquarters 10 Cinemas in Morristown, NJ.

     (f) Unaudited historical financial information for the six months ended June 30, 1998 of the Colony Cinemas in Livingston, NJ, and the West Milford Cinemas in West Milford, NJ.

     (g) Historical financial information for the Bala Theater in Bala Cynwyd, PA for the six months ended June 30, 1998 has not been included as no financial information was available.

(2) Reflects an increase in historical concession revenue of approximately $137,000, representing revenues that were not recognized by the sellers, for the Clairidge Cinemas, Franklin Square Cinemas and Great Neck Squire Cinemas because each of the sellers operated the respective concession stands through independent third party concessionaires. The cost of concession sales of approximately $44,000 is estimated based on the historical costs of the concession sales of Clearview. Upon acquisition of such theaters by Clearview, theater management began operating the concession stands and the respective agreements with the independent third party concessionaires have been terminated.

(3) In February 1998, Clearview employed three professionals to perform film booking services in-house for all screens operated by Clearview and, in March 1998, terminated its arrangements for third party film booking services. The pro forma adjustment of approximately $46,000 in film rental and booking fees represents amounts paid for third party film booking services by Clearview during 1998. The pro forma adjustment to general and administrative expenses includes an increase of approximately $48,000 representing costs of Clearview's three film booking professionals assuming that such professionals were hired on January 1, 1997.

(4) Reflects a reduction of rent of $28,000 for the Roslyn Cinemas as the application of net proceeds of the Offering includes the acquisition of the underlying fee real estate of this theater.

(5) The net decrease in general and administrative expenses is due to management advisory services provided by the former owner of the Franklin Square Cinemas, offset by the addition of film booking professionals for the six months ended June 30, 1998 as more fully described in note (3) above and in note (8) to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997.

(6) Reflects an increase in depreciation and amortization expense of $397,000 for property and equipment, leasehold interests and intangible assets acquired in connection with the 1998 Acquisitions and the Long Island Purchase, including amortization of the excess of the purchase price over the estimated fair values of the assets acquired. Clearview estimates the useful lives to be 40 years for buildings and improvements and five to seven years for furniture and equipment. Leasehold interests represent acquired rights to

                          NOTES TO UNAUDITED PRO FORMA
                 COMBINED STATEMENT OF OPERATIONS--(CONTINUED)

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

    operate theaters under previously existing operating leases. The fair value assigned to these leasehold interests is amortized over the term of the lease. Goodwill represents the excess of the purchase price, including acquisition costs, over the fair value of the tangible and identifiable intangible assets acquired which is amortized over fifteen years.

(7) Pro forma interest expense is calculated as follows:

Historical combined interest expense, net (pre-acquisition
  basis)....................................................  $2,743
Interest expense adjustment assuming all acquisitions were
  consummated on January 1, 1997 under the Old Credit
  Facility..................................................     449
                                                              ------
Pro forma combined interest expense, net....................   3,192
                                                              ------
Less: amounts in historical combined interest expense for
  refinanced debt...........................................  (2,835)
Add: interest expense on the Notes at 10.875%...............   3,266
Amortization of debt issuance costs.........................     164
                                                              ------
Pro forma Notes Offering adjustment.........................     595
                                                              ------
Pro forma interest expense..................................  $3,787
                                                              ======

    Pro forma interest expense has been calculated based on the amount of the Notes which was or will be used to repay the Old Credit Facility, repay other indebtedness, redeem the Class B Preferred Shares, pay the escrow deposit, close the Great Neck/Franklin Square Acquisition, the AMC Acquisition and the Subsequent Acquisitions, purchase the underlying leases of five theaters formerly operated under agreements with the previous owners and pay fees and expenses of the Notes Offering of $67.2 million. Pro forma interest expense is not indicative of results that will actually occur upon issuance of the $80 million of Notes as it does not include interest expense of approximately $699,000 on the $12.8 million of the Notes to be used for general corporate purposes.

(8) The historical results of operations of Clearview does not include an extraordinary loss of approximately $2,030,000 resulting from the repayment of the Old Credit Facility. The extraordinary loss includes a prepayment penalty of $410,000 and write-off of unamortized debt discount and debt issuance costs of approximately $242,000 and $1,378,000, respectively.

(9) Basic loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Unaudited pro forma basic and diluted loss per share has been calculated for the six months ended June 30, 1998 by dividing unaudited pro forma net loss available to common shareholders by the weighted average number of shares outstanding during the period. Unaudited pro forma net loss available to common shareholders is computed as unaudited pro forma net loss less preferred stock dividends. The pro forma weighted average number of common shares outstanding used to calculate pro forma basic and diluted loss per share for the six month period ended is 2,304,802 Shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  OF CLEARVIEW

     The following discussion and analysis of Clearview's results of operations and financial condition should be read in conjunction with the information set forth in the financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     Since the inception of its business in December 1994, when Clearview acquired the right to operate four theaters with eight screens, through June 30, 1998, Clearview had acquired the right to operate an additional 35 theaters with 173 screens, had added seven screens to three existing theaters and had constructed a new five-screen theater in an existing building, resulting in a total of 40 theaters and 193 screens operated by Clearview at June 30, 1998. Clearview operated 16 theaters with 64 screens as of June 30, 1997. Clearview expects that its future revenue growth will be derived primarily from the acquisition of additional theaters, the addition of screens to existing theaters and the development of new theaters. In order to fund its plans for continued growth, Clearview may need to seek additional debt or equity financing. Failure to obtain any such financing could require Clearview to significantly curtail its acquisition activities. Clearview has had no theater closings since inception.

     On August 13, 1998, the Company announced that it had entered into the Merger Agreement pursuant to which Clearview would be acquired by Cablevision.

     Clearview's revenues are predominantly generated from box office receipts, concession sales and on-screen advertising. Direct theater costs include film rental and the cost of concessions. Other theater operating expenses consist primarily of theater labor and related fringe benefit costs and occupancy costs (including rent and/or real estate taxes, utilities, repairs and maintenance, cleaning costs and supplies). Film rental costs are directly related to the popularity of a film and the number of weeks the film has run. Film rental costs generally decline as a percentage of box office receipts the longer a film has been showing. Because certain concession items, such as fountain drinks and popcorn, are purchased in bulk and not prepackaged for individual servings, Clearview has significant gross profit margins on those items.

     General and administrative expenses consist primarily of corporate overhead costs, such as management and office salaries and related fringe benefits costs, professional fees, insurance costs and general office expenses. Clearview believes that its current internal controls and management information system will allow Clearview to expand its number of screens significantly without incurring proportionate increases in general and administrative expenses. Clearview's management information system has on-line capabilities to collect information concerning box office receipts, ticketing, concession sales, inventory control and booking. This system allows Clearview to closely track and manage box office and concession revenues.

     During the six months ended June 30, 1998, Clearview purchased the Clairidge Cinemas in Montclair, New Jersey (6 screens) for $2.1 million in cash and 14,782 Common Shares; the Manhasset Cinemas in North Hempstead, NY (3 screens) and the Babylon Cinemas in Babylon, NY (3 screens) for an aggregate of $1.5 million in cash; the Cobble Hill Cinemas in Brooklyn, NY (5 screens) for $2.2 million in cash; the Great Neck Squire Cinemas in Nassau, NY (7 screens) and the Franklin Square Cinemas in Suffolk, NY (6 screens) for $6.5 million in cash; and the Headquarters 10 Cinema in Morristown, NJ (10 screens) for $2.8 million in cash. In the first three months of 1998, Clearview also leased the Millburn Twin Cinemas in Millburn, New Jersey (2 screens) and The Screening Zone in Montclair, New Jersey (2 screens). The acquisition and lease of these additional theaters increased Clearview's total number of theaters to 40 and its screen count to 193, as of June 30, 1998.

RESULTS OF OPERATIONS

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

     Total Revenues. Total revenues for the six months ended June 30, 1998 and 1997 were $18,825,637 and $6,187,810, respectively. The increase in revenues of 204.2% was primarily due to the operation of the theaters acquired in the third and fourth quarters of 1997 and in the first two quarters of 1998. Box office receipts for the six months ended June 30, 1998 were $13,644,849 and $4,708,854, respectively. The increase in box office receipts of 189.8% resulted primarily from the increase in attendance of 178.8% to approximately 2,487,000 for the six months ended June 30, 1998 from 892,000 attendees in the comparable 1997 period. Total concession sales for the six months ended June 30, 1998 and 1997 were $4,591,268 and $1,337,821, respectively. The increase in concession sales of 243.2% was primarily due to the increase in the number of theaters operated. Other revenues, which consist primarily of advertising revenue and rental income on fee-owned properties, were $589,520 and $141,135 for the six months ended June 30, 1998 and 1997, respectively. The increase in other revenues of 317.7% is the result of operating additional theaters during 1998, and an increase in Clearview's on-screen advertising, which provided for increased commission rates in 1998.

     Film Rental Fees. Film rental fees increased by 198.3% to $6,529,384 for the six months ended June 30, 1998 from $2,188,700 for the six months ended June 30, 1997. The increase was principally due to the operation of additional theaters, as previously discussed. Film rental fees as a percentage of box office receipts was 47.9% for the six months ended June 30, 1998, as compared to 46.5% for the same 1997 period. The increase was due to weak film product in the second quarter, along with high rental costs for that product and unusually high film settlements in the second quarter.

     Cost of Concession Sales. Cost of concession sales increased by 198.3% to $660,148 for the six months ended June 30, 1998 from $221,278 for the six months ended June 30, 1997. This increase was attributable primarily to the operation of the theaters acquired in the third and fourth quarters of 1997 and in the first two quarters of 1998. As a percentage of concession revenues, the cost of concession sales was 14.4 % for the six months ended June 30, 1998 compared to 16.5% for the six months ended June 30, 1997. The decrease was primarily attributable to the concession purchasing efficiencies made as a result of achieving greater economies of scale from Clearview's growth and the participation in a vendor rebate program.

     Theater Operating Expenses. Theater operating expenses increased by 191.6% to $7,140,267 for the six months ended June 30, 1998 from $2,448,960 for the six months ended June 30, 1997. This increase was attributable primarily to the operation of the theaters acquired as previously discussed. Theater operating expenses as a percentage of total revenues decreased to 37.9% for the six months ended June 30, 1998 compared to 39.6% for the six months ended June 30, 1997. This decrease was attributable to Clearview's efficient management of its controllable operating costs and, in particular, direct theater labor costs.

     General and Administrative Expenses. General and administrative expenses increased by 312.5% to $1,669,519 for the six months ended June 30, 1998 from $404,718 for the six months ended June 30, 1997. The increase was due principally to the hiring of personnel and related increases in salaries to support Clearview's growth. As a percentage of total revenues, general and administrative expenses increased to 8.9% for the six months ended June 30, 1998 compared to 6.5% for the six months ended June 30, 1997. The increase was due to the increased expenses attributable to the establishment of in-house film buying and legal departments in the first quarter of 1998 to support Clearview's growth and future expansion plans, and the incurrence of outside professional costs in connection with Clearview's first fiscal year-end since becoming a publicly traded company.

     Depreciation and Amortization. Depreciation and amortization expense increased by 261.4% to $2,882,568 for the six months ended June 30, 1998 from $797,707 for the six months ended June 30, 1997. The increase is a direct result of the addition of 24 theaters through acquisition or build-out in the second half of 1997 and first half of 1998, which significantly increased Clearview's depreciable and amortizable assets.

     Operating Income (Loss). Clearview had an operating loss of $56,249 for the six months ended June 30, 1998, compared with operating income of $126,447 for the six months ended June 30, 1997. As a percentage of total revenues, operating income (loss) was (0.3%) for the six months ended June 30, 1998 and 2.0% for the six months ended June 30, 1997. The increase in operating loss as a percentage of total revenues is due to the increase in depreciation and amortization, as a direct result of the increase in theaters, the aforementioned increase in film rental fees, and the first quarter 1998 increase in general and administrative expenses as explained above.

     Interest Expense. Interest expense increased by 262.7% to $2,626,348 for the six months ended June 30, 1998 from $724,146 for the six months ended June 30, 1997. The increase is due to the significant increase in total debt outstanding during the first half of 1998 as compared to the corresponding 1997 period, primarily due to fund acquisitions. The increase in outstanding debt was partially offset by a decrease in the interest rate under Clearview's then-existing credit facility, from Prime + 2% to Prime + 1.5% in September 1997. All of Clearview's debt was retired and replaced in June 1998 by the issuance of Clearview's Senior Notes bearing interest at 10.875%.

     Extraordinary Item. The extraordinary item of $2,029,649 relates to the early extinguishment of the debt under Clearview's then-existing credit facility in June 1998.

     Net Loss. Net loss increased to $4,712,246 for the six months ended June 30, 1998 from $597,699 for the six months ended June 30, 1997. The increase in net loss was attributable primarily to substantial increases in both depreciation and amortization expense, interest expense, and general and administrative expenses resulting from Clearview's growth through acquisitions and related borrowings, and the above-mentioned extraordinary item.

     Loss Available for Shares. Loss Available for Shares reflects the net loss, the components of which are explained above, and preferred shares dividends of $1,392,915 for the six months ended June 30, 1998. The preferred shares dividend is primarily a result of the April 1998 issuance of 3,000 shares of Class C Preferred Shares, and the resulting non-cash dividend recorded through June 30, 1998. In accordance with Emerging Issues Task Force Abstract D-60 ("EITF Abstract D-60"), "Accounting for the Issuance of Convertible Preferred Shares with a Nondetachable Conversion Feature," the intrinsic value of the beneficial conversion feature of the Class C Preferred Shares, which is measured as the difference between the conversion price and fair value of the common shares on the date of issuance, is recognized as a non-cash preferred shares dividend over the period from issuance to earliest conversion (90 days) in the statement of changes in shareholders' equity. Based on Clearview's Share price on April 23, 1998 (issuance date), the fair value of the conversion feature is $1,714,286, which will be reflected as a preferred share dividend over the period from issuance through July 20, 1998, the earliest conversion date. The amount recorded from issuance through June 30, 1998 was $1,295,238, with the remainder to be recorded in July 1998.

  YEARS ENDED DECEMBER 31, 1997 AND 1996

     Total Revenues. Total revenues for 1997 increased 110.6% to $17,261,977 from $8,197,974 in 1996. The increase in box office receipts resulted primarily from an increase in attendance of 98.9% to approximately 2,322,000 attendees in 1997 from approximately 1,167,000 attendees in 1996. This increase in attendance is attributable primarily to Clearview's operation of the nine theaters acquired during 1996 for a full year in 1997, as well as the operation of the 14 theaters acquired and the one theater developed during 1997. Additionally, the average ticket price increased from $5.31 in 1996 to $5.57 in 1997. Total concession sales increased 110.3% for 1997 to $3,914,416 from $1,861,155 in the comparable 1996 period, primarily due to the increase in the number of theaters operated.

     Film Rental and Booking Fees. Film rental and booking fees for 1997 increased 104.1% to $6,168,380 in 1997 from $3,022,377 in 1996, principally due to the operation of additional theaters as discussed above. Film rental and booking fees, as a percentage of box office receipts, decreased to 47.7% for the year ended December 31, 1997 compared to 48.8% for 1996.

     Cost of Concession Sales. Cost of concession sales for 1997 increased 126.9% to $634,395 from $279,549 for 1996. This increase was attributable primarily to the operation of the additional theaters acquired in 1997 and 1996. As a percentage of concession revenues, the cost of concession sales increased to 16.2% in

1997 from 15.0% in 1996. This increase was attributable to the number of theaters Clearview added at the height of the 1997 holiday season when the majority of the concession sales are lower-margin candy sales.

     Theater Operating Expenses. Theater operating expenses for 1997 increased 99.8% to $6,590,703 from $3,297,825 for 1996. This increase was attributable primarily to the operation of the additional theaters acquired in 1997 and 1996. As a percentage of total revenues, theater operating expenses decreased to 38.2% in 1997 from 40.2% in 1996. The decrease, as a percentage of total revenues, was primarily due to Clearview's ability to control and manage its variable costs, such as labor, and the lower average per-theater fixed costs, such as occupancy costs, property taxes and utilities, of the theaters acquired in 1997 as compared to Clearview's other theaters.

     General and Administrative Expenses. General and administrative expenses for 1997 increased 91.7% to $1,130,855 from $589,822 in 1996. This increase was due principally to the hiring of additional personnel and related increases in salaries resulting from the transition from seven locations and 21 screens at January 1, 1996 to 16 locations and 60 screens at January 1, 1997 and to 31 theaters and 148 screens at December 31, 1997. The increase was also due to the increase in certain costs in 1997, such as professional fees, which are typically associated with the transition from a private company to a public company. As a percentage of total revenues, however, general and administrative expenses for 1997 decreased to 6.6% from 7.2% for 1996. This decrease was primarily due to Clearview's internal controls and management information system which allowed Clearview to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense for 1997 increased 223.0% to $2,051,163 from $635,007 in 1996. This increase was a direct result of the 14 additional theaters acquired in 1997, which significantly increased Clearview's depreciable and amortizable assets, as well as the effect of a full year of depreciation and amortization on the assets of the nine theaters acquired in 1996.

     Operating Income. Operating income for 1997 increased 83.8% to $686,481 from $373,394 for 1996. As a percentage of total revenues, operating income decreased to 4.0% for the year ended December 31, 1997, compared to 4.6% for the year ended December 31, 1996. Operating income decreased as a percentage of total revenues primarily due to the substantial increase in depreciation and amortization expense, which more than tripled in 1997 over 1996, compared to total revenues, which approximately doubled over the same period. Excluding depreciation and amortization, increases in Clearview's other operating expenses were less, on a percentage basis, than the growth in total revenues, as summarized below:

                                                            PERCENTAGE
                                                           INCREASE OVER
                                                               1996
                                                           -------------
Total theater revenues.................................        110.6%
Film rental and booking fees...........................        104.1%
Other theater operating expenses.......................         99.8%
General and administrative expenses....................         91.7%
Depreciation and amortization..........................        223.0%

     Interest Expense. Interest expense increased 240.6% in 1997 to $2,015,419 from $591,722 in 1996. Clearview's borrowing rate on its then-existing credit facility decreased from Prime + 2% to Prime + 1.5% in September 1997. This decrease was offset by a significant increase in total debt outstanding during 1997 as a result of the funding of Clearview's acquisitions.

     Net Loss. Net loss for the year ended December 31, 1997 increased to $1,328,938 from $218,328 in the comparable 1996 period. This increase in net loss was attributable primarily to the substantial increases in both depreciation and amortization ($1,416,156) and interest expense ($1,423,697), together totaling over $2,800,000. These increases were due to the additional screens operated by Clearview in 1997 and their related acquisition financing costs, which were offset by reduced film rental costs, theater operating expenses and general and administrative expenses, which were less, on a percentage basis, than the growth in total revenues.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     Total Revenues. Total revenues for 1996 increased 249.5% to $8,197,974 from $2,345,697 for 1995. This increase in total revenues was primarily a result of an increase in attendance of 270% to approximately 1,167,000 attendees in 1996 from approximately 315,000 attendees in 1995. The increase in attendance occurred principally because of the addition of 39 screens during 1996 and the first full year of operation of the 11 screens added during 1995. Revenues from those theaters operated by Clearview throughout 1995 and 1996 increased 15.7% from $1,541,843 to $1,783,260. This increase in same-theater revenues was attributable primarily to an overall increase in attendance at two theaters and the conversion from a single-screen to a triplex at another theater location. Average ticket prices for Clearview's theaters remained relatively constant during 1995 and 1996. Total concession sales increased 235.5% in 1996 to $1,861,155 from $554,671 in 1995 principally for the same reasons.

     Film Rental and Booking Fees. Film rental and booking fees for 1996 increased 266.9% to $3,022,377 from $823,791 for 1995. As a percentage of box office receipts, film rental and booking fees increased to 48.8% from 46.8% for the years ended December 31, 1996 and 1995, respectively. This increase was primarily attributable to Clearview's acquisition of the six theaters acquired in May and July of 1996 (film rental and booking fees as a percentage of box office receipts are generally higher during the summer months than most of the rest of the year).

     Cost of Concession Sales. Cost of concession sales for 1996 increased 181.6% to $279,549 from $99,261 for 1995. As a percentage of concession revenues, the cost of concession sales decreased to 15.0% from 17.9% for the years ended December 31, 1996 and 1995, respectively. Clearview's gross margin on concession revenues improved in 1996 when compared to 1995 as a result of obtaining volume discounts.

     Theater Operating Expenses. Theater operating expenses for 1996 increased 205.8% to $3,297,825 from $1,078,370 for 1995 primarily due to Clearview's acquisitions during 1996. As a percentage of total revenues, theater operating expenses decreased to 40.2% from 46.0% for the years ended December 31, 1996 and 1995, respectively. This reduction was due to Clearview's careful management of its theater labor and fringe benefit costs and the lower average per-theater fixed costs, such as occupancy costs, taxes and common area maintenance costs, of the theaters acquired in 1996 as compared to Clearview's other theaters. As a percentage of box office receipts, theater labor and fringe benefit costs decreased to 20.9% from 23.2% for the years ended December 31, 1996 and 1995, respectively.

     General and Administrative Expenses. General and administrative expenses for 1996 increased 57.2% to $589,822 from $375,262 for 1995. This increase was due principally to the hiring of additional personnel and increases in salaries resulting from the transition from seven locations and 21 screens at the beginning of 1996 to 16 locations and 60 screens by the end of 1996. As a percentage of total revenues, however, general and administrative expenses decreased to 7.2% from 16.0% for the years ended December 31, 1996 and 1995, respectively. This decrease was primarily due to Clearview's internal controls and management information system which allowed Clearview to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense for 1996 increased 537.4% to $635,007 from $99,632 for 1995. This increase was primarily a result of the acquisition of the nine theaters acquired in 1996, which significantly increased Clearview's depreciable and amortizable assets.

     Operating Income. Operating income for 1996 increased to $373,394 from an operating loss of $130,619 for 1995. This increase in Clearview's operating income was primarily due to certain improvements in operating efficiency, the lower average occupancy costs per theater of the theaters acquired in 1996 as compared to Clearview's other theaters, and an increase in general and administrative expenses which was less, on a percentage basis, than the growth in total revenues, offset by higher depreciation and amortization expense.

     Interest Expense. Interest expense for 1996 increased 590.5% to $591,722 from $85,697 for 1995. The increase was primarily attributable to the significant increase in Clearview's total debt during 1996, which was primarily incurred to finance Clearview's acquisitions during that year.

     Net Loss. Net loss for 1996 increased 1.0% to $218,328 from a net loss of $216,316 for 1995. The increase in net loss was primarily due to Clearview's acquisitions during 1996 that resulted in a significant increase in depreciation and amortization expense, which is a non-cash expense, and a large increase in interest expense, offset by better operating efficiencies indicated above.

LIQUIDITY AND CAPITAL RESOURCES

     Clearview receives substantially all of its revenues in cash from box office receipts and concession sales and, therefore, benefits from minimal accounts receivable and inventory requirements. Clearview's most significant operating expense, film rental fees, continues to be paid to distributors 30 to 45 days following the receipt of the applicable cash ticket payments. In addition, nearly all of Clearview's other operating expenses such as concession purchases, theater payroll and theater rents, are paid bi-weekly or monthly, respectively. The period between the receipt of cash from operations and the use of that cash to pay the related expenses provides certain operating capital to Clearview.

     Since Clearview is in an industry which is capital intensive, substantially all of its assets are non-current. Clearview's primary current asset is cash, while inventories are relatively insignificant throughout the fiscal year. Clearview had positive working capital of $15,702,761 at June 30, 1998 and negative working capital of $1,766,222 at June 30, 1997, respectively. Clearview had negative working capital of $5,334,136 at December 31, 1997 and $1,710,825 at December 31, 1996, respectively. The increase in working capital from June 30, 1997 to June 30, 1998 was attributable to an increase in cash due to the proceeds from the Notes and Class C Preferred Shares Offering (as defined herein), partially offset by an increase in accounts payable and film rent payable to support Clearview's additional theaters. The increases in negative working capital from 1996 to 1997 were attributable to the increase in the current portion of long-term debt used to finance Clearview's theater acquisitions during such periods, and the increase in film rental fees payable due to the increase in the number of screens.

     Clearview has financed its day-to-day operations principally from the cash flow generated by its operating activities. Such cash flow totaled $1,715,484 for the six months ended June 30, 1998, as compared to $537,526 for the comparable 1997 period, and $3,934,204 in 1997 as compared to $1,147,062 in 1996. The difference between Clearview's net losses and its cash flows from operating activities for these periods was principally due to non-cash depreciation and amortization expenses and increases in accounts payable and accrued expenses. In addition, the 1998 period was impacted by the extraordinary item related to the early extinguishment of debt.

     Clearview's primary capital requirements are to fund additional theater acquisitions and for remodeling, expansion and maintenance of existing theaters. While Clearview has acquired fee-owned theaters from time to time, Clearview prefers to acquire theaters as leasehold properties in order to preserve capital. Clearview also has historically developed, and plans to continue developing, new theaters principally by entering into long-term leases, which provide an opportunity to share construction and development costs with the lessor. All of Clearview's landlords are unaffiliated third parties. As of June 30, 1998, the aggregate annualized minimum lease payments for all of Clearview's theaters over the next five years after giving effect to the Subsequent Acquisitions (as defined under the caption "DESCRIPTION OF BUSINESS OF
CLEARVIEW -- Recent Acquisitions") are as follows: 1998: $3,991,672; 1999:
$4,290,069; 2000: $4,239,306; 2001: $4,049,198; and 2002: $4,109,480.

     Capital expenditures, exclusive of theater acquisitions, totaled approximately $2,871,487 in the first six months of 1998 and $1,392,692 in the first six months of 1997. The 1998 amount includes $700,000 related to the purchase of the underlying real estate of a theater previously leased, and $445,117 of construction costs related to the Mansfield Theater. During 1998, Clearview funded its capital expenditures, other than theater acquisitions, through cash flow from operations.

     Clearview's capital requirements in 1997 arose principally in connection with theater acquisitions ($37.9 million), the renovation of acquired and existing theaters ($2.4 million), the development of a new theater ($866,000) and the addition of screens to an existing theater ($258,000). Capital expenditures, exclusive of theater acquisitions, totaled approximately $3,486,000 in 1997 and $318,000 in 1996. During 1997, Clearview
funded its capital expenditures, including theater acquisitions, through the net proceeds of its initial public offering of approximately $7.1 million, approximately $24 million of bank borrowings, issuance of $6.0 million of subordinated debt, the issuance of 750 Class B Preferred Shares valued at $750,000 and the issuance of 104,297 Shares, valued at approximately $1.2 million.

     On June 12, 1998, Clearview received $80.0 million in aggregate gross proceeds before fees and expenses from the Notes Offering (as defined under the caption "DESCRIPTION OF BUSINESS OF CLEARVIEW -- Recent Financing Transactions"), repaid the $40.2 million outstanding under Clearview's then-existing bank credit facility, and entered into a new bank credit facility (the "New Credit Facility") providing for a secured revolving line of credit in the aggregate principal amount of $15.0 million. The New Credit Facility will mature on June 12, 2003. The New Credit Facility is collateralized by substantially all of the assets of Clearview and contains various restrictive covenants.

     In April 1998, Clearview designated a new series, consisting of 3,000 shares of its preferred stock, $.01 par value, as Class C Convertible Preferred Stock (the "Class C Preferred Shares"). Concurrently, Clearview entered into a Securities Purchase Agreement and issued the 3,000 shares of its Class C Preferred Shares for $2.97 million in cash, net of offering costs (the "Class C Preferred Shares Offering").

     Clearview's future capital expenditures for planned maintenance will be funded through cash flow from operations. In accordance with Clearview's strategic plan, Clearview intends to continue to acquire theaters and is pursuing the acquisition of additional locations. Based on Clearview's current operations and anticipated revenue growth, management believes that cash flow from operations and other available cash (including from the Notes Offering), together with available borrowings under the New Credit Facility, will be sufficient to fund Clearview's growth strategy through at least the end of 1998. Thereafter, however, or in the event Clearview exceeds its currently anticipated expansion plans, Clearview anticipates that it will need to seek additional debt or equity financing to fund its growth strategy. Failure to obtain any such financing could have a material adverse effect on Clearview's ability to achieve its growth strategy. In the absence of additional financing, Clearview believes that it is capable of funding its current operations (including principal and interest payments as they come due) through internally generated cash flow from operations and existing debt financing.

     On August 13, 1998, Clearview announced that it had entered into the Merger Agreement among Cablevision, Merger Sub and Clearview pursuant to which Clearview would be merged with and into CCG Holdings. Each issued and outstanding share of common shares of Clearview would be acquired at $24.25 per share, payable in a combination of cash and Cablevision Class A Common Stock on the basis of 55% cash and 45% Cablevision Class A Common Stock. The gross value of the transaction is estimated at approximately $160 million, based on the acquisition of approximately 3.3 million shares of Clearview Common Stock on a fully diluted basis and the assumption of the $80 million of Notes outstanding as of August 13, 1998. Clearview made a tender offer to repurchase Clearview's Senior Notes with the funding for such repurchase to be made by Cablevision. The tender offer expired September 17, 1998, with no holders electing to tender their Notes.

QUARTERLY RESULTS AND SEASONALITY

     Historically, the most successful films have been released during the summer months (July and August) and Thanksgiving through the year-end holiday season. Consequently, motion picture exhibitors generally have had proportionally higher revenues during such periods, although seasonality of motion picture exhibition revenues has become less pronounced in recent years as studios have begun to release major motion pictures more evenly throughout the year. Clearview believes that its regular exhibition of first-run independent films has contributed to a moderation in the seasonality of its own revenues as compared to the seasonality of the revenues of some of its competitors. Nevertheless, Clearview's revenues and income in any particular quarter will be substantially the result of the commercial success of the particular films being exhibited during such quarter.

EFFECTS OF INFLATION

     Inflation has not had a significant impact on Clearview's operations to date.

YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Clearview's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures, causing disruption in operations, including, but not limited to, an inability to send and receive electronic data, or to engage in routine business activities and operations.

     This issue creates risk for Clearview from unforeseen problems in its own computer systems and from third parties with whom Clearview deals on transactions. Clearview is in the early stages of evaluating the potential impact of the Year 2000 on the electronic data processing and other information systems relevant to Clearview's business, and is developing a plan to resolve this issue. As part of that plan, Clearview recently hired an outside consulting firm to assist in the completion of the first phase of its Year 2000 project. Those activities, which will occur in the fourth quarter of 1998, include the compiling of a detailed inventory of Clearview's computer hardware and software applications; the identification of imbedded chips in any non-IT equipment, the development of detailed project plans to address each component, and the development of an estimated cost for the remainder of the project.

     Clearview has had formal discussions with certain of its major suppliers concerning their Year 2000 compliance, and intends to continue such discussions into the fourth quarter of 1998. However, there can be no assurance that the systems of other companies that interact with Clearview will be sufficiently Year 2000 compliant so as to avoid an adverse impact on Clearview's operations, financial condition and results of operations.

     Clearview anticipates that it will complete its Year 2000 project, including contingency planning, during 1999 but there can be no assurance that Clearview will be successful in meeting this schedule. It is currently unknown what specific potential adverse consequences could result from failure to properly mitigate the Year 2000 problem, and, in addition, Clearview is currently unable to estimate the overall cost associated with its Year 2000 project. No costs have been incurred to date.

                      DESCRIPTION OF BUSINESS OF CLEARVIEW

     Clearview is a major regional first-run motion picture exhibitor that operates primarily community-based multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area. Clearview offers a broad mix of first-run films with a particular focus on films designed to appeal to sophisticated moviegoers and families with younger children residing in these communities. As of September 30, 1998, Clearview operated 43 theaters with a total of 203 screens. Through additions of screens to existing theaters and new theater development, Clearview also plans to add a total of 60 new screens by May 31, 1999. Based on the number of screens currently operated, Clearview believes that it is one of the largest motion picture exhibitors in the New York/New Jersey metropolitan region and the second largest in New Jersey. As of September 30, 1998, approximately 70.0% of Clearview's theaters were the sole exhibitors in their film zones, and approximately 16.0% were the leading exhibitors in their film zones.

     Clearview operates clean, comfortable, visually appealing and service-oriented theaters predominantly located in affluent towns and communities rather than in shopping malls or near highways. Clearview believes that in many suburban communities in the Middle Atlantic and New England states, theaters located in town or in community-based retail centers serve audiences that prefer the convenience and familiarity of such theaters to the larger out-of-town megaplex theaters that appear to be the focus of the major theater circuits. Many of Clearview's target markets are in densely populated, affluent areas consisting of numerous small municipalities with local business districts that are well-suited to Clearview's strategy of operating community-based theaters. In many of these areas it can be difficult for theater circuit operators to build or expand theaters into large multiplexes or megaplexes due to a lack of affordable real estate, zoning laws and community resistance.

     Founded in 1994 with four theaters and eight screens, Clearview has grown through both acquisitions and theater development. Since that time, Clearview has completed 16 acquisitions, representing 34 theaters with a total of 170 screens, and entered into agreements to operate four theaters with 13 screens. Management has successfully integrated these theaters into its operations by reducing operating expenses and implementing new operating standards, management controls and information systems. Clearview has also upgraded the seating, improved the sound and projection equipment, refurbished the interior furnishings and broadened the concession offerings in most locations. Additionally, since early 1995 Clearview has added seven screens to existing theaters and constructed a new five-screen theater in an existing building, resulting in an aggregate of 43 theaters with a total of 203 screens as of September 30, 1998. See "-- Existing Theaters."

     During the past ten years, overall movie theater attendance in the United States has grown from 1,089 million in 1987 to 1,388 million in 1997. Admission revenue increased from a total of approximately $4.3 billion in 1987 to approximately $6.4 billion in 1997, or a compound annual growth rate of 4.1%. The theatrical exhibition industry is fragmented. Although the eleven largest theater circuits operated approximately 60% of the screens at May 1, 1997, 268 of the approximately 478 remaining exhibitors operated four or fewer screens. There is also a strong trend toward consolidation in the motion picture exhibition industry. Two recent major transactions combined Cineplex (approximately 1,729 screens) with Loews Theater Exhibition Group (approximately 1,020 screens), and combined Act III Cinemas ("Act III") (approximately 832 screens) with Regal (approximately 2,337 screens). Clearview believes that it has an opportunity to acquire additional theaters as the major circuits seek to divest theaters which do not fit into their strategic plans and independent theater operators find it increasingly difficult to compete with larger circuits.

RECENT ACQUISITIONS

     Since its initial acquisition of four theaters in December 1994, Clearview has completed 16 acquisitions, representing 34 theaters with an aggregate of 170 screens. See "THE COMPANIES -- Clearview -- Existing Theaters." Listed below is a summary of Clearview's acquisitions during 1997 and 1998.

  1997 Acquisitions

     UA I Theaters. On September 12, 1997, Clearview purchased from United Artists Theater Circuits, Inc., for total consideration of approximately $8.7 million in cash, the Mamaroneck Playhouse in Mamaroneck, NY (4 screens), the Bronxville Cinemas in Bronxville, NY (3 screens), the Larchmont Cinemas in Larchmont, NY (1 screen), the Cinema 304 in New City, NY (2 screens) and the Wayne Preakness Cinemas in Wayne, NJ (4 screens) (collectively, the "UA I Theaters").

     Nelson Ferman Theaters. On November 21, 1997, Clearview purchased from an independent theater operator, for total consideration of $18.5 million paid in a combination of cash, subordinated notes of Clearview and shares of Common Stock, the Parsippany Cinema 12 in Parsippany, NJ (12 screens) and the Succasunna Cinema 10 in Succasunna, NJ (10 screens) (together, the "Nelson Ferman Theaters").

     CJM Theaters. On December 12, 1997, Clearview purchased from an independent theater operator, for total consideration of $8.7 million paid in a combination of cash, shares of Clearview's Class B Preferred Shares, and Shares, the Bellevue Theaters in Upper Montclair, NJ (4 screens), the Kin Mall Cinemas in Kinnelon, NJ (8 screens), the Cinema 23 in Cedar Grove, NJ (5 screens) and the Middlebrook Galleria Cinema in Middlebrook, NJ (10 screens) (collectively, the "CJM Theaters").

     Other 1997 Acquisitions. Also during 1997, Clearview acquired for an aggregate of approximately $2.0 million in cash, the Roslyn Cinemas in Roslyn, NY (3 screens), the Edison Cinemas in Edison, NJ (8 screens) and the Woodbridge Cinemas in Woodbridge, NJ (5 screens) (collectively, the "Other 1997 Acquisitions"). The acquisitions of the UA I Theaters, the Nelson Ferman Theaters and the CJM Theaters, together with the Other 1997 Acquisitions, are hereinafter referred to as the "1997 Acquisitions."

  1998 Acquisitions

     During the six months ended June 30, 1998, Clearview has purchased for an aggregate of approximately $15.3 million, paid in a combination of cash and Shares, the Clairidge Cinemas in Montclair, NJ (6 screens), the Manhasset Cinemas in North Hempstead, NY (3 screens), the Babylon Cinemas in Babylon, NY (3 screens), the Cobble Hill Cinemas in Brooklyn, NY (5 screens) (the "Cobble Hill Acquisition"), the Headquarters 10 Cinemas in Morristown, NJ (10 screens) (the "AMC Acquisition"), the Great Neck Squire Cinemas in Great Neck, NY (7 screens), and the Franklin Square Cinemas in Franklin Square, NY (6 screens) (together, the "Great Neck/Franklin Square Acquisition"); and, subsequent to June 30, 1998, Clearview has purchased for an aggregate of $2.2 million in cash, the Colony Cinemas in Livingston, NJ (3 screens), the West Milford Cinemas in West Milford, NJ (4 screens) and the Bala Theater in Bala Cynwyd, PA (3 screens) (the "Bala Cynwyd Acquisition") (together, the "Subsequent Acquisitions" and, collectively, the "1998 Acquisitions").

     Clearview has financed all of its completed acquisitions through a combination of borrowings under the Old Credit Facility, the issuance of subordinated promissory notes, Class B Preferred Shares and Shares, the net proceeds from its initial public offering of Shares in August 1997 (the "Common Stock Offering"), its sale of the Class C Preferred Shares in April 1998 and its offering of the Old Notes in June 1998 (the "Notes Offering"). See Clearview's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Clearview."

RECENT FINANCING TRANSACTIONS

     In August 1997, Clearview completed the Common Stock Offering for $7.1 million in aggregate net proceeds. In late 1997 and early 1998, Clearview amended its Credit Agreement with The Provident Bank (as amended, the "Old Credit Facility") to, among other things, increase availability under the term loans from $11.2 million to $40.8 million, substantially all of which was used to fund in part the acquisition of additional theaters. In April 1998, Clearview completed the sale of the Class C Preferred Shares to Marshall Capital Management, Inc. for aggregate consideration of approximately $3.0 million. Additionally, in June 1998, Clearview completed the Notes Offering for $80,000,000 in gross proceeds before fees and expenses. Concurrent with the closing of the Notes Offering, Clearview repaid the Old Credit Facility and entered into a new credit facility with The Provident Bank, which provides for a secured revolving line of credit in the aggregate principal amount of $15.0 million.

     References in this Proxy Statement/Prospectus to the "Transactions" are to
(i) the Notes Offering and the application of the net proceeds therefrom (including the AMC Acquisition, the Great Neck/Franklin Square Acquisition and the Subsequent Acquisitions); (ii) the issuance of the Class C Preferred Shares; and (iii) the issuance of Shares in connection with the acquisition of the leasehold interest and related construction permit for a new theater in Mansfield Township, New Jersey (the "Mansfield Theater"). Prior to June 30, 1998, the net proceeds from the sale of the Notes have been used to repay the amount outstanding under the Old Credit Facility of $40.2 million along with a prepayment premium of approximately $400,000 and accrued interest of approximately $470,000; to repay the outstanding indebtedness of approximately $6.3 million; to repurchase 600 shares of the outstanding Class B Preferred Shares for approximately $600,000; to pay the issuance costs on the new credit facility of approximately $155,000; to fund the aggregate purchase price of $9.3 million for the AMC Acquisition and the Great Neck/Franklin Square Acquisition; to purchase the fee real estate interest in a property Clearview had been operating under lease for approximately $700,000 (the "Rosyln Purchase"); and to pay approximately $3.7 million in fees and expenses of the Notes Offering. Subsequent to June 30, 1998, the net proceeds from the sale of the Notes have been used to fund the aggregate purchase price for the Subsequent Acquisitions of approximately $2.2 million; a $750,000 escrow account in connection with the acquisition of the CJM Theaters; and the purchase for $1,150,000 of the fee real estate interest of one theater Clearview had been operating under an agreement with the owner (the "Millburn Purchase") (together, the "Post June 30 Transactions"). The remaining net proceeds will be used to fund the $1,115,000 to purchase the operations and leasehold of three theaters Clearview had been operating under an agreement with the owner (the "Long Island Purchase") (together with the Post June 30

Transactions, the "Subsequent Transactions"); and for working capital, capital expenditures and general corporate purposes, including the buildout of additional screens at existing theaters, new theater developments and possible additional theater acquisitions. See "-- Theater Expansion and Development."

EXISTING THEATERS

     Founded in 1994 with four theaters and eight screens, Clearview has since acquired 34 theaters, entered into agreements to operate four theaters and developed one theater, resulting in an increase in the number of Clearview theaters to 43 and the number of Clearview screens to 203. A list of the theaters currently operated by Clearview is set forth in the following table:

                                                                           NUMBER
   DATE OF INITIAL               COMMUNITY/                 COUNTY/          OF
     ACQUISITION                THEATER NAME                 STATE         SCREENS   OCCUPANCY      EXPIRATION
----------------------  ----------------------------  -------------------  -------   ---------   -----------------
Dec. 21, 1994.........  Bernardsville                 Somerset, NJ            3      Lease       Dec. 31, 1999(1)
                        (Bernardsville Cinema 3)
Dec. 21, 1994.........  Chester                       Morris, NJ              6      Lease       Jan. 31, 2008(1)
                        (Chester Cinema 6)
Dec. 21, 1994.........  Madison                       Morris, NJ              4      Lease       Dec. 31, 2000(1)
                        (Madison Cinema 4)
Dec. 21, 1994.........  Manasquan                     Monmouth, NJ            1      Lease       Jan. 14, 2002
                        (Algonquin Arts Theater)
Sept. 8, 1995.........  Baldwin                       Nassau, NY              2      Operating   Aug. 31, 2015(2)
                        (Grand Avenue Cinema)                                        Contract
Sept. 8, 1995.........  New Hyde Park                 Nassau, NY              2      Operating   Aug. 31, 2022(2)
                        (Herricks Cinemas)                                           Contract
Sept. 8, 1995.........  Port Washington               Nassau, NY              7      Operating   Jan. 31, 2010(2)
                        (Port Washington Cinemas)                                    Contract
May 29, 1996..........  Clifton                       Passaic, NJ             6      Lease       Jan. 14, 2007
                        (Allwood Cinemas)
May 29, 1996..........  Emerson                       Bergen, NJ              4      Lease       Dec. 31, 2006
                        (Emerson Quad)
May 29, 1996..........  New City                      Rockland, NY            6      Lease       Dec. 31, 2017
                        (New City Cinemas)
May 29, 1996..........  Washington Twp.               Bergen, NJ              3      Lease       Oct. 31, 2006
                        (Washington Twp. Cinemas)
July 18, 1996.........  Bedford                       Westchester, NY         2      Lease       Dec. 31, 2011
                        (Bedford Cinemas)
July 18, 1996.........  Mount Kisco                   Westchester, NY         5      Lease       Dec. 31, 2003
                        (Mt. Kisco Cinemas)
Dec. 13, 1996.........  Bergenfield                   Bergen, NJ              5      Own         (3)
                        (Bergenfield Cinema 5)
Dec. 13, 1996.........  Closter                       Bergen, NJ              4      Lease       Aug. 31, 1999(1)
                        (Closter Cinema 4)
Dec. 13, 1996.........  Tenafly                       Bergen, NJ              4      Own         (3)
                        (Tenafly Cinema 4)
July 2, 1997..........  Summit                        Union, NJ               5      Lease       Dec. 31, 2007(1)
                        (Beacon Hill 5)
Sept. 12, 1997........  Bronxville                    Westchester, NY         3      Own         (3)
                        (Bronxville Cinemas)
Sept. 12, 1997........  Larchmont                     Westchester, NY         1      Lease       Sept. 30, 2016(1)
                        (Larchmont Cinemas)
Sept. 12, 1997........  Mamaroneck                    Westchester, NY         4      Own         (3)
                        (Mamaroneck Playhouse)
Sept. 12, 1997........  New City                      Rockland, NY            2      Own         (3)
                        (Cinema 304 New City)

                                                                           NUMBER
   DATE OF INITIAL               COMMUNITY/                 COUNTY/          OF
     ACQUISITION                THEATER NAME                 STATE         SCREENS   OCCUPANCY      EXPIRATION
----------------------  ----------------------------  -------------------  -------   ---------   -----------------
Sept. 12, 1997........  Wayne                         Passaic, NJ             4      Lease       Nov. 2006(1)
                        (Wayne Preakness Cinemas)
Nov. 7, 1997..........  Roslyn                        Nassau, NY              4      Own         (3)(5)(6)
                        (Roslyn Cinemas)
Nov. 21, 1997.........  Parsippany                    Morris, NJ             12      Lease       Dec. 2015 (1)
                        (Parsippany Cinema 12)
Nov. 21, 1997.........  Succasunna                    Morris, NJ             10      Lease       Dec. 31, 2019(1)
                        (Succasunna Cinema 10)
Dec. 9, 1997..........  Edison                        Middlesex, NJ           8      Lease       Dec. 31, 2004(1)
                        (Edison Cinemas )
Dec. 9, 1997..........  Woodbridge                    Middlesex, NJ           5      Lease       Dec. 30, 2003
                        (Woodbridge Cinemas)
Dec. 12, 1997.........  Upper Montclair               Essex, NJ               4      Lease       Nov. 30, 2017(1)
                        (Bellevue Theaters)
Dec. 12, 1997.........  Cedar Grove                   Essex, NJ               5      Lease       May 31, 2010
                        (Cinema 23)
Dec. 12, 1997.........  Kinnelon                      Morris, NJ              8      Lease       April 30, 2002(1)
                        (Kin Mall Cinemas)
Dec. 12, 1997.........  Middlebrook                   Monmouth, NJ           10      Lease       Oct. 31, 1999(1)
                        (Middlebrook Galleria
                        Cinemas)
Jan. 29, 1998.........  Millburn                      Essex, NJ               2      Own         (3)(4)
                        (Millburn Twin Cinemas)
Feb. 13, 1998.........  Montclair                     Essex, NJ               6      Lease       Dec. 31, 2016(1)
                        (Clairidge Cinemas)
Feb. 15, 1998.........  Montclair                     Essex, NJ               2      Operating   Feb. 15, 2008
                        (The Screening Zone)                                         Contract
Mar. 6, 1998..........  Manhasset                     Nassau, NY              3      Own         (3)
                        (Manhasset Cinemas)
Mar. 6, 1998..........  Babylon                       Suffolk, NY             3      Own         (3)
                        (Babylon Cinemas)
Mar. 23, 1998.........  Cobble Hill                   Kings, NY               5      Lease       Mar. 23, 2003(1)
                        (Cobble Hill Cinema)
Jun. 17, 1998.........  Great Neck                    Nassau, NY              7      Lease       May 31, 2021(1)
                        (Great Neck Squire Cinemas)
Jun. 17, 1998.........  Franklin Square               Suffolk, NY             6      Lease       Dec. 31, 2014(1)
                        (Franklin Square Cinemas)
Jun. 24, 1998.........  Morristown                    Morris, NY             10      Lease       July 31, 2007(1)
                        (Headquarters 10)
Aug. 13, 1998.........  Bala Cynwyd                   Montgomery, PA          3      Lease       Aug. 31, 2018(1)
                        (Bala Theater)
Aug. 20, 1998.........  Livingston                    Essex, NJ               3      Own         (3)
                        (Colony Cinemas)
Aug. 20, 1998.........  West Milford                  Passaic, NH             4      Lease       Mar. 31, 2000(1)
                        (West Milford Cinemas)

---------------
(1) Under these leases, Clearview has one or more renewal options.
(2) The Company has an option expiring in September 2000 to acquire the operations and leaseholds of these theaters. The Company's right to operate these theaters will terminate if the option is not exercised.
(3) Not applicable because the theater is owned by Clearview.

(4) In August 1998, Clearview exercised its option to acquire the operations and fee real estate interest of this theater.
(5) During the second quarter of 1998, Clearview added a screen to this theater to increase the number of screens from three to four.
(6) In June 1998, Clearview acquired the fee real estate interest of this theater.

THEATER EXPANSION AND DEVELOPMENT

     Part of Clearview's growth strategy is theater expansion and development. When considering theater expansion and development opportunities, Clearview typically analyzes the demographics, including population density and household income data, admissions revenue data for existing theaters within a 10 to 15 mile radius of the proposed site, and projected return on investment, to assess a location's desirability for a new theater or additional screens. Clearview also researches existing and proposed development plans of its competitors for this purpose.

     Screen Additions. Since inception, Clearview has added a total of seven screens to three existing theaters. The following table sets forth the screens which Clearview currently plans to add to existing theaters. There can be no assurance that all or any of such additions will be made.

                           PROJECTED SCREEN ADDITIONS

                                                           NUMBER OF               TOTAL
  PROJECTED OPENING DATE            COMMUNITY         SCREENS TO BE ADDED    RESULTING SCREENS
---------------------------         ---------         -------------------    -----------------
March 1999.................    Mamaroneck, NY                  1                     5
December 1998..............    Millburn, NJ                    2                     4
February 1999..............    Kinnelon, NJ                    3                    11
December 1998..............    Larchmont, NY                   2                     3
January 1999...............    Succasunna, NJ                  6                    16
March 1999.................    Bronxville, NY                  1                     4
January 1999...............    New Hyde Park, NY               2                     4
January 1999...............    Baldwin, NY                     3                     5
                                                              --                    --
                                                              20                    52

     New Theater Development. Clearview has constructed one five-screen theater in an existing building (the Beacon Hill 5 in Summit, New Jersey), and currently plans to develop four theaters with a total of 40 screens in the New York/New Jersey metropolitan area and the Philadelphia main line by May 31, 1999. The following table sets forth Clearview's planned new theater development. There can be no assurance that any or all of such projects will be completed or, if completed, that the development ultimately will prove profitable.

                        PLANNED NEW THEATER DEVELOPMENT

                                                                                      PROJECTED
                                                                                        NUMBER
PROJECTED OPENING DATE                      COMMUNITY        NUMBER OF THEATERS       OF SCREENS
----------------------                  -----------------    ------------------    ----------------
December 1998.........................  Anthony Wayne, PA            1                     4
December 1998.........................  Mansfield, NJ                1                    15
March 1999............................  Carmel, NY                   1                    11
May 1999..............................  Bayonne, NJ                  1                    10
                                                                     --                  ---
                                                                     4                    40

     In April 1998, Clearview issued approximately $1.5 million in Common Stock to acquire the leasehold interest and related construction permit for the Mansfield Theater. Construction began in May 1998 and is expected to be completed by the end of December 1998. The estimated cost of development is $3.1 million. The Mansfield Theater will be located in Warren County, New Jersey and currently is planned to be a 15-screen multiplex. Clearview began paying 50% of the monthly rental payments of $29,167 as of May 1, 1998 and will become liable for the full monthly rent on the earlier of the opening of the theater and January 1, 1999. Currently, there is no multiplex in Warren County, New Jersey, and Clearview is not aware of any other proposed development in that county.

     In March 1998, Clearview entered into an agreement with a public real estate investment trust, subject to obtaining certain approvals, to develop a new 11-screen multiplex theater in the Carmel ShopRite Center in Putnam County, New York. The agreement provides that after the theater is constructed Clearview will add the seats, projection equipment and a concession stand at a cost of approximately $1.1 million. Monthly rental payments of $22,500 are payable beginning on the earlier of 120 days after the landlord completes construction and the date that Clearview begins operating the theater. Construction is expected to be completed by March 1999.

     In February 1997, Clearview entered into an agreement with a private developer to lease a new multiplex theater to be constructed by the landlord on a "turn key" basis. This theater project is currently planned to include at least 10 screens in Bayonne, New Jersey. The landlord has agreed to install all theater seats, projection and sound equipment, concession stands and final finishes according to Clearview's specifications. Clearview does not expect to incur any capital costs for this project. Currently there is no multiplex in Bayonne, New Jersey, and the Clearview is not aware of any other proposed development in that county. Construction is expected to be completed in May 1999, at which time a subsidiary of Clearview would be obligated to make monthly rental payments of $41,667. The construction contract for this theater has not yet been signed.

     In June 1998, Clearview entered into an agreement with a private developer to develop a new multiplex theater, subject to obtaining certain approvals, in Anthony Wayne, Pennsylvania, along the Philadelphia main line. The estimated cost of development is $750,000. The theater is expected to have four screens, and construction is expected to be completed by December 1998. A subsidiary of Clearview will be obligated to make monthly rental payments of $4,500 on the earlier of 120 days after all permits have been obtained or the date that Clearview begins operating the theater.

FILM LICENSING

     Clearview's success depends to a significant extent on its knowledge of movie-viewing trends. To augment its resources in this aspect of its business, Clearview hired Mr. Craig Zeltner in February 1998 to serve as its Vice President -- Film. Mr. Zeltner has more than 20 years of experience as a film buyer, particularly in film buying for Clearview's target market. Clearview also employs two film "bookers" to assist Mr. Zeltner, and recently hired a senior film buyer. Clearview licenses films from distributors on a film-by-film and theater-by-theater basis. Prior to negotiating for film licenses, senior management of Clearview evaluates the prospects for upcoming films using many factors, including cast, director, plot, performance of similar films, estimated film rental costs and expected Motion Picture Association of America rating. Clearview's success when licensing particular films depends in large part upon its knowledge of trends, historical film preferences of the residents in the markets served by its theaters, as well as on the availability of motion pictures that Clearview believes will be successful in those markets.

     Films are licensed either from film distributors owned by major film production companies or from one of the independent film distributors that generally distribute films for smaller production companies for exhibition at only one theater in a particular film licensing zone. Film distributors typically recognize geographic film licensing zones with a radius of three to five miles in suburban markets, depending primarily on population density. Of Clearview's current theaters, approximately 70.0% are the sole exhibitors in their film zones, permitting Clearview to choose which films it wishes to exhibit at these theaters, and approximately 16.0% are the leading exhibitors in their film zones.

     In film zones where Clearview is the sole exhibitor, a film license is generally obtained by Clearview after selecting a film from among those offered and negotiating directly with its distributor. In film zones where there are multiple exhibitors, a distributor will either require the exhibitors in the film zone to bid for a film or will allocate films among the exhibitors in the film zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is to be offered a movie and then that exhibitor will negotiate film rental terms directly with that distributor. Over the past several years, distributors have almost exclusively used the allocation process rather than the bidding process to license their films in the New York/New Jersey metropolitan area. When films are licensed through a bidding process, exhibitors compete for licenses based upon the film rental fees to be paid. Clearview currently does not bid for films in any of its film zones, although it may be required to do so in the future.

     Clearview predominantly licenses "first run" films. If Clearview believes that a film has substantial remaining potential following its first run, it may license that film for a "second run." Second runs enable Clearview to exhibit a variety of films during periods in which there are few new releases and to offer its target audience an opportunity to see a film that did not fit into Clearview's first-run schedule. Film distributors establish second-run availability on a national or market-by-market basis after a film's release from first-run theaters, and generally permit each theater within a market to exhibit that film.

     Each film license typically specifies that the rental fee is based on either a gross box office receipts formula or a theater admissions revenue formula, depending upon which one results in the larger film rental fee. In addition, if a distributor deems a film to be extremely promising, exhibitors may be required to pay non-refundable guarantees of film rental fees or to make refundable advance payments of film rental fees or both in order to obtain a license for that film. Under a gross box office receipts formula, the distributor receives a specified percentage of box office receipts from the licensed film, with the percentage declining over the term of the film run. First-run commercial and family-oriented film rental fees typically begin at approximately 70% to 50% of box office receipts for the licensed film (depending on the type of film and its distributor) and gradually decline, over a period of four to seven weeks, to as low as 30% of box office receipts. First-run art film rental fees and second-run commercial and family-oriented film rental fees typically begin at 35% to 40% of box office receipts for the licensed film and often decline to 30% to 35% of box office receipts after the first week. Under a theater admissions revenue formula (commonly known as a "90/10" clause), the distributor receives a specified percentage (i.e., 90%) of the excess of box office receipts for a given film over a negotiated allowance for theater overhead expenses. Although generally not specifically contemplated by the provisions of film licenses, the terms of a film license often are adjusted or renegotiated subsequent to the initial release of the film.

     Clearview's business is dependent upon the availability of marketable first-run commercial, family-oriented and art motion pictures and its relationships with distributors. Although many distributors provide first-run movies to the motion picture exhibition industry, distribution has been dominated historically by a limited number of distributors (Warner Brothers, Paramount, 20th Century Fox, Universal, Disney/ Touchstone, MGM/UA and Columbia/Tri-Star) which, since 1989, have typically accounted for well over 75% of domestic admission revenues and virtually every one of the top 25 grossing films in a given year. No single major distributor dominates the market. Disruption in the production of motion pictures by the major studios and/or independent producers, poor commercial success of motion pictures or poor relationships with distributors could have a material adverse effect upon Clearview's business and results of operations.

     Clearview licenses films from each of the major distributors and believes that it has good relationships with these distributors. Clearview also licenses films from independent film distributors on a consistent basis. Because these distributors often have difficulty licensing films at theaters that are well-maintained and technologically up-to-date, these distributors have generally cooperated with Clearview when it seeks to move prints, modify the length of a film's run or change a film's rental fee. From year to year, the box office revenues of Clearview attributable to individual distributors will vary depending upon the films they distribute. Set forth below are the top 15 and 16 distributors to Clearview for 1996 and 1997, respectively, ranked by the number of films shown.

                DISTRIBUTORS RANKED BY NUMBER OF FILMS EXHIBITED

                     1996                                               1997
-----------------------------------------------    -----------------------------------------------
               NAME                  # OF FILMS                   NAME                  # OF FILMS
               ----                  ----------                   ----                  ----------
Buena Vista........................      31        Buena Vista........................      29
Sony...............................      22        Sony...............................      27
Warner Brothers....................      21        Warner Brothers....................      25
Miramax............................      20        Paramount..........................      22
Paramount..........................      17        20th Century Fox...................      21
20th Century Fox...................      16        Miramax............................      18
MCA/Universal......................      15        New Line...........................      14
MGM/UA.............................      13        MCA/Universal......................      11
New Line...........................       9        MGM/UA.............................       7
Gramercy...........................       6        Gramercy...........................       6
Fine Line..........................       4        Sony Classic.......................       5
Orion..............................       4        October............................       5
Samuel Goldwyn.....................       4        Fox Search Light...................       4
Sony Classic.......................       4        Orion..............................       3
October............................       3        Fine Line..........................       3
                                                   Dream Works........................       3

CONCESSIONS

     Concession sales are generally the second largest source of revenue for Clearview after box office receipts, representing approximately 22.7% of the revenue for the year ended December 31, 1997 and 24.3% of revenue for the six months ended June 30, 1998. Clearview has devoted considerable management effort to increasing concession sales and improving concession margins. Clearview's concession margin was 83.8% for the year ended December 31, 1997 and 85.6% for the six months ended June 30, 1998. Clearview's efforts include implementing the following strategies:

     Tailoring product mix to customer base. Clearview's mix of concession items reflects the preferences of its customer base. While Clearview's theaters provide the traditional concession items such as popcorn, soda and candy, Clearview also offers items which appeal to more upscale moviegoers. Examples of these products include cappuccino, Swiss chocolates, fruit and bottled water. Clearview varies its concessions by theater based on preferences of the particular community. Clearview believes its product mix further enhances the appeal of its theaters to its patrons by differentiating its theaters from those of larger circuits.

     Cost control. Clearview negotiates its concession supplies on a bulk rate basis for all of its theaters. Clearview often realizes improvements in the concession margins of acquired theaters by integrating their concession purchasing with Clearview's existing theaters. Clearview believes that acquisitions of additional theaters would further increase Clearview's ability to obtain more favorable pricing from concession distributors.

OTHER SOURCES OF REVENUE

     Clearview also seeks to increase revenues and cash flow from sources other than admissions and concessions, including party, theater rental and on-screen advertising revenues. For the year ended December 31, 1997, Clearview had other revenues of approximately $420,000, or 2.4% of total revenues, and for the six months ended June 30, 1998 had other revenues of approximately $590,000, or 3.1% of total revenues. Clearview intends to increase these high margin revenue sources in the future. For example, in May 1998 Clearview initiated a children's party program which is designed to maximize use of its theaters at times when they otherwise would not be operating. Clearview also rents certain of its theaters to special interest groups, receiving a fixed payment for the screen rental and incremental concession income. In addition, the special interest groups supply the films and pay the film rental costs. With respect to on-screen advertising, Clearview sells advertising space on its screens prior to the exhibition of films in both slide form, which typically promotes local area businesses, and rolling stock form, which focuses more on national promotions. The slide and rolling stock promotions are sold through third parties. Clearview has recently renegotiated its contracts to increase the rates for slide and rolling stock promotions.

     The following table shows Clearview's other revenues for each of the last three years and for the six months ended June 30, 1998:

                                     YEAR ENDED DECEMBER 31,         SIX MONTHS
                                 -------------------------------        ENDED
                                  1995        1996        1997      JUNE 30, 1998
                                 -------    --------    --------    -------------
Other Revenues.................  $31,895    $141,420    $421,427      $589,520
Other Revenues as a % of Total
  Revenues.....................   1.4%        1.7%        2.4%          3.1%

INDUSTRY OVERVIEW

     Theatrical exhibition is the primary initial distribution channel for new motion picture releases. Clearview believes that the successful theatrical release of a movie abroad and in "downstream" distribution channels, such as home video and pay-per-view, network, syndicated and satellite television, is largely dependent upon its successful theatrical release in the United States. Clearview further believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theaters and that these distribution channels do not provide an experience comparable to the out-of-home experience of viewing a movie in a theater. Clearview also believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a large audience. In addition, when compared with other forms of entertainment, such as many sporting events and cultural events, movies remain one of the best entertainment values for families.

     The theatrical exhibition industry is fragmented. Although the 10 largest theater circuits operated approximately 60% of the screens at May 1, 1997, 268 of the remaining approximately 478 exhibitors operated four or fewer screens. From 1987 through 1997, the net number of indoor screens increased from approximately 21,048 to approximately 30,825. There is a strong trend toward consolidation in the motion picture exhibition industry. Two recent major transactions combined Cineplex (approximately 1,729 screens) with Loews Theater Exhibition Group (approximately 1,020 screens), and combined Act III (approximately 832 screens) with Regal (approximately 2,337 screens).

     The multiplex theater was introduced to the movie going public in the 1960's and multiplexes are now considered the industry standard. The advantages of a multiplex format include the following: (i) the ability to play a range of movies to fit the various tastes of the movie-going public; (ii) the ability to accommodate the expected size of the audience for a particular movie; (iii) the ability to run a popular movie for a longer period of time and to exhibit newer films immediately upon their release; and (iv) the ability to show a single film in two or more auditoriums simultaneously, thereby effectively increasing the viewing capacity for a popular film.

     Revenues for the theatrical exhibition industry are a function of theater attendance, ticket prices, trends in movie releases and concession sales. According to data released by the Motion Picture Association of America, overall movie theater attendance in the United States has grown from 1,089 million in 1987 to 1,388 million in 1997. Clearview believes that the primary reason for year-to-year variances in attendance is the overall audience appeal of the films released and, to a lesser extent, general economic conditions. Admissions revenues increased from a total of approximately $4.3 billion in 1987 to approximately $6.4 billion in 1997, or a compound annual growth rate of 4.1%. Over the same period, the average ticket price increased at a compound annual growth rate of approximately 1.6%, whereas the U. S. Consumer Price Index increased at a compound annual growth rate of approximately 3.4%. The following table represents the results of a survey by the Motion Picture Association of America outlining the historical trends in U.
S. theater attendance, average ticket prices and box office sales for the last eleven years.

YEAR   ATTENDANCE      AVERAGE TICKET PRICE      U.S. BOX OFFICE SALES
----   ----------      --------------------      ---------------------
       (MILLIONS)                                (DOLLARS IN BILLIONS)
1987..   1,089                 3.91                      4.25
1988..   1,085                 4.11                      4.46
1989..   1,263                 3.99                      5.03
1990..   1,189                 4.23                      5.02
1991..   1,141                 4.21                      4.80
1992..   1,173                 4.15                      4.87
1993..   1,244                 4.14                      5.15
1994..   1,292                 4.18                      5.40
1995..   1,263                 4.35                      5.49
1996..   1,339                 4.42                      5.91
1997..   1,388                 4.59                      6.37

---------------
Sources: MPAA; 1989-1997 figures for attendance and average ticket prices based on Ernst & Young survey; previous years based on CPI-W index.

     From 1987 to 1997, the number of movies released remained relatively constant, and Clearview expects that trend to continue, with some annual variability. Clearview also believes that movies generally are being released to a wider number of screens as studios seek to recover higher costs. Historically, the motion picture industry was somewhat seasonal, as major film distributors generally released the films expected to have the greatest commercial appeal during the summer and during the Thanksgiving through year-end holiday season. The seasonality of motion picture exhibition has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

     Clearview believes that certain demographic trends favor the theater exhibition industry. Information obtained from the U.S. Bureau of Census indicates that the number of 10 to 20 year olds in the United States, the largest movie-going segment of the population, was projected to grow an aggregate of 5.8% from 1996 through the year 2000. Furthermore, of particular significance for Clearview's target audiences, according to the Motion Picture Association of America, the number of patrons over 40 years old as a percentage of the total movie audience has increased from approximately 20% in 1987 to approximately 33% in 1997. According to American Demographics, film attendance by the age groups 45-54 and 55-64 is expected to grow 14.5% and 12.2%, respectively, in years 1996-2000 and 14.1% and 28.5% in years 2000-2006. Also according to American Demographics, based on 1996 data, the percentage of adults who attend movies at least once a month rises with household income.

COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and acquiring or developing theaters to operate. Clearview's theaters compete with theaters operated by national and regional circuits and by smaller independent exhibitors. Clearview believes that the principal competitive factors with respect to film licensing include licensing terms, seating capacity, location and reputation of an exhibitor's theaters, quality of projection and sound equipment at an exhibitor's theaters and an exhibitor's ability and willingness to promote films. Competition for patrons is dependent upon factors such as the availability of popular films, the location of theaters, the comfort and quality of theaters and ticket prices. Clearview believes that it competes favorably with respect to each of these factors.

     There were approximately 489 domestic motion picture exhibitors as of May 1, 1997. Motion picture exhibitors vary substantially in size, from small independent operators of single-screen theaters to large national chains of multi-screen theaters. Many of Clearview's larger competitors have been in existence significantly longer than Clearview and may be better established in the markets where Clearview's theaters are, or may in the future be, located. Certain of Clearview's larger competitors have sought to increase the number of theaters and screens in operation in particular markets. Such increases may cause those markets or portions of those markets to become overscreened, which could negatively impact the earnings of Clearview's theaters, if any, in those markets.

     Clearview analyzes the level of competition in a geographic area prior to, and in the early stages of, the negotiation of any development or acquisition of a theater. This analysis is critical, as many of Clearview's potential theater locations are in well-established communities that have previously experienced the building of large out-of-town multiplexes and the addition of screens to in-town theaters.

     Clearview's theaters also face competition from a number of other motion-picture delivery systems, such as cable television, direct satellite delivery, video cassettes and pay-per-view television. The impact of such delivery systems on the motion picture exhibition industry is difficult to determine precisely, and there can be no assurance that existing or future delivery systems will not have an adverse impact on attendance at movie theaters. Clearview, however, believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio-visual quality as a shared experience in a public forum and that alternative delivery systems do not provide an experience comparable to the out-of-home entertainment experience of attending a movie in a theater. Clearview believes that movie theaters also face competition from other forms of outside-the-home entertainment that compete for the public's leisure time and disposable income. Clearview believes that movie exhibition is priced competitively relative to other out-of-home entertainment options, such as music concerts, sporting events and live theater.

EMPLOYEES

     As of June 30, 1998, Clearview had 960 employees, of whom 22 were employed at the corporate headquarters, 6 were district managers, 15 were salaried theater managers and 917 were hourly employees, including 205 theater managers and/or projectionists. Clearview employs one primary manager and one or more relief managers at each of its theaters. In most of its theaters, each shift (which is five to six hours) has a manager and a projectionist or a single manager/projectionist. Generally, the theater manager serves as the projectionist if the applicable theater has four or fewer screens. In the larger theaters there are separate managers and projectionists. In addition, Clearview's six district managers, each of whom also manages a theater within his district, have certain supervisory obligations. Clearview has entered into an agreement with the International Alliance of Theatrical Stage Employees union that provides for a skilled projectionist for every shift at a substantial number of its theaters. Clearview believes that it has a positive working relationship with the union.

REGULATORY ENVIRONMENT

     The distribution of motion pictures is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. Clearview has never been a party to any of such cases or the resulting decrees, but its licensing operations are subject to those decrees. The consent decrees resulting from such cases bind certain major motion picture distributors and require the films of those distributors to be offered and licensed to exhibitors, including Clearview, on a film-by-film and theater-by-theater basis. Consequently, exhibitors such as Clearview cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theater-by-theater basis.

     The U.S. Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January 1992 and as to employment in July 1992. Clearview will have new theaters constructed to be accessible to the disabled and believes that it is otherwise in substantial compliance with all current applicable regulations relating to accommodations for the disabled. Clearview intends to comply with any future regulations relating to accommodating the needs of the disabled, and Clearview currently does not anticipate that such compliance will require Clearview to expend substantial funds.

     Clearview's theater operations are also subject to U.S. federal, state and local laws governing such matters as wages and working conditions, health and sanitation requirements and licensing. A significant portion of Clearview's employees are paid just above the federal minimum wage and, accordingly, further increases in that minimum wage could increase Clearview's labor costs.

     In connection with the construction, renovation and operation of its theaters, Clearview and its contractors and landlords are required to obtain proper building and operating permits and to comply with the other requirements of local zoning and other laws and regulations. Clearview does not anticipate that compliance with such laws and regulations will have a material adverse effect on its business.

CLEARVIEW PROPERTIES

     Clearview leases or otherwise operates under contract all of its theaters other than ten theaters located in Livingston, Millburn, Tenafly and Bergenfield, New Jersey, and Bronxville, Mamaroneck, New City, Manhasset, Babylon and Roslyn, New York. Those ten theaters are owned by Clearview. The theaters located in Baldwin, New Hyde Park and Port Washington, New York are being operated under agreements pursuant to which Clearview pays rent to the landlords and has the right to acquire the underlying leaseholds and theater operations upon payment of an amount to be calculated based on the operating cash flow of the theaters. This option will expire in September 2000 if not exercised, and Clearview's right to lease the theaters would terminate in such event. For a discussion of the Long Island Purchase, see "-- Recent Financing Transactions."

     When Clearview develops a theater or negotiates directly with a landlord, the term of the relevant lease, including all renewal options, is usually more than 25 years. If a lease is acquired from an exhibitor, typically the lease is assigned to Clearview and still has a substantial term. Most of Clearview's current leases have terms, including all renewal options, of at least ten years and provide for periodic rent increases. Only one theater that is leased by Clearview has a lease that expires in the next five years under which Clearview does not have one or more renewal options or an option to purchase the theater, and that theater is not material to Clearview's business and future operations. All of Clearview's landlords are unaffiliated third parties. As of June 30, 1998, the aggregate annual minimum lease payments for all of Clearview's theaters over the next five years are as follows: 1998: $4,086,000;1999:
$4,385,000; 2000: $4,334,000; 2001: $4,144,000; and 2002: $4,205,000. After
giving effect to the Subsequent Acquisitions, such aggregate annual minimum lease payments would be: 1998: $3,991,672; 1999: $4,290,069; 2,000: $4,239,306;
2001: $4,049,198; and 2002: $4,109,480.

     Clearview's corporate office is located in approximately 4,000 square feet of space in Chatham, New Jersey, and is subject to a lease agreement, the term of which expires on December 31, 2002.

CLEARVIEW LEGAL PROCEEDINGS

     From time to time Clearview is involved in litigation in the ordinary course of its business. Currently, Clearview does not have pending any litigation that management believes would have a material adverse effect upon Clearview.

                              CLEARVIEW MANAGEMENT

EXECUTIVE OFFICERS

     Set forth below is certain information concerning Clearview's executive officers.

               NAME                 AGE                POSITION
               ----                 ---                --------
A. Dale Mayo                        57    Chairman of the Board, President,
                                          Chief Executive Officer and
                                          Director
Paul Kay                            57    Senior Vice President--Operations
Craig L. Zeltner                    47    Vice President--Film, and
                                          President--Cinema Services
                                          Division
Sueanne Hall Mayo                   51    Vice President--Management
                                          Information Systems,
                                          Assistant Secretary and Director
Joan M. Romine                      47    Vice President -- Finance, Chief
                                          Financial Officer and Treasurer
Robert D. Lister                    29    Vice President, General Counsel
                                          and Secretary

     A. Dale Mayo has been the Chairman of the Board, President and Chief Executive Officer and a director of Clearview since its incorporation in 1994. He was the President of Clearview Cinema Corp. from 1987 to 1993. Mr. Mayo founded and was President of Clearview Leasing Corporation, a lessor of computer peripherals for larger scale computer systems, from 1981 to 1987. Mr. Mayo is a member of the Foundation of Motion Picture Pioneers and the Motion Picture Club. He is the spouse of Sueanne Hall Mayo. Mr. Mayo is a Class III Common Director, with a term expiring in 2000.

     Clearview Cinema Corp. was formed in 1987 by Mr. Mayo and two other persons to operate one theater and it acquired an additional three theaters over the next several years. It was sold in 1993, after Mr. Mayo and his then-partners were unable to agree on its future, with Mr. Mayo retaining the rights to the Clearview name and trademark and one of those theaters through 1994.

     Paul Kay was appointed Senior Vice President--Operations on February 23, 1998 and had been the Vice President--Operations of Clearview since its incorporation. He was the vice president and general manager of Clearview Cinema Corp. from 1987 to 1993. Prior to joining Clearview, Mr. Kay was an independent theater owner and had held various management positions with Universal Pictures and Paramount Pictures. Mr. Kay has over 30 years of experience in the film industry.

     Craig Zeltner was appointed Vice President--Film and President of Clearview's Cinema Services Division on February 23, 1998. Prior to joining Clearview, Mr. Zeltner was the President of Cinema Services, Inc., an independent film buying service, for more than 20 years. Prior to that, Mr. Zeltner held various positions as a film buyer and in the advertising and publicity divisions of Loew's Theater, Esquire Theaters and Mid-States Theaters.

     Sueanne Hall Mayo has been the Vice President--Management Information Systems and Assistant Secretary of Clearview since 1997, and a director of Clearview since its incorporation. She joined Clearview in 1994 as its Vice President--Finance and Treasurer. Ms. Mayo was the Treasurer of Clearview Cinema Corp. from 1987 to 1993. Ms. Mayo has more than 25 years of experience in computerized accounting systems. She is married to A. Dale Mayo. Ms. Mayo is a Class II Common Director, with a term expiring in 1999.

     Joan M. Romine has been the Treasurer and Chief Financial Officer of Clearview since 1997 and Vice-President -- Finance since September 1998. Prior to joining Clearview in 1996 as its Controller, she was the Controller of Magic Cinemas, L.L.C. from 1995 through 1996 and Controller and Treasurer of Hanita Cutting Tools, Inc., a U.S. subsidiary of an international metalworking company, from 1988 through 1994.

     Robert D. Lister has been the General Counsel and Secretary of Clearview since March 1998 and a Vice-President since September 1998. From September 1993 through March 1996, Mr. Lister was an attorney with Kelley Drye & Warren, a New York law firm, and served as associate general counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from March 1996 until his employment by Clearview.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of Clearview's Chairman of the Board, President and Chief Executive Officer, the only executive officer of Clearview whose annual salary and bonus exceeded $100,000 during Fiscal 1997.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for each of the two fiscal years ended December 31, 1997 for Clearview's Chief Executive Officer.

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                 ----------------------------
                                             ANNUAL COMPENSATION                 SECURITIES
                               -----------------------------------------------   UNDERLYING
          NAME AND                                              OTHER ANNUAL      OPTIONS        ALL OTHER
   PRINCIPAL POSITION (1)      YEAR   SALARY ($)   BONUS ($)   COMPENSATION($)      (3)       COMPENSATION($)
   ----------------------      ----   ----------   ---------   ---------------   ----------   ---------------
A. Dale Mayo(2)                1997    120,000      104,500           --           50,000            --
Chairman of the Board,         1996     99,167       37,371           --               --            --
Chief Executive Officer and
President

---------------
(1) No other officer earned more than $100,000 in total annual salary and bonus for either of the two fiscal years ended December 31, 1997.

(2) Since May 29, 1996, Mr. Mayo's compensation has been determined in accordance with his employment agreement (as described below). Prior to that date, Mr. Mayo's annual compensation was equal to 2% of the first $5,000,000 in gross revenues of Clearview, plus 1% of gross revenues in excess of $5,000,000.

(3) Represents options granted pursuant to Clearview's 1997 Stock Incentive
    Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information with respect to stock options granted to Mr. Mayo during Fiscal 1997 under Clearview's 1997 Stock Incentive Plan. The options listed below are included in the Summary Compensation Table above.

                                                                  % OF TOTAL OPTIONS
                                                                      GRANTED TO
                                           NUMBER OF SECURITIES      EMPLOYEES IN      EXERCISE
                                            UNDERLYING OPTIONS          FISCAL          PRICE     EXPIRATION
                  NAME                          GRANTED(1)               YEAR           ($/SH)       DATE
                  ----                     --------------------   ------------------   --------   ----------
A. Dale Mayo                                      50,000                 40.8%           8.00     8/18/2007

---------------
(1) The options were granted under Clearview's 1997 Stock Incentive Plan. The exercise price of the options was set at 100% of the fair market value of the shares on the date of grant. The options have a ten-year term and become exercisable over four years from the date of grant in installments of 5,000, 12,500, 15,000 and 17,500 shares, respectively, subject to earlier vesting or termination in certain circumstances. In the event of a change in control (as defined in the 1997 Stock Incentive Plan), options become fully exercisable. The options will remain exercisable for one year following a termination of employment by reason of death, disability or retirement but will expire on the date of termination for any other reason. The exercise price may be paid by delivery of cash or shares owned for more than six months, and any income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

     The table below sets forth information with respect to the number of unexercised options held by Mr. Mayo on December 31, 1997 on a pre-tax basis.

                         FISCAL YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                      UNDERLYING OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                         FISCAL YEAR END            FISCAL YEAR END ($)(1)
                     NAME                           EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                     ----                        -------------------------------   -------------------------
A. Dale Mayo                                               -0-/50,000                     -0-/162,500

---------------
     (1) Computed as the difference between the aggregate fair market value of the Shares subject to the options on December 31, 1997, based on the closing price of the Shares on the ASE on that date, and the aggregate exercise price of the options.

EMPLOYMENT AGREEMENT

     Pursuant to an employment agreement by and between Clearview and Mr. Mayo dated May 29, 1996 (the "Prior Employment Agreement"), Mr. Mayo has agreed to serve as Chairman of the Board, President and Chief Executive Officer of Clearview. As compensation, Mr. Mayo is to receive an annual base salary of not less than $120,000, plus an annual bonus equal to one percent of Clearview's annual gross revenues in excess of $7,000,000; provided, however, that such total compensation may not exceed $750,000 in any one year. The initial term of the Prior Employment Agreement expires on May 29, 2003. Thereafter, the term of the Prior Employment Agreement will be automatically extended for successive one-year periods ending on May 29 of each year, unless terminated by either party upon at least six months' advance notice. The Prior Employment Agreement also provides that, for a period of three years after its termination, Mr. Mayo may not, directly or indirectly, engage, have a financial interest in or become interested in any other businesses similar to or in competition with Clearview within a 50 mile radius of any theater owned or operated by Clearview as of the date of that termination.

                              CERTAIN TRANSACTIONS

     Pursuant to a Contribution and Exchange Agreement dated December 21, 1994, Clearview issued to Mr. Mayo and Brett E. Marks 330,000 and 120,000 Shares, respectively, in exchange for (i) all of the outstanding shares of capital stock of Clearview Theater Group, Inc., CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation and CCC Manasquan Cinema Corporation (collectively, the "CTG Theaters") and (ii) promissory notes of certain of the CTG Theaters with an aggregate principal amount of $250,000. The principal assets of the CTG Theaters were the leases for Clearview's existing movie theaters in Bernardsville, Chester, Madison and Manasquan, New Jersey and the related leasehold improvements and equipment. Concurrent with that contribution and pursuant to an Investment and Stockholders Agreement dated December 21, 1994, Clearview sold 150,000 Shares to CMNY Capital II, L.P. ("CMNY") for an aggregate purchase price of $500,000 in cash.

     Mr. Mayo had formed CCC Chester Twin Cinema Corporation in August 1993 to be the lessee of the Chester Twin Theater. In September 1993, as part of the consideration for the sale of Clearview Cinema Corp., Mayo acquired the capital stock of Clearview Theater Group, Inc. The terms of that sale were negotiated at arm's length between the owners of Clearview Cinema Corp. and the purchaser. In February 1994, Mr. Mayo had sold to Mr. Marks 49% of the capital stock of CCC Madison Triple Cinema Corp. and of CCC Chester Twin Cinema Corporation for $10,000 and $5,000, respectively. Simultaneously, Mr. Marks had loaned CCC Madison Triple Cinema Corp. $125,000 and received a promissory note in exchange. In May 1994, Mr. Mayo had formed CCC Manasquan Cinema Corporation to be the lessee of the Algonquin Theater in Manasquan, New Jersey.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Shares as of October 16, 1998 by each beneficial owner of more than 5% of the outstanding Shares, each director, and all of Clearview's directors and executive officers as a group. All of the Class A Preferred Shares are owned by MidMark. All of the Class C Preferred Shares are owned by Marshall Capital Management, Inc., an affiliate of CSFB. Unless otherwise indicated, the holders of all Shares shown in the table have sole voting and investment power with respect to such shares.

                                                                 SHARES
                                                           BENEFICIALLY OWNED
                                                          ---------------------
                  NAME AND ADDRESS(1)                       NUMBER      PERCENT
                  -------------------                     ----------    -------
A. Dale Mayo(2)                                              881,802      38.3%
MidMark Capital, L.P.(3)                                     527,400      19.0%
CMNY Capital II, L.P.(4)                                     184,080       8.0%
Marshall Capital Management, Inc.(5)                         156,437       6.4%
Wayne L. Clevenger(3)(6)                                     527,400      19.0%
Robert G. Davidoff(5)(7)                                     216,000       9.4%
Philip M. Getter(8)                                               --        --
Brett E. Marks(2)(9)                                         118,600       5.1%
Denis Newman(3)(6)                                           527,400      19.0%
Susanne Hall Mayo(10)                                             --        --
All directors and executive officers as a group(2)         1,630,202      58.8%

---------------
 (1) The address of each person set forth above is 97 Main Street, Chatham, New Jersey 07928, except as otherwise noted.

 (2) Includes 5,000 Shares subject to options that are exercisable within 60 days of the date of the table set forth above. Mr. Mayo owns directly 316,000 Shares. The other 560,802 Shares are owned by other stockholders of Clearview, including Mr. Marks, subject to voting trust agreements for which Mr. Mayo is the trustee. Under those agreements, Mr. Mayo has the right to exercise all voting rights with respect to those shares for a period of 20 years or until they are sold in a public offering under the Securities Act or in accordance with Rule 144 under the Securities Act.

 (3) The address for MidMark and Messrs. Clevenger and Newman is c/o MidMark Associates, Inc., 466 Southern Boulevard, Chatham, New Jersey 07928. MidMark beneficially owns 527,400 Shares by means of its ownership of (i) 60,000 Shares and (ii) 779 shares of Class A Preferred Shares, which represent all of the outstanding Class A Preferred Shares, and which are convertible into 467,400 Shares.

 (4) The address for CMNY and Mr. Davidoff is c/o Carl Marks & Co., Inc., 135 East 57th Street, New York, New York 10022.

 (5) Represents the Shares into which the Class C Preferred Shares were convertible at June 30, 1998. The address for Marshall Capital Management, Inc. is 11 Madison Avenue, New York, New York 10010.

 (6) Comprises the shares owned by MidMark. Both Mr. Clevenger and Mr. Newman disclaim beneficial ownership of the Shares beneficially owned by MidMark.

 (7) Includes 184,080 Shares owned by CMNY and 15,960 Shares owned by CMCO. Mr. Davidoff disclaims beneficial ownership of the Shares owned by either CMNY or CMCO.

 (8) The address for Philip M. Getter is 810 Seventh Avenue, 9th Floor, New York, New York 10019.

 (9) Includes 1,000 Shares subject to options that are exercisable within 60 days of the date of the table set forth above. The address for Mr. Marks is c/o First New York, 310 Madison Avenue, New York, New York 10017.

(10) Ms. Mayo disclaims beneficial ownership of all of the Shares beneficially owned by Mr. Mayo.

                                    EXPERTS

     The consolidated balance sheet of Cablevision as of December 31, 1997, and the consolidated financial statements and schedule of CSC Holdings as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 that are included in the Cablevision Form 10-K which is incorporated by reference in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick, independent accountants, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Clearview and its subsidiaries as of December 31, 1997 and for the year then ended included in this Proxy Statement/Prospectus have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report appearing herein.

     The consolidated financial statements of Clearview and its subsidiaries as of December 31, 1996 and for each of the two years in the period then ended, the combined financial statements of the UA I Theaters as of December 31, 1996 and for each of the two years in the period then ended, the combined financial statements of the Nelson Ferman Theaters as of September 30, 1997 and for the nine months then ended and the year ended December 31, 1996, and the combined financial statements of the CJM Theaters as of September 30, 1997 and for the nine months then ended and for the year ended December 31, 1996 have been audited by Wiss & Company, independent auditors, as set forth in their respective reports appearing herein.

                  VALIDITY OF CABLEVISION CLASS A COMMON STOCK

     The validity of the Cablevision Class A Common Stock to be issued pursuant to the Merger will be passed upon for Cablevision by Robert S. Lemle, Executive Vice President, General Counsel and Secretary of Cablevision. As of the date of this Proxy Statement/Prospectus, Mr. Lemle owned less than 1% of the shares (including options representing certain rights to purchase shares) of Cablevision Class A Common Stock.

                             STOCKHOLDER PROPOSALS

     In the event that the Merger is not approved pursuant to the terms of the Merger Agreement, the date by which stockholder proposals are required to have been received by Clearview for inclusion in the proxy materials relating to the 1999 annual meeting of stockholders of Clearview is January 1, 1999.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CLEARVIEW CINEMA GROUP, INC.
  Consolidated Balance Sheets as of December 31, 1997 and
     June 30, 1998..........................................   F-2
  Consolidated Statements of Operations for the Three and
     Six Months Ended June 30, 1997 and 1998................   F-3
  Consolidated Statement of Changes in Stockholders' Equity
     for the Six Months Ended June 30, 1998.................   F-4
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 1997 and 1998...........................   F-5
  Notes to Consolidated Financial Information...............   F-6
CLEARVIEW CINEMA GROUP, INC.
  Report of Independent Accountants (PricewaterhouseCoopers
     LLP)...................................................  F-13
  Independent Auditors' Report (Wiss & Company, LLP)........  F-14
  Consolidated Balance Sheet as of December 31, 1996 and
     1997...................................................  F-15
  Consolidated Statement of Operations for the Years Ended
     December 31, 1995, 1996 and 1997.......................  F-16
  Consolidated Statement of Changes in Stockholders' Equity
     for the Years Ended December 31, 1995, 1996 and
     1997...................................................  F-17
  Consolidated Statement of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997.......................  F-18
  Notes to Consolidated Financial Statements................  F-19
THEATERS ACQUIRED FROM UNITED ARTISTS
  Independent Auditors' Report (Wiss & Company, LLP)........  F-33
  Combined Balance Sheets at December 31, 1996 and March 31,
     1997 (unaudited).......................................  F-34
  Combined Statements of Income and Divisional Equity for
     the Years Ended December 31, 1995 and 1996 and the
     Three Months Ended March 31, 1996 and 1997
     (unaudited)............................................  F-35
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1995 and 1996 and the Three Months Ended
     March 31, 1996 and 1997 (unaudited)....................  F-36
  Notes to Combined Financial Statements....................  F-37
THEATERS ACQUIRED FROM NELSON FERMAN THEATERS AT PARSIPPANY
  AND ROXBURY
  Independent Auditors' Report (Wiss & Company, LLP)........  F-40
  Combined Balance Sheet at September 30, 1997..............  F-41
  Combined Statements of Income and Changes in Retained
     Earnings for the Year Ended December 31, 1996 and the
     Nine Months Ended September 30, 1997...................  F-42
  Combined Statements of Cash Flows for the Year Ended
     December 31, 1996 and Nine Months Ended September 30,
     1997...................................................  F-43
  Notes to Combined Financial Statements....................  F-44
THEATERS ACQUIRED FROM CJM THEATERS AT KIN-MALL,
  MIDDLEBROOK, CEDAR GROVE AND BELLEVUE
  Independent Auditors' Report (Wiss & Company, LLP)........  F-47
  Combined Balance Sheet, September 30, 1997................  F-48
  Combined Statements of Income and Changes in Retained
     Earnings for the Year Ended December 31, 1996 and the
     Nine Months Ended September 30, 1997...................  F-49
  Combined Statements of Cash Flow for the Year Ended
     December 31, 1996 and the Nine Months Ended September
     30, 1997...............................................  F-50
  Notes to Combined Financial Statements....................  F-51

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 1,647,176     $21,239,630
  Inventories...............................................      116,655         187,087
  Other current assets......................................      341,273         559,211
                                                              -----------     -----------
          Total current assets..............................    2,105,104      21,985,928
Property, Equipment and Leaseholds, Net.....................   34,488,714      41,282,655
Intangible assets, net......................................   19,931,555      33,199,903
Other non-current assets....................................      827,019         804,712
                                                              -----------     -----------
                                                              $57,352,392     $97,273,198
                                                              ===========     ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt......................  $ 2,876,607     $        --
  Accounts payable and accrued expenses.....................    4,562,633       6,283,167
                                                              -----------     -----------
          Total current liabilities.........................    7,439,240       6,283,167
Long-term debt, less current maturities.....................   32,234,955      80,000,000
Subordinated notes payable -- long term.....................    6,000,000              --
Commitments and Contingencies (Note 7)
Class B Redeemable Preferred Stock..........................    1,350,000         750,000
Stockholders' Equity:
  Undesignated preferred stock:
     2,475,697 shares authorized............................           --              --
  Class A Preferred Stock, par value $.01, 1,303 shares
     authorized; 779 shares issued and outstanding..........            8               8
  Class C Preferred Stock, par value $.01, 3,000 shares
     authorized; 3,000 shares issued and outstanding........           --              30
  Common Stock, par value $.01, 10,000,000 shares
     authorized; 2,213,097 and 2,304,802 shares issued and
     outstanding............................................       22,131          23,048
  Additional paid-in capital................................   12,214,515      18,230,563
  Accumulated deficit.......................................   (1,908,457)     (8,013,618)
                                                              -----------     -----------
          Total stockholders' equity........................   10,328,197      10,240,031
                                                              -----------     -----------
                                                              $57,352,392     $97,273,198
                                                              ===========     ===========

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

                                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                                            JUNE 30,                     JUNE 30,
                                                    -------------------------    -------------------------
                                                       1997          1998           1997          1998
                                                    ----------    -----------    ----------    -----------
THEATER REVENUES:
  Box office......................................  $1,996,644    $ 6,567,730    $4,708,854    $13,644,849
  Concession......................................     593,835      2,307,209     1,337,821      4,591,268
  Other...........................................      91,396        269,889       141,135        589,520
                                                    ----------    -----------    ----------    -----------
                                                     2,681,875      9,144,828     6,187,810     18,825,637
                                                    ----------    -----------    ----------    -----------
OPERATING EXPENSES:
  Film rental.....................................     992,574      3,469,187     2,188,700      6,529,384
  Cost of concession sales........................     106,029        302,683       221,278        660,148
  Theater operating expenses......................   1,228,805      3,685,008     2,448,960      7,140,267
  General and administrative expenses.............     212,912        659,720       404,718      1,669,519
  Depreciation and amortization...................     384,696      1,619,943       797,707      2,882,568
                                                    ----------    -----------    ----------    -----------
                                                     2,925,016      9,736,541     6,061,363     18,881,886
                                                    ----------    -----------    ----------    -----------
OPERATING (LOSS) INCOME...........................    (243,141)      (591,713)      126,447        (56,249)
Interest expense, net.............................     365,180      1,465,601       724,146      2,626,348
                                                    ----------    -----------    ----------    -----------
LOSS BEFORE EXTRAORDINARY ITEM....................    (608,321)    (2,057,314)     (597,699)    (2,682,597)
Extraordinary item -- loss on redemption of
  debt............................................          --     (2,029,649)           --     (2,029,649)
                                                    ----------    -----------    ----------    -----------
NET LOSS..........................................    (608,321)    (4,086,963)     (597,699)    (4,712,246)
Preferred Stock Dividends.........................          --     (1,362,990)           --     (1,392,915)
                                                    ----------    -----------    ----------    -----------
LOSS AVAILABLE FOR COMMON STOCK...................  $ (608,321)   $(5,449,953)   $ (597,699)   $(6,105,161)
                                                    ==========    ===========    ==========    ===========
BASIC AND DILUTED LOSS PER SHARE..................  $    (0.34)   $     (2.39)   $    (0.33)   $     (2.71)
                                                    ==========    ===========    ==========    ===========

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
SIX MONTHS ENDED JUNE 30, 1998
(UNAUDITED)

                                    CLASS A                                 CLASS C
                                PREFERRED STOCK      COMMON STOCK       PREFERRED STOCK   ADDITIONAL
                                ---------------   -------------------   ---------------     PAID-IN     ACCUMULATED
                                SHARES   AMOUNT    SHARES     AMOUNT    SHARES   AMOUNT     CAPITAL       DEFICIT        TOTAL
                                ------   ------   ---------   -------   ------   ------   -----------   -----------   -----------
BALANCE, DECEMBER 31, 1997:...   779       $8     2,213,097   $22,131      --      --     $12,214,515   $(1,908,457)  $10,328,197
  Issuance of common stock
    for assets acquired.......    --       --        91,705       917      --      --       1,747,083            --     1,748,000
  Issuance of preferred
    stock.....................    --       --                           3,000     $30       2,973,727            --     2,973,757
  Preferred stock dividend....    --       --            --        --      --      --       1,295,238    (1,392,915)      (97,677)
  Net loss....................    --       --            --        --      --      --              --    (4,712,246)   (4,712,246)
                                 ---       --     ---------   -------   -----     ---     -----------   -----------   -----------
BALANCE, JUNE 30, 1998........   779       $8     2,304,802    23,048   3,000     $30     $18,230,563   $(8,013,618)  $10,240,031
                                 ===       ==     =========   =======   =====     ===     ===========   ===========   ===========

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                 1997            1998
                                                              -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (597,699)   $ (4,712,246)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization of property, equipment
       and leaseholds.......................................      705,071       1,945,546
     Amortization of intangible assets......................       92,636         937,022
     Amortization of debt discount and issuance costs.......       87,649         179,607
     Extraordinary loss from early extinguishment of debt...           --       2,029,649
     Changes in operating assets and liabilities:
       Inventories..........................................       (3,908)        (70,432)
       Other current assets.................................     (125,005)       (217,938)
       Other non-current assets.............................          769         (46,821)
       Accounts payable and accrued expenses................      378,013       1,671,097
                                                              -----------    ------------
          Net cash provided by operating activities.........      537,526       1,715,484
                                                              -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and construction of property, equipment and
     leaseholds.............................................   (1,392,692)     (2,871,487)
  Acquisitions of theaters..................................           --     (15,025,000)
  Acquisition costs.........................................     (101,036)       (231,171)
                                                              -----------    ------------
          Net cash used in investing activities.............   (1,493,728)    (18,127,658)
                                                              -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long term debt..................    1,550,000      85,800,000
  Payments on long term debt................................     (423,621)    (47,154,291)
  Prepayment premium on long term debt repaid...............           --        (410,000)
  Debt issuance costs.......................................           --      (4,556,598)
  Deferred offering costs...................................     (163,285)             --
  Redemption of class B preferred stock.....................           --        (600,000)
  Proceeds from issuance of class C preferred stock.........           --       3,000,000
  Preferred stock issuance costs............................           --         (26,243)
  Preferred stock dividends paid............................           --         (48,240)
                                                              -----------    ------------
          Net cash provided by financing activities.........      963,094      36,004,628
                                                              -----------    ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................        6,892      19,592,454
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      751,345       1,647,176
                                                              -----------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $   758,237    $ 21,239,630
                                                              ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $   577,080    $  2,432,164
                                                              ===========    ============
  Non-cash investing and financing activities:
     Issuance of common stock as consideration for theater
       and assets acquired..................................  $        --    $  1,748,000
                                                              ===========    ============
     Warrants repurchased through issuance of debt..........  $ 1,000,000    $         --
                                                              ===========    ============

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION

     The balance sheet as of December 31, 1997 has been derived from the audited balance sheet contained in the Form 10-KSB of Clearview Cinema Group, Inc. (the "Company"), and is presented for comparative purposes. All other financial information is unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. Results of operations for interim periods are not necessarily indicative of the operating results for a full year.

     Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. The financial information presented in this report should be read in conjunction with the annual financial statements included in the Annual Report on Form 10-KSB.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128") which is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Prior period amounts have been restated to conform to the requirements of SFAS 128.

     For the three and six months ended June 30, 1998, the net loss available to common stockholders was $5,449,953 and $6,105,161, respectively after giving effect to the preferred stock dividend. For the three and six months ended June 30, 1997, the net loss available to common stockholders (no preferred dividend was applicable for the 1997 periods) was $608,321 and $597,699, respectively. For the three and six months ended June 30, 1998 the weighted average number of shares outstanding used in the computation of basic and diluted loss per share was 2,280,288 and 2,250,717, respectively. For the three and six months ended June 30, 1997, the weighted average number of shares outstanding used in the computation of basic and diluted loss per share was 1,797,000.

     Reclassification -- Certain amounts previously reported have been reclassified to conform to current period presentation.

NOTE 2 -- STOCK BASED COMPENSATION

     At the June 11, 1998 Annual Meeting of Stockholders, the shares of common stock that are authorized to be issued under the 1997 Stock Incentive Plan ("the Plan") was increased from 200,000 to 450,000. During the three and six months ended June 30, 1998 the Company granted stock options to purchase 101,000 and 162,000 shares of common stock, respectively, under the Plan with exercise prices equal to the closing quoted market price of the Company's common stock on the date of grant. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", no compensation costs have been recognized as the options had no intrinsic value (exercise price equaled fair value of common stock) on the dates of issuance. Awards granted under the Plan become fully vested upon a change in control of the Company (see Note 8).

NOTE 3 -- LONG-TERM DEBT AND SUBORDINATED NOTES PAYABLE

     In February 1998, the Company amended and restated its then-existing Credit Facility (the "Old Credit Facility") by obtaining a third term note ("Term Note C") totaling $5.8 million which was used to acquire four additional theaters.

CLEARVIEW CINEMA GROUP, INC.

     In June 1998, the Company completed an offering of Senior Notes (the "Notes") for $80.0 million (approximately $76.1 million after issuance costs and related fees). The Notes mature on June 1, 2008 and bear interest at a fixed rate of 10.875%, payable semiannually on June 1 and December 1, commencing on December 1, 1998. At any time prior to June 1, 2001, the Company may on any one or more occasions redeem up to 33% of the aggregate principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, with the net cash proceeds of a public offering of common stock of the Company or the net cash proceeds from a strategic equity investment in the Company, provided that, among other things, at least $53.3 million in the aggregate principal amount of the Notes remains outstanding immediately after such redemption. After June 1, 2003 the Notes are subject to redemption at any time at the option of the Company, at specified redemption prices. Upon a change of control of the Company, each holder of the Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price equal to 101% of the aggregate principal amount thereof. The Notes also stipulate that the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes due and payable immediately upon the occurrence of certain events of default, such as default in payment of principal and interest when due, default under other agreements relating to indebtedness individually or in the aggregate exceeding $5 million and failure to comply with the covenants and other provisions of the Notes agreement. The Notes further provide that if any event of default occurs prior to June 1, 2003 and is due to any willful action or inaction taken or not taken by the Company with the intention of avoiding the prohibition on redemption of certain portions of the Notes prior to June 1, 2003, then the Notes shall become immediately due and payable at a specified premium, ranging from 107.25% to 110.875% of the principal amount depending on the date the event of default occurs. The Notes impose various restrictive covenants, including restrictions on the payment of dividends, the incurrence of additional indebtedness, the entering into of certain transactions and the issuance of preferred stock in certain circumstances.

     Concurrent with the closing of the Notes offering, the Company repaid the borrowings under the Old Credit Facility ($41.1 million, including accrued interest and a prepayment premium) and entered into a New Credit Facility with the same institution, which provides for a secured revolving line of credit in the aggregate principal amount of $15.0 million. The New Credit Facility bears interest at the prime rate (8.50% at June 30, 1998) with all outstanding indebtedness repayable on the fifth anniversary of the closing of the New Credit Facility. The New Credit Facility is collateralized by substantially all of the assets of the Company and contains various restrictive covenants including minimum interest and debt service coverage ratios, restrictions on the payment of dividends (except on the Class B Preferred Stock and Class C Preferred Stock now outstanding), restrictions on payments to purchase, redeem or otherwise acquire or retire for value any shares or rights to acquire shares of the Company's capital stock and subordinated indebtedness (except the Class B Preferred Stock, Class C Preferred Stock and any subordinated indebtedness outstanding at the time of the agreement), the incurrence of additional indebtedness and the entering into of certain transactions. The New Credit Facility agreement further stipulates that the lender may terminate the credit commitment and declare all of the amounts outstanding under the agreement to be immediately due and payable upon the occurrence of certain events including default on payment of principal and interest when due, noncompliance with covenants, default under other agreements relating to indebtedness individually or in the aggregate exceeding $5 million, and change of control of the Company. There were no amounts outstanding under the New Credit Facility as of the date hereof.

     In June 1998 the Company repaid the $6.0 million of Subordinated Notes Payable, issued in 1997 to the seller in connection with the Nelson Ferman Acquisition, from the proceeds of the Notes and Class C Preferred Stock offerings (see Note 4).

NOTE 4 -- PREFERRED STOCK

     In April 1998 the Company designated a new series, consisting of 3,000 shares of its preferred stock, $.01 par value, as Class C Convertible Preferred Stock (the "Class C Preferred Stock"). Concurrently, the

CLEARVIEW CINEMA GROUP, INC.

Company entered into a Securities Purchase Agreement and issued the 3,000 shares of its Class C Preferred Stock for $2.97 million in cash, net of offering costs.

     The conversion feature grants the holder of the Class C Preferred Stock the right to convert to common stock based on a formula any time after July 20, 1998 at a conversion price equal to the lesser of (a) $21.95 and (b) 87 1/2% of the average of the 4th, 5th, and 6th lowest closing trade price of the Company's common stock during the 20 trading days preceding the conversion date. As more fully described in Note 8, on August 13, 1998 an announcement was made of a definitive agreement for Cablevision Systems Corp. to acquire all outstanding shares of the Company's common stock. The Class C Preferred Stock Agreement provides that, upon any public announcement by the Company regarding such a change of control transaction, the conversion price of the Class C Preferred Stock adjusts to the lower of (a) the average closing trade price of the Company's common stock for the five trading days immediately preceding the announcement date ($22.11), and (b) the conversion price as determined by the conversion formula discussed above and will remain in effect for a specified period of time. The holder of the Class C Preferred Stock is subject to certain conversion limitations which restricts conversion of the preferred shares if (a) the aggregate number of shares of the Company's common stock already issued and to be issued on conversion would exceed 19.99% of the number of the Company's common stock outstanding, and (b) the number of shares of the Company's common stock beneficially owned by the holder plus the number of shares of the Company's common stock issuable upon conversion would equal or exceed 4.99% of the number of shares of the Company's common stock then issued and outstanding. The Class C Preferred Stock will be automatically converted two years following the issue date.

     The Class C Preferred Stock agreement also provides the holders the right to redeem their preferred shares at a price based on a formula upon the occurrence of certain events involving voluntary actions or failure to take action by the Company, such as change in control transactions, failure to deliver shares of common stock upon conversion of the Class C Preferred Stock, delisting of the Company's common stock on a national exchange and material breach of covenants and other terms of the agreements surrounding the issuance of the Class C Preferred Stock.

     In accordance with the Registration Rights agreement included in the Securities Purchase Agreement, the Company filed with the Securities and Exchange Commission a registration statement covering 257,143 shares of the Company's common stock representing at least 150% of the number of shares of common stock then issuable upon conversion of the Class C Preferred Stock.

     In accordance with Emerging Issues Task Force Abstract D-60 ("EITF Abstract D-60"), "Accounting for the Issuance of Convertible Preferred Stock with a Nondetachable Conversion Feature", the intrinsic value of the beneficial conversion feature of the Class C Preferred Stock, which is measured as the difference between the conversion price and fair value of the common stock on the date of issuance, is recognized as a non-cash preferred stock dividend over the period from issuance to earliest conversion (90 days) in the statement of changes in stockholders' equity. Based on the Company's stock price on April 23, 1998 (date of issuance), the fair value of the conversion feature is $1,714,286, which will be recorded as a preferred stock dividend on a straight line basis over the period from issuance through July 20, 1998, the earliest conversion date. The amount recorded from issuance through June 30, 1998 was $1,295,238, with the remainder to be recorded in July 1998.

     In June 1998, the Company redeemed 600 shares of its Class B Preferred Stock for $600,000 from the proceeds of the Notes (see Note 3) and the Class C Preferred Stock offerings. The holder of the remaining 750 shares of Class B Preferred Stock acquired the right to require the Company to redeem the shares for $750,000 at any time upon the consummation of the Notes offering on June 12, 1998.

CLEARVIEW CINEMA GROUP, INC.

NOTE 5-- THEATER ACQUISITIONS:

     During the first quarter of 1998, the Company acquired a total of four theaters and acquired the right to operate two theaters, totaling twenty one screens, and during the second quarter of 1998 the Company acquired a total of three theaters and 23 screens, located in New Jersey and New York. The acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price for each transaction has been allocated based on the estimated fair value of identifiable tangible and intangible assets (principally property, equipment and leasehold interest) of the respective theaters with the excess purchase price, together with acquisition costs, being allocated to goodwill. The results of operations of the acquired theaters are included in the accompanying consolidated financial information from the respective acquisition dates.

     Clairidge Acquisition -- In February 1998, the Company acquired substantially all the assets, including the leasehold interest, equipment and various operating contracts, of one theater from Clairidge Cinemas, Inc. (the "Clairidge Acquisition") for a total purchase price of $2.3 million. The Company paid $2.1 million in cash from borrowings under the Old Credit Facility and issued 14,782 shares of Company common stock with an aggregate market value of $200,000 based on the closing price of the Company's stock on the ten trading days preceding the acquisition. The leasehold interest acquired is to be amortized over the theater lease, which has a remaining lease term through December 31, 2016. The purchase price has been allocated as follows:

Leasehold interest.............................    $  104,500
Equipment......................................       345,000
Goodwill.......................................     1,850,500
                                                   ----------
                                                   $2,300,000
                                                   ==========

     UA II Acquisition -- In March 1998, the Company acquired substantially all the assets, including land, building, equipment and various operating contracts, of two theaters from United Artists Theater Circuit, Inc. (the "UA II Acquisition") for a total purchase price of $1.5 million paid in cash from borrowings under the Old Credit Facility. The purchase price has been allocated as follows:

Land...........................................    $  252,000
Building.......................................     1,008,000
Equipment......................................       240,000
                                                   ----------
                                                   $1,500,000
                                                   ==========

     Cobble Hill Acquisition -- In March 1998, the Company acquired substantially all the assets, including equipment and various operating contracts of one theater from Cobble Hill Cinemas, Inc. (the "Cobble Hill Acquisition") for a total purchase price of $2.15 million, paid in cash from borrowings under the Old Credit Facility. The purchase price has been allocated as follows:

Equipment......................................    $  188,500
Non-compete....................................        14,000
Goodwill.......................................     1,947,500
                                                   ----------
                                                   $2,150,000
                                                   ==========

     Great Neck/Franklin Square Acquisition -- In June 1998, the Company acquired substantially all the assets, including the leasehold interests, equipment and various operating contracts of two theaters from Great Neck Theater Associates, Inc. and WSA Theater Corp. (the "Great Neck/Franklin Square Acquisition") for

CLEARVIEW CINEMA GROUP, INC.

a total purchase price of $6.5 million, paid in cash from the proceeds of the Notes and Class C Preferred Stock offerings. The purchase price has been allocated as follows:

Leasehold Interest.............................    $  458,000
Equipment......................................     1,022,000
Non-compete....................................        23,000
Goodwill.......................................     4,997,000
                                                   ----------
                                                   $6,500,000
                                                   ==========

     AMC Acquisition -- In June 1998, the Company acquired substantially all the assets, including the leasehold interest, equipment and various operating contracts of one theatre from American Multi-Cinema, Inc. (the "AMC Acquisition") for a total purchase price of $2.775 million, paid in cash from the proceeds of the Notes and Class C Preferred Stock offerings. The purchase price has been allocated as follows:

Leasehold Interest.............................    $  242,000
Equipment......................................       460,000
Goodwill.......................................     2,073,000
                                                   ----------
                                                   $2,775,000
                                                   ==========

NOTE 6 -- EXTRAORDINARY CHARGE:

     In connection with the early extinguishment of the debt under the Old Credit Facility (see Note 3), the Company recognized an extraordinary charge of $2,029,649 or $.89 and $.90 per share for the three and six months ended June 30, 1998, respectively. The extraordinary charge consisted of a prepayment premium of $410,000 and the write-off of unamortized debt discount and debt issuance costs of $242,729 and $1,376,920, respectively.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     In June 1998, the Company entered into an agreement, subject to obtaining certain approvals, to develop a new multiplex theater in Wayne, PA. Construction is expected to be completed by December 1998 and is estimated to cost $750,000. In addition, monthly rental payments of $4,500 will be due on the earlier of 120 days after all permits have been obtained or the date that the Company begins operating the theater.

     In June 1998, the Company entered into agreements to purchase the Colony Cinemas in Livingston, NJ (3 screens) and the West Milford Cinemas in West Milford, NJ (4 screens) for an aggregate of $1.5 million in cash. The Company will purchase the land, building and other assets of the Colony Cinemas, and the leasehold interest underlying the West Milford Cinemas. These acquisitions are expected to be completed by the end of August 1998.

     In March 1998, the Company entered into an agreement to develop a new multiplex theater in Putnam County, NY. The agreement provides that after the theater is constructed the Company will add the seats and other theater equipment at an estimated cost of approximately $1.1 million. Monthly rental payments of approximately $22,500 are payable beginning on the earlier of 120 days after the landlord completes construction and the date that Clearview begins operating the theater. Construction is expected to be completed by the end of 1998.

     In February 1998, the Company entered into a lease agreement to operate a theater facility in Montclair, N.J. for ten years with four 5-year renewal options. The lease provides for a monthly base rent of $3,125 and is adjusted upward each year based on a formula.

CLEARVIEW CINEMA GROUP, INC.

     In connection with the CJM Acquisition consummated in 1997, the Company agreed to pay the seller additional consideration of 750 shares of Class B redeemable preferred stock valued at $750,000 if another competing theater is not opened in the operating vicinity of the purchased theaters within two years of the date of the agreement, or December 12, 1999. However, such consideration is deemed to be contingent and, as such, will only be recorded on when it becomes probable that no competing theater will be opened by December 12, 1999.

     On April 30, 1998, the Company issued 76,923 shares of common stock having a market value of $1,548,000 in order to acquire the leasehold interest and related construction permit from Warren County Cinemas, for a 15-screen multiplex theater in Mansfield, NJ. The shareholders of Warren County Cinemas have the right to receive additional consideration, dependent upon future earnings of the theater for the next two years, of up to $500,000. The shares of common stock issued are unregistered shares and are subject to a Voting Trust Agreement whereby the Chairman of the Company has the right to exercise all rights as an owner of the shares, including the right to vote, until the shares are sold or registered. The shares may be sold at any time subject to certain restrictions on the amount and holding period of the shares as stipulated under Rule 144 of the Securities Act of 1933 ("the Securities Act"). The shareholders also have the right to participate in certain registered offerings undertaken by the Company under the Securities Act that could result in the sale of the shares held. Construction began in May 1998 and is expected to be completed by the end of October 1998. The estimated cost of development is $3.1 million. The Company began paying 50% of the monthly rental payments of $29,167 and will become liable for the full monthly rent on the earlier of the opening of the theater and January 1, 1999.

     In February 1997, the Company entered into an agreement to lease a new multiplex theater to be constructed in Bayonne, N.J. The landlord has agreed to install all seats and other theater equipment according to the Company's specifications, and therefore the Company does not expect to incur any capital costs for the project. Construction is expected to be completed in early 1999, at which time the Company would be obligated to begin monthly rental payments of $41,667.

     During September 1995, the Company entered into an agreement providing for the lease of three New York theater locations with annual combined rent of approximately $300,000 and the option to purchase certain assets of the three theaters through September 2000. Until the exercise of this option, the Company is required to make annual payments which are recorded as interest expense. It is the Company's intention to exercise this option.

NOTE 8 -- SUBSEQUENT EVENTS

     On August 13, 1998, the Company announced that it had entered into an Agreement and Plan of Merger among Cablevision Systems Corporation ("Cablevision"), CCG Holdings Inc., a subsidiary of Cablevision, and the Company, pursuant to which the Company would be acquired by Cablevision. Each issued and outstanding share of common stock of the Company would be acquired at $24.25 per share, payable in a combination of cash and Cablevision common stock on the basis of 55% cash and 45% Cablevision common stock. The gross value of the transaction is estimated at approximately $160 million, based on the acquisition of approximately 3.3 million shares of the Company's common stock on a fully diluted basis and the assumption of the $80 million of Notes outstanding as of August 13, 1998.

     The consummation of the transaction, expected to be completed in the fourth quarter of 1998, is subject to the satisfaction of certain closing conditions including, among others, receipt of certain governmental approvals and approval of the transaction by the stockholders of the Company. Approximately 54.7% of the voting stockholders of the Company have entered into agreements with Cablevision pursuant to which such stockholders have agreed to vote their securities in favor of the transaction.

CLEARVIEW CINEMA GROUP, INC.

     The acquisition of the Company by Cablevision would be considered a change in control transaction which would trigger certain provisional rights as stipulated in various security and debt agreements of the Company. Specifically, a change in control would (a) entitle the holders of the Notes the right to require the Company to repurchase all or any portion of the Notes at 101% of the aggregate principal amount outstanding (see Note 3), (b) grant the lender under the New Credit Facility the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable (see Note 3), (c) result in an adjustment of the conversion price of the Class C Preferred Stock and also give the holders the right to redeem the shares held (see Note 4), (d) result in all stock options outstanding to purchase 284,500 shares of the Company's common stock to become fully exercisable, and (e) result in the automatic conversion of the Class A Preferred Stock into 467,400 shares of the Company's common stock. Cablevision made a tender offer, which expired on September 17, 1998, to repurchase the Company's 10 7/8% Senior Notes. No holder elected to tender their Notes. The change in control provision under the Notes continues to be operational.

     In January 1998, the Company entered into an agreement providing for the lease of a theater in Millburn, N.J. with the option to purchase certain assets of the theater for $1.15 million in cash. The initial lease period was for three months, with an option to extend for an additional three months, at $9,000 per month, which the Company exercised. In August 1998 the Company exercised its option to purchase the theater, using a portion of the proceeds from the Notes offering.

     In August 1998, the Company purchased substantially all the assets, including equipment and leasehold interests of one theater located in Bala Cynwyd, Pennsylvania from Constantine Sotolidis (the "Bala Cynwyd Acquisition"), for $700,000 in cash, using a portion of the proceeds from the Notes offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Clearview Cinema Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Clearview Cinema Group, Inc. and its subsidiaries (the "Company") at December 31, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

New York, New York
March 19, 1998

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

     We have audited the consolidated balance sheet of Clearview Cinema Group, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clearview Cinema Group, Inc. and subsidiaries at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
  February 10, 1997 (except as to
  the stock split described in Note 7
  and as to Note 12, for which the dates
  are August 7, 1997 and February 3, 1998)

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
                           ASSETS
Current assets
  Cash and cash equivalents.................................  $   751,345    $ 1,647,176
  Inventories...............................................       45,102        116,655
  Other current assets......................................       34,866        341,273
                                                              -----------    -----------
          Total current assets..............................      831,313      2,105,104
Property, equipment and leaseholds, net.....................   11,412,217     34,488,714
Intangible assets, net......................................    2,711,518     19,931,555
Other non-current assets....................................      805,496        827,019
                                                              -----------    -----------
                                                              $15,760,544    $57,352,392
                                                              ===========    ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt......................  $   835,650    $ 2,876,607
  Current maturities of subordinated notes payable..........      479,986
  Accounts payable and accrued expenses.....................    1,226,502      4,562,633
                                                              -----------    -----------
          Total current liabilities.........................    2,542,138      7,439,240
Long-term debt, less current maturities.....................    7,742,611     32,234,955
Subordinated notes payable, less current maturities.........    1,193,882      6,000,000
Commitments and contingencies (Note 10)
Class A redeemable preferred stock at redemption price......    2,132,294
Class B redeemable preferred stock..........................                   1,350,000
Redeemable common stock at redemption price.................      357,305
Stockholders' equity
  Undesignated preferred stock 2,498,697 and 2,478,697
     shares authorized, respectively
  Class A preferred stock, par value $.01, 1,303 shares
     authorized; 779 shares issued and outstanding..........            8              8
  Common stock, par value $.01, 10,000,000 shares
     authorized; 832,800 and 2,213,097 shares issued and
     outstanding, respectively..............................        8,328         22,131
  Additional paid-in-capital................................    4,827,096     12,214,515
  Accumulated deficit.......................................     (553,519)    (1,908,457)
  Less: Redemption price of redeemable stock................   (2,489,599)
                                                              -----------    -----------
          Total stockholders' equity........................    1,792,314     10,328,197
                                                              -----------    -----------
                                                              $15,760,544    $57,352,392
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------

                                                           1995          1996          1997
                                                        ----------    ----------    -----------
Theater revenues
  Box office..........................................  $1,759,131    $6,195,399    $12,926,134
  Concession..........................................     554,671     1,861,155      3,914,416
  Other...............................................      31,895       141,420        421,427
                                                        ----------    ----------    -----------
                                                         2,345,697     8,197,974     17,261,977
                                                        ----------    ----------    -----------
Operating expenses
  Film rental and booking fees........................     823,791     3,022,377      6,168,380
  Cost of concession sales............................      99,261       279,549        634,395
  Theater operating expenses..........................   1,078,370     3,297,825      6,590,703
  General and administrative expenses.................     375,262       589,822      1,130,855
  Depreciation and amortization.......................      99,632       635,007      2,051,163
                                                        ----------    ----------    -----------
                                                         2,476,316     7,824,580     16,575,496
                                                        ----------    ----------    -----------
  Operating income (loss).............................    (130,619)      373,394        686,481
Interest expense, net.................................      85,697       591,722      2,015,419
                                                        ----------    ----------    -----------
  Net loss............................................  $ (216,316)   $ (218,328)   $(1,328,938)
                                                        ==========    ==========    ===========
Basic and diluted loss per share......................  $     (.36)   $     (.29)   $     (1.03)
                                                        ==========    ==========    ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------

                                      CLASS A
                                  PREFERRED STOCK      COMMON STOCK       ADDITIONAL
                                  ---------------   -------------------     PAID-IN     ACCUMULATED
                                  SHARES   AMOUNT    SHARES     AMOUNT      CAPITAL       DEFICIT         TOTAL
                                  ------   ------   ---------   -------   -----------   ------------   -----------
Balance, December 31, 1994......                      600,000   $ 6,000   $   765,200   $    (78,875)  $   692,325
  Dividends paid................                                                             (30,000)      (30,000)
  Issuance of warrants in
    connection with subordinated
    debt........................                                               19,610                       19,610
  Net loss......................                                                            (216,316)     (216,316)
                                   ---       --     ---------   -------   -----------   ------------   -----------
Balance, December 31, 1995......                      600,000     6,000       784,810       (325,191)      465,619
  Proceeds from sale of
    preferred stock, net of
    related costs of $154,911...   779       $8                             2,345,081                    2,345,089
  Dividends paid................                                                             (10,000)      (10,000)
  Issuance of common stock
    For cash....................                       12,600       126        69,874                       70,000
    Upon conversion of debt.....                       12,000       120        79,880                       80,000
    For assets acquired.........                      208,200     2,082     1,107,918                    1,110,000
  Issuance of warrants in
    connection with
    Subordinated debt...........                                               23,532                       23,532
    Bank financing..............                                              416,001                      416,001
  Net loss......................                                                            (218,328)     (218,328)
                                   ---       --     ---------   -------   -----------   ------------   -----------
Balance, December 31, 1996......   779        8       832,800     8,328     4,827,096       (553,519)    4,281,913
  Repurchase of warrants held by
    lender......................                                           (1,000,000)                  (1,000,000)
  Sale of underwriter
    warrants....................                                                1,000                        1,000
  Issuance of common stock
    At initial public offering,
      net of costs..............                    1,150,000    11,500     7,055,597                    7,067,097
    Upon termination of
      preferred stock redemption
      right.....................                       60,000       600        25,400        (26,000)
    In exchange for warrants
      surrendered...............                       66,000       660       103,340                      104,000
    In exchange for assets
      acquired..................                      104,297     1,043     1,202,082                    1,203,125
  Net loss......................                                                          (1,328,938)   (1,328,938)
                                   ---       --     ---------   -------   -----------   ------------   -----------
Balance, December 31, 1997......   779       $8     2,213,097   $22,131   $12,214,515   $ (1,908,457)  $10,328,197
                                   ===       ==     =========   =======   ===========   ============   ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------

                                                           1995          1996          1997
                                                        -----------   -----------   -----------
Cash flows from operating activities
  Net loss............................................  $  (216,316)  $  (218,328)  $(1,328,938)
  Adjustments to reconcile net loss to net cash
     provided by operating activities
     Depreciation and amortization of property,
       equipment and leaseholds.......................       95,445       526,182     1,675,856
     Amortization of intangible assets................        4,187       108,825       375,307
     Amortization of debt discount and debt issuance
       costs..........................................        5,320        42,715       281,190
     Interest expense recognized upon surrender of
       warrants.......................................                                  104,000
     Changes in operating assets and liabilities
       Inventories....................................       (4,938)      (28,455)      (71,553)
       Other current assets...........................      (62,014)       32,954      (306,407)
       Other non-current assets.......................       (9,600)      (48,063)     (131,382)
       Accounts payable and accrued expenses..........      306,736       731,232     3,336,131
                                                        -----------   -----------   -----------
          Net cash provided by operating activities...      118,820     1,147,062     3,934,204
                                                        -----------   -----------   -----------
Cash flows from investing activities
  Purchase of property, equipment and leaseholds......     (630,675)     (317,946)   (3,486,123)
  Acquisitions of theaters............................                 (6,499,000)  (29,875,000)
  Acquisition costs and other.........................     (608,315)     (477,906)     (285,499)
                                                        -----------   -----------   -----------
          Net cash used in investing activities.......   (1,238,990)   (7,294,852)  (33,646,622)
                                                        -----------   -----------   -----------
Cash flows from financing activities
  Proceeds from issuance of long-term debt............      400,000     4,317,228    30,386,108
  Payments on long-term debt..........................      (17,448)     (136,543)   (4,995,054)
  Proceeds from issuance of subordinated notes
     payable..........................................      580,000       600,000
  Payments on subordinated notes payable..............                               (1,100,000)
  Debt issuance costs.................................                   (342,842)     (750,902)
  Proceeds from issuance of common stock upon initial
     public offering..................................                                9,200,000
  Initial public offering costs.......................                               (2,132,903)
  Proceeds from issuance of common stock..............                     70,000
  Proceeds from issuance of preferred stock...........                  2,500,000
  Preferred stock issuance costs......................                   (154,911)
  Dividends paid......................................      (30,000)      (10,000)
  Proceeds from issuance of underwriter warrants......                                    1,000
  Payments on option..................................      (80,000)     (120,000)
                                                        -----------   -----------   -----------
          Net cash provided by financing activities...      852,552     6,722,932    30,608,249
                                                        -----------   -----------   -----------
Net change in cash and cash equivalents...............     (267,618)      575,142       895,831
Cash and cash equivalents, beginning of year..........      443,821       176,203       751,345
                                                        -----------   -----------   -----------
Cash and cash equivalents, end of year................  $   176,203   $   751,345   $ 1,647,176
                                                        ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation--The consolidated financial statements include the accounts of Clearview Cinema Group, Inc. ("Clearview") and its wholly-owned subsidiaries (collectively referred to as the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Nature of the Business--The Company was incorporated November 23, 1994 and is a regional motion picture exhibitor that acquires and operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. As of December 31, 1997, the Company's 31 theaters with 148 screens show a mix of first-run commercial, art and family-oriented films. The Company licenses films from distributors on a film-by-film and theater-by-theater basis. The Company's business is seasonal with a substantial portion of its revenue and operating income being derived during the summer months (June through August) and the holiday season (November and December).

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Film rental costs owed to distributors are estimated as a percentage of the film's box office receipts and the length of a film's run and are ultimately settled with distributors within a period approximating three months.

     Revenue Recognition--The Company recognizes revenues from box office admissions and concession sales at the time of sale.

     Cash Equivalents--Cash equivalents include commercial paper investments purchased with original maturities of three months or less.

     Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

     Property, Equipment and Leaseholds--Property, equipment and leaseholds are stated at cost less accumulated depreciation and amortization. Buildings and improvements, furniture and equipment are depreciated using the straight line method over the estimated useful lives of the assets as follows: buildings and improvements--40 years; furniture and equipment--5 to 7 years. Leasehold interests represent acquired rights to operate theatres under previously existing operating leases. The fair value assigned to these leasehold interests and lease improvements are capitalized and amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the assets.

     In 1996, the Company adopted Statement of Financial Accounting Standards 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. The adoption of SFAS 121 did not have a significant effect on the consolidated financial position or results of operations.

     Intangible Assets--Intangible assets consist of cost in excess of the tangible and identifiable intangible assets of the theaters acquired (goodwill), debt issuance costs, covenants not to compete, and organization costs. Costs are amortized on a straight line basis over the following lives: goodwill--15 years, covenants not to

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) compete--3 to 5 years, organization costs--5 years. The Company evaluates the recoverability of goodwill on an ongoing basis in light of changes in any business conditions, events or circumstances that may indicate the potential impairment of intangibles. Debt issuance costs are amortized as interest expense over the term of the related debt.

     Stock-Based Compensation--The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for stock-based compensation. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

     Income Taxes--Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Net Loss Per Share--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128") which is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Prior period amounts have been restated to conform to the requirements of SFAS 128.

     Disclosure of Fair Value of Financial Instruments--The carrying amounts reported for cash and cash equivalents and accounts payable and accrued expenses approximate fair value due to the short maturities of these assets and liabilities. The fair value of the long term debt, subordinated notes payable and Class B redeemable preferred stock are estimated based on discounted future cash flows using rates currently available for debt and equity instruments with similar terms. At December 31, 1997, the fair values approximate carrying values.

NOTE 2--THEATER ACQUISITIONS

     During 1997, the Company acquired a total of fourteen theaters and 79 screens located in New Jersey and New York. The acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price for each transaction has been allocated based on the estimated fair value of identifiable tangible and intangible assets (principally property, equipment and leasehold interest) of the respective theaters with the excess purchase price, together with acquisition costs approximating $285,000 being allocated to goodwill. The results of operations of the acquired theaters are included in the accompanying consolidated financial statements from the respective acquisition dates.

     UA Acquisition--In September 1997 the Company acquired substantially all the assets, including land, building, leasehold interests, equipment and various operating contracts of five theaters from United Artists Theater Circuit, Inc. (the "UA Acquisition") for a total purchase price of $8.65 million in cash from proceeds of the initial public offering (Note 7) and borrowings under the Credit Facility (Note 6). Leasehold interests

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 2--THEATER ACQUISITIONS--(CONTINUED) acquired are to be amortized over the related theater leases which have remaining lease terms through December 31, 2019. The purchase price has been allocated as follows:

Land........................................................  $1,527,000
Buildings...................................................   3,665,000
Leasehold interests.........................................   2,641,000
Equipment...................................................     695,000
Goodwill....................................................     122,000
                                                              ----------
                                                              $8,650,000
                                                              ==========

     Nelson Ferman Acquisition--In November 1997 the Company acquired substantially all the assets, including leasehold interests, equipment and various operating contracts of two theaters from F&N Cinema, Inc. (the "Nelson Ferman Acquisition") for a total purchase price of $18.5 million. The Company paid $12 million in cash from borrowings under the Credit Facility, issued $6 million in subordinated notes payable (Note 6) and issued 41,797 shares of common stock with an aggregate market value of $500,000 based on the closing price of the Company's stock on the ten days preceding the acquisition. Leasehold interests acquired are to be amortized over the related theater leases which have remaining lease terms through December 31, 2016. The purchase price has been allocated as follows:

Leasehold interests.........................................  $ 6,500,000
Equipment...................................................    1,270,000
Non-compete.................................................       10,000
Goodwill....................................................   10,720,000
                                                              -----------
                                                              $18,500,000
                                                              ===========

     CJM Acquisition--In December 1997 the Company executed four separate agreements to acquire certain assets, including leasehold interests and equipment of four theaters from CJM Enterprises (the "CJM Acquisition") for a total purchase price of approximately $8.7 million. Pursuant to the agreements, the Company paid $7.25 million in cash from borrowings under the Credit Facility, issued 62,500 shares of common stock with an aggregate market value of approximately $703,000 (based on the closing price of the Company's stock on the date of acquisition) and agreed to issue either 750 shares of Class B redeemable preferred stock (Note 7) by March 31, 1998 or pay $750,000 in cash in lieu of stock if the Company consummated a private placement offering by such date. As the private placement offering is not likely to occur by March 31, 1998, the 750 shares of Class B redeemable preferred stock will be issued and have been reflected as such in the accompanying financial statements. The agreements also provide for additional consideration of 750 additional shares of Class B redeemable preferred stock valued at $750,000 to be paid to the seller if another competing theater is not opened in the operating vicinity of the purchased theaters within two years. However, such consideration is deemed to be contingent and, as such, will only be recorded on December 12, 1999 if no competing theater has opened. Leasehold interests acquired in the CJM Acquisition are to be amortized over the related theater leases which have remaining lease terms through November 30, 2017. The purchase price has been allocated as follows:

Leasehold interests.........................................  $1,503,000
Equipment...................................................   1,510,400
Non-compete.................................................      60,000
Goodwill....................................................   5,629,725
                                                              ----------
                                                              $8,703,125
                                                              ==========

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 2--THEATER ACQUISITIONS--(CONTINUED)
     The shares of common stock issued in the Nelson Ferman Acquisition and the CJM Acquisition are unregistered shares and are subject to Voting Trust Agreements whereby the President and Chief Executive Officer has the right to vote the shares until the shares are sold or registered.

     The Company acquired three additional theaters during 1997 in two separate transactions for $1,975,000 in cash from borrowings under the Credit Facility and working capital.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1997 assumes the UA Acquisition, the Nelson Ferman Acquisition and the CJM Acquisition, along with the Company's 1996 acquisitions, had occurred on January 1, 1996 giving effect to purchase accounting adjustments and financing. The pro forma results have been prepared for informational purposes only and do not reflect any benefit from economies which might be achieved from combined operations. The pro forma results do not represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                       1996           1997
                                                    (UNAUDITED)    (UNAUDITED)
                                                    -----------    -----------
Revenues..........................................  $28,960,499    $32,105,444
Net loss..........................................   (3,692,950)    (3,692,996)
Basic and diluted loss per share..................  $     (1.68)   $     (1.67)

     During 1996, the Company acquired the leaseholds of seven theaters and two theaters with the underlying real estate, all located in New Jersey and New York (the "1996 Acquisitions"). The 1996 Acquisitions have also been accounted for under the purchase method of accounting. The results of operations of the acquired theaters are included in the accompanying consolidated financial statements from their respective acquisition dates. The 1996 Acquisitions are described as follows:

     May 1996--The Company purchased the leaseholds of three New Jersey theaters and one New York theater in May 1996 for $5,000,000 in cash and the issuance of 208,200 shares of the Company's Common Stock. The total cost was allocated as follows: $835,000--theater equipment, $5,075,000--leasehold interests and $200,000--covenant not to compete.

     July 1996--The Company purchased the leaseholds of two New York theaters in July 1996. The total cost of $1,499,000 was paid in cash and was allocated as follows: $1,489,000--leasehold interests and $10,000--covenant not to compete.

     December 1996--The Company purchased two theaters and the underlying real estate and the leasehold of another theater in New Jersey in December 1996. The total cost of $5,000,000 was paid with a $4,400,000 secured note and $600,000 subordinated note. The purchase price was allocated as follows: $400,000--land, $1,300,000--buildings and leasehold improvements, $832,000--theater equipment, $848,000--leasehold interests and $1,620,000--goodwill.

     The following unaudited pro forma results of operations for the years ended December 31, 1995 and 1996 assume the 1996 Acquisitions occurred as of January 1, 1995 after giving effect to certain adjustments, including depreciation and increased interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 2--THEATER ACQUISITIONS--(CONTINUED) actually have occurred had the combinations been in effect on the dates indicated, or which may occur in the future.

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                    --------------------------
                                                       1995           1996
                                                    -----------    -----------
                                                           (UNAUDITED)
Revenues..........................................  $10,754,531    $13,182,481
Net loss..........................................  $(1,658,987)   $(1,268,766)
Basic and diluted loss per common share...........  $     (2.05)   $     (1.55)

NOTE 3--PROPERTY, EQUIPMENT AND LEASEHOLDS

     Property, equipment and leaseholds are summarized as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1996           1997
                                                    -----------    -----------
Land..............................................  $   400,000    $ 1,927,848
Buildings and improvements........................    1,302,098      5,491,183
Leasehold interest and improvements...............    8,095,097     21,704,639
Furniture and equipment...........................    2,347,117      7,772,995
                                                    -----------    -----------
                                                     12,144,312     36,896,665
Less: Accumulated depreciation and amortization...      732,095      2,407,951
                                                    -----------    -----------
                                                    $11,412,217    $34,488,714
                                                    ===========    ===========

NOTE 4--INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                             DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------   -----------
Goodwill.............................................  $2,151,437   $19,004,450
Debt issuance costs..................................     378,264     1,129,166
Covenants not to compete.............................     210,000       305,000
Organization costs...................................      36,362        42,234
                                                       ----------   -----------
                                                        2,776,063    20,480,850
Less: Accumulated amortization.......................      64,545       549,295
                                                       ----------   -----------
                                                       $2,711,518   $19,931,555
                                                       ==========   ===========

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are summarized as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1996          1997
                                                      ----------    ----------
Film rental and booking fees payable................  $  699,444    $1,613,834
Accounts payable....................................     243,278     1,936,552
Accrued interest....................................      55,351       369,874
Accrued payroll.....................................      68,632       254,538
Sales taxes payable.................................      49,228       100,688
Other accrued expenses..............................     110,569       287,147
                                                      ----------    ----------
                                                      $1,226,502    $4,562,633
                                                      ==========    ==========

NOTE 6--LONG-TERM DEBT AND SUBORDINATED NOTES PAYABLE

     Long-term debt consists of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
               DESCRIPTION                      INTEREST RATE            1996         1997
               -----------                      -------------            ----         ----
Term notes A & B under Credit Facility,
  interest payable in monthly
  installments, principal due in
  quarterly installments through
  September 2002, net of unamortized debt  10% at December 31, 1997
  discount of $384,976 and $242,729,       (floating rate of 1.5%
  respectively...........................  above prime)               $3,790,024   $34,757,271
Notes payable--Seller, refinanced as
  described below........................                              4,400,000
Note payable to bank, in monthly
  installments of principal and interest
  of $5,029, due October 2005............  11 1/4%                       337,009       313,096
Other....................................                                 51,228        41,195
                                                                      ----------   -----------
                                                                       8,578,261    35,111,562
Less: Current maturities.................                                835,650     2,876,607
                                                                      ----------   -----------
                                                                      $7,742,611   $32,234,955
                                                                      ==========   ===========

     Credit Facility--In September 1997 the Company entered into an amended and restated credit agreement with Provident Bank (the "Credit Facility") consisting of a revolving credit line of $1.0 million, Term Note A of $12 million and Term Note B of $17 million, the proceeds of which were used to refinance existing term loans with the same bank of $10.4 million and finance acquisitions (Note
2). In December 1997 the Company further increased its Credit Facility to $36 million by increasing the availability under Term Note B to $23 million through the participation of an additional bank, the proceeds of which were used to finance acquisitions (Note 2). In February 1998, the Company increased its Credit Facility by obtaining a $5.8 million Term Note C (Note 14).

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 6--LONG-TERM DEBT AND SUBORDINATED NOTES PAYABLE--(CONTINUED)
     The revolving credit line of $1 million bears interest at prime +1.5%, terminates on September, 2002 and can be used for refinancing existing debt, financing working capital, financing acquisitions and for general corporate purposes. There were no amounts outstanding on the revolving credit line at December 31, 1997.

     The Credit Facility is collateralized by substantially all of the assets of the Company and contains various restrictive covenants, including maintenance of specified levels of net worth and debt coverage ratios. All such covenants were satisfied or waived by the bank at December 31, 1997 and 1996. The Credit Facility also restricts certain payments by the Company including the payment of dividends, retirement of equity securities or retirement of any subordinated debt through premium payments.

     In accordance with the provisions of the Credit Facility, the Company maintains a $2.5 million key-man life insurance policy on its President and Chief Executive Officer.

     Refinancing--In January 1997, seller-financing of $4,400,000 was paid with $100,000 from the Company's operating cash and the proceeds from a $4,300,000 bank term note, issued under the Company's credit agreement with its principal lender. Accordingly, the note payable at December 31, 1996 was classified in accordance with the terms of this new bank term note.

     Subordinated Notes--In November 1997, the Company issued $6 million in subordinated notes payable to the seller in connection with the Nelson Ferman Acquisition (Note 2). The notes bear interest at 10 1/2% which is payable monthly. The principal and any unpaid interest on one note in the amount of $2 million is due on the earlier of the consummation of a private debt offering or January 1999. The principal on the $4 million note is due the earlier of the consummation of a private debt offering or November 2002.

     During 1995 and 1996, the Company sold 8% subordinated notes totalling $1,100,000 to certain related parties. In October 1997, the Company repaid $500,000 of these subordinated notes payable and in December 1997, the Company converted the remaining $600,000 of subordinated notes payable into 600 shares of Class B redeemable preferred stock valued at $600,000 (Note 7).

     The Company had a $600,000 12% subordinated note payable which was issued in connection with its acquisition of certain theaters in December 1996. Such note was repaid in August 1997 upon consummation of the Company's initial public offering.

     Long-term debt and subordinated notes payable at December 31, 1997 mature as follows:

YEAR ENDING DECEMBER 31,
------------------------
1998........................................................  $ 2,876,607
1999........................................................    8,984,318
2000........................................................    6,989,036
2001........................................................    7,024,619
2002........................................................   15,091,387
2003 and thereafter.........................................      145,595
                                                              -----------
                                                              $41,111,562
                                                              ===========

NOTE 7--STOCKHOLDERS' EQUITY

     Stock Split--In May 1997, the Company's Board of Directors approved a 600 to 1 stock split which has been retroactively reflected in the accompanying consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 7--STOCKHOLDERS' EQUITY--(CONTINUED)
     Initial Public Offering--In August 1997, the Company consummated an initial public offering (the "Offering") through the sale of 1,150,000 shares of its common stock, $.01 par value for total proceeds of approximately $7.1 million, net of offering costs of approximately $2.1 million.

     Preferred Stock--The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of preferred stock. The Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series and to establish and designate any such series and to determine the number of shares and the relative conversion rights, voting rights, terms of redemption and liquidation.

     Class A Preferred Stock and Warrant--In May and July 1996, the Company issued 779 shares of Class A preferred stock and warrants in exchange for $2,500,000. Each share of Class A preferred stock is convertible at any time at the option of the holders into 600 shares of common stock. Upon the occurrence of certain events, the shares of Class A preferred stock will automatically convert into shares of common stock. The warrants, which entitled the holder to purchase up to 471 shares of Class A preferred stock were exchanged at the time of the offering for a new warrant exercisable for 282,600 shares of common stock.

     The warrant is not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or merges with another corporation in a transaction which results in a change in control of the Company's voting stock. The number of shares of common stock for which the warrant is exercisable is subject to reduction, including not being exercisable into any shares, based on a formula and the fair value of the Company's stock as defined, upon the occurrence of certain events.

     Class B Redeemable Preferred Stock--During 1997 the Company authorized 20,000 shares and issued 1,350 shares of Class B non-voting, 10 1/2% cumulative redeemable preferred stock with a liquidation value of $1,000 per share. The holders of the Class B redeemable preferred stock are entitled to receive preferential dividends, when and as declared by the Board of Directors. So long as any shares of Class B redeemable preferred stock are outstanding, unless all dividends on the Class B redeemable preferred stock have been paid, no dividend or other distribution may be paid or made on the common stock, Class A preferred stock or any other capital stock of the Company ranking junior as to dividends to the Class B redeemable preferred stock. In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class B redeemable preferred stock will be entitled to receive an amount per share equal to a liquidation value ($1,000) plus all unpaid dividends per share on the Class B redeemable preferred stock, prior to any distribution to holders of the common stock, Class A preferred stock or any other capital stock of the Company ranking junior upon liquidation or dissolution. The holder of Class B redeemable preferred stock can redeem upon the earlier to occur of dissolution of the Company, within ten business days after the date of closing of a private placement offering with aggregate proceeds of $70 million, or five years after the date of issuance of such shares. The Company can redeem these shares at any time.

     Warrants--In consideration of services provided at the time of the Offering, the Company issued to the underwriter of the Offering, for a nominal amount of $1,000, warrants to purchase 100,000 shares of common stock with an initial exercise price of $9.60 per share. As provided in the warrant agreement, the exercise price and the number of shares that may be purchased upon the exercise of the warrants are subject to modification and adjustment upon the occurrence of certain events, as defined in the warrant agreement. The warrants are exercisable for a four year period commencing on August 12, 1998. The fair value of services provided of approximately $200,000 has been determined based on the fair value of the warrants using an option pricing model in accordance with SFAS 123 and has no impact on stockholders' equity as the services provided are considered additional offering costs.

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 7--STOCKHOLDERS' EQUITY--(CONTINUED)
     During 1995 and 1996, the Company issued 200 warrants, convertible into 120,000 shares of common stock, together with the issuance of certain subordinated debt. Concurrent with the consummation of the Offering, holders of warrants to purchase 97,500 shares of common stock (at exercise prices ranging from $3.33 to $6.67 per share) exchanged such warrants for 66,000 shares of common stock and also amended the terms of certain subordinated notes payable. The fair value of the common stock issued, less the value of the warrants surrendered, was recorded as interest expense of $104,000 in the accompanying financial statements. The remaining warrants were canceled upon retirement of the subordinated debt on December 12, 1997 (Note 6) in accordance with the terms of the debt and warrant agreement.

     In connection with the bank financing as described in Note 6 and pursuant to a May 1996 warrant agreement (amended in December 1996), the Company issued seven-year warrants in May and December 1996 to its principal lender to purchase 43,800 and 50,400 shares of the Company's common stock, respectively, at an exercise price of $.01 per share. In June 1997, the Company repurchased those warrants for $1 million which approximated the put price at that time. As a result, the repurchase has been recorded as a charge to additional paid-in-capital.

     Terminated Redemption Rights--A certain common stockholder had the right to sell its shares of common stock at a redemption price based upon a formula. If such stockholder did not exercise that right, the Company had the right to purchase those shares of common stock from such stockholder at a price based upon the same formula. Such stockholder and the Company terminated those rights upon consummation of the Offering.

     The holder of the outstanding shares of the Company's Class A preferred stock, $.01 par value had the right to sell to the Company all of those shares or the shares of common stock into which those shares had been converted at a redemption price determined in accordance with a specified formula. Such holder terminated that right upon consummation of the Offering in exchange for the issuance of 60,000 shares of common stock. The fair value of the 60,000 shares of common stock issued, less the estimated value of the redemption right terminated, was recorded as a preferred stock dividend of $26,000 during 1997.

     As of December 31, 1996, the Company reported the Class A redeemable preferred stock and the redeemable common stock at the current redemption value separately between liabilities and stockholders' equity, since redemption was outside of the Company's control. A corresponding reduction was made to stockholders' equity, as the equivalent of treasury stock. The per share redemption value of the Class A redeemable preferred stock was based on the greater of gross revenues (as defined) or six times theater operating income before general and administrative expenses, interest and taxes for the preceding twelve months divided by the number of shares of common stock issued and, as if converted or exercised, all convertible securities, options, warrants and similar instruments. The redemption value of the common stock was based on book value per share computed on a fully diluted basis.

NOTE 8--INCOME TAXES

     Deferred income taxes reflect the tax consequences on future years of differences between the bases of assets and liabilities for financial reporting purposes and income tax purposes. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company has determined, based on its recurring net losses since inception, that a full valuation allowance of $85,000, $172,000 and $621,000 is appropriate at December 31, 1995, 1996 and 1997.

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 8--INCOME TAXES--(CONTINUED)
     The income tax effect of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1997 are as follows:

Deferred tax assets
  Net operating loss carryforwards..........................  $ 678,000
  Other.....................................................     46,000
                                                              ---------
Gross deferred tax assets...................................    724,000

Deferred tax liabilities
  Property, equipment and leaseholds........................   (103,000)
                                                              ---------
                                                                621,000
Valuation allowance.........................................   (621,000)
                                                              ---------
  Net deferred tax assets...................................  $
                                                              =========

     A reconciliation between the statutory federal income tax rate of 34% and the effective rate of income tax expense for the years ended December 31, 1995, 1996 and 1997 follows:

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1995        1996        1997
                                                    --------    --------    ---------
Income tax benefit at federal statutory rate......  $(72,000)   $(74,000)   $(452,000)
State income tax benefit, net of federal tax
  effect..........................................   (13,000)    (13,000)     (79,000)
Increase in net operating loss carryforwards......    85,000      87,000      531,000
                                                    --------    --------    ---------
Provision (benefit) for income taxes..............  $           $           $
                                                    ========    ========    =========

     The Company has available at December 31, 1997 net operating loss carryforwards totaling approximately $1,698,000 that may be applied against future consolidated federal and state taxable income of the respective subsidiary companies. The loss carryforwards will expire through 2012.

     Certain losses are subject to limitation by the provisions of Section 382 of the Internal Revenue Code due to a more than 50% change in ownership which occurred upon the consummation of the Company's Offering.

NOTE 9--STOCK BASED COMPENSATION

     In August 1997, the Company adopted the Stock Incentive Plan (the "Plan") which provides for the granting of awards to purchase shares of the Company's common stock to officers, directors and key employees and non-employees at the discretion of a committee of the Board of Directors. Awards granted under the Plan may be in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Awards. The exercise price of each share of stock awarded under the Plan shall be determined by the committee; provided however, that the exercise price shall in all cases be equal to or greater than the quoted market price of the Company's common stock on the date of grant. At December 31, 1997, 200,000 shares of common stock are reserved for issuance under the Plan. Awards granted under the Plan become fully vested upon a change in control of the Company.

     During 1997, the Company granted 122,500 incentive stock options with exercise prices ranging from $8 to $12 and with a weighted average exercise price of $8.40 per share. No options became exercisable or were forfeited during 1997. The awards granted during 1997 terminate in 10 years and have a graded vesting schedule that provides for 100% vesting in four years as follows: Year 1--10%, Year 2--35%, Year 3--65%, Year 4--100%.

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 9--STOCK BASED COMPENSATION--(CONTINUED)
     Pro forma information, as required by SFAS 123, has been determined as if the Company had accounted for stock options awarded under the Plan under the fair value method as defined by SFAS 123. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: risk-free rate of 6.5%; expected common stock market price volatility factor of 30%; and an average expected life of the options of six years. The weighted average fair value of each option on the date of grant using the option pricing model was $3.26. If fair value based accounting in accordance with SFAS 123 had been used to measure stock based compensation cost, the Company's consolidated net loss would have increased by $40,000 or $0.03 per share for the year ended December 31, 1997. This pro forma impact only takes into account options granted since January 1, 1997 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

NOTE 10--COMMITMENTS AND CONTINGENCIES

     Theater Leases--A substantial portion of the Company's theaters and the corporate office are operated under lease arrangements with initial lease terms and renewal options. Future minimum rental payments for all non-cancellable operating leases having initial or remaining lease terms in excess of one year as of December 31, 1997 are:

YEAR ENDING DECEMBER 31,
------------------------
1998........................................................  $ 2,685,334
1999........................................................    2,699,106
2000........................................................    2,646,440
2001........................................................    2,557,795
2002........................................................    2,602,006
2003 and thereafter.........................................   17,837,239
                                                              -----------
                                                              $31,027,920
                                                              ===========

     Certain theaters operated by the company have operating leases that contain escalating clauses. For these leases, the aggregate rent payments over the lease term are recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and amounts payable under such leases are recorded annually as deferred rent expense, which will ultimately reverse over the lease term. In addition, leases require additional amounts to be paid for common area maintenance and/or contingent rental payments based on a percent of net revenues of the theater in excess of a predetermined amount. Total rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $209,000, $802,000 and $1,287,000, respectively.

     Acquisition Commitments--During September 1995, the Company entered into an option agreement providing for the lease of three New York theater locations with the option to purchase certain assets of the three theaters through September 2000. In consideration of the option granted, the Company made an initial $200,000 payment which was financed by the seller. Until exercise of the option, the Company is required to make annual payments which are recorded as interest expense in the accompanying financial statements. It is the Company's intention to ultimately exercise this option.

     In November 1997, the Company entered into an agreement to acquire a theater upon completion of construction of such theater for a price of $1 million to be paid in common stock of the Company; provided however, that in no event shall the common shares to be issued be greater than 90,909 or less than 76,923 shares. The closing date under this agreement will occur within ten business days after receipt of a valid

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED) construction permit, but in no event later than January 1999. Neither the Company nor the seller is obligated to close on this agreement if a valid construction permit is not obtained by June 1998.

     Employment Agreement--The Company is obligated through May 2003 to pay its President and Chief Executive Officer an annual base salary of $120,000, plus an additional amount based on gross revenue, provided that such total does not to exceed $750,000.

NOTE 11--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                            1995         1996          1997
                                                          --------    ----------    ----------
Cash paid for interest..................................  $ 42,877    $  623,656    $1,179,000
Non-cash investing and financing activities
  Issuance of common stock as consideration for theaters
     acquired...........................................               1,110,000     1,203,125
  Issuance of subordinated notes payable as
     consideration for theaters acquired................               5,000,000     6,000,000
  Issuance of Class B redeemable preferred stock as
     consideration for theaters acquired................                               750,000
  Conversion of subordinated notes payable into Class B
     redeemable preferred stock.........................                               600,000
  Repurchase of warrants................................                             1,000,000
  Common stock issued upon termination of preferred
     stock redemption right.............................                                26,000
  Fair value of warrants issued in connection with
     subordinated debt and bank financing...............    19,610       439,533
  Conversion of subordinated note payable (related
     party) into common stock...........................                  80,000
  Project acquisition costs in exchange for option
     payable............................................   200,000

NOTE 12--SUPPLEMENTAL DISCLOSURE OF LOSS PER SHARE

                                                           1995         1996          1997
                                                         ---------    ---------    -----------
Net Loss...............................................  $(216,316)   $(218,328)   $(1,328,938)
Less: Preferred stock dividends........................                                (26,000)
                                                         ---------    ---------    -----------
Loss available to common stockholders..................  $(216,316)   $(218,328)   $(1,354,938)
                                                         =========    =========    ===========
Weighted average shares outstanding....................    600,000      744,038      1,312,865
                                                         =========    =========    ===========
Basic and diluted loss per share.......................  $    (.36)   $   (0.29)   $     (1.03)
                                                         =========    =========    ===========

     The Class A preferred stock and warrant, underwriter warrants and incentive stock options outstanding are potentially convertible into 972,500 shares of common stock and have not been included in the computation of diluted loss per share as the effect would have been antidilutive. The Company's loss per share for the years ended December 31, 1995 and 1996 have been restated in accordance with SFAS 128, as described in Note 1.

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 13--RELATED PARTY TRANSACTIONS

     In June 1997 the Company entered into a consulting and confidentiality agreement with a director and stockholder of the Company to assist the Company in the identification of theater acquisition candidates and provide other services as requested by the Company. The director/stockholder is also an executive vice president of First New York Realty Co., Inc. ("First New York"). To the extent, if any, that the director/stockholder identifies any person who is interested in leasing a site to the Company in his capacity as an employee of First New York and the Company determines to lease that site, First New York could be entitled to a commission from that person and the director/stockholder would then be entitled to a commission from First New York. During the years ended December 31, 1995, 1996 and 1997 the Company incurred $0, $12,000 and $17,000, respectively in consulting fees to the director/stockholder.

     In May 1997 the Company renewed its agreement with an affiliated entity who is a preferred stockholder and whose managing directors are directors of the Company, to provide business strategy and financial and investment management services for a fee equal to $60,000 per year. The Company incurred fees for such services of $30,000 and $50,000 in 1996 and 1997, respectively. No such fees were paid in 1995.

     A director of the Company is an officer of the entity that served as the underwriter for the Offering. The director was appointed to the Company's board of directors subsequent to consummation of the Offering. Amounts paid to the underwriter for services provided at the time of the Offering were $1,013,000.

NOTE 14--SUBSEQUENT EVENTS

     In February 1998, the Company extended its existing Credit Facility through the issuance of a Term Note C in the amount of $5.8 million to be used for additional acquisitions. Interest is due quarterly at prime plus 1.5%. Principal payments are to be paid quarterly commencing October 1, 1998 with final payment due September 2002. The Company borrowed $3.8 million under Term Note C to fund the acquisition of three theaters subsequent to December 31, 1997. The Company continues to pursue the acquisition of additional theaters, the development of new theaters and the addition of screens to existing theaters.

     In March 1998, the Company adopted the Clearview Cinema Group 401(K) Plan (the "401(K) Plan") that covers all employees of the Company who have reached the age of 21 and have completed one year of service, as defined. The 401(K) Plan provides for employee elective contributions up to 15% of annual compensation, with matching contributions by the Company of 50% of the first 6% of the employees' compensation contributed. Additionally, the Company, at its discretion may make profit-sharing contributions to the 401(K) Plan. Employees vest 100% in the Company's matching contributions and profit sharing contributions after three years of service.

NOTE 15 -- SUBSEQUENT EVENT -- MERGER TRANSACTION (UNAUDITED)

     On August 13, 1998, the Company announced that it had entered into an Agreement and Plan of Merger among Cablevision Systems Corporation ("Cablevision"), CCG Holdings Inc., a subsidiary of Cablevision, and the Company, pursuant to which the Company would be acquired by Cablevision. Each issued and outstanding share of common stock of the Company would be acquired at $24.25 per share, payable in a combination of cash and Cablevision common stock on the basis of 55% cash and 45% Cablevision common stock. The gross value of the transaction is estimated at approximately $160 million, based on the acquisition of approximately 3.3 million shares of the Company's common stock on a fully diluted basis and the assumption of the $80 million of Notes outstanding as of August 13, 1998.

     The consummation of the transaction, expected to be completed in the fourth quarter of 1998, is subject to the satisfaction of certain closing conditions including, among others, receipt of certain governmental

CLEARVIEW CINEMA GROUP, INC.

DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 15--SUBSEQUENT EVENT--MERGER TRANSACTION (UNAUDITED)--(CONTINUED) approvals and approval of the transaction by the stockholders of the Company. Approximately 54.7% of the voting stockholders of the Company have entered into agreements with Cablevision pursuant to which such stockholders have agreed to vote their securities in favor of the transaction.

     The acquisition of the Company by Cablevision would be considered a change in control transaction which would trigger certain provisional rights as stipulated in various security and debt agreements of the Company. Specifically, a change in control would (a) entitle the holders of the Notes the right to require the Company to repurchase all or any portion of the Notes at 101% of the aggregate principal amount outstanding, (b) grant the lender under the New Credit Facility the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable, (c) result in an adjustment of the conversion price of the Class C Preferred Stock and also give the holders the right to redeem the shares held, (d) result in all stock options outstanding to purchase 284,500 shares of the Company's common stock to become fully exercisable, and (e) result in the automatic conversion of the Class A Preferred Stock into 467,400 shares of the Company's common stock. Clearview made a tender offer, which expired on September 17, 1998, to repurchase the Company's 10 7/8% Senior Notes. No holder elected to tender their Notes. The change of control provision under the Notes continues to be operational.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

     We have audited the combined balance sheet of the United Artist Theatre Circuit, Inc. Theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck (the "UA Theaters"), as of December 31, 1996 and the related combined statements of income and divisional equity and cash flows for each of the two years in the period ended December 31, 1996. These combined financial statements are the responsibility of the management of United Artist Theatre Circuit, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the UA Theaters at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the combined financial statements, United Artist Theatre Circuit, Inc. changed its method of accounting for impairment of long-lived assets in accordance with SFAS 121 in 1996.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
June 4, 1997

UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
NEW CITY AND MAMARONECK

COMBINED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                              DECEMBER 31,     MARCH 31,
                                                                  1996           1997
                                                              ------------    -----------
                                                                              (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash......................................................   $   61,716     $    65,666
  Inventories...............................................       22,122          22,930
  Other current assets......................................       19,366          43,799
                                                               ----------     -----------
     Total current assets...................................      103,204         132,395
                                                               ----------     -----------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION.......    4,846,814       4,827,793
                                                               ----------     -----------
OTHER ASSETS:
  Due from parent and affiliate.............................    2,955,667       3,247,520
  Security deposits.........................................        2,000           2,000
                                                               ----------     -----------
                                                                2,957,667       3,249,520
                                                               ----------     -----------
                                                               $7,907,685     $ 8,209,708
                                                               ==========     ===========
             LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................   $  731,595     $   932,282
DIVISIONAL EQUITY...........................................    7,176,090       7,277,426
                                                               ----------     -----------
                                                               $7,907,685     $ 8,209,708
                                                               ==========     ===========

            See accompanying notes to combined financial statements.

UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
NEW CITY AND MAMARONECK

COMBINED STATEMENTS OF INCOME AND DIVISIONAL EQUITY
--------------------------------------------------------------------------------

                                                   YEAR ENDED                 THREE MONTHS
                                                  DECEMBER 31,               ENDED MARCH 31,
                                             -----------------------     -----------------------
                                                1995         1996           1996         1997
                                             ----------   ----------     ----------   ----------
                                                                               (UNAUDITED)
THEATER REVENUES:
  Box office...............................  $3,503,949   $3,578,346     $  864,313   $  961,187
  Concession...............................   1,004,651    1,048,292        239,725      278,823
  Other....................................     147,248      174,334         35,051       39,238
                                             ----------   ----------     ----------   ----------
                                              4,655,848    4,800,972      1,139,089    1,279,248
                                             ----------   ----------     ----------   ----------
OPERATING EXPENSES:
  Film rental and booking fees.............   1,556,970    1,603,729        362,806      482,578
  Cost of concession sales.................     171,003      176,031         42,005       43,294
  Theater operating expenses...............   1,734,320    1,828,092        444,099      470,704
  General and administrative...............      71,634       71,366         16,933       19,890
  Depreciation and amortization............     224,947      216,154         56,033       49,142
  Impairment of long-lived assets..........          --      224,908             --           --
                                             ----------   ----------     ----------   ----------
                                              3,758,874    4,120,280        921,876    1,065,608
                                             ----------   ----------     ----------   ----------
OPERATING INCOME...........................     896,974      680,692        217,213      213,640
INTEREST EXPENSE...........................     588,577      444,534        111,000      112,304
                                             ----------   ----------     ----------   ----------
NET INCOME.................................     308,397      236,158        106,213      101,336
DIVISIONAL EQUITY:
  Beginning of period......................   6,631,535    6,939,932      6,939,932    7,176,090
                                             ----------   ----------     ----------   ----------
  End of period............................  $6,939,932   $7,176,090     $7,046,145   $7,277,426
                                             ==========   ==========     ==========   ==========

            See accompanying notes to combined financial statements.

UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
NEW CITY AND MAMARONECK

COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                    YEAR ENDED               THREE MONTHS
                                                   DECEMBER 31,             ENDED MARCH 31,
                                              -----------------------    ---------------------
                                                1995         1996          1996        1997
                                              ---------   -----------    ---------   ---------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................  $ 308,397   $   236,158    $ 106,213   $ 101,336
  Adjustments to reconcile net income (loss)
     to net cash flows from operating
     activities:
     Depreciation and amortization..........    224,947       216,154       56,033      49,142
     Loss in impairment of long-lived
       asset................................         --       224,908           --          --
     Changes in operating assets and
       liabilities:
       Inventories..........................        299        (1,442)      (1,073)       (808)
       Other current assets.................        471        19,510       14,586     (24,433)
       Security deposits....................         --        (2,000)      (2,000)         --
       Accounts payable and accrued
          expenses..........................    (73,043)      274,470       51,129     200,687
                                              ---------   -----------    ---------   ---------
          Net cash flows from operating
            activities......................    461,071       967,758      224,888     325,924
                                              ---------   -----------    ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........   (180,994)      (46,942)     (28,277)    (30,121)
  Advances to parent and affiliate..........   (250,028)   (1,004,461)    (289,193)   (291,853)
                                              ---------   -----------    ---------   ---------
          Net cash flows from investing
            activities......................   (431,022)   (1,051,403)    (317,470)   (321,974)
                                              ---------   -----------    ---------   ---------
NET CHANGE IN CASH..........................     30,049       (83,645)     (92,582)      3,950
CASH, BEGINNING OF PERIOD...................    115,312       145,361      145,361      61,716
                                              ---------   -----------    ---------   ---------
CASH, END OF PERIOD.........................  $ 145,361   $    61,716    $  52,779   $  65,666
                                              =========   ===========    =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................  $      --   $        --    $      --   $      --
                                              ---------   -----------    ---------   ---------
  Income taxes paid.........................  $      --   $        --    $      --   $      --
                                              ---------   -----------    ---------   ---------

            See accompanying notes to combined financial statements.

UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK

NOTES TO COMBINED FINANCIAL STATEMENTS

(Data relating to March 31, 1997 and 1996 are unaudited)
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination--The combined financial statements include the accounts of the United Artist Theatre Circuit, Inc. theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck (the "UA Theaters"). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The UA Theaters are regional motion picture houses located in suburban communities in the New York/New Jersey metropolitan area.

     Revenues and Film Rental Costs--The UA Theaters recognize revenues from box office admissions and concession sales at the time of sale. Film rental costs are based a film's box office receipts and length of a film's run.

     Seasonality--The UA Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment--Property and equipment are stated at cost. Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 10 years; office furniture and equipment--5 to 10 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The Wayne theater included in the combined financial statements is operated under a lease that contains predetermined increases in the rent payable during the term of such lease. For this lease, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease term.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash, security deposits, accounts payable and accrued expenses The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information concerning financial instruments with similar characteristics available to management.

     Impairment of Long-Lived Assets--In 1996, the United Artists Theatre Circuit, Inc. ("UA") adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (See Note 4). SFAS No. 121 prescribes that an

UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK

NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(Data relating to March 31, 1997 and 1996 are unaudited)
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED) impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable.

     Interim reporting--The interim financial statements included herein reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for interim periods are not necessarily indicative of results for a full year.

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                     DECEMBER 31,    MARCH 31,
                                                         1996           1997
                                                     ------------    ----------
Land...............................................   $1,520,650     $1,520,650
Buildings and improvements.........................    1,584,363      1,584,363
Leasehold improvements.............................    1,922,135      1,928,550
Office furniture and equipment.....................      874,058        897,702
                                                      ----------     ----------
                                                       5,901,206      5,931,265
Less: Accumulated depreciation and amortization....    1,054,392      1,103,472
                                                      ----------     ----------
                                                      $4,846,814     $4,827,793
                                                      ==========     ==========

NOTE 3--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--Certain of the UA Theaters are operated under lease arrangements. The following is a schedule of future minimum rental payments required for all non-cancellable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at December 31, 1996:

YEAR ENDING DECEMBER 31,
------------------------
1997........................................................  $  121,293
1998........................................................     121,293
1999........................................................     121,293
2000........................................................     121,293
2001........................................................     122,439
2002 and thereafter.........................................     961,689
                                                              ----------
                                                              $1,569,300
                                                              ==========

     Rent expense for theater operating leases in 1995 and 1996 was approximately $108,000 and $151,000, respectively.

NOTE 4--IMPAIRMENT OF LONG-LIVED ASSETS:

     In the third quarter of 1996, UA recorded a $224,908 charge for the difference between the fair value and the carrying value of the New City theater location. The fair value was determined based on an offer received by UA to sell such location for approximately $1,300,000, reduced further for estimated sales costs.

UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK

NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(Data relating to March 31, 1997 and 1996 are unaudited)
--------------------------------------------------------------------------------

NOTE 5--RELATED PARTY TRANSACTIONS:

     Operating Expenses, Management Fees and Interest Expense--The UA Theaters' operations through the date of sale were significantly controlled by UA. In that regard, the cash deposited to the UA Theaters' operating accounts was transferred to UA which used the funds to pay operating expenses, along with the funds from other UA affiliated theaters, on a company-wide basis using an integrated system.

     Interest expense represents an allocation of interest costs incurred by UA and is charged to the UA Theaters based on each theater's respective net assets.

NOTE 6--SUBSEQUENT EVENTS (UNAUDITED):

     In July, 1997, UA entered into an agreement to sell substantially all of the assets, including leasehold interests, equipment and various operating contracts, of the UA Theaters to Clearview Cinema Group, Inc. for $8,650,000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
Clearview Cinema Group, Inc.

     We have audited the combined balance sheet of the Nelson Ferman Theaters at Parsippany and Roxbury (the "NF Theaters"), as of September 30, 1997 and the related combined statements of income and changes in retained earnings and cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996. These combined financial statements are the responsibility of the management of Nelson Ferman, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financials are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the NF Theaters at September 30, 1997, and the results of their operations and their cash flows for of the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
October 22, 1997

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY

COMBINED BALANCE SHEET
SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

                           ASSETS
CURRENT ASSETS:
  Cash......................................................     $  37,017
  Other current assets......................................        84,415
                                                                 ---------
          Total current assets..............................                         $  121,432
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION.......                          3,828,748
OTHER ASSETS:
  Due from affiliate........................................       125,488
  Other assets..............................................        36,403              161,891
                                                                 ---------           ----------
                                                                                     $4,112,071
                                                                                     ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $ 302,917
  Current portion of deferred income........................       100,000
  Accounts payable and accrued expenses.....................       723,674
                                                                 ---------
          Total current liabilities.........................                         $1,126,591
LONG-TERM LIABILITIES:
  Long-term debt, less current maturities...................     1,633,333
  Deferred income, net of current portion...................       625,000
                                                                 ---------
                                                                                      2,258,333
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common Stock..............................................       504,000
  Additional paid-in capital................................        27,000
  Retained earnings.........................................       196,147
                                                                 ---------
          Total Stockholders' Equity........................                            727,147
                                                                                     ----------
                                                                                     $4,112,071
                                                                                     ==========

            See accompanying notes to combined financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY

COMBINED STATEMENTS OF INCOME
AND CHANGES IN RETAINED EARNINGS
--------------------------------------------------------------------------------

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
THEATER REVENUES:
  Box office................................................   $4,812,495      $4,015,770
  Concession................................................    1,129,729         989,484
  Other.....................................................       39,167          35,979
                                                               ----------      ----------
                                                                5,981,391       5,041,233
                                                               ----------      ----------
OPERATING EXPENSES:
  Film rental and booking fees..............................    2,373,986       1,925,740
  Theater operating expenses................................    1,848,016       1,354,756
  General and administrative expenses.......................    1,103,057         819,520
  Depreciation and amortization.............................      403,075         298,980
                                                               ----------      ----------
                                                                5,728,134       4,398,996
                                                               ----------      ----------
OPERATING INCOME............................................      253,257         642,237
INTEREST EXPENSE............................................      250,156         188,963
                                                               ----------      ----------
NET INCOME..................................................        3,101         453,274
RETAINED EARNINGS (DEFICIT), BEGINNING OF PERIOD............     (260,228)       (257,127)
                                                               ----------      ----------
RETAINED EARNINGS (DEFICIT), END OF PERIOD..................   $ (257,127)     $  196,147
                                                               ==========      ==========

            See accompanying notes to combined financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY

COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................   $   3,101        $ 453,274
  Adjustments to reconcile net income (loss) to net cash
     flows from operating activities:
     Depreciation and amortization..........................     403,075          298,980
     Recognition of deferred revenue........................    (100,000)         (75,000)
     Amortization of accrued rent...........................      25,146           18,860
     Changes in operating assets and liabilities:
       Other current assets.................................     (28,286)          32,466
       Other assets.........................................      10,000           12,000
       Accounts payable and accrued expenses................      19,681         (157,215)
                                                               ---------        ---------
          Net cash flows from operating activities..........     332,717          583,365
                                                               ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (114,423)              --
  Advances to parent and affiliate..........................     (89,878)        (494,209)
                                                               ---------        ---------
          Net cash flows from investing activities..........    (204,301)        (494,209)
                                                               ---------        ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................    (156,604)        (151,250)
                                                               ---------        ---------
NET CHANGE IN CASH..........................................     (28,188)         (62,094)
CASH, BEGINNING OF PERIOD...................................     127,299           99,111
                                                               ---------        ---------
CASH, END OF PERIOD.........................................   $  99,111        $  37,017
                                                               =========        =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................   $ 250,156        $ 188,963
                                                               =========        =========
  Income taxes paid.........................................   $      --        $      --
                                                               =========        =========

            See accompanying notes to combined financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination--The combined financial statements include the accounts of two theater affiliates of Nelson Ferman, Inc. ("Nelson Ferman") at Parsippany and Roxbury (the "NF Theaters"). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The NF Theaters operated multi-screen theaters in Morris County, New Jersey.

     Revenues and Film Rental Costs--The NF Theaters recognize revenues from box office admissions at the time of sale. Concession sales are recognized as a commission from a third party, when earned. Film rental costs are based on a film's box office receipts and length of a film's run.

     Seasonality--The NF Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets of 7 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The NF Theaters included in the combined financial statements are operated under leases that contain predetermined increases in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease terms is recognized on a straight-line basis over the lease terms. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease terms.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash and accounts payable and accrued expenses. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information of financial instruments with similar characteristics available to management.

     Income Taxes--The NF Theaters have elected under Section 1361 of the Internal Revenue Code and under New Jersey corporate statutes to be taxed as small business corporations. Under these provisions, all earnings and losses of the NF Theaters are reported on the tax returns of the shareholders. Accordingly, no provision has been made for federal income taxes and the NF Theaters are subject to state taxes at a nominal rate.

     Impairment of Long-Lived Assets--In 1996, Nelson Ferman adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The effect of the adoption of that statement did not have a material effect on the financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY

--------------------------------------------------------------------------------

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment at September 30, 1997 are summarized as follows:

Leasehold improvements......................................  $4,063,081
Furniture and equipment.....................................   1,563,084
                                                              ----------
                                                               5,626,165
Less: Accumulated depreciation and amortization.............   1,797,417
                                                              ----------
                                                              $3,828,748
                                                              ==========

NOTE 3--LONG-TERM DEBT:

     Long-Term Debt--A summary of long-term debt at September 30, 1997 follows:

                                                       INTEREST
                    DESCRIPTION                          RATE
                    -----------                        ---------
Notes payable, due in monthly installments of
  $14,583 plus interest, through November 2000 with
  the remaining balance of $1,239,583 due in               Prime
  January 2001.....................................    plus .25%    $1,808,333
Other..............................................      Various       127,917
                                                                    ----------
                                                                     1,936,250
Less: Current maturities...........................                    302,917
                                                                    ----------
                                                                    $1,633,333
                                                                    ==========

     The above debt is secured by the leasehold interest and other operating assets of the NF Theaters and is guaranteed by all affiliates of Nelson Ferman, including its stockholders.

     Long-term debt matures as follows:

                  YEAR ENDED SEPTEMBER 30,
                  ------------------------
1998........................................................  $  302,917
1999........................................................     175,000
2000........................................................     175,000
2001........................................................   1,283,333
                                                              ----------
                                                              $1,936,250
                                                              ==========

NOTE 4--DEFERRED INCOME:

     The NF Theaters entered into an agreement with the concession vendor of the Parsippany location in November, 1994, wherein the concessionaire paid $1,000,000 as advance commissions. The commissions are being recognized as income ratably over the term of the concession agreement, which expires in November 2004. At September 30, 1997, the unamortized deferred commission amounted to approximately $725,000.

     The agreement stipulates that if the NF Theater at Parsippany cancels the agreement prior to its expiration, the remaining unamortized balance must be refunded to the concessionaire.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY

--------------------------------------------------------------------------------

NOTE 5--COMMON STOCK:

     Common stock consists of the following at September 30, 1997:

Parsippany:
  No par value, authorized and issued 100 shares............  $500,000
Roxbury:
  No par value, authorized and issued 100 shares............     4,000
                                                              --------
                                                              $504,000
                                                              ========

NOTE 6--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--The following is a schedule of future minimum rental payments required for all non-cancelable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at September 30, 1997:

YEAR ENDING SEPTEMBER 30,
-------------------------
1997........................................................  $  353,805
1998........................................................     353,805
1999........................................................     361,523
2000........................................................     361,523
2001........................................................     375,478
2002 and thereafter.........................................   5,954,209
                                                              ----------
                                                              $7,760,343
                                                              ==========

     Rent expense for theater operating leases for the year ended December 30, 1996 and the nine months ended September 30, 1997 was approximately $570,000 and $384,000, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS:

     Operating Expenses, Management Fees and Interest Expense--The NF Theaters' operations through the date of sale were significantly controlled by Nelson Ferman. In that regard, the cash deposited to the NF Theaters' operating accounts was transferred to Nelson Ferman, which used the funds to pay operating expenses, along with the funds from other Nelson Ferman affiliated theaters, on a company-wide basis using an integrated system.

     Interest expense represents an allocation of interest costs incurred by Nelson Ferman and is charged to the NF Theaters based on each theater's respective net assets.

NOTE 8--SUBSEQUENT EVENT (UNAUDITED):

     In November 1997, Nelson Ferman sold substantially all of the assets, including leasehold interests, equipment and various operating contracts of the NF Theaters at Parsippany and Roxbury to Clearview Cinema Group, Inc. ("Clearview") for $18.5 million; $11.6 million in cash, 10 1/2% subordinated notes aggregating $6.0 million, and common stock of Clearview valued at $500,000, with an additional $400,000 held in escrow until the satisfaction of certain obligations of Nelson Ferman.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined balance sheet of the CJM Theaters at Kin-Mall, Middlebrook, Cedar Grove and Bellevue (the "CJM Theaters") as of September 30, 1997 and the related combined statements of income and retained earnings and cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996. These combined financial statements are the responsibility of the management of CJM Entertainment, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the CJM Theaters at September 30, 1997, and the results of their operations and their cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
December 4, 1997

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE

COMBINED BALANCE SHEET

SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

                           ASSETS
CURRENT ASSETS:
  Cash......................................................  $1,030,467
  Inventories...............................................      15,657
  Other current assets......................................      31,668
                                                              ----------
     Total current assets...................................               $1,077,792
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION.....                2,479,993
OTHER ASSETS................................................                   30,280
                                                                           ----------
                                                                           $3,588,065
                                                                           ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY

ACCOUNTS PAYABLE AND ACCRUED EXPENSES.......................               $  377,445
AMOUNTS DUE TO OFFICER......................................                2,313,489
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock..............................................  $   19,000
  Retained earnings.........................................     878,131
                                                              ----------
     Total stockholders' equity.............................                  897,131
                                                                           ----------
                                                                           $3,588,065
                                                                           ==========

            See accompanying notes to combined financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE

COMBINED STATEMENTS OF INCOME AND CHANGES IN RETAINED EARNINGS
--------------------------------------------------------------------------------

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
THEATER REVENUES:
  Box office................................................   $3,774,264      $3,532,934
  Concession................................................    1,211,383       1,015,434
  Other.....................................................       10,008          12,300
                                                               ----------      ----------
                                                                4,995,655       4,560,668
                                                               ----------      ----------
OPERATING EXPENSES:
  Film rental and booking fees..............................    1,703,429       1,608,263
  Cost of concessions.......................................      248,766         194,289
  Theater operating expenses................................    1,823,464       1,695,748
  General and administrative expenses.......................      181,116         114,834
  Depreciation and amortization.............................      314,976         191,781
                                                               ----------      ----------
                                                                4,271,751       3,804,915
                                                               ----------      ----------
OPERATING INCOME............................................      723,904         755,753
INTEREST EXPENSE............................................      182,296         151,409
                                                               ----------      ----------
INCOME BEFORE PROVISION FOR INCOME TAXES....................      541,608         604,344
PROVISION FOR INCOME TAXES..................................       18,761          25,500
                                                               ----------      ----------
NET INCOME..................................................      522,847         578,844
RETAINED EARNINGS, BEGINNING OF PERIOD......................      326,579         643,381
DISTRIBUTIONS TO STOCKHOLDERS...............................     (206,045)       (344,094)
                                                               ----------      ----------
RETAINED EARNINGS, END OF PERIOD............................   $  643,381      $  878,131
                                                               ==========      ==========

            See accompanying notes to combined financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE

COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $  522,847      $  578,844
  Adjustments to reconcile net income to net cash flows from operating activities:
     Depreciation and amortization..........................      314,976         191,781
     Changes in operating assets and liabilities:
       Inventories..........................................           40          (2,795)
       Other current assets.................................        2,060         (10,553)
       Other assets.........................................      (29,668)          1,501
       Accounts payable and accrued expenses................       28,296        (148,958)
                                                               ----------      ----------
          Net cash flows from operating activities..........      838,551         609,820
                                                               ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (398,904)       (293,327)
                                                               ----------      ----------
          Net cash flows from investing activities..........     (398,904)       (293,327)
                                                               ----------      ----------
CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions to stockholders.............................     (206,045)       (344,094)
  Net advances from officer.................................       58,418          30,666
  Proceeds from issuance of common stock....................        2,000              --
                                                               ----------      ----------
          Net cash flows from financing activities..........     (145,627)       (313,428)
                                                               ----------      ----------
NET CHANGE IN CASH..........................................      294,020           3,065
CASH, BEGINNING OF PERIOD...................................      733,382       1,027,402
                                                               ----------      ----------
CASH, END OF PERIOD.........................................   $1,027,402      $1,030,467
                                                               ==========      ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................   $  182,296      $  151,409
                                                               ==========      ==========
  Income taxes paid.........................................   $    8,500      $   18,000
                                                               ==========      ==========

            See accompanying notes to combined financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination--The combined financial statements include the accounts of certain theater affiliates of CJM Entertainment, Inc. ("CJM") at Kin-Mall, Middlebrook, Cedar Grove and Bellevue (the "CJM Theaters"). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The CJM Theaters operated multi-screen theaters located in Morris, Essex and Monmouth Counties, New Jersey.

     Revenues and Film Rental Costs--The CJM Theaters recognize revenues from box office admissions and concession sales at the time of sale. Film rental costs are based on a film's box office receipts and length of a film's run.

     Seasonality--The CJM Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets of 7 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, which ever is less.

     Rent Expense--The CJM Theaters included in the combined financial statements are operated under leases that contain predetermined increases in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease terms is recognized on a straight-line basis over the lease terms. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease term.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash and accounts payable and accrued expenses The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information of financial instruments with similar characteristics available to management.

     Income Taxes--The CJM Theaters have elected under Section 1361 of the Internal Revenue Code and under New Jersey corporate statutes to be taxed as small business corporations. Under these provisions, all earnings and losses of the CJM Theaters are reported on the tax returns of the shareholders. Accordingly, no provision has been made for federal income taxes and the CJM Theaters are subject to state taxes at a nominal rate.

     Impairment of Long-Lived Assets--In 1996, the CJM Theaters adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The effect of adoption of the statement did not have a material effect on the financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE

NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
--------------------------------------------------------------------------------

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment at September 30, 1997 are summarized as follows:

Leasehold improvements......................................  $2,323,240
Furniture and other equipment...............................   1,480,472
                                                              ----------
                                                               3,803,712
Less: Accumulated depreciation and amortization.............   1,323,719
                                                              ----------
                                                              $2,479,993
                                                              ==========

NOTE 3--COMMON STOCK:

     Common stock consist of the following at September 30, 1997:

Kin-Mall:
  No par value, authorized 2500 shares, issued and
     outstanding 200 shares.................................  $ 2,000
Middlebrook:
  No par value, authorized 2500 shares, issued and
     outstanding 100 shares.................................   10,000
Cedar Grove:
  No par value, authorized 2500 shares, issued and
     outstanding 200 shares.................................    5,000
Bellevue:
  No par value, authorized 2500 shares, issued and
     outstanding 200 shares.................................    2,000
                                                              -------
                                                              $19,000
                                                              =======

NOTE 4--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--The following is a schedule of future minimum rental payments required for all non-cancellable operating leases that have initial or remaining lease terms in excess of one year at September 30, 1997:

YEAR ENDING SEPTEMBER 30,
-------------------------
1998........................................................  $  712,112
1999........................................................     668,135
2000........................................................     448,250
2001........................................................     470,325
2002........................................................     430,326
2003 and thereafter.........................................   2,249,744
                                                              ----------
                                                              $4,978,892
                                                              ==========

     Rent expense for theater operating leases for the nine months ended September 30, 1997 and the year ended December 31, 1996, was approximately $608,000 and $750,000, respectively.

NOTE 5--RELATED PARTY TRANSACTIONS:

     Due to Officer--The amount due to officer represent advances made to each of the respective CJM Theaters' since their inception. No specified payment terms have been determined.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE

NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
--------------------------------------------------------------------------------

NOTE 6--SUBSEQUENT EVENT (UNAUDITED):

     In December 1997, CJM sold substantially all of the assets, including leasehold interests, equipment and various operating contracts of the CJM Theaters at Kin-Mall, Middlebrook, Cedar Grove and Bellevue to Clearview Cinema Group, Inc. ("Clearview").

     CJM received 62,500 shares of common stock of Clearview in exchange for certain furniture, fixtures, equipment, and personal property related to the operation of its Bellevue theater, a four-screen theater located in Upper Montclair, New Jersey and a leasehold interest in the real property on which that theater is located.

     Pursuant to three separate asset purchase agreements, CJM sold the respective leasehold interests and furniture, fixtures, equipment and personal property related to the operation of its eight-screen Kin-Mall theater located in Kinnelon, New Jersey; its five-screen theater located in Cedar Grove, New Jersey; and its ten-screen Middlebrook theater located in Ocean Township, New Jersey. The aggregate purchase price of these three acquisitions totaled $8.75 million; $7.25 million in cash and the right to receive 1,500 shares of Clearview's Class B Non-Voting Cumulative Redeemable Preferred Stock (the "Class B Preferred Stock"). CJM will receive cash of $1.5 million (plus interest accrued at 10 1/2%) in lieu of the Class B Preferred Stock if Clearview consummates a specified debt offering by certain prescribed dates. In addition, the right to receive 750 of the 1,500 shares of Clearview's Class B Preferred Stock will also terminate if, prior to December 12, 1999, any other party receives all material governmental approvals for the construction of a new theater complex in a specified location.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        CABLEVISION SYSTEMS CORPORATION,

                               CCG HOLDINGS INC.

                                      AND

                          CLEARVIEW CINEMA GROUP, INC.

                          DATED AS OF AUGUST 12, 1998

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 12, 1998, among Cablevision Systems Corporation, a Delaware corporation ("Parent"), CCG Holdings Inc, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Clearview Cinema Group, Inc., a Delaware corporation (the "Company" the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations")

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of the Company with Merger Sub (the "Merger") and approved and declared advisable the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, provided that the Average Parent Share Price (as defined in
Section 4.1(a)) is greater than or equal to the Floor Price (as defined in
Section 1.1), it is intended that, for federal income tax purposes, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain stockholders of the Company (the "Selling Stockholders") who own or control the right to vote Shares and other Company Securities (each as defined in Section 4.1(a)) representing a majority of the outstanding Shares on a fully diluted basis are entering into one or more voting and option agreements with Parent (the "Stockholder Agreements"), pursuant to which each of the Selling Stockholders has agreed to vote all of the Shares and other Company Securities currently beneficially owned and hereinafter acquired by him, her or it in favor of the Merger (and has agreed, if so requested by Parent, to exercise any warrants to purchase Shares so that he, she or it may vote such Shares together with other holders of Shares at the Stockholders Meeting);

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Midmark Capital, L.P. (the "Warrantholder"), the holder of a warrant (the "Class A Warrant") to purchase 282,600 Shares, is entering into an agreement with the Company and Parent (the "Warrantholder Agreement"), pursuant to which the Warrantholder and the Company have agreed that immediately prior to the Effective Time (as defined in Section 1.3) the Warrantholder shall surrender its Class A Warrant to the Company for cancellation in exchange for payment by the Company of $1.00; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL"); provided, however, that if the Average Parent Share Price is less than $72.00 (the "Floor Price"), at Parent's sole option and discretion, at the Effective Time (as defined in Section 1.3), Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, the

Company shall be the Surviving Corporation and the separate corporate existence of the Company shall continue unaffected by the Merger.

     1.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law; provided, however, that if the Average Parent Share Price is less than the Floor Price and Parent shall elect that Merger Sub merge with and into the Company at the Effective Time, the Charter shall be amended and restated to be identical to the certificate of incorporation of Merger Sub until duly amended as provided therein or by applicable law.

     2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration.  Subject to Section 4.1(b) and Section 4.2,

          (i) each share of the Common Stock, par value $.01 per share, of the Company (the "Shares") issued and outstanding at the Effective Time (other than (A) Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or by the Company or any direct or indirect subsidiary of the Company (collectively, the "Company Entities") and in each case not held on behalf of third parties and (B) Shares ("Dissenting Shares") that are held by stockholders ("Dissenting Common Stockholders") exercising appraisal rights pursuant to
     Section 262 of the DGCL (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for, at the option of the holder thereof (the "Share Merger Consideration"), (A) $24.25 in cash (the "Share Cash Consideration") or (B) that number of shares of Class A Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") (the "Share Stock Consideration") equal to the amount (rounded to four decimal places) (the "Share Conversion Number") derived by dividing $24.25 by the average (rounded to four decimal places) of the average of the daily per share high and low sales prices, regular way (the "Average Parent Share Price") of Parent Common Stock as reported on the American Stock Exchange, Inc. (the "ASE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source) on each of the ten (10) trading days (the "Averaging Period") ending on and including the third trading day prior to the Closing Date; provided, however, that, if the Average Parent Share Price is less than the Floor Price, the Share Merger Consideration shall be the Share Cash Consideration and no holder of Shares shall have the option or right to elect to receive (and Parent shall have no obligation to issue) Share Stock Consideration;

          (ii) each share of the Class A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Class A Preferred Shares") issued and outstanding at the Effective Time (other than (A) Class A Preferred Shares owned by the Parent Companies or by the Company Entities and in each case not held on behalf of third parties and (B) Class A Preferred Shares ("Dissenting Class A Preferred Shares") that are held by stockholders ("Dissenting Class A Preferred Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Class A Preferred Shares") shall be converted into, and become exchangeable for, at the option of the holder thereof (the "Class A Preferred Share Merger Consideration"),(A) the amount, in cash (the "Class A Preferred Share Cash Consideration"), derived by multiplying (x) the number of Shares issuable upon conversion of a Class A Preferred Share immediately prior to the Effective Time (the "Class A Conversion Number") by (y) the Share Cash Consideration or (B) the number of shares of Parent Common Stock (the "Class A Preferred Share Stock Consideration") equal to the amount (rounded to four decimal places) derived by multiplying the Class A Conversion Number and the Share Conversion Number; provided, however, that, if the Average Parent Share Price is less than the Floor Price, the Class A Preferred Share Merger Consideration shall be the Class A Preferred Share Cash Consideration and no holder of Class A Preferred Shares shall have the right or option to elect to receive (and Parent shall have no obligation to issue) Class A Preferred Share Stock Consideration;

          (iii) each share of the Class B Nonvoting Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Company (the "Class B Preferred Shares") issued and outstanding at the Effective Time (other than
     (A) Class B Preferred Shares owned by the Parent Companies or by the Company Entities and in each case not held on behalf of third parties and
     (B) Class B Preferred Shares ("Dissenting Class B Preferred Shares") that are held by stockholders ("Dissenting Class B Preferred Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Class B Preferred Shares") shall be converted into, and become exchangeable for (the "Class B Preferred

     Share Merger Consideration"), the amount, in cash (the "Class B Preferred Share Cash Consideration"), equal to the redemption price per Class B Preferred Share that would be payable by the Company in accordance with the Certificate of Designation of the Class B Preferred Shares if the Company were to redeem the Class B Preferred Shares immediately prior to the Effective Time; and

          (iv) each share of the Class C Convertible Preferred Stock, par value $.01 per share, of the Company (the "Class C Preferred Shares" and, together with the Class A Preferred Shares and the Class B Preferred Shares, the "Preferred Shares" and, the Preferred Shares together with the Shares, the "Company Securities") issued and outstanding at the Effective Time (other than (A) Class C Preferred Shares owned by the Parent Companies or by the Company Entities and in each case not held on behalf of third parties and (B) Class C Preferred Shares ("Dissenting Class C Preferred Shares" and, together with the Dissenting Shares, the Dissenting Class A Preferred Shares and the Dissenting Class B Preferred Shares, the "Dissenting Securities") that are held by stockholders ("Dissenting Class C Preferred Stockholders" and, together with the Dissenting Common Stockholders, the Dissenting Class A Preferred Stockholders and the Dissenting Class B Preferred Stockholders, the "Dissenting Securityholders") exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Class C Preferred Shares" and, together with the Excluded Shares, the Excluded Class A Preferred Shares and the Excluded Class B Preferred Shares, the "Excluded Securities") shall be converted into, and become exchangeable for, at the option of the holder thereof (the "Class C Preferred Share Merger Consideration" and, together with the Share Merger Consideration, the Class A Preferred Share Merger Consideration and the Class B Preferred Stock Merger Consideration, the "Merger Consideration") (A) the amount, in cash (the "Class C Preferred Share Cash Consideration" and, together with the Share Cash Consideration, the Class A Preferred Share Cash Consideration and the Class B Preferred Share Cash Consideration, the "Security Cash Consideration"), derived by multiplying (x) the number of Shares issuable upon conversion of a Class C Preferred Share based on an exchange ratio of 51 Shares per Class C Preferred Share (the "Class C Conversion Number" and, together with the Conversion Number and the Class A Conversion Number, the "Security Conversion Number") by (y) the Share Cash Consideration and adding to such amount the accrued but unpaid dividends on a Class C Preferred Share through the Effective Time or (B) the number of shares of Parent Common Stock (the "Class C Preferred Share Stock Consideration" and, together with the Share Stock Consideration and the Class A Preferred Share Stock Consideration, the "Security Stock Consideration") equal to the amount (rounded to four decimal places) derived by multiplying the Class C Conversion Number and the Share Conversion Number and adding to such number of shares of Parent Common Stock, the number of shares of Parent Common Stock derived by dividing the amount of accrued but unpaid dividends on a Class C Preferred Share through the Effective Time by the Average Parent Share Price; provided, however, that, if the Average Parent Share Price is less than the Floor Price, the Class C Preferred Share Merger Consideration shall be the Class C Preferred Share Cash Consideration and no holder of Class C Preferred Shares shall have the right or option to elect to receive (and Parent shall have no obligation to issue) Class C Preferred Share Stock Consideration.

     (b) Cancellation of Company Securities. Each Excluded Security issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist subject to the rights of the holder thereof, if such holder is a Dissenting Securityholder, under Section 262 of the DGCL. At the Effective Time, all Company Securities shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any of such Company Securities (other than Excluded Securities) (a "Certificate") shall, subject to the terms and upon the conditions of this Agreement, thereafter represent only the right to receive the applicable Merger Consideration and the right, if any, to receive pursuant to
Section 4.2(e) cash in lieu of any fractional shares into which such Company Securities otherwise would have been converted pursuant to Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c).

     (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $.01 per share (the "Merger Sub Shares"), of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and certificates evidencing any such shares of Merger Sub shall continue to evidence shares of Common Stock of the Surviving Corporation; provided, however, that if the Average Parent Share Price is less than the Floor Price and Parent shall elect that Merger Sub be merged with and into the Company at the Effective Time, each Merger Sub Share outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     4.2. Allocation of Merger Consideration; Election Procedures. For purposes of this Agreement "Share Equivalents" shall mean (i) with respect to Shares, the number of outstanding Shares, (ii) with respect to Class B Preferred Shares, the amount derived by multiplying (A) the number of outstanding Class B Preferred Shares by (B) the amount derived by dividing the Class B Preferred Share Cash Consideration by the Share Cash Consideration, and (iii) with respect to the Class A Preferred Shares and the Class C Preferred Shares (the "Convertible Preferred Shares"), the number of Shares into which such outstanding Convertible Preferred Shares could be converted immediately prior to the Effective Time.

     (a) Allocation. (i) If the holders of Shares and Convertible Preferred Shares have the option to elect Security Cash Consideration or Security Stock Consideration, the number of Shares and Convertible Preferred Shares to be converted into the right to receive the applicable Security Stock Consideration and the applicable Security Cash Consideration in the Merger shall be determined as follows:

          (ii) Subject to Section 4.2(a)(iv), notwithstanding anything in this Agreement to the contrary, the aggregate number of Share Equivalents (the "Stock Election Number") represented by the Shares and Convertible Preferred Shares to be converted into the right to receive the applicable Security Stock Consideration shall be equal, as closely as practicable, to forty-five percent (45%) of the sum of (A) the aggregate number of Share Equivalents represented by outstanding Company Securities (treating any Company Securities to be cancelled pursuant to Section 4.1(b) as not being outstanding for this purpose) immediately prior to the Effective Time and
     (B) the aggregate number of Share Equivalents represented by any Class B Preferred Shares redeemed by the Company prior to the Effective Time.

          (iii) Subject to Section 4.2(a)(iv), notwithstanding anything in this Agreement to the contrary, the aggregate number of Share Equivalents (the "Cash Election Number") represented by the Shares and Convertible Preferred Shares to be converted into the right to receive the applicable Security Cash Consideration shall equal, as closely as practicable, the number of Share Equivalents represented by the difference between (A) the aggregate number of Share Equivalents represented by outstanding Company Securities immediately prior to the Effective Time and (B) the Stock Election Number.

          (iv) Notwithstanding anything in this Agreement to the contrary, unless the Average Parent Share Price is less than the Floor Price, if, absent this Section 4.2(a)(iv), as of the Effective Time the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Parent Common Stock on the ASE) would be less than 45% of the sum of (x) the aggregate value of the Security Cash Consideration and (y) the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Parent Common Stock on the ASE), then the Stock Election Number and the Cash Election Number (but not the Security Conversion Numbers) shall be adjusted as necessary so that, as of the Effective Time, the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Parent Common Stock on the ASE) shall equal, as closely as possible, 45% of the sum of (x) the aggregate value of the Security Cash Consideration and (y) the aggregate value of the Security Stock Consideration (calculated using the most recent available price for Parent Common Stock on the ASE); provided, however, that if the Stock Election Number resulting from such adjustment would be greater than the Stock Election Number that would have resulted pursuant to
     Section 4.2(a)(ii) (without regard to this Section 4.2(a)(iv)) if the Average Parent Share Price had been equal to the Floor Price, then Parent, at its sole discretion, shall have the option of either (i) adjusting the Stock Election Number and the Cash Election Number as set forth above in this Section 4.2(a)(iv) or (ii) treating the Average Parent Share Price as being less than the Floor Price for all purposes of this Agreement, including the availability of the election set forth in Section 1.1 and the concomitant change in the form of the Merger Consideration to all cash as set forth in the provisos to Sections 4.1(a)(i), (ii) and (iv).

     (b) Election and Proration Procedures.

     (i) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company's prior approval, which shall not be unreasonably withheld or delayed (the "Exchange Agent"), for the benefit of the holders of Certificates representing Company Securities issued and outstanding immediately prior to the Effective Time, the shares of Parent Common Stock, cash and any dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Section
4.1 and this Section 4.2 in exchange for such Company Securities upon due surrender of such Certificates pursuant to the provisions of this Article IV (such cash and certificates representing shares of Parent Common Stock, together with any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (ii) Provided the Average Parent Share Price is greater than or equal to the Floor Price, and subject to allocation and proration in accordance with the provisions of this Section 4.2, each record holder of Shares and Convertible Preferred Shares (other than Excluded Securities) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled
(A) to elect to receive in respect of each such Company Security (x) the applicable Security Cash Consideration (a "Cash Election") or (y) the applicable Security Stock Consideration (a "Stock Election") or (B) to indicate that such record holder has no preference as to the receipt of the applicable Security Cash Consideration or the applicable Security Stock Consideration for such Shares or Convertible Preferred Shares (a "Non-Election"). Shares and Convertible Preferred Shares in respect of which a Non-Election is made (including Shares and Convertible Preferred Shares in respect of which such a Non-Election is deemed to have been made pursuant to this Section 4.2 and
Section 4.3 (collectively, "Non-Election Securities") shall be deemed by Parent, in its sole and absolute discretion, subject to Sections 4.2(b)(v)-(vii), to be, in whole or in part, Shares and Convertible Preferred Shares in respect of which Cash Elections or Stock Elections have been made.

     (iii) Elections pursuant to Section 4.2(b)(ii) shall be made on a form with such provisions as may be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Exchange Agent for that purpose to record holders of Shares and Convertible Preferred Shares (other than holders of Excluded Securities), together with appropriate transmittal materials, at the time of mailing to holders of record of Company Securities of the Prospectus/Proxy Statement (as defined in Section 6.3) in connection with the Stockholders Meeting referred to in Section 6.4. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office by 5:00 p.m. on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than ten trading days prior to the Closing Date) (the "Election Deadline") and (y) accompanied by the Certificate(s) representing the Shares and Convertible Preferred Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within five trading days after the date of execution of such guarantee of delivery). The Company shall use its best efforts to make a Form of Election available to all Persons who become holders of record of Shares or Convertible Preferred Shares (other than Excluded Securities) between the date of mailing described in the first sentence of this Section 4.2(b)(iii) and the Election Deadline. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares or Convertible Preferred Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

          (iv) An election pursuant to Section 4.2(b)(ii) may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Company Securities that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline in accordance with paragraph (b)(iii), such Shares and Convertible Preferred Shares shall be deemed Non-Election Securities. In the event that this Agreement is terminated pursuant to the provisions hereof and any Company Securities have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Company Securities shall promptly be returned without charge to the Person (as defined below) submitting the same.

     (v) In the event that the aggregate number of Share Equivalents represented by the outstanding Shares and Convertible Preferred Shares in respect of which Cash Elections have been made exceeds the Cash Election Number, (a) all Shares and Convertible Preferred Shares in respect of which Stock Elections have been made or are deemed to have been made (the "Stock Election Securities") shall be converted into the right to receive the applicable Securities Stock Consideration, and (b) all Non-Election Securities and Shares and Convertible Preferred Shares in respect of which Cash Elections have been made shall be converted into the right to receive the respective applicable Security Stock Consideration or Security Cash Consideration in the following order and manner:

          (A) first, all Non-Election Securities shall be deemed to be Shares and Convertible Preferred Shares in respect of which Stock Elections have been made and treated as Stock Election Securities;

          (B) second, if necessary, an aggregate number of shares and Convertible Preferred Shares in respect of which Cash Elections have been made shall be deemed converted into and treated as Stock Election Securities, (such aggregate number to be apportioned pro-rata among record holders of such Shares and Convertible Preferred Shares, based on the number of Share Equivalents represented thereby), so that the number of Share Equivalents represented by the Shares and Convertible Preferred Shares so converted, when added to the Share Equivalents represented by all other Stock Election Securities (including Non-Election Securities deemed to be Stock Election Securities), shall equal as closely as practicable, the Stock Election Number; and

          (C) third, any remaining Shares and Convertible Preferred Shares in respect of which Cash Elections have been made and all Class B Preferred Shares shall be converted into the right to receive the applicable Security Cash Consideration.

     (vi) In the event that the aggregate number of Share Equivalents represented by the outstanding Shares and Convertible Preferred Shares in respect of which Stock Elections have been made exceeds the Stock Election Number, (a) all Shares and Convertible Preferred Shares in respect of which Cash Elections have been made or are deemed to have been made (the "Cash Election Securities") and all Class B Preferred Shares shall be converted into the right to receive the applicable Securities Cash Consideration, and (b) all Non-Election Securities and Shares and Convertible Preferred Shares in respect of which Stock Elections have been made shall be converted into the right to receive the respective applicable Security Cash Consideration and Security Stock Consideration in the following order and manner:

          (A) first, all Non-Election Securities shall be deemed to be Shares and Convertible Preferred Shares in respect of which Cash Elections have been made and treated as Cash Election Securities;

          (B) second, if necessary, an aggregate number of shares and Convertible Preferred Shares in respect of which Stock Elections have been made shall be deemed converted into and treated as Cash Election Securities, such aggregate number to be apportioned pro-rata among record holders of such Shares and Convertible Preferred Shares, based on the number of Share Equivalents represented thereby), so that the number of Share Equivalents represented by the Shares and Convertible Preferred Shares so converted, when added to the Share Equivalents represented by all Class B Preferred Shares and all other Cash Election Securities (including Non-Election Securities to be deemed Cash Election Securities), shall equal as closely as practicable the Cash Election Number; and

          (C) third, any remaining Shares and Convertible Preferred Shares in respect of which Stock Elections have been made shall be converted into the right to receive the applicable Security Stock Consideration.

     (vii) In the event that clauses (v) and (vi) of this Section 4.2(b) are not applicable, all Non-Election Securities shall be deemed by Parent, in its sole and absolute discretion, subject to Section 4.2(a), to be, in whole or in part, Shares and Convertible Preferred Shares in respect of which Cash Elections or Stock Elections have been made, as applicable.

     (viii) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 4.2.

     (ix) Subject to this Section 4.2(b) and Section 4.2(h), upon surrender of a Certificate representing Stock Election Securities for cancellation to the Exchange Agent together with a duly completed Form of Election, the holder of such Certificate shall be entitled to receive (a) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (b) a check in the amount (after giving effect to any required tax withholdings) of (x) any cash in lieu of fractional shares plus (y) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates representing Stock Election Securities. In the event of a transfer of ownership of Company Securities that is not registered in the transfer records of the Company, the applicable Stock Merger Consideration payable in respect of such Company Securities may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

     (x) Subject to this Section 4.2(b) and Section 4.2(h), upon surrender of a Certificate representing Cash Election Securities (or, if the Average Parent Share Price is less than (or pursuant to Section 4.2(a)(iv), is, at Parent's option, treated as being less than) the Floor Price, any Company Securities) for cancellation to the Exchange Agent together with a duly completed Form of Election, the holder of such Certificate shall be entitled to receive a check in the amount such holder is entitled to receive pursuant to this Article IV, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Securities that is not registered in the transfer records of the Company, the applicable Cash Merger Consideration payable in respect of such Company Securities may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Securities is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit entity), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d) or other entity of any kind or nature.

     (c) Distributions with Respect to Unexchanged Company Securities;
Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate representing Stock Election Securities until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.

     (ii) Holders of unsurrendered Certificates representing Stock Election Securities shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Securities that were outstanding immediately prior to the Effective Time.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Securities entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of Parent Common Stock based on the Average Parent Share Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and/or any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and this Section 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Securities for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and/or any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Sections 4.1 and this 4.2 deliverable in respect of the Company Securities represented by such Certificate pursuant to this Agreement.

     (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8.

     4.3. Dissenters' Rights. No Dissenting Securityholder shall be entitled to any Merger Consideration pursuant to this Article IV unless and until such Person thereof shall have failed to perfect or shall have effectively withdrawn or lost such Person's right to dissent from the Merger under the DGCL, and any Dissenting Securityholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Company Securities owned by such Dissenting Securityholder. If any Person who otherwise would be deemed a Dissenting Securityholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Company Securities, such Company Securities shall immediately become Non-Election Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Securities, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Company Securities or securities convertible or exchangeable into or exercisable for Company Securities, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including, without limitation, the Parent's publicly announced two-for-one stock split or any reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Merger Consideration and the Floor Price shall be equitably adjusted.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

     (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws as so made available are in full force and effect.
Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

     As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole or a material condition, restriction or other limitation on Parent's ability to own, operate or otherwise control the Company and its Subsidiaries or their respective assets and businesses, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any effect upon the financial condition, properties, business or results of operations of the Company, or any of its Subsidiaries, resulting or arising from (A) changes in national economic or business conditions generally or affecting the movie theater industry specifically, or (B) the public announcement of the execution of the Merger Agreement and the transactions contemplated thereby.

     (b) Capital Structure. The authorized capital stock of the Company consists of 12,500,000 shares consisting of 10,000,000 Shares, of which 2,304,802 Shares were outstanding as of the close of business on August 11, 1998, and 2,500,000 shares of Preferred Stock, par value $.01 per share, of which 779 Class A Preferred Shares, 750 Class B Preferred Shares and 3,000 Class C Preferred Shares were outstanding as of the close of business on August 11, 1998. All of the outstanding Shares and Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 467,400 Shares reserved for issuance upon conversion of the outstanding Shares of Class A Preferred Shares and 367,347 Shares reserved for issuance upon conversion of the outstanding Shares of Class C Preferred Shares, the Company has no Shares or Preferred Shares reserved for issuance, except for 450,000 Shares reserved for issuance pursuant to options outstanding under the Company's 1997 Stock Incentive Plan, as amended and restated on April 28, 1998 (the "Stock Plan"), 100,000 Shares reserved for issuance pursuant to warrants (the "IPO Warrants") held by Prime Charter Ltd. and 282,600 Shares reserved for issuance pursuant to the Class A Warrant. The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plan (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance ("Liens"). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). The Securities (as defined in the Stockholders Agreement) represent a majority of the outstanding Shares on a fully diluted basis, excluding Options not scheduled to vest and become exercisable before June 30, 1999.

     (c) Corporate Authority; Approval and Opinion of Financial Advisor. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares and Class A Preferred Shares, voting together as a single class (the "Company Requisite Vote"). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (ii) The Board of Directors of the Company (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, Credit Suisse First Boston Corporation ("CSFB"), to the effect that, as of the date of this Agreement, the Share Merger Consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view, a copy of the written opinion of which will be delivered to Parent promptly after receipt thereof by the Company. It is agreed and understood that such opinion is for the benefit of the Company's Board of Directors and may not be relied on by Parent or Merger Sub.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, and (D) required to be made with the ASE, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of (A) this Agreement by the Company and (B) the Stockholders Agreements by the Selling Stockholders do not, and the consummation (x) by the Company of the Merger and the other transactions contemplated hereby and (y) the Selling Stockholders of the transactions contemplated thereby, will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries,
(B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement and the Stockholders Agreements.

     (e) Company Reports; Financial Statements. The Company has delivered to Parent and Merger Sub each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Audit Date"), including the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of the latest of such amendments) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") con-sistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses (other than the capital expenditures and transactions listed in and permitted by Section 6.1(c)(iii) of the Company Disclosure Letter) and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole or any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance other than any such damage, destruction or casualty loss that, individually or in the aggregate has not had or is not reasonably likely to have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods. Section 5.1(f) of the Company Disclosure Letter contains a list of the executive officers of the Company and the annual compensation payable to each.

     (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries or (ii) liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the executive officers of the Company have knowledge that could result in any claims against, or liabilities of, the Company or any of its Affiliates, except for those that, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement. For purposes of this Agreement "knowledge" shall mean actual knowledge without investigation.

     (h) Employee Benefits.

     (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, consultants, former employees, former directors or former consultants of the Company and its Subsidiaries and under which the Company and its Subsidiaries may have liability (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(h) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

     (ii) All Compensation and Benefit Plans comply in all material respects with all applicable law, including but not limited to the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Code Section 501(a) from the Internal Revenue Service (the "IRS") for "TRA" (as defined in Rev. Proc. 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the executive officers of the Company, threatened litigation relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

     (iii) Neither the Company nor any Subsidiary or any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(b) of ERISA or Section 414 of the Code (an "ERISA Affiliate Plan") currently maintains a "single employer plan" within the meaning of Section 4001(a)(15) of ERISA. Except as scheduled in the list under Section 5.1(h)(iii) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any ERISA Affiliate has contributed, or been obligated to contribute, to a multiemployer plan (within the meaning of Section 3(37) of ERISA) under Subtitle E of Title IV of ERISA at any time since September 26, 1980. There is no pending investigation or enforcement action by the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

     (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan, including any multiemployer plan (within the meaning of Section 3(37) of ERISA), as of the date hereof have been timely made or have been reflected on the Company's financial statements.

     (v) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980 B of the Code except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

     (vi) The consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreements will not, directly or indirectly (including, without limitation, as a result of any termination of employment following the Effective Time) (x) entitle any employees, consultants or directors of the Company or its Subsidiaries to any payment (including severance pay or similar compensation) or any increase in compensation, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans other than the Stock Plan or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

     (vii) The Company and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

     (viii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided, made available, or will make available upon request, to Purchaser, true and complete copies of existing: (A) two most recent Forms 5500 filed with the IRS; (B) most recent actuarial report and financial statement; (C) the most recent summary plan description; (D) most recent determination letter issued by the IRS; (E) any Form 5310 or Form 5330 filed with the IRS; and (F) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (ix) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

     (x) With respect to the Company's Deferred Compensation Plan listed as item #2 of the Compensation and Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Letter, there is no liability, vested or unvested, to any individual under said plan of deferred compensation.

     (i) Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit (other than "Environmental Laws" as defined in Section 5.1(k)) of any Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement. No material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws except for such changes the failure to make, individually or in the aggregate, would not be reasonably be likely to have a Company Material Adverse Effect; and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted other than those the absence of which has not had and is not reasonably likely to have a Company Material Adverse Effect.

     (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including
Section 203 of the DGCL) (each a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to the Company, the Company Securities, the Merger or the other transactions contemplated by this Agreement and the Stockholders Agreements. Assuming the accuracy of Parent's representations and warranties contained in Section 5.2(j) (Ownership of Shares), the Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in

Section 203 of the DGCL) as a result of the execution of this Agreement, the Stockholders Agreements or the consummation of the transactions contemplated hereby or thereby.

     (k) Environmental Matters. Except as disclosed in the Company Reports prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have Company Material Adverse Effect;
(i) the Company and its Subsidiaries are in compliance with, and to the knowledge of the executive officers of the Company have at all times been in compliance with, all applicable Environmental Laws; (ii) the Company and its Subsidiaries are not responsible or liable for the release or threatened release of any Regulated Substance into the environment (including indoor and outdoor air, soil, subsurface strata, surface water or groundwater) at any property currently or formerly owned or operated by the Company or any of its Subsidiaries, where such release may reasonably be expected to give rise to claims, costs or requirements under applicable Environmental Laws for the investigation, removal, or remediation of such Regulated Substances by the Company or any of its Subsidiaries, or claims for personal injury or property damage; (iii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries are in violation of any applicable Environmental Law, or are subject to liability under any Environmental Law for the release or threatened release of, or exposure to, any Regulated Substance at, or for the investigation, removal or remediation of any Regulated Substance at, any property currently or formerly owned or operated by the Company or its Subsidiaries or at any facility owned or operated by a third party; (iv) to the knowledge of the executive officers of the Company, neither the Company nor any of its Subsidiaries are liable under any Environmental Law for the release or threatened release of any Regulated Substance at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or at any facility owned or operated by a third party; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, consent order or agreement with any Governmental Entity relating to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries has entered into any agreement with a third party under which the Company or any of its Subsidiaries is obligated to indemnify such third party for liabilities arising under applicable Environmental Laws or relating to the investigation, removal or remediation of Regulated Substances; (vii) to the knowledge of the executive officers of the Company, none of the properties currently owned or leased by the Company or any of its Subsidiaries contains any underground storage tanks or friable asbestos-containing materials requiring abatement, and none of such properties contain any equipment containing polychlorinated biphenyls for which the Company or any of its Subsidiaries are responsible;
(viii) to the knowledge of the executive officers of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property currently owned or lease by the Company or any of its Subsidiaries pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data, permits and other governmental approvals in its possession relating to environmental conditions at the properties currently or formerly owned or leased by the Company or any of its Subsidiaries, or to the compliance of the operations of the Company and its Subsidiaries with applicable Environmental Laws.

     As used herein, the term "Environmental Law" means any applicable federal, state, local or foreign statute, law, ordinance, regulation, order, common law or published policy having the force of law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources or (B) the generation, use, storage, treatment, processing, disposal, release or threatened release of any Regulated Substance.

     As used herein, the term "Regulated Substance" means (A) any substance, hazardous material, pollutant, contaminant, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste or hazardous waste that is regulated or defined as such or otherwise regulated pursuant to any applicable Environmental Law; and (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, or radioactive material.

     (l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (m) Taxes.  Except as provided in Section 5.1(m) the Company Disclosure
Letter:

          (i) the Company and each of its Subsidiaries have filed all Tax Returns (as defined below) which are required by all applicable laws to be filed by them and such Tax Returns were complete and correct in all material respects, and have paid, or made adequate provision for the payment of, all material Taxes (as defined below) which have or may become due and payable pursuant to said Tax Returns and all other Taxes imposed to date other than those Taxes being contested in good faith and for which adequate provision has been made on the most recent balance sheet included in the Company Reports;

          (ii) all Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities (as defined below) to the extent due and payable;

          (iii) neither the Company nor any of its Subsidiaries has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or its Subsidiaries for the fiscal years prior to and including the most recent fiscal year;

          (iv) the Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company has at all times been taxable as a Subchapter C corporation under the Code;

          (v) the Company has never been a member of any consolidated group (other than with its Subsidiaries) for Tax purposes. The Company is not a party to any tax sharing agreement or arrangement, other than with its Subsidiaries;

          (vi) no material liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith;

          (vii) all of the U.S. federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs;

          (viii) all Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

          (ix) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes;

          (x) the Company is not bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority with respect to any material amount of Tax;

          (xi) the Company shall not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law;

          (xii) immediately following the Merger, the Company will not have any material amount of income or gain that has been deferred under Treasury Regulation Section 1.1502-13, or any material excess loss account in a Subsidiary under Treasury Regulation Section 1.1502-19.

     As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean, with respect to any Person, (a) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (c) any liability of such Person for the payment of any amounts of the type described in
(a) as a result of any express or implied obligation to indemnify any other Person; (ii) the term "Tax Return(s)" shall mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority; and (iii) the term "Taxing Authority" shall mean any authority responsible for the imposition or collection of any Tax.

     (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the executive officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

     (o) Insurance. All material fire and casualty, director and officer, general liability, and business interruption, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries have been issued by companies reasonably believed by the executive officers of the Company to be reputable. Such policies insure the Company or such Subsidiary and the directors and officers of the Company and its Subsidiaries (as the case may be) for losses customarily insured against by other Persons engaged in similar lines of business and are reasonable in both scope and amount, in light of the risks attendant to the businesses conducted by the Company and its Subsidiaries and except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement, are in compliance with all requirements under any leases, mortgages or other contractual obligations of the Company and its Subsidiaries pertaining to insurance matters.

     (p) Intellectual Property.

     (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     (ii) Except as disclosed in Company Reports filed prior to the date hereof or as is not reasonably likely to have a Company Material Adverse Effect:

          (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights");

          (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "Company Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of the Company, are threatened by any Person;

          (C) the executive officers of the Company do not know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any Person;
     (II) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Right or Third-Party Intellectual Property Right used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

          (D) to the knowledge of the executive officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     (q) Rights Plan. The Company has not adopted or otherwise implemented a stockholder rights plan or other similar agreement or instrument.

     (r) Brokers and Finders. Neither the Company nor any of its officers, directors (with respect to officers and directors, in such capacity as officers or directors) or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has engaged CSFB as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

     (s) Interested Transactions. To the knowledge of the executive officers of the Company and except as set forth in the Company Reports prior to the date hereof, no director or officer of the Company or any Subsidiary, (a) owns, directly or indirectly, any 5% or greater interest in, or is a director, officer, substantial stockholder or employee of, or consultant to, any competitor or supplier of the Company or any Subsidiary, or is in any way associated with or involved in the business conducted by the Company other than in such capacity as a director or officer of the Company or a Subsidiary or a stockholder of the Company, or (b) owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by the Company or a Subsidiary or which the Company or a Subsidiary is presently operating.

     (t) Contracts. Except as set forth in Section 5.1(t) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has or is bound by:

          (i) except for Compensation and Benefit Plans and leases covering the Company Leased Real Property (as defined in Section 5.1(u), any agreement, contract or commitment that involves the payment of an amount or value in excess of $50,000 annually, unless terminable by the Company or its relevant Subsidiary on not more than 90 days notice;

          (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

          (iii) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $50,000 individually or $500,000 in the aggregate;

          (iv) any agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property;

          (v) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $20,000 or less to any individual and $50,000 in the aggregate), or investment in (other than investments in subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

          (vi) except for guarantees of Subsidiary obligations by the Company, any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person;

          (vii) any management service, consulting or any other similar type of contract, involving payments of more than $25,000 annually, unless terminable by the Company on not more than 90 days notice,

          (viii) any agreement, contract or commitment limiting the ability of the Company or any of its subsidiaries to engage in any line of business or to compete with any Person;

          (ix) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company or any of its subsidiaries other than in the ordinary course of business; or

          (x) any material amendment, modification or supplement in respect of any of the foregoing.

     Except as otherwise set forth in Section 5.1(t) of the Company Disclosure Letter, each contract or agreement set forth in Section 5.1(t) of the Company Disclosure Letter is in full force and effect and (A) there exists no default or event of default or event, occurrence, condition or act (including consummation of the Merger) on the part of the Company or any Subsidiary which, with the giving of notice, the lapse of time or both, would become a default or event of default thereunder and (B) no approval or consent of, or notice to, any person is needed in order that each such contract or agreement shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement, except, in the case of each of (A) and (B), such defaults or required approvals or consents (i) as to which requisite waivers, consents or approvals have been obtained or (ii) which are curable and are cured within the applicable period for cure permitted under such contracts or agreements.

     (u) Real Property. (i) Section 5.1(u)(i) of the Company Disclosure Letter lists all real property leased, licensed or occupied under other occupancy agreements or concession agreements by the Company or any of its Subsidiaries (the "Company Leased Real Properties") and all real property owned by the Company or any of its Subsidiaries (the "Company Owned Real Properties," and together with the Company Leased Real Properties, the "Company Real Properties"). For each Company Leased Real Property, Section 5.1(u)(i) of the Company Disclosure Letter sets forth the following information: (A) the address of the property; (B) the name of the landlord, manager or payee, as appropriate;
(C) the name of the tenant; (D) the date of the lease and all amendments thereto; (E) the current expiration date of such lease; (F) any options to extend the term of such lease; (G) if a theater site, the number of screens at such theater; (H) whether the theaters on such site are operating or non-operating; (I) whether the landlord's consent is required as a result of the Merger; (J) any landlord right to terminate the lease (other than arising from a default, casualty, or condemnation); (K) any tenant radius restrictions set forth in such lease; (L) whether the landlord or the tenant has sent to the other party under such lease a notice of default or a notice of termination of such lease which remains uncured and, if so, specifying the alleged default; (M) whether the tenant under such lease is obligated to purchase such property; (N) whether such lease is required to be accounted for under GAAP as a capitalized lease; (O) whether there are any leasehold mortgages secured by such lease and whether the consent of the mortgagee is required in connection with the Merger; and (P) whether the rent, common area charges, taxes or other payments due under such lease are in arrears in excess of 30 days; (Q) the amount of any security deposit posted with the landlord; (R) any existing guarantees given by the Company in connection with such lease or any leasehold mortgage; (S) whether the showing of movies is a permitted use under the lease; (T) any expansion obligations of the tenant under the lease; (U) the amount of any brokerage commissions owed by the tenant in connection with such lease; (V) any obligations of the tenants under the leases to construct, remodel or expand theaters; or (W) any material construction expected or budgeted to be undertaken by the Company or any Subsidiary with respect to any Company Leased Property within the next twelve months (for purposes of this item, Parent and Merger Sub are referred to Sections 5.1(u)(i) and 6.1(c)(iii)(B) of the Company Disclosure Letter); (X) material violations of law known to the executive officers of the Company after inquiry of District Managers (exclusive of Environmental Laws which are exclusively addressed in Section 5.1(k) hereof) which the tenant is obligated to cure; and (Z) any permits required for use or occupancy of the leased premises which are not in full force and effect. For each Company Owned Real Property, Section 5.1(u)(i) of the Company Disclosure

Letter lists: (a) the address for each such property and (b) whether the consent of any mortgage or lien holder of such property is required as a result of the Merger. Except for such exceptions as would not have a Company Material Adverse Effect and except for (I) the items set forth in Section 5.1(u)(i) of the Company Disclosure Letter; (II) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided, that individually and in the aggregate, such restrictions, easements and permits do not materially impair the use of such properties as motion picture theaters or for such other purposes as such properties are currently being used; (III) mechanic's liens or other similar encumbrances arising in the ordinary course of business and securing obligations of the Company or its Subsidiaries not yet due and payable; and (IV) other encumbrances on the assets of the Company or its Subsidiaries that individually and in the aggregate do not materially impair the ability of the owner to obtain financing by using such assets as collateral, (x) the Company or one of its Subsidiaries has good, marketable and insurable title to the Company Owned Real Properties, (y) the Company Owned Real Properties are free and clear of all mortgages, liens, leases, tenancies, security interests, options to purchase or lease or rights of first refusal and material violations of law (exclusive of Environmental Laws which are exclusively addressed in Section 5.1(k) hereof) and reasonably expected by the Company to require the expenditure of in excess of $25,000 per matter to resolve and (z) except for any matter of public record affecting the use of such properties, such properties are free and clear of all covenants, conditions, encumbrances, restrictions, rights-of-way, easements, servitudes, judgments or other imperfections of title. The items listed in subsections (I) through (IV) above are hereinafter collectively referred to as the "Company Permitted Encumbrances." With respect to the Company Leased Real Properties, to the knowledge of the executive officers of the Company as at the date hereof, all such leases are in full force and effect. Except for such exceptions as would not have a Company Material Adverse Effect, (a) all such leases are the result of bona fide arm's-length negotiations between the parties and (b) Company and the Company Subsidiaries are not in arrears in the payment of rents, common area charges, real estate taxes or other amounts due under any such leases in excess of 10 days. As at the date hereof, except for such exceptions as would not have a Company Material Adverse Effect, with respect to each Company Leased Real Property or as otherwise disclosed in the Company Disclosure Letter, so long as the tenant performs all of its obligations under such lease within applicable notice and grace periods, (a) the rights of Company or any Company Subsidiary under such lease cannot be legally terminated by the landlord thereof and (b) Company's or such Subsidiary's possession of such Company Leased Real Property and the use and enjoyment thereof cannot be legally disturbed by any landlord. Except for such exceptions as would not have a Company Material Adverse Effect, the Company is not obligated to purchase any Company Leased Real Property, and no Company Leased Real Property is required to be accounted for under GAAP as a capitalized lease. To the knowledge of the executive officers of the Company, except for such exceptions as would not have a Company Material Adverse Effect, there are no intended public improvements that will result in any material charge being levied against, or in the creation of any encumbrances upon the Company Owned Real Properties or any portion thereof, and there are no options, rights of first refusal, rights of first offer or other similar rights with respect to the Company Owned Real Properties.
Section 5.1(u)(i) of the Company Disclosure Letter lists all mortgages affecting the Company Owned Real Properties, indicates whether the transaction hereunder would be an event of default or result in any acceleration of indebtedness thereunder, and sets forth any uncured events of default thereunder or events or conditions which may become events of default thereunder with the giving of notice, lapse of time or both.

     (ii) Except for such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect:

          (A) the Company or a Company Subsidiary is the owner of, and no other person, firm or corporation has any interest as owner in or to, or any right to occupancy in, any Company Owned Real Property;

          (B) the Company or a Company Subsidiary is the tenant or lessee with respect to, and no other person, firm or corporation has any interest as tenant or lessee in or to, or any right to occupancy in, any Company Leased Real Property;

          (C) there are no Persons currently in possession of the Company Real Properties other than Company and its Subsidiaries, nor are there any leases, subleases, licenses, concessions or other agreements permitting anyone other than Company and its Subsidiaries, to use, manage, occupy or possess any Company Real Property or any part thereof other than as disclosed in Section 5.1(u)(ii) which lists all the leases affecting the Company Owned Real Properties, and (I) all rent and additional rent payable thereunder, (II) all security deposits held by the Company or any of its Subsidiaries thereunder, and (III) any notices of default given or received by the landlord thereunder which remain uncured;

          (D) (I) neither Company nor any of its Subsidiaries has received any written notices or notices of violation of law or local or municipal ordinances or orders, or regulations, presently noted in or issued by federal, state, local or municipal departments having jurisdiction against or affecting any of the Company Real Properties that remain uncured and
     (II) to the knowledge of the executive officers of the Company the current maintenance, operation, use and occupancy of the Company Real Properties does not violate any building, zoning, health, environmental, fire or similar law, ordinance, order or regulation (including the Americans with Disabilities Act of 1990, 42 U.S.C. (S)12183, as amended (the "ADA") and comparable state and municipal legislation), or the terms and conditions of any of the applicable leases;

          (E) (I) neither Company nor any of its Subsidiaries has received written notice of its failure to obtain any necessary certificate of occupancy (or similar permit) for use of each of the theaters located on the Company Real Properties as a motion picture theater, (II) to the knowledge of the executive officers of the Company, either Company or one of its Subsidiaries possesses the certificate of occupancy and all other certificates, approvals, permits and licenses from any Governmental Entity having jurisdiction over such theaters that are necessary to permit the lawful use and operation of such theaters as motion picture theaters (the "Company Permits"), and all of the same are valid and in full force and effect, and (III) to the knowledge of executive officers of the Company, there exists no threatened revocation of any certificate of occupancy or any of the Company Permits;

          (F) neither Company nor any of its Subsidiaries has received any written notice that it has failed to obtain any necessary sign permits, illuminated sign permits, and marquee permits from the appropriate Governmental Entity having jurisdiction over existing signs and marquees at the Company Real Properties, and, to the knowledge of the executive officers of the Company, such permits are valid and in full force and effect and there exists no threatened revocation of any such permits;

          (G) to the knowledge of the executive officers of the Company there are no actions pending or threatened to change the zoning or building ordinances affecting any of the Company Real Properties, or of any pending or threatened condemnation of any of the Company Real Properties nor has there been any material casualty damage to any of the Company Real Properties which remains unrestored;

          (H) neither the Company nor any of its Subsidiaries has received any written notice from any insurance carrier of any work required to be performed at any theater located on the Company Real Properties or the Company Leased Properties (each, a "Company Theater") that has not been performed as of the date hereof or of any defects or inadequacies in any such theater that have not been corrected as of the date hereof and which if not corrected could result in termination of insurance coverage or a material increase in the cost thereof;

          (I) with respect to all Company Theaters, all water, sewer, gas, electricity, telephone and other utilities required for the operation of each such theater are installed and operating and all installations and connection charges charged to Company or any of its Subsidiaries pursuant to applicable invoices that are not the subject of a good faith dispute have been paid in full and any installation and connection charges that are properly charges to Company or its Subsidiaries after the date hereof and prior to the Closing Date shall be paid in full, except, in each case, for payments that are current and will be paid in the ordinary course of business;

          (J) Section 5.1(u)(iii) of the Company Disclosure Letter lists all radius restrictions or other non-competition agreements to which the Company or any of its Subsidiaries is subject.

     (v) Operating Assets. Except for such exceptions as would not have a Company Material Adverse Effect, (i) Company has good and marketable title or leasehold title or a valid license to all of the personal property used, or held for use, in connection with the theaters operated on the Company Real Properties (other than gaming and vending machines used in the ordinary course of business), subject to no encumbrance other than the Company Permitted Encumbrances; (ii) no financing statement under the Uniform Commercial Code or under the personal property securities laws and regulations of any province or territory of Canada or any similar applicable statute has been filed in any jurisdiction, and neither Company nor any of its Subsidiaries has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except in connection with the Company Permitted Encumbrances; (iii) each theater located on a Company Real Property and each of the items of personal property used or held for use in, or in connection with, each such theater, including without limitation, seating, projection equipment and screens, are in good operating condition, subject to normal wear and tear, and are fit for the use for which they are intended and to which they are presently devoted; (iv) each theater located on a Company Real Property, together with the related items of personal property located therein, constitutes a fully operable motion picture theater and is sufficient to permit Company to operate the business as currently being conducted therein; and (v) except as contemplated by this Agreement, since the Audit Date, neither the Company nor any of its Subsidiaries has sold, removed or transferred any equipment or property from any theater located on a Company Real Property, except in the ordinary course of business and so long as such equipment or property has been replaced prior to the date hereof.

     5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub each hereby represent and warrant to the Company that:

     (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, par value $.01 per share, all of which are outstanding and are validly issued, fully paid and unassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options, warrants or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (b) Organization, Good Standing and Qualification. Each of Parent and its "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below).

     As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business or results of operations of the Parent and its Subsidiaries taken as a whole provided, however, that a Parent Material Adverse Effect shall not include any effect upon the financial condition, properties, business or results of operations of the Company, or any of its Subsidiaries resulting from national economic or business conditions, generally or the public announcement of the execution of the Merger Agreement and the transactions contemplated thereby.

     (c) Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, of which 53,694,331 shares were outstanding as of the close of business on August 10, 1998, 80,000,000 shares of Class B Common Stock , par value $.01 per share (the "Parent Class B Common

Stock") of which 21,613,418 shares were outstanding as of the close of business on August 10,1998, and 10,000,000 shares of Preferred Stock par value $.01 per share (the "Parent Preferred Shares", and collectively with the Parent Common Stock, the Parent Class B Common Stock, the "Parent Securities"), none of which were outstanding as of the close of business on August 10,1998. All of the outstanding Parent Securities have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Securities reserved for issuance, except that, as of August 10, 1998, there were 6,045,940 shares of Parent Common Stock reserved for issuance pursuant to the CSC 1998 Employee Stock Plan, 453,150 shares of Parent Common Stock reserved for issuance pursuant to the CSC Amended and Restated Employee Stock Plan and 120,000 shares of Parent Common Stock reserved for issuance pursuant to the CSC 1996 Non-Employee Director Stock Option Plan (collectively, the "Parent Stock Plans"), the 21,613,418 shares of Parent Common Stock subject to issuance upon conversion of the outstanding shares of Parent Class B Common Stock, 10,231,320 shares of Parent Common Stock subject to issuance upon conversion of the 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock of CSC Holdings, Inc., a wholly owned subsidiary of Parent. In addition, in connection with a pending two-for-one stock split of Parent Common Stock and Parent Class B Common Stock, payable on August 21, 1998 to holders of record as of August 10,1998, Parent has, as of the date hereof, reserved for issuance an additional 92,158,160 shares of Parent Common Stock and 21,613,418 shares of Parent Class B Common Stock. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("Parent Voting Debt").

     (d) Corporate Authority.

     (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

     (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, and (D) required to be made with the ASE, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Significant Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement.

     (f) Parent Reports; Financial Statements. Parent has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Parent Audit Date"), including (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, (or, if amended, as of the date of the latest such amendments) the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole or any development or combination of developments, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance other than any such damage, destruction or casualty loss that, individually or in the aggregate has not had or is not reasonably likely to have a Parent Material Adverse Effect; or (iii) any change by Parent in accounting principles, practices or methods. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Parent or any of its Subsidiaries to officers or key employees or any amendment of any of the Parent Compensation and Benefit Plans other than increases or amendments in the ordinary course.

     (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Affiliates or (ii) liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which the executive officers of Parent has knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except for those that, if adversely determined, would not be reasonably likely to have a Parent Material Adverse Effect or prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement.

     (i) Compliance with Laws. Except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement. Except as set forth in the Parent Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the executive officers of Parent, threatened, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement.

     (j) Ownership of Shares. Except as to Company Securities deemed beneficially owned by Parent pursuant to the Stockholders Agreement, neither Parent nor any of its Subsidiaries beneficially owns (within the meaning of such term under Rule 13d-3 of the Exchange Act) any Company Securities.

     (k) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has engaged Gemini Associates Inc. ("Gemini") as its financial advisor.

     (l) Available Funds. Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement):

          (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) except for the repurchase of the Class A Warrant contemplated by the Warrantholder Agreement and the repurchase of outstanding Class B Preferred Shares, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) except as set forth in Section 6.1(c) of the Company Disclosure Letter, neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or upon conversion of the Class A Preferred Shares and Class C Preferred Shares); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) except as set forth in
     Section 6.1(c)(iii) of the Company Disclosure Letter, make or authorize or commit for any capital expenditures other than in amounts less than $25,000 individually and $100,000 in the aggregate or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity in excess of $25,000;

          (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for non-executive employees occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

          (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business; and

          (g) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     6.2. Acquisition Proposals. The Company agrees that after the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit, encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or 15% or more of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person other than Parent or Merger Sub relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed a customary form of confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) withdrawing, modifying or changing, in a manner adverse to Parent, its recommendation to the stockholders of the Company with respect to this Agreement or the Merger, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or
(D) above, the Board of Directors of the Company determines in good faith by a majority vote after consultation with outside legal counsel that failing to take such action would be reasonably likely to result in a breach of their fiduciary duties under applicable law and (ii) in each case referred to in clause (C) or
(D) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Parent or Merger Sub conducted heretofore with respect to any Acquisitions Proposal. The Company agrees that it will take the necessary steps to promptly inform any individuals or entities referred to in the preceding sentence hereof of the obligations undertaken in this Section 6.2. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request any Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4. Stockholders Meeting. Subject to their fiduciary obligations under applicable law, the Company's Board of Directors shall recommend the adoption of the Merger Agreement by holders of Shares and Class A Preferred Shares at the meeting of such stockholders called to consider and vote upon adoption of the Merger Agreement (the "Stockholders Meeting") and shall take all lawful action to solicit such adoption. Whether or not the Board of Directors of the Company determines at any time after the date hereof that this Agreement is no longer advisable and recommends that the holders of Shares and Class A Preferred Shares reject it, the Company is required to, and will take, in accordance with applicable law and its certificate and by-laws, all action necessary to convene the Stockholders Meeting as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement.

     6.5. Filings; Other Actions; Notification. (a) The Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

     6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code if the Average Parent Share Price is greater than or equal to the Floor Price.

     6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford the Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the earlier of termination of this Agreement in accordance with its terms and the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company, or such Person as may be designated by its executive officers. All such information shall be governed by the terms of the Confidentiality Agreement.

     6.8. Affiliates. At least 30 days prior to the Stockholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who will be, in the opinion of the Company, as of the time of the Stockholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company at such time; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company who makes a Stock Election identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A-1 (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

     6.9. Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the ASE subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be de-listed from the ASE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.10. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     6.11. Benefits.

     (a) Stock Options. At the Effective Time, each then outstanding option to purchase Shares ("Option") under the Stock Plan, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount of cash equal to the product of (x) the amount, if any, by which the Share Cash Merger Consideration exceeds the exercise price per Share under such Option and
(y) the number of Shares issuable pursuant to the unexercised portion of such Option, less any required withholding of taxes (such amount being hereinafter referred to as the "Option Consideration"). The Option Consideration shall be paid as soon as practicable following the Effective Time. Prior to the Effective Time, the Company shall take such actions as may be necessary to effectuate the foregoing, including without limitation obtaining all applicable consents. The cancellation of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, and any required consents received from Option holders shall so provide.

     (b) Employee Benefits.

          (i) Each of Parent and Merger Sub agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Surviving Corporation and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of Shares) that are substantially similar in the aggregate to those currently provided by the Company and its Subsidiaries to such employees. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans (or policies) in existence on the date hereof and all employment or severance agreements entered into by the Company or adopted by the board of directors of the Company prior to the date hereof. Parent agrees to offer or cause Merger Sub to offer employment contracts with the persons and on the terms set forth on Schedule I to this Agreement immediately prior to the Effective Time. Nothing herein shall prevent Parent from terminating any Compensation and Benefit Plan.

          (ii) Each of Parent and Merger Sub agrees that the employees of the Surviving Corporation shall receive full credit for purposes of eligibility and vesting under the employee benefit plans or arrangements maintained by the Surviving Corporation for such employees' service with the Company or any of its Subsidiaries to the same extent recognized by the Company immediately prior to the Effective Time.

     6.12. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration

Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

     6.13. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity or when serving at the request of the Company as a director or officer of a Subsidiary or a fiduciary of a Compensation and Benefits Plan) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, resulting from matters existing or occurring at or prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation resulting from the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) Parent, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and
(iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld); and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) Parent shall and shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Parent shall and shall cause the Surviving Corporation to use all reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. The Company will use all reasonable efforts to obtain officers and directors liability insurance to become effective at the Effective Time with coverage amounts and a term reasonably satisfactory to Parent.

     (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section.

     (e) The provisions of this Section 6.13 shall survive the closing of the transactions contemplated hereby, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.14. Other Actions by the Company; Takeover Statutes; Change of Control Offer. The Company shall repurchase the outstanding Class A Warrant immediately prior to the Effective Time for $1.00. The Company shall use all reasonable efforts to obtain such waivers, consents and estoppel certificates as Parent shall reasonably request, upon terms and conditions and in a form reasonably satisfactory to Parent with respect to any material Contracts of the Company or its Subsidiaries, it being understood and agreed that the Company shall not amend or agree to amend such Contracts or make any additional payments or incur any additional obligations or grant any additional rights in order to obtain such waivers, consents and certificates without Parent's prior written consent. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stockholders Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholders Agreements or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. The Company agrees that it will mail a notice with respect to a Change of Control Offer (as defined in the Indenture, dated as of June 12, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee, relating to the Company's outstanding 10 7/8% Senior Notes due June 12, 2008 (the "Notes")) pursuant to Section 4.19 of the Indenture, within five business days of the date hereof and shall provide that the Change of Control Payment Date (as defined in the Indenture) with respect to such Change of Control Offer shall not, without Parent's written consent, be more than thirty days from the date such notice is mailed. If the Company complies with preceding sentence and, prior to the Change of Control Payment Date, there has been no public disclosure of any events, conditions, circumstances or other matters relating to the Company or its Subsidiaries the subject matter of which represents, individually or in the aggregate (and without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or other similar qualifications), a breach of the representations and warranties of the Company contained in this Agreement as of the date hereof, which breaches have had or are reasonably likely to have, a Company Material Adverse Effect or are reasonably likely to prevent the Company from consummating the transactions contemplated by this Agreement, on the Change of Control Payment Date, Parent will purchase any Notes required to be purchased by the Company pursuant to such Change of Control Offer.

     6.15. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Securities entitled to vote and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting), and shall cause a meeting of stockholders of Merger Sub to be called for such purpose unless such action is taken by consent in lieu thereof.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Company Securities constituting the Company Requisite Vote and shall have been duly adopted by the sole stockholder of Merger Sub in accordance with applicable law and the certificate and by-laws of each such corporation.

          (b) ASE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the ASE upon official notice of issuance.

          (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

          (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such representations or warranties (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) are not so true and correct unless the failure of such representations or warranties (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent the Company from consummating the transactions contemplated by this Agreement.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under the Contracts listed in Section 7.2(c) of the Parent Disclosure Letter and all other consents or approvals from each Person whose consent or approval is required under any Contract except for such consents or approvals the failure to obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or be reasonably likely to prevent the Company from consummating the transactions contemplated by this Agreement.

          (d) Tax Opinion. If, and only if, the Average Parent Share Price is greater than or equal to the Floor Price (and treated as being greater than or equal to the Floor Price after giving effect to Section 4.2(a)(iv)), Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (e) Resignations. Parent shall have received the resignations of each director of the Company.

          (f) Employment Agreements. Parent and/or Merger Sub shall have entered into an Employment Agreement with A. Dale Mayo, in the form attached hereto as Schedule II.

          (g) Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.8.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except that the representations and warranties of Parent and Merger Sub contained in Sections 5.2(c), (g), (h) and (i) shall not be required to be so true and correct as of such dates if the Average Parent Price is less than the Floor Price, and in which event neither Parent nor Merger Sub shall have any obligation or liability (and the Company shall have no rights) in respect of a breach of such representations and warranties) as though made on and as of the Closing Date, (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and an executive officer of Merger Sub to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such representations or warranties (without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications) are not so true and correct unless the failure of such representations or warranties (without giving effect to any qualifications as to "Parent Material Adverse Effect," "material" or similar qualifications) to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent Parent from consummating the transactions contemplated by this Agreement.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and an executive officer of Merger Sub to such effect.

          (c) Tax Opinion. If, and only if, the Average Parent Share Price is greater than or equal to Floor Price (and treated as being greater than or equal to the Floor Price after giving effect to Section 4.2(a)(iv)), the Company shall have received the opinion of Kirkpatrick & Lockhart, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by February 28, 1999, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that if Parent determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Government Entity, the Termination Date may be extended by Parent to a date not beyond April 30, 1999 (the "Termination Date"), (ii) the adoption of this Agreement by Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company; provided, that the right to terminate this Agreement pursuant to clause
(i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the event that would otherwise give rise to a right to terminate this Agreement.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach.

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or approved or recommended a Superior Proposal or (ii) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach.

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement.

     (b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii)or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(i), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $1,600,000 and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $400,000, in each case payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing and De-listing), 6.11 (Benefits), 6.12 (Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to Parent or Merger Sub:

    Cablevision Systems Corporation,
     One Media Crossways,
     Woodbury, New York 11797.
     Attention: General Counsel
     fax:  (516) 364-8501.

     (with copies to:

     John P. Mead, Esq.
     Duncan C. McCurrach, Esq.
     Sullivan & Cromwell,
     125 Broad Street,
     New York, New York 10004
     fax:  (212) 558-3588.)

     if to the Company:

     Clearview Cinema Group, Inc.
     97 Main Street,
     Chatham, New Jersey 07928.
     Attention: Chief Executive Officer
     fax:  (973) 377-4303

     (with a copies to:

     Warren Colodner, Esq.,
     Janice C. Hartman, Esq.
     Kirkpatrick & Lockhart,
     1251 Sixth Avenue, 45th Floor,
     New York, New York 10022
     fax:  (212) 536-3901.)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     9.8. No Third Party Beneficiaries. Except as provided in Sections 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Transfer Taxes. Any liability arising out of the New York City Real Property Gains Tax, if applicable and due with respect to the Merger, shall be borne by the Company, as well as real property transfer taxes, if any, payable in any other jurisdiction where any of the Company Real Properties is situated. The parties shall cooperate in the allocation of the purchase price in a fair and reasonable manner so as to determine what, if any value is being paid for each of the Company Real Properties which may be subject to such a real estate transfer tax, and the parties shall complete and file all required real property transfer tax forms. All other transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

     9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          CABLEVISION SYSTEMS CORPORATION

                                          By: /s/ ANDREW B. ROSENGARD
                                            ------------------------------------
                                            Name: Andrew B. Rosengard
                                            Title: Executive Vice President

                                          CCG HOLDINGS INC.

                                          By: /s/ ANDREW B. ROSENGARD
                                            ------------------------------------
                                            Name: Andrew B. Rosengard
                                            Title: Executive Vice President

                                          CLEARVIEW CINEMA GROUP, INC.

                                          By: /s/ A. DALE MAYO
                                            ------------------------------------
                                            Name: A. Dale Mayo
                                            Title: President

                                                                         ANNEX B

                             STOCKHOLDERS AGREEMENT

     STOCKHOLDERS AGREEMENT (this "Agreement") is entered into as of August 12, 1998, between the undersigned stockholders (the "Stockholders") of Clearview Cinema Group, Inc., a Delaware corporation (the "Company"), and Cablevision Systems Corporation, a Delaware corporation ("Parent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

     WHEREAS, concurrently with the execution and delivery of this Agreement Parent, CCG Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Newco"), and the Company have entered into an Agreement and Plan of Merger dated as of August 12, 1998 (as in effect on the date hereof, the "Merger Agreement"), providing for the merger of the Company with Newco (the "Merger") upon the terms and subject to conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

     WHEREAS, as an inducement and a condition to Parent and Newco entering into the Merger Agreement, pursuant to which each Stockholder will receive the applicable Merger Consideration (as defined in the Merger Agreement) in exchange for each outstanding Company Security owned by such Stockholder immediately prior to the Effective Time, the Stockholders each have agreed to enter into this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Representations of Stockholders. Each of the Stockholders severally represents as to himself, herself or itself that, except as set forth on Exhibit A hereto:

          (a) such Stockholder is the beneficial owner with the sole power to vote and the sole power to dispose of and, if applicable, the sole power to exercise the right to acquire Shares upon conversion of Convertible Preferred Securities or warrants to purchase Shares ("Warrants"), that number of Company Securities or Warrants set forth opposite such Stockholder's name on Exhibit A hereto (in each case, such "Stockholder's Securities" and collectively, the "Securities");

          (b) such Stockholder does not beneficially own (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) any Company Securities or Warrants other than such Stockholder's Securities, and any Shares which such Stockholder has the right to obtain upon the exercise of employee stock options outstanding on the date hereof;

          (c) such Stockholder has good and valid title to such Stockholder's Securities free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights and any other encumbrances whatsoever with respect to the ownership, transfer or voting of such Securities (other than restrictions on transfer under applicable Federal and state securities laws, and other than pursuant to the agreements listed on Exhibit C);

          (d) if such Stockholder is a corporation, partnership or other similar business entity, such Stockholder is a duly organized and validly existing corporation, partnership or other similar business entity, as the case may be, in good standing under the laws of its jurisdiction of organization;

          (e) such Stockholder has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to take all actions required and to consummate all of the transactions contemplated by, this Agreement. This Agreement is a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception;

          (f) other than the filings required pursuant to the HSR Act, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby;

          (g) the execution and delivery of this Agreement by such Stockholder do not, and the performance of such Stockholder's obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, constitute or result in (A) if the Stockholder is a corporation, partnership or other similar business entity, a breach or violation of, or a default under, the certificate or by-laws or the comparable governing instruments of such Stockholder or (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets (including the Securities, New Securities (as defined in Section
     7) or any Company Securities issuable upon exercise, conversion or exchange such Securities or New Securities) of such Stockholder (with or without notice, lapse of time or both) pursuant to, any Contract binding upon such Stockholder or any Law or governmental or non-governmental permit or license to which such Stockholder is subject or by which such Stockholder or its assets are bound. Exhibit C hereto sets forth a correct and complete list of Contracts of such Stockholder pursuant to which consents or waivers ("Consents") are or may be required in order for such Stockholder to perform its obligations hereunder. Pursuant to Section 2(d) of this Agreement, such Stockholder has obtained all Consents that are or may be required under such Contracts;

          (h) such Stockholder will take all necessary action to ensure that such Stockholder's Securities or New Securities will, except as set forth in Section 1(c) or on Exhibit A (none of which shall prevent such Stockholder from performing its obligations pursuant to Sections 2(a) hereof), at all times during the term of this Agreement be held by such Stockholder, or by a nominee or custodian for the account of such Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights and any other encumbrances whatsoever with respect to the ownership, transfer or voting of such Stockholder's Securities, New Securities or any Company Securities issuable upon exercise, conversion or exchange of such Securities or New Securities; and there are no (and with respect to New Securities, there will be no) outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, such Securities or New Securities, as the case may be, other than this Agreement;

          (i) no agent, broker, person or firm acting on behalf of such Stockholder or any of its Affiliates (other than the Company with respect to which such Stockholder makes no representation) is, or will be, entitled to any commission or broker's or finder's fees from Parent or any of its Affiliates in connection with any of the sale, exchange, transfer or other disposition of such Stockholder's Securities or New Securities as contemplated by this Agreement or the Merger Agreement;

          (j) none of the information supplied by such Stockholder for inclusion or incorporation by reference in the Registration Statement, including the Proxy Statement included therein, or any document incorporated by reference thereby, as of the time the Registration Statement becomes effective, the date of the Proxy Statement and the date of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Such Stockholder agrees promptly to correct any information provided by it for use in the Registration Statement and the Proxy Statement that shall be, or shall become, false or misleading in any material respect;

          (k) such Stockholder understands and acknowledges that Parent and Newco are each entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement; and

The representations and warranties of each Stockholder contained herein are for the benefit of Parent and its permitted assigns and shall be deemed made as of the date hereof and as of each date from the date hereof through and including the earlier of the date that the Merger is consummated or this Agreement is terminated in accordance with its terms.

     2.  Agreement to Vote Securities; Disclosure; Waivers.

     (a) Each of the Stockholders severally agrees to vote such Stockholder's Securities and any New Securities, and shall cause any holder of record of such Stockholder's Securities or New Securities to vote, (i) in favor of adoption of the Merger Agreement (and each other action and transaction contemplated by the Merger Agreement and this Agreement) at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would compete with or could serve to materially compete or interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Any vote shall be cast or consent shall be given in accordance with procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder severally agrees to deliver to Parent upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be coupled with an interest and irrevocable to the extent permitted under Delaware law, with the total number of such Stockholder's Securities and any New Securities correctly indicated thereon. Each Stockholder also agrees to use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

     (b) Each Stockholder hereby agrees to permit Parent and Newco to publish and disclose in the Registration Statement and the Proxy Statement its identity and ownership of Company Securities and the nature of its commitments, arrangements and understandings under this Agreement.

     (c) To the extent such rights arise as a result of the Merger, the execution of this Agreement or the Merger Agreement or the other transactions contemplated herby or by the Merger Agreement under applicable law or the certificates of designation relating to Preferred Shares (each, a "Certificate of Designation"), each Stockholder irrevocably waives (i) any rights of appraisal or rights to dissent from the Merger, (ii) other than pursuant to
Article IV of the Merger Agreement, this Agreement or with the prior written consent of Parent, any rights to require or otherwise cause the Company or Parent to exercise, convert or exchange any of such Stockholder's Securities for shares of capital stock or other securities or property or assets of Parent or the Company, (iii) any rights to require or otherwise cause the Company or Parent to redeem any of such Stockholder's Preferred Shares, (iv) any rights to receive preferential payments or other distributions upon a Liquidation Event, Mandatory Redemption Event (each as defined in the applicable Certificate of Designation) or other similar events or (v) any rights to vote separately as a class of Peferred Shares upon adoption of the Merger Agreement at a meeting of stockholders of the Company. In addition, each of such Stockholders agrees that pursuant to the Merger, at the Effective Time, all of such Stockholder's Securities shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each Certificate representing any such Stockholder's Securities shall, subject to the terms and upon the conditions of the Merger Agreement, thereafter represent only the right to receive the applicable Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) of the Merger Agreement, cash in lieu of any fractional shares of Parent Common Stock into which such Stockholder's Securities otherwise would have been converted pursuant to section 4.1(a) of the Merger Agreement and any distribution or dividend pursuant to Section 4.2(c) of the Merger Agreement.

     (d) To the extent such rights, privileges or obligations arise under any voting trust, lockup, registration rights or other similar agreements (including, without limitation, the agreements listed on Exhibit C hereto) to which such Stockholder is a party, each such Stockholder irrevocably (i) waives any obligations or restrictions or other limitations on the rights of all other Stockholders party hereto, to the extent necessary for such other Stockholders to fulfill their obligations pursuant to this Agreement (it being acknowledged and agreed that this Agreement shall constitute any consent, approval or waiver required for such purpose) and (ii) other than as specifically contemplated by the Merger Agreement, waives any rights to require the Company or Parent to file a registration statement under the Securities Act of 1933 for the public offering of such Stockholders Securities or otherwise require the Company or Parent to cause any such registration statement to cover the public offering of any of such Stockholder's Securities.

     3. No Voting Trusts. After the date hereof, the Stockholders severally agree that they will not, nor will they permit any entity under their control to, deposit any of their Securities or New Securities in a voting trust or subject any of their Securities or New Securities or Company Securities into which they can be converted to any arrangement with respect to the voting of such Securities or New Securities or Company Securities into which they can be converted other than agreements entered into with Parent or Newco.

     4. No Proxy Solicitations. Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any entity under their control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger; provided, without limiting the provisions of Section 11(g), that the foregoing shall not restrict any director of the Company from taking any action such director believes in good faith, after consultation with outside counsel, is necessary to satisfy such director's fiduciary duty to stockholders of the Company.

     5. Transfer and Encumbrance. On or after the date hereof, each of the Stockholders severally agrees not to voluntarily transfer, sell, offer, pledge or otherwise dispose of or encumber ("Transfer") any of his or her Securities or New Securities prior to the earlier of (a) the immediately following adoption of the Merger Agreement by the Company Requisite Vote or (b) the date this Agreement shall be terminated in accordance with its terms.

     6. Legend. As soon as practicable after the execution of this Agreement (but no later than the tenth business day thereafter), each Stockholder shall surrender to the Company the certificates representing the Securities (and, thereafter, shall surrender any New Securities within five business days after acquiring beneficial ownership of such New Securities), and shall cause the following legend to be placed on the certificates representing such Securities and New Securities prior to their prompt return to the Stockholder and shall request that such legend remain thereon until the earlier of (i) expiration or termination of the Agreement or (ii) the consummation of the Merger:

          "The shares of capital stock represented by this certificate are
     subject to a Selling Stockholders Agreement, dated as of August   , 1998,
     among the Stockholders named therein and [Parent], which, among other things, restricts the sale or transfer and voting of such shares of capital stock except in accordance therewith. Such restrictions expire and terminate, whether or not this legend remains on any certificate and without any notice, action or demand of any person, on the date such Agreement terminates."

In the event that Parent requests that a proxy be executed and delivered by a Stockholder to it pursuant to Section 2 hereof, such Stockholder shall promptly surrender to the Company the certificates representing the Securities or New Securities covered by such proxy prior to their prompt return to the Stockholder and cause the foregoing legend to be revised to add to the end of such legend the following words:

          ", and such shares are also subject to an irrevocable proxy, coupled with an interest under the Delaware General Corporation Law."
Each Stockholder shall provide Parent with reasonably satisfactory evidence of its compliance with this Section 6 on or prior to the date ten business days after the execution hereof with respect to Securities (or within five business days of the date of acquisition of beneficial ownership of any New Securities) or of the request relating to Stockholder's proxy, as the case may be.

     7. Exercise of Warrants; Additional Purchases. Each Stockholder that beneficially owns any Warrants severally agrees that upon the written notice of Parent delivered to such Stockholder at the address set forth below such Stockholder's name on Exhibit A hereto, such Stockholder will, at the option and direction of Parent set forth in such notice, complete and provide to the Company the appropriate notice of exercise with respect such Stockholder's Warrants and pay the applicable exercise price for such Warrants, it being understood and agreed that such Stockholder shall only exercise such number of Warrants as shall be required for such Stockholder to acquire the number of Shares specified in Parent's notice. Such Stockholder shall cause such exercise to become effective such that such Stockholder is the record holder of the Shares issuable upon exercise of such Warrants prior to the record date for the Stockholders Meeting. Each of the Stockholders severally agrees that in the event (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Securities of a Stockholder, (ii) such Stockholder purchases or otherwise acquires beneficial ownership of any Company Securities after the execution of this Agreement, (iii) such Stockholder voluntarily acquires the right to vote or share in the voting of any Company Securities other than such Stockholder's Securities, or (iv) such Stockholder converts any Convertible Preferred Shares or exercises any Warrants beneficially owned by such Stockholder into Shares, whether pursuant to this Section 7 or otherwise (Company Securities beneficially acquired pursuant to (i), (ii), (iii) or (iv) being collectively referred to as "New Securities"), such Stockholder agrees that such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted Securities. Without limiting the generality of the foregoing, nothing herein shall require any Stockholder that owns Convertible Preferred Shares to convert such Convertible Preferred Shares into Shares.

     8. Specific Performance. Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party if the party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be assignable without the written consent of all other parties hereto; provided however, that Parent may assign all of its rights pursuant to this Agreement to Newco or any other direct or indirect wholly owned subsidiary of Parent.

     10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by Parent on the one hand and the relevant Stockholder(s) whose rights and/or obligations are thereby amended, supplement or modified on the other. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     11.  Miscellaneous.

     (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware.

     (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

     (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (d) This Agreement shall terminate upon the earliest to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with its terms.

     (e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     (f) The parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

     (g) Each of the Stockholders are acting hereunder in their capacities as holders of Securities only, and make no agreement or understanding herein in any capacities as directors or officers of the Company. Nothing herein shall limit or affect any actions which the Stockholders and/or their Affiliates may take in their capacities as officers and/or directors of the Company.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          CABLEVISION SYSTEMS CORPORATION

                                          By: /s/ ANDREW B. ROSENGARD

                                            ------------------------------------
                                          Name:  Andrew B. Rosengard
                                          Title:  Executive Vice President

                                          THE STOCKHOLDERS:

                                          /s/ ROBERT G. DAVIDOFF

                                          --------------------------------------
                                          Name:  CMNY Capital II, L.P. by
                                          Robert G. Davidoff

                                          /s/ ROBERT G. DAVIDOFF

                                          --------------------------------------
                                          Name:  CMCO, Inc. by Robert G.
                                                 Davidoff, President and Robert
                                                 G. Davidoff, individually

                                          /s/ DENIS NEWMAN

                                          --------------------------------------
                                          Name:  MidMark Capital, L.P. by
                                                 MidMark Associates, Inc.,
                                                 General Partner by Denis
                                                 Newman, Managing Director

                                          /s/ PHILIP M. GETTER

                                          --------------------------------------
                                          Name:  Prime Charter Ltd. by
                                               Philip M. Getter, Managing
                                                 Director

                                          /s/ A. DALE MAYO

                                          --------------------------------------
                                          Name:  A. Dale Mayo

                                          /s/ BRETT E. MARKS

                                          --------------------------------------
                                          Name:  Brett E. Marks

                                          /s/ JOHN NELSON

                                          --------------------------------------
                                          Name:  John Nelson individually and as
                                                 President of F&N Cinema, Inc.,
                                                 Roxbury Cinemas, Inc. and Olde
                                                 EC, Inc. f/k/a Emerson Cinemas,
                                                 Inc.

                                          /s/ MICHAEL C. RUSH

                                          --------------------------------------
                                          Name:  Michael C. Rush

                                          /s/ PAMELA FERMAN

                                          --------------------------------------
                                          Name:  Pamela Ferman

                                          /s/ SETH FERMAN

                                          --------------------------------------
                                          Name:  Seth Ferman

                                          /s/ CRAIG ZELTNER

                                          --------------------------------------
                                          Name:  Craig Zeltner

                                          /s/ CLARIDGE CINEMAS, INC.

                                          --------------------------------------
                                          Name:  Claridge Cinemas, Inc.
                                               by Craig Zeltner, President

                                          /s/ PAUL KAY

                                          --------------------------------------
                                          Name:  Paul Kay

                                          /s/ CINDY KAY

                                          --------------------------------------
                                          Name:  Cindy Kay

                                          /s/ ALLAN WEINER

                                          --------------------------------------
                                          Name:  Marshall Capital Management,
                                                 Inc.
                                               by Allan Weiner

                                          /s/ A. DALE MAYO

                                          --------------------------------------
                                          Name:  A. Dale Mayo, as Voting
                                                 Trustee, under the Voting Trust
                                                 Agreement by and between

                                                 John Nelson and A. Dale Mayo as
                                                 Voting Trustee, dated September
                                                 1, 1997; the Voting Trust
                                                 Agreement by and between Seth
                                                 Ferman and A. Dale Mayo as
                                                 Voting Trustee, dated September
                                                 1, 1997; the Voting Trust
                                                 Agreement by and between Pamela
                                                 Ferman and A. Dale Mayo as
                                                 Voting Trustee, dated September
                                                 1, 1997; and the Voting Trust
                                                 Agreement by and between Craig
                                                 Zeltner and A. Dale Mayo as
                                                 Voting Trustee, dated September
                                                 2, 1997.

                                          /s/ A. DALE MAYO

                                          --------------------------------------
                                          Name: A. Dale Mayo, as Voting Trustee,
                                                under the Voting Trust Agreement
                                                by and between Brett E. Marks
                                                and A. Dale Mayo as Voting
                                                Trustee, dated December 21,
                                                1994; the Voting Trust Agreement
                                                by and between Michael C. Rush
                                                and A. Dale Mayo as Voting
                                                Trustee, dated June 20, 1995;
                                                the Voting Trust Agreement by
                                                and between Emerson Cinema, Inc.
                                                and A. Dale Mayo as Voting
                                                Trustee, dated May 29, 1996; the
                                                Voting Trust Agreement by and
                                                among Paul Kay, Cindy Kay and A.
                                                Dale Mayo as Voting Trustee,
                                                dated July 31, 1996; the Voting
                                                Trust Agreement dated as of
                                                November 21, 1997 by and among
                                                F&N Cinema, Inc., Roxbury
                                                Cinema, Inc. and A. Dale Mayo,
                                                as Trustee; the Voting Trust
                                                Agreement dated as of February
                                                13, 1998 by and between Claridge
                                                Cinemas, Inc. and A. Dale Mayo,
                                                as Trustee; and the Voting Trust
                                                Agreement dated as of April 30,
                                                1998 by and among John Nelson,
                                                Seth Ferman, Pamela Ferman,
                                                Martin Drescher and A. Dale
                                                Mayo, as Trustee, with respect
                                                to only those Shares that are
                                                subject to such agreements the
                                                other beneficial owners of which
                                                have also executed this
                                                Agreement.

              [Credit Suisse First Boston Corporation Letterhead]

August 12, 1998

The Board of Directors
Clearview Cinema Group, Inc.
97 Main Street
Chatham, New Jersey 07940

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Clearview Cinema Group, Inc. ("CCG") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 12, 1998 (the "Merger Agreement"), among Cablevision Systems Corp. ("CSC"), CCG Holdings Inc., a wholly owned subsidiary of CSC ("Merger Sub"), and CCG. The Merger Agreement provides for, among other things, the merger of CCG and Merger Sub (the "Merger") pursuant to which, subject to certain allocation and proration procedures set forth in the Merger Agreement (as to which we express no opinion), (A) each outstanding share of the Common Stock, par value $0.01 per share, of CCG (the "CCG Common Stock") will be converted into the right to receive, at the election of the holder thereof, either (i) $24.25 in cash (the "Cash Consideration") or (ii) that number of shares (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration") of the Class A Common Stock, par value $0.01 per share, of CSC (the "CSC Common Stock") equal to the amount derived by dividing $24.25 by the average of the daily per share high and low sales prices of CSC Common Stock on the American Stock Exchange, Inc. on each of the 10 trading days ending on and including the third trading day prior to the closing date of the Merger (the "Average CSC Share Price"); provided that if the Average CSC Share Price is less than $72, each outstanding share of CCG Common Stock will be converted only into the Cash Consideration (the "Floor Event"); (B) each outstanding share of the Class A Convertible Preferred Stock, par value $0.01 per share, of CCG and the Class C Convertible Preferred Stock, par value $0.01 per share, of CCG (the "CCG Class C Convertible Preferred Stock") will be converted into the right to receive, at the election of the holder thereof, either cash or, absent the Floor Event, CSC Common Stock, as more fully set forth in the Merger Agreement; and (C) each outstanding share of the Class B Nonvoting Cumulative Redeemable Preferred Stock, par value $0.01 per share, of CCG will be converted into the right to receive cash, as more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to CCG and CSC. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by CCG, and have met with the managements of CCG and CSC to discuss the businesses and prospects of CCG and CSC. We have also considered certain financial and stock market data of CCG and CSC, and we have compared those data with similar data for other publicly held companies in businesses similar to CCG and CSC and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With

              [Credit Suisse First Boston Corporation Letterhead]

The Board of Directors
Clearview Cinema Group, Inc.
August 12, 1998
Page 2

respect to the financial forecasts, you have informed us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CCG as to the future financial performance of CCG.

In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CCG or CSC, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the CSC Common Stock actually will be when issued pursuant to the Merger or the prices at which such CSC Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or part of CCG.

We have acted as financial advisor to CCG in connection with the Merger and will receive a fee for our services, which fee is contingent upon the consummation of the Merger. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both CCG and CSC for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, an affiliate of Credit Suisse First Boston beneficially owns shares of CCG Class C Convertible Preferred Stock.

It is understood that this letter is for the information of the Board of Directors of CCG in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger or the form of consideration to be elected by such stockholder in the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by holders of CCG Common Stock is fair to such holders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By: /s/ Robert S. Wiesenthal

    ----------------------------------------------------------
    Robert S. Wiesenthal
    Director

                                    ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger of consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event of all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, will apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, will notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The first paragraph of Article Ninth of Cablevision's Amended and Restated Certificate of Incorporation provides:

          The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article VIII of the By-Laws of Cablevision provides:

          A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

          B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Cablevision has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by
Section 145 of the Delaware General Corporation Law. Cablevision has also entered into an agreement with Charles F. Dolan ("Mr. Dolan"), the Chairman of Cablevision, pursuant to which Mr. Dolan has agreed to guarantee Cablevision's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by Cablevision. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. Cablevision maintains directors' and officers' liability insurance.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides for such limitation of liability.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

  2.1 Agreement and Plan of Merger, dated as of August 12, 1998, among Cablevision Systems Corporation ("Cablevision" or the
       "Registrant"), CCG Holdings, Inc. and Clearview Cinema
       Group, Inc. ("Clearview") (included as Annex A to the Proxy
       Statement/Prospectus which is part of this Registration
       Statement).
  3.1  Amended and Restated Certificate of Incorporation of the
       Registrant (incorporated herein by reference to Exhibit 3.1 to Cablevision's Registration Statement on Form S-4, dated
       January 20, 1998, File No. 333-44547 (the "S-4").
  3.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the S-4).
  4.2  Certificate of Designations for the Cablevision Series L
       Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 3.1G of Cablevision's Annual Report on Form 10-K for the year ended December 31, 1995).
  4.3  Certificate of Designations for the Cablevision Series M
       Redeemable Exchangeable Preferred Stock (incorporated by reference to Exhibit 4.1(f) to Cablevision's Registration
       Statement on Form S-4, Registration No. 333-00527).

  4.4 Indenture dated as of December 1, 1997 relating to Cablevision's $500,000,000 7 1/8% Senior Notes due 2007
       (incorporated herein by reference to Exhibit 4.4 to the S-4).
  4.5 Indenture dated as of February 15, 1993 relating to Cablevision's $200,000,000 9 7/8% Senior Subordinated
       Debentures due February 15, 2013 (incorporated herein by reference to Exhibit 4.3 to Cablevision Annual Report on
       Form 10-K for the fiscal year ended December 31, 1992 (the
       "1992 10-K")).
  4.6 Indenture dated as of April 1, 1993 relating to Cablevision's $150,000,000 9 7/8% Senior Subordinated
       Debentures due 2023 (incorporated by reference to Cablevision Registration Statement on Form S-4, Registration
       No. 33-61814).
  4.7  Supplemental Indenture dated as of November 1, 1995 between
       Cablevision and The Bank of New York, Trustee to the
       Indenture dated November 1, 1995 (incorporated by reference to Exhibit 99.6 to Cablevision's Current Report on Form 8-K
       (File No. 1-9046), filed November 1, 1995).
  4.8  Indenture dated August 15, 1997 relating to Cablevision's
       $400,000,000 8 1/8% Senior Debentures due 2009 (incorporated herein by reference to Cablevision's Registration Statement on Form S-4, Registration No. 333-38013).
  4.9 Indenture dated as of November 1, 1995 relating to Cablevision's $150,000,000 9 7/8% Senior Subordinated Notes due 2006, $300,000,000 9 1/4% Senior Subordinated Notes due
       2005 and $250,000,000 10 1/2% Senior Subordinated Debentures due 2016 (incorporated by reference to Exhibit 99.6 to Cablevision's Current Report on Form 8-K filed November 1,
       1995).
 4.10  Certificate of Designations for the Cablevision Series E
       Redeemable Exchangeable Convertible Preferred Stock
       (incorporated herein by reference to Cablevision's Annual
       Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).
 4.11  Certificate of Designations for the Cablevision Series F
       Redeemable Preferred Stock (incorporated herein by reference to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).
 4.12  Certificate of Designations for the Cablevision Series G
       Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 3.1D to Cablevision's Registration
       Statement on Form S-4, Registration No. 33-62717).
 4.13  Certificate of Designations for the Cablevision Series H
       Redeemable Exchangeable Preferred Stock (incorporated by reference to Exhibit 4.1E to Cablevision's Registration
       Statement on Form S-4, Registration No. 33-63691).
 4.14  Certificate of Designations for the Cablevision Series I
       Cumulative Convertible Exchangeable Preferred Stock
       (incorporated by reference to Exhibit 99.3 to Cablevision's
       Current Report on Form 8-K (File No. 1-9046) dated November
       7, 1995).
  5.1  Opinion of Robert S. Lemle, Executive Vice President,
       General Counsel and Secretary of Cablevision regarding the validity of the shares of Cablevision Class A Common Stock being registered.
  8.1 Opinion of Sullivan & Cromwell regarding certain federal income tax matters.
  8.2 Opinion of Kirkpatrick & Lockhart LLP regarding certain federal income tax matters.
 23.1  Consents of PricewaterhouseCoopers LLP.
 23.2  Consent of Wiss & Company, LLP.
 23.3  Consent of KPMG Peat Marwick LLP.
 23.4 Consent of Robert S. Lemle (included in the opinion filed as Exhibit 5.1 hereto).
 23.5 Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 hereto).
 23.6 Consent of Kirkpatrick & Lockhart LLP (included in the opinion filed as Exhibit 8.2 hereto).
 24.1 Power of Attorney (included in the signature page attached hereto).
 99.1  Consent of Credit Suisse First Boston Corporation.

 99.2 Stockholders Agreement, dated as of August 12, 1998, between certain stockholders of Clearview and Cablevision (included as Annex B to the Proxy Statement/Prospectus which is part of this Registration Statement).
 99.3  Proxy Card.
 99.4  Form of Election and Letter of Transmittal.

(B) FINANCIAL STATEMENT SCHEDULES

     All other schedules for which provisions is made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woodbury and the State of New York, on the 27th day of October, 1998.

                                          CABLEVISION SYSTEMS CORPORATION

                                          By: /s/ WILLIAM J. BELL

                                            ------------------------------------
                                            Name: William J. Bell
                                            Title:   Vice Chairman and Director
                                                 (Principal Financial Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell, Robert S. Lemle and Andrew B. Rosengard, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 27, 1998.

                  SIGNATURE                                         TITLE
                  ---------                                         -----

             /s/ JAMES L. DOLAN                 President, Chief Executive Officer and
---------------------------------------------   Director (Principal Executive Officer)
               James L. Dolan

             /s/ WILLIAM J. BELL                Vice Chairman and Director (Principal
---------------------------------------------   Financial Officer)
               William J. Bell

           /s/ ANDREW B. ROSENGARD              Executive Vice President, Financial Planning
---------------------------------------------   and Controller (Principal Accounting Officer)
             Andrew B. Rosengard

            /s/ CHARLES F. DOLAN                Chairman of the Board of Directors
---------------------------------------------
              Charles F. Dolan

           /s/ MARC A. LUSTGARTEN               Vice Chairman and Director
---------------------------------------------
             Marc A. Lustgarten

                                                Chief Operating Officer and Director
---------------------------------------------
Robert P. May

             /s/ ROBERT S. LEMLE                Executive Vice President, General Counsel,
---------------------------------------------   Secretary and Director
               Robert S. Lemle


                  SIGNATURE                                         TITLE
                  ---------                                         -----
                                                Senior Vice President and Director
---------------------------------------------
Sheila A. Mahony

             /s/ THOMAS C. DOLAN                Senior Vice President, Chief Information
---------------------------------------------   Officer and Director
               Thomas C. Dolan

                                                Director
---------------------------------------------
John Tatta

                                                Director
---------------------------------------------
Patrick F. Dolan

            /s/ CHARLES D. FERRIS               Director
---------------------------------------------
              Charles D. Ferris

           /s/ RICHARD H. HOCHMAN               Director
---------------------------------------------
             Richard H. Hochman

                                                Director
---------------------------------------------
Victor Oristano

              /s/ VINCENT TESE                  Director
---------------------------------------------
                Vincent Tese

             /s/ JOHN C. MALONE                 Director
---------------------------------------------
               John C. Malone

           /s/ LEO J. HINDERY, JR.              Director
---------------------------------------------
             Leo J. Hindery, Jr.

                               INDEX TO EXHIBITS

     Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.

EXHIBITS                            DESCRIPTION
--------                            -----------
   2.1      Agreement and Plan of Merger, dated as of August 12, 1998, among Cablevision Systems Corporation ("Cablevision" or the
            "Registrant"), CCG Holdings, Inc. and Clearview Cinema
            Group, Inc. ("Clearview") (included as Annex A to the Proxy
            Statement/Prospectus which is part of this Registration
            Statement).
   3.1      Amended and Restated Certificate of Incorporation of the
            Registrant (incorporated herein by reference to Exhibit 3.1 to Cablevision's Registration Statement on Form S-4, dated
            January 20, 1998, File No. 333-44547 (the "S-4").
   3.2      Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the S-4).
   4.2      Certificate of Designations for the Cablevision Series L
            Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 3.lG of Cablevision's Annual Report on Form 10-K for the year ended December 31, 1995).
   4.3      Certificate of Designations for the Cablevision Series M
            Redeemable Exchangeable Preferred Stock (incorporated by
            reference to Exhibit 4.1(f) to Cablevision's Registration
            Statement on Form S-4, Registration No. 333-00527).
   4.4      Indenture dated as of December 1, 1997 relating to
            Cablevision's $500,000,000 7 1/8% Senior Notes due 2007
            (incorporated herein by reference to Exhibit 4.4 to the
            S-4).
   4.5      Indenture dated as of February 15, 1993 relating to
            Cablevision's $200,000,000 9 7/8% Senior Subordinated
            Debentures due February 15, 2013 (incorporated herein by
            reference to Exhibit 4.3 to Cablevision Annual Report on
            Form 10-K for the fiscal year ended December 31, 1992 (the
            "1992 10-K")).
   4.6      Indenture dated as of April 1, 1993 relating to
            Cablevision's $150,000,000 9 7/8% Senior Subordinated
            Debentures due 2023 (incorporated by reference to
            Cablevision Registration Statement on Form S-4, Registration
            No. 33-61814).
   4.7      Supplemental Indenture dated as of November 1, 1995 between
            Cablevision and The Bank of New York, Trustee to the
            Indenture dated November 1, 1995 (incorporated by reference to Exhibit 99.6 to Cablevision's Current Report on Form 8-K
            (File No. 1-9046), filed November 1, 1995).
   4.8      Indenture dated August 15, 1997 relating to Cablevision's
            $400,000,000 8 1/8% Senior Debentures due 2009 (incorporated herein by reference to Cablevision's Registration Statement on Form S-4, Registration No. 333-38013).
   4.9      Indenture dated as of November 1, 1995 relating to
            Cablevision's $150,000,000 9 7/8% Senior Subordinated Notes
            due 2006, $300,000,000 9 1/4% Senior Subordinated Notes due
            2005 and $250,000,000 10 1/2% Senior Subordinated Debentures
            due 2016 (incorporated by reference to Exhibit 99.6 to
            Cablevision's Current Report on Form 8-K filed November 1,
            1995).
  4.10      Certificate of Designations for the Cablevision Series E
            Redeemable Exchangeable Convertible Preferred Stock
            (incorporated herein by reference to Cablevision's Annual
            Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).
  4.11      Certificate of Designations for the Cablevision Series F
            Redeemable Preferred Stock (incorporated herein by reference to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).
  4.12      Certificate of Designations for the Cablevision Series G
            Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 3.1D to Cablevision's Registration
            Statement on Form S-4, Registration No. 33-62717).

EXHIBITS                            DESCRIPTION
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
  4.13      Certificate of Designations for the Cablevision Series H
            Redeemable Exchangeable Preferred Stock (incorporated by
            reference to Exhibit 4.lE to Cablevision's Registration
            Statement on Form S-4, Registration No. 33-63691).
  4.14      Certificate of Designations for the Cablevision Series I
            Cumulative Convertible Exchangeable Preferred Stock
            (incorporated by reference to Exhibit 99.3 to Cablevision's
            Current Report on Form 8-K (File No. 1-9046) dated November
            7, 1995).
   5.1      Opinion of Robert S. Lemle, Executive Vice President,
            General Counsel and Secretary of Cablevision regarding the validity of the shares of Cablevision Class A Common Stock being registered.
   8.1      Opinion of Sullivan & Cromwell regarding certain federal
            income tax matters.
   8.2      Opinion of Kirkpatrick & Lockhart LLP regarding certain
            federal income tax matters.
  23.1      Consents of PricewaterhouseCoopers LLP.
  23.2      Consent of Wiss & Company, LLP.
  23.3      Consent of KPMG Peat Marwick LLP.
  23.4      Consent of Robert S. Lemle (included in the opinion filed as
            Exhibit 5.1 hereto).
  23.5      Consent of Sullivan & Cromwell (included in the opinion
            filed as Exhibit 8.1 hereto).
  23.6      Consent of Kirkpatrick & Lockhart LLP (included in the
            opinion filed as Exhibit 8.2 hereto).
  24.1      Power of Attorney (included in the signature page attached hereto).
  99.1      Consent of Credit Suisse First Boston Corporation.
  99.2      Stockholders Agreement, dated as of August 12, 1998, between certain stockholders of Clearview and Cablevision (included as Annex B to the Proxy Statement/Prospectus part of this
            Registration Statement).
  99.3      Proxy Card.
  99.4      Form of Election and Letter of Transmittal.